Exhibit 96.1

MINERA PLATA REAL, S. DE R.L. DE CV

JOINT VENTURE OF SUNSHINE SILVER MINING & REFINING CORP (70%) AND

DOWA METALS & MINING CO., LTD. (30%)

VALLE ESCONDIDO NO. 5500

COMPLEJO INDUSTRIAL EL SAUCITO

PUNTO ALTO E-2, SUITE 201 CP, 31125

CHIHUAHUA, MEXICO

NI 43-101 Technical Report

Feasibility Study of the

Cerro Los Gatos Silver-Zinc-Lead Deposit

Los Gatos Project — Chihuahua, Mexico

Document: 114-910117-REP-R0008-00

Effective Date:            January 2017

Issue Date:            January 6, 2017

Prepared by:	Jackie Blumberg, P.E.
Geoffrey Elson, P.G.
Mark Hatton, P.E
Joseph Keane, P.E.
Alva Kuestermeyer, SME-QP
Amanda Landriault, P.Geo
Luis Quirindongo, SME-QP
Guillermo Dante Ramírez-Rodríguez, PhD, MMSAQP
Allan Schappert, C.P.G.
Keith Thompson, C.P.G.

350 Indiana Street, Suite 500 | Golden, CO 80401

Phone: 303-217-5700 | Fax: 303-217-5705

NI 43-101 Technical Report Cerro Los Gatos Deposit Feasibility Study

TABLE OF CONTENTS

1.	SUMMARY			1

	1.1	Introduction		1
		1.1.1	Property Description, Location and Infrastructure	1

	1.2	History		2

	1.3	Geology and Mineralization		3

	1.4	Drilling		4

	1.5	Mineral Resource Estimates		4

	1.6	Mineable Reserve Estimate		6

	1.7	Metallurgical Testing		7

	1.8	Mining Methods		7

	1.9	Recovery Methods		8

	1.10	Infrastructure		9

	1.11	Marketing Studies and Contracts		10

	1.12	Environmental Studies, Permitting, and Social or Community Impact		11

	1.13	Capital and Operating Costs		12
		1.13.1	LOM Capital Costs	12
		1.13.2	LOM Operating Costs	13

	1.14	Economic Analysis		13

	1.15	Conclusions and Recommendations		15
		1.15.1	Geology and Resources	15
		1.15.2	Mineral Reserves	16
		1.15.3	Mine Planning	16
		1.15.4	Mineral Processing and Metallurgy	17
		1.15.5	Economics	18

2.	INTRODUCTION			19

	2.1	Terms of Reference		19
	2.2	Scope of Work		19
	2.3	Sources of Information and Data		19
	2.4	Units of Measure		19
	2.5	Detailed Personal Inspections		19

3.	RELIANCE ON OTHER EXPERTS			21

4.	PROPERTY DESCRIPTION AND LOCATION			22

	4.1	Location		24
		4.1.1	Mining Concession	24
		4.1.2	Los Gatos and Paula Adorada Concessions	25
		4.1.3	Internal Concessions not held by MPR	25

	4.2	Surface Rights		28

	4.3	Environmental Permitting		30

	4.4	Environmental Liabilities		30

i

5.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY			31

	5.1	Accessibility		31

	5.2	Climate, Vegetation, Soils and Land Use		31

	5.3	Personnel		32

	5.4	Infrastructure		32

	5.5	Population Centers		32

6.	HISTORY			33

	6.1	Historic Resource Estimates		34

7.	GEOLOGICAL SETTING AND MINERALIZATION			35

	7.1	Regional Geological Setting		35

	7.2	Property Geological Setting		38

	7.3	Mineralized Zones		39

8.	DEPOSIT TYPES			43

9.	EXPLORATION			46

	9.1	Historic Exploration		46

	9.2	Recent Exploration		46

	9.3	Decline and Bulk Sample		48

10.	DRILLING			51

11.	SAMPLE PREPARATION, ANALYSES AND SECURITY			54

	11.1	Sample Preparation		54

	11.2	Security		55

	11.3	Analyses		55

	11.4	Quality Assurance and Quality Control for Sample Analysis		57
		11.4.1	Quality Control Sample Performance	57

12.	DATA VERIFICATION			58

	12.1	Check Sampling		58

	12.2	Database Verification		60

	12.3	Metallurgical Sampling		60

13.	MINERAL PROCESSING AND METALLURGICAL TESTING			62

	13.1	Samples		62

	13.2	Mineralogy		63

	13.3	Comminution		65

	13.4	Flotation Testing		65
		13.4.1	Effect of Primary Grind Size on Flotation	66
		13.4.2	Effect of Depressant Addition on Lead and Silver Flotation	70
		13.4.3	Effect of Longer Flotation and Higher Collector Addition on Pb/Ag Flotation	73
		13.4.4	Effect of CuSO4 Dosage on Zinc Flotation and Pyrite Flotation	74
		13.4.5	Effect of Na2SiO3 on Zinc Flotation	75
		13.4.6	Effect of pH on Zinc Flotation	76
		13.4.7	Zinc Oxide Mineral Flotation	77
		13.4.8	Locked Cycle Flotation Testing	78
		13.4.9	Product Characterization	81

	13.5	Variability Composite Flotation		82
		13.5.1	Silver Flotation	84
		13.5.2	Lead Flotation	84
		13.5.3	Zinc Flotation	84

	13.6	Cyanide Destruction		84

14.	MINERAL RESOURCE ESTIMATES			86

	14.1	Input Data		88

	14.2	Grade Capping		89

	14.3	Compositing		91

	14.4	Geologic Modeling		91

	14.5	Vein Modeling		93
		14.5.1	Spatial Transformation and Realignment	100
		14.5.2	Specific Gravity Determination	102

	14.6	Estimation Methods and Parameters		104
		14.6.1	Variography and Search	104
		14.6.2	Mineral Resource Classification	111
		14.6.3	Dilution	113
		14.6.4	Cutoff Grade and Reasonable Prospects for Economic Extraction	113

	14.7	Statement of Mineral Resources		114

	14.8	Model Verification		115

	14.9	Relevant Factors		126

15.	MINERAL RESERVE ESTIMATES			127

	15.1	Background		127

	15.2	Block Model		127

	15.3	Net Smelter Return		128

	15.4	Ore Body Description		130

	15.5	Mining Method Selection		133

	15.6	Dilution and Recovery Estimates		136
		15.6.1	Dilution	136
		15.6.2	Mining Recovery	138
		15.6.3	Drift-and-Fill Recovery	139

	15.7	Mineral Reserves		140

16.	MINING METHODS			141

	16.1	Geotechnical		141
		16.1.1	Geomechanical Investigation	141
		16.1.2	Analysis and Design	145
		16.1.3	Stope Design Criteria	147
		16.1.4	Stope Support Requirements	148
		16.1.5	Development	149

	16.2	Mine Access Design		152
		16.2.1	Mine Access	152
		16.2.2	Access Ramps	152
		16.2.3	Mining Sublevels	153
		16.2.4	Ventilation Raises	156
		16.2.5	Secondary Egress	157

	16.3	Mining Methods and Sequence		159
		16.3.1	Drift-and-Fill Mining	159
		16.3.2	Transverse Longhole Stoping	161
		16.3.3	Longitudinal Longhole Stoping	166
		16.3.4	Backfilling	167
		16.3.5	Transverse Longhole Stopes	167
		16.3.6	Longitudinal Stopes	168
		16.3.7	Drift-and-Fill Stopes	168
		16.3.8	Production Rate	169
		16.3.9	Stope Design Parameters	170

	16.4	Development and Production Schedules		171
		16.4.1	Development Productivity Rates	172
		16.4.2	Development Schedule	172
		16.4.3	Production Planning Criteria	174
		16.4.4	Production Schedule	174

	16.5	Mine Equipment Requirements		176
		16,5.1	Equipment Criteria	176
		16.5.2	Underground Mobile Equipment	176
		16.5.3	Surface Mobile Equipment	179
		16.5.4	Fixed Equipment	181

	16.6	Ventilation		184
		16.6.1	Ventilation Method and Design Criteria	185
		16.6.2	Airflow Requirements	186
		16.6.3	Mine Air Cooling	189

	16.7	Backfill		192
		16.7.1	Distribution	193

17.	RECOVERY METHODS			194

	17.1	Primary Crushing		196

	17.2	Crushed Ore Conveying, Transport and Storage		196

	17.3	Grinding		196

	17.4	Lead Flotation and Regrind		197

	17.5	Zinc Flotation and Regrind		198

	17.6	Lead Concentrate Dewatering		198

	17.7	Zinc Concentrate Dewatering		199

	17.8	Tailing Dewatering		199

	17.9	Cyanide Destruction (SO2/Air Process)		199

	17.10	Reagent		199

	17.11	Water System		200
		17.11.1	Fresh Water	200
		17.11.2	Process Water	200

18.	PROJECT INFRASTRUCTURE			201

	18.1	Existing Infrastructure and Services		201
		18.1.1	Location	201
		18.1.2	Site Access Roads	201
		18.1.3	Buildings	201
		18.1.4	Process Plant Site Investigation	203
		18.1.5	Communications	206
		18.1.6	Personnel	207

		18.1.7	Power Supply	208
		18.1.8	Power Distribution	209

	18.2	Site Development		211
		18.2.1	Mine Surface Facilities	211
		18.2.2	Bulk Earthwork	212
		18.2.3	MPR Accommodations during Construction	212

	18.3	Water Source		212
		18.3.1	Potable Water Supply	212
		18.3.2	Raw Water Distribution System	213
		18.3.3	Process Water Supply	213
		18.3.4	Sewage Waste Water Treatment	213

	18.4	Waste Disposal		214

	18.5	Underground Infrastructure		214
		18.5.1	Mine Dewatering	214
		18.5.2	Materials Handling	217
		18.5.3	Electrical Power and Distribution	217
		18.5.4	Compressed Air	218
		18.5.5	Service Water	218
		18.5.6	Service Bay	220
		18.5.7	Fuels and Lubricants	222
		18.5.8	Communications	222
		18.5.9	Refuge Stations	223
		18.5.10	Sanitary Facilities	224

19.	MARKET STUDIES AND CONTRACTS			225

20.	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT			228

	20.1	Introduction		228

	20.2	Regulations		228

	20.3	Baseline Studies		230

	20.4	Environmental Setting		230
		20.4.1	Climate and Precipitation	230
		20.4.2	Air Quality and Atmosphere	230
		20.4.3	Geology	231
		20.4.4	Soils	231
		20.4.5	Regional and Site Hydrology	231
		20.4.6	Flora	232
		20.4.7	Fauna	233
		20.4.8	Socioeconomic	233

	20.5	Identification, Description and Assessment of Environmental Impacts		233

	20.6	Preventive and Mitigation Measures for the Environmental Impacts		236

	20.7	Environmental Forecast		237
		20.7.1	Atmosphere	237
		20.7.2	Soil	237
		20.7.3	Water	237
		20.7.4	Geology and Geomorphology	237
		20.7.5	Flora	237
		20.7.6	Fauna	237
		20.7.7	Ecosystem	238
		20.7.8	Socioeconomic	238

v

	20.8	Closure Plan		238
		20.8.1	Tailings Storage Facility	240
		20.8.2	Temporary Rock Storage	241
		20.8.3	Underground Mine and Openings	241
		20.8.4	Process and Ancillary Facilities	241
		20.8.5	Borrow Areas and Exploration Camp	241
		20.8.6	Seepage, Stormwater, Sedimentation and Cooling Basins	242
		20.8.7	Road and Conveyor Corridors	242
		20.8.8	Utility and Pipeline Corridor	242
		20.8.9	Well Abandonment	242

21.	CAPITAL AND OPERATING COSTS			243

	21.1	Principal Assumptions		244

	21.2	Life of Mine		246
		21.2.1	Underground Mining	246
		21.2.2	Processing	247

	21.3	Capital Costs		248
		21.3.1	10 — Mine & Surface Infrastructure	249
		21.3.2	20 — Process Plant & Infrastructure	250
		21.3.3	30 — Tailings Storage Facility	252
		21.3.4	40 — Waste Rock Facility	253
		21.3.5	50 — Water Management	254
		21.3.6	60 — Environmental	254
		21.3.7	70 — Reclamation	255
		21.3.8	80 — Owner’s Costs	258

	21.4	Operating Costs		259
		21.4.1	10 — Mine & Surface Infrastructure	259
		21.4.2	20 — Process Plant & Infrastructure	260
		21.4.3	30 — Tailings Storage Facility	260
		21.4.4	40 — Waste Rock Facility	260
		21.4.5	50 — Water Management	261
		21.4.6	60 — Environmental	261
		21.4.7	70 — Reclamation	261
		21.4.8	80 — G&A	261

	21.5	Taxes and Royalties		263
		21.5.1	Royalties	263
		21.5.2	Taxes	264

22.	ECONOMIC ANALYSIS			265

	22.1	Net Smelting Return		265

	22.2	Economic Results		265

	22.3	Sensitivity		267

23.	ADJACENT PROPERTIES			272

24.	OTHER RELEVANT DATA AND INFORMATION			273

	24.1	Hydrogeology and Mine Dewatering		273
		24.1.1	Regional and Site Hydrogeology	273
		24.1.2	Groundwater Modeling	275
		24.1.3	Mine Dewatering	280
		24.1.4	Dewatering Costs	282

	24.2	Geochemistry		282
		24.2.1	Waste Rock Characterization	282
		24.2.2	Tailings Characterization	282

	24.3	Surface Water Hydrology		283
		24.3.1	Methodology	284

	24.4	Site-Wide Water Balance		298
		24.4.1	Introduction and Discussion	298
		24.4.2	Model Components	299
		24.4.3	Results	302

	24.5	Tailings Management		305
		24.5.1	Topography	308
		24.5.2	Site Seismicity	308
		24.5.3	Surface Water Hydrology	310
		24.5.4	Site Investigation & Site Conditions	310
		24.5.5	Borrow Material	311
		24.5.6	Tailings Dam Design	311
		24.5.7	Staged Construction	312
		24.5.8	Liner Design	312
		24.5.9	Tailings Delivery System	312
		24.5.10	TSF Water Collection System	313
		24.5.11	Underdrain System	313
		24.5.12	Overliner Drain System	313
		24.5.13	Chimney Drain and Blanket Drain System	313
		24.5.14	Monitoring	314

25.	INTERPRETATION AND CONCLUSIONS			315

	25.1	Geology and Resources		315
		25.1.1	Data Verification	315

	25.2	Mineral Reserve and Mine Plan		316
		25.2.1	Mineral Reserve	316
		25.2.2	Geomechanical Conclusion	316
		25.2.3	Mine Plan	316

	25.3	Mineral Processing and Metallurgy		316

	25.4	Infrastructure		317

	25.5	Environmental and Social Impacts		317

	25.6	Mine Reclamation		318

	25.7	Economic Analysis		318

	25.8	Groundwater Hydrology/Dewatering		319

	25.9	Surface Hydrology		319

	25.10	Tailings Management		319

26.	RECOMMENDATIONS			320

	26.1	Engineering, Procurement and Construction Management		320

	26.2	Geology and Resources		320
		26.2.1	Standards	321
		26.2.2	Blanks	322
		26.2.3	Duplicates	323
		26.2.4	Umpire Sampling	323

	26.3	Mineral Reserve and Mine Planning		323
		26.3.1	Mineral Reserve Estimate	323
		26.3.2	Mining	324
		26.3.3	Mine Planning	325

	26.4	Metallurgy and Recovery Methods		325

	26.5	Market Studies and Contracts		325

	26.6	Environmental, Permitting and Reclamation		326

	26.7	Geochemistry		326

	26.8	Tailings Management		326

	26.9	Surface Water Hydrology		327

	26.10	Groundwater Hydrology/Dewatering		327

	26.11	Water Balance		328

	26.12	Reclamation and Closure		328

27.	REFERENCES			330

28.	DATE AND SIGNATURE PAGE			335

	28.1	Qualifications of Consultants		335

LIST OF TABLES

Table 1-1:	Drill Hole Count by Purpose	4
Table 1-2:	Mineral Resource Estimate	4
Table 1-3:	Mineral Reserve	7
Table 1-4:	Payable Metal Price Forecasts for Los Gatos	11
Table 1-5:	LOM Capital Costs	12
Table 1-6:	LOM Operating Costs	13
Table 1-7:	TEM Results	14
Table 4-1:	Los Gatos Project Titled Mining Concessions	24
Table 4-2:	Internal Concessions	25
Table 6-1:	Historic Resource Estimates Los Gatos Deposit	34
Table 6-2:	Historic Resource Estimates Esther Deposit	34
Table 6-3:	Historic Resource Estimates Amapola Deposit	34
Table 9-1:	Bulk Sample and Block Model Comparison	49
Table 10-1:	Drill Hole Count by Purpose	51
Table 12-1:	Collar Verification by Handheld GPS	60
Table 13-1:	Weights of Master Composite and Variability Composites	62
Table 13-2:	Head Assays of Flotation Composites	63
Table 13-3:	Comminution Test Results Summary	65
Table 13-4:	Summary Conditions of LCTs	78
Table 13-5:	Summary Results of Locked Cycle Test	79
Table 13-6:	ICPSCAN and WRA Analysis	81
Table 13-7:	Summary Conditions of CND Test	85
Table 13-8:	Summary Results of CND Test	85
Table 14-1:	Mineral Resource Estimate	86
Table 14-2:	Drill Hole and Sample Count	88
Table 14-3:	Grade Capping Statistics	89
Table 14-4:	Grade Capping Model Sensitivity	91
Table 14-5:	Vein Transformations	100
Table 14-6:	Specific Gravity Measurements and Regressions	102
Table 14-7:	Modeled Variograms for Ag	104
Table 14-8:	Modeled Variograms for Pb, Zn, Au, Cu	104
Table 14-9:	Block Model Setup Parameters	107
Table 14-10:	Pass Parameters	108
Table 14-11:	Mineral Resource Classification	111
Table 14-12:	Mineral Resource Estimate	114
Table 14-13:	Mineral Resource Estimate by Fault Block	114
Table 14-14:	Alternative Estimate Difference Percent, Measured and Indicated Blocks	121
Table 14-15:	Wireframe Grade-Shell and Block Model Comparison, All Block Classifications	125
Table 15-1:	Block Model Fields	127

Table 15-2:	Values in Tetra Tech Block Model	128
Table 15-3:	Values in Stantec Block Model	128
Table 15-4:	Stope Resources (No Dilution or Recovery Factors Applied)	135
Table 15-5:	Dilution by Mining Method	138
Table 15-6:	Recovery by Mining Method	139
Table 15-7:	Mineral Reserve	140
Table 16-1:	Rock Mass Rating	141
Table 16-2:	Point Load Test Compilation Results for All Mineralized Zones	142
Table 16-3:	Joint Set Mean Orientation	142
Table 16-4:	Comparison of UCS Lab Results to Point Load Testing Results	143
Table 16-5:	Adjusted Rock Mass Properties used for Numerical Modeling per Lab Results	144
Table 16-6:	In Situ Stress Tensors	144
Table 16-7:	Parameters used to Establish Hr and N	147
Table 16-8:	Ground Support Class Description for 5 m Wide × 5.5 m High Drift	150
Table 16-9:	Support System for Spans Greater than 5 m	150
Table 16-10:	Q Value for Los Gatos Selected Rock Unit	151
Table 16-11:	Stope Design Parameters	170
Table 16-12:	Pre-production Milestones	171
Table 16-13:	Lateral Development Rates	172
Table 16-14:	Vertical Advance Rates	172
Table 16-15:	LOM Development Schedule	173
Table 16-16:	Productivity Rates	174
Table 16-17:	LOM Production Schedule	175
Table 16-18:	Underground Mobile Equipment — Maximum Units on Site	177
Table 16-19:	Surface Mobile Equipment — Maximum Units on Site	179
Table 16-20:	Ventilation Design Criteria	185
Table 16-21:	Full Production Airflow Determinations	189
Table 16-22:	Cooling Design Criteria and Assumptions	190
Table 18-1:	Earthwork Cost Estimates by Site	206
Table 18-2:	Cut and Fill Costs by Site	206
Table 18-3:	Summary of Operations Personnel	207
Table 18-4:	Mine Power Requirements by Area	209
Table 18-5:	Mine Compressed Air Demand	218
Table 18-6:	Underground Process Water Requirements	219
Table 19-1:	Indicative Smelting and Refining Terms for Zinc Concentrate	225
Table 19-2:	Indicative Smelting and Refining Terms for Lead Concentrate	226
Table 19-3:	Payable Metal Price Forecasts for Los Gatos	227
Table 20-1:	Summary of Closure and Reclamation Costs	242
Table 21-1:	TEM Principal Assumptions	244
Table 21-2:	LOM Production from April 1, 2019	246
Table 21-3:	ROM Mill Feed from July 1, 2019	247

x

Table 21-4:	LOM Capital Costs	248
Table 21-5:	Mining Capital Costs	249
Table 21-6:	Process Capital Costs	250
Table 21-7:	Tailings Capital Costs	252
Table 21-8:	Water Management Capital Costs	254
Table 21-9:	Reclamation Capital Costs	255
Table 21-10:	Owner’s Capital Costs	258
Table 21-11:	LOM Operating Costs	259
Table 21-12:	Mining Operating Costs	259
Table 21-13:	Process Operating Costs	260
Table 21-14:	Tailings Operating Costs	260
Table 21-15:	Water Management	261
Table 21-16:	Environmental Operating Costs	261
Table 21-17:	G&A Operating Costs	261
Table 21-18:	G&A Expenses	262
Table 21-19:	G&A Labor	262
Table 21-20:	G&A Equipment	263
Table 22-1:	NSR	265
Table 22-2:	TEM Results	266
Table 24-1:	CONAGUA Design Storm Requirements for Impoundments	284
Table 24-2:	TR-55 Hydrologic Soil Groups	287
Table 24-3:	NOM-011-CNA-2000 Hydrologic Soil Type and K Values as a Function of Soil Use	287
Table 24-4:	Basin Areas	289
Table 24-5:	Lag Times	290
Table 24-6:	Design Storms	290
Table 24-7:	Minimum, Average and Maximum Total Monthly Rainfall for Los Gatos Site	291
Table 24-8:	Average Annual Runoff Volume	293
Table 24-9:	Source of Basis of Design	295
Table 24-10:	Estimated Stormwater Conveyance Structure Dimensions, Capacity Analysis	295
Table 24-11:	Channel Slopes and Velocities, Stability Analysis	296
Table 24-12:	Freeboard Criteria	296
Table 24-13:	Model Parameters and Source	298
Table 24-14:	TSF Embankment Raise Schedule	302
Table 24-15:	TSF Capacities of Water & Tailings	311
Table 26-1:	Work Recommendations and Budget	321

LIST OF FIGURES

Figure 1-1:	Vein Solids 3D View	5
Figure 1-2:	Estimated AgEq Block Grades within Grade-Shell 3D View	6
Figure 1-3:	Block Resource Classification 3D View	6
Figure 1-4:	Process Plant Overall Flowsheet	9
Figure 4-1:	Los Gatos General Location Map	23
Figure 4-2:	Internal Concessions Map, MPR	27
Figure 4-3:	Surface Rights and Exploration Permissions (MPR, 2012)	29
Figure 7-1:	Geologic Provinces Map Showing the SMO, Tectono-Stratigraphic Terranes (SGM, Campa and Coney, 1987; USGS, Hammarstrom et al, 2010)	35
Figure 7-2:	Regional Geologic Map (SGM, 1:250,000 Original Scale) Property Structural Setting	37
Figure 7-3:	Geological Map of the Cerro Los Gatos Deposit Area	39
Figure 7-4:	Cross-Section 29 AgEq	41
Figure 8-1:	Epithermal Textures in Drill Core	44
Figure 8-2:	Idealized Section of a Bonanza Epithermal Deposit (Buchanan L.J., 1981)	45
Figure 9-1:	Decline Entrance (Mine Portal)	48
Figure 9-2:	Decline and Bulk Sample Area Cross-Section Looking Northwest (+/- 200 m)	49
Figure 9-3:	3D Clipped View of Bulk Sample and Block Model AgEq Grades	50
Figure 10-1:	Drill Hole Collar Monument	52
Figure 10-2:	Drill Hole Location Map	53
Figure 11-1:	Sampled Drill Core	54
Figure 11-2:	Sample Analysis Flow Diagram	56
Figure 12-1:	Check Sample Scatter Plot	58
Figure 12-2:	Check Sample Scatter Plot	59
Figure 13-1:	Cumulative Grain Size Distribution (Graph from SGS)	64
Figure 13-2:	Effect of Grind Size on Lead Flotation in Rougher Tests	66
Figure 13-3:	Effect of Grind Size on Silver Flotation in Rougher Tests	67
Figure 13-4:	Primary Grind Size on Lead and Silver Flotation in Cleaner Tests	68
Figure 13-5:	Effect of Grind Size on Zinc Flotation in Rougher Tests	69
Figure 13-6:	Effect of Depressant on Lead Rougher Flotation	70
Figure 13-7:	Effect of Depressant on Silver Flotation	71
Figure 13-8:	Effect of ZnCN on Lead and Silver Flotation	72
Figure 13-9:	Lead Cleaner Tests — Grade and Recovery Curves	73
Figure 13-10:	Effect of CuSO4 Dosage on Zinc Rougher Flotation	74
Figure 13-11:	Effect of Sodium Silicate on Zinc Flotation	75
Figure 13-12:	Effect of pH on Zinc Rougher Flotation	76
Figure 13-13:	Effect of pH on Zinc Cleaner Flotation	77
Figure 13-14:	Silver Flotation Results of Variability Composites	82
Figure 13-15:	Lead Flotation Results of Variability Composites	83
Figure 13-16:	Zn Flotation Results of Variability Composites	83
Figure 14-1:	Vein Solids 3D View	86

Figure 14-2:	Estimated AgEq Block Grades within Grade-Shell 3D View	87
Figure 14-3:	Block Resource Classification 3D View	87
Figure 14-4:	Drill Hole Plan and Cross-Section Index	88
Figure 14-5:	Histogram for Capping Analysis Ag	89
Figure 14-6:	Histogram for Capping Analysis Pb	89
Figure 14-7:	Histogram for Capping Analysis Zn	90
Figure 14-8:	Histogram for Capping Analysis Au	90
Figure 14-9:	Histogram for Capping Analysis Cu	90
Figure 14-10:	Geologic Model Solids 3D View	92
Figure 14-11:	Geologic Model Cross-Section 27 Looking NW	93
Figure 14-12:	Vein Solids 3D View	94
Figure 14-13:	Grade-Shell Construction Boundary Vein 100 CN Block	95
Figure 14-14:	Resulting Grade-Shell Solids	95
Figure 14-15:	Long-Section Vein Intervals Assignments	96
Figure 14-16:	Long-Section Fault Block Assignments	96
Figure 14-17:	Long-Section AgEq Grade of Vein Intervals within Grade-Shell	96
Figure 14-18:	Long-Section Ag Grade of Vein Intervals within Grade-Shell	97
Figure 14-19:	Long-Section Pb Grade of Vein Intervals within Grade-Shell	97
Figure 14-20:	Long-Section Zn Grade of Vein Intervals within Grade-Shell	97
Figure 14-21:	Long-Section Au Grade of Vein Intervals within Grade-Shell	98
Figure 14-22:	Long-Section Cu Grade of Vein Intervals within Grade-Shell	98
Figure 14-23:	Long-Section Thickness of Vein Intervals within Grade-Shell	98
Figure 14-24:	Dilution Solids 3D View	99
Figure 14-25:	Estimation Space Realignment	101
Figure 14-26:	SG Regression within Vein Interpretation	102
Figure 14-27:	SG Regression Outside of Vein Interpretation and within Dilution Halo	103
Figure 14-28:	SG Box and Whisker Plot Geologic Domains Outside of Vein and Dilution Halo	103
Figure 14-29:	Experimental and Modeled Variography Ag	105
Figure 14-30:	Experimental and Modeled Variography Pb	105
Figure 14-31:	Experimental and Modeled Variography Zn	106
Figure 14-32:	Experimental and Modeled Variography Au	106
Figure 14-33:	Experimental and Modeled Variography Cu	107
Figure 14-34:	Estimated AgEq Block Grades within Grade-Shell 3D View	108
Figure 14-35:	Estimated AgEq Block Grades within Grade-Shell Plan View	109
Figure 14-36:	Estimated Ag Block Grades within Grade-Shell Plan View	109
Figure 14-37:	Estimated Pb Block Grades within Grade-Shell Plan View	109
Figure 14-38:	Estimated Zn Block Grades within Grade-Shell Plan View	110
Figure 14-39:	Estimated Au Block Grades within Grade-Shell Plan View	110
Figure 14-40:	Estimated Cu Block Grades within Grade-Shell Plan View	110
Figure 14-41:	Nearest Composite Sample 3D View	111
Figure 14-42:	Drill Hole Composite 3D Spacing 3D View	112

Figure 14-43:	Mineral Resource Classification 3D View	112
Figure 14-44:	Stacked Histogram of Nearest Composite Sample to Classified Blocks	113
Figure 14-45:	Grade Tonnage Curve Measured and Indicated Resources	115
Figure 14-46:	Grade Tonnage Curve Inferred Resources	115
Figure 14-47:	Cross-Section 29 AgEq	116
Figure 14-48:	Cross-Section 29 Ag	117
Figure 14-49:	Cross-Section 29 Pb	118
Figure 14-50:	Cross-Section 29 Zn	119
Figure 14-51:	Cross-Section 29 Classification	120
Figure 14-52:	Alternative Estimate Comparison Tonnage Curve	121
Figure 14-53:	Alternative Estimate Comparison AgEq Grade Curve	122
Figure 14-54:	Alternative Estimate Comparison Ag Grade Curve	122
Figure 14-55:	Alternative Estimate Comparison Pb Grade Curve	122
Figure 14-56:	Alternative Estimate Comparison Zn Grade Curve	123
Figure 14-57:	Swath Plot of Cross-Section Index and Drill Hole Plan	123
Figure 14-58:	Swath Plot of Cross-Section for AgEq Grade	124
Figure 14-59:	Swath Plot of Cross-Section for Ag Grade	124
Figure 14-60:	Swath Plot of Cross-Section for Pb Grade	125
Figure 14-61:	Swath Plot of Cross-Section for Zn Grade	125
Figure 15-1:	NSR Value / Tonnage Plot	129
Figure 15-2:	Orthogonal View showing Flattening Veins	130
Figure 15-3:	Plan View of Mineralized Veins	131
Figure 15-4:	Block Model Section	132
Figure 15-5:	Selected Mining Methods Mining Shapes	133
Figure 15-6:	NWZ Longhole Stopes from MSO	134
Figure 15-7:	Typical CZ Drift-and-Fill Stopes from MSO	134
Figure 15-8:	Typical CZ Drift-and-Fill Smoothed Mining Shapes	135
Figure 15-9:	NWZ Longhole Stope Dilution	136
Figure 15-10:	Drift-and-Fill Overbreak	137
Figure 15-11:	Drift-and-Fill Dilution	137
Figure 15-12:	Isometric View of Stope	138
Figure 15-13:	Recovery Profile (Drift-and-Fill)	139
Figure 16-1:	Most Favorable Azimuth for Underground Excavation	143
Figure 16-2:	Geometry Used in the 3D Model Looking towards the Hanging Wall	145
Figure 16-3:	Raise Wall Stability	151
Figure 16-4:	Raise Face Stability	152
Figure 16-5:	Plan View LOM Ramp Development	153
Figure 16-6:	Typical Level Development Northwest Zone	154
Figure 16-7:	Typical Level Development CZ and SEZs	155
Figure 16-8:	Typical Waste Development Drill Patterns	155
Figure 16-9:	Raisebore Process	156

Figure 16-10:	Robotic Shotcrete Machine	157
Figure 16-11:	Portable Mine Rescue System	158
Figure 16-12:	NWZ Drop Raise	158
Figure 16-13:	Typical Drift-and-Fill Stope Schematic	160
Figure 16-14:	Typical Ore Development Drill Patterns	160
Figure 16-15:	Typical Transverse Stope Schematic View	162
Figure 16-16:	Transverse Stope Dimensions and Drilling	162
Figure 16-17:	Typical Slot Raise	163
Figure 16-18:	Slot Ring Drilling	164
Figure 16-19:	Production Ring and Slash Drilling	164
Figure 16-20:	Slot Complete and Undercut Started	165
Figure 16-21:	Production Blasting Retreat	165
Figure 16-22:	Typical Paste Backfilling	166
Figure 16-23:	Longitudinal Stope Dimensions and Drilling	167
Figure 16-24:	CRF Jammer Attachment	168
Figure 16-25:	Design Span for Drift-and-Fill	170
Figure 16-26:	Long Section Looking Northeast	171
Figure 16-27:	Pre-production Ventilation Arrangement	186
Figure 16-28:	Early Production Ventilation Arrangement	187
Figure 16-29:	Full Production Ventilation Arrangement	188
Figure 16-30:	Heat Model Equipment Locations	191
Figure 16-31:	Heat Simulation Results	192
Figure 17-1:	Process Plant Overall Flowsheet	195
Figure 18-1:	Los Gatos Process Plant Site Investigation	205
Figure 18-2:	Borehole Sump	215
Figure 18-3:	Level Dewatering Sump	216
Figure 18-4:	Main Dewatering Sump	216
Figure 18-5:	Service Bay Location	220
Figure 18-6:	Service Bay Layout	221
Figure 18-7:	SatStat Fuel Storage	222
Figure 18-8:	Portable Refuge Station	223
Figure 22-1:	Sensitivity Analysis	267
Figure 22-2:	Sensitivity to Discount Rate	267
Figure 22-3:	Sensitivity to Silver Price	268
Figure 22-4:	Sensitivity to Zinc Price	268
Figure 22-5:	Sensitivity to Lead Price	269
Figure 22-6:	Technical Economic Model	270
Figure 24-1:	Groundwater Wells, Piezometers, Water-Level Elevations and Temperatures	274
Figure 24-2:	Groundwater Model Location	276
Figure 24-3:	Modeled Dewatering Well Pumping Rates and Predicted Groundwater Inflows for Representative Scenarios	278
Figure 24-4:	Dewatering Well Locations	280

Figure 24-5:	Dewatering Well Design	281
Figure 24-6:	Soils Map of the Project Area	286
Figure 24-7:	Site Photo Showing Vegetative Cover	289
Figure 24-8:	Type II Temporal Distribution (excerpt from Urban Hydrology of Small Watersheds)	292
Figure 24-9:	TSF Stage Storage	294
Figure 24-10:	Typical Channel Section Views	297
Figure 24-11:	Mine Water and Underground Use Water Time Series	300
Figure 24-12:	Well Water Time Series	301
Figure 24-13:	TSF Solids and Water Accumulation	303
Figure 24-14:	TSF Embankment Raise Schedule	303
Figure 24-15:	Well Water, Use and Discharge	304
Figure 24-16:	Tailing Storage Facility Plan View	306
Figure 24-17:	Tailing Storage Facility Section View	307
Figure 24-18:	Seismic Regions of Mexico	309
Figure 24-19:	Hydrologic Zones of Mexico	310
Figure 24-20:	TSF Tailings & Water Storage Curve	311

LIST OF ACRONYMS AND ABBREVIATIONS

Acronym	Definition
ABA	Acid Base Accounting
ABCC	Acid Buffering Characteristic Curve
ANFO	Ammonium Nitrate/Fuel Oil
AP	Area of influence of the Project
ARD	Acid Rock Drainage
ASI	Asesores en Impacto Ambiental y Seguridad
BBWI	Bond Ball Mill Work Index
bgs	Below Ground Surface
BMP	Best Management Practice
BRWI	Bond Rod Mill Work Index
CCTV	Close Circuit Television
CDN	CDN Resource Laboratories
Ce	Runoff Coefficient
CFE	Comisión Federal de Electricidad
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
CO2	Carbon Dioxide
CONABIO	Comisión Nacional para el Conocimiento y Uso de la Biodiversidad
CONAGUA	Comisión Nacional del Agua
CPU	Computer Processing Unit
CRF	Cemented Rock Fill
CRP	Closure and Reclamation Plan
EHS	Environmental Health & Safety
EIS	Environmental Impact Study
EMS	Environmental Management System
ES	Environmental System
FICA	Federal Insurance Contributions Tax
FoS	Factor of Safety
FUI	Federal Unemployment Tax
G&A	General and Administration
GSI	Geological Strength Index
HDPE	High-density polyethylene
Hr	Hydraulic Radius
IES	Illumination Engineering Society
IFC	International Finance Corporation
INEGI	National Institute of Statistics and Geography (Mexico)
LGEEPA	Ley General del Equilibrio Ecológico y la Protección al Ambiente
LOM	Life of Mine

Acronym	Definition
Ltd.	Limited
Ma	Million Years Ago
masl	Meters Above Sea Level
MIA	Manifestación de Impacto Ambiental
ML	Metal Leachate
MPL	Maximum Permissible Limits
MPR	Minera Plata Real, S. de R. L. de C.V.
MSO	Maptek Stope Optimizer
N	Stability Number
NA	Not Applicable
NAF	Non Acid Forming
NAG	Net Acid Generation Potential
NOM	Norma Oficial Mexicana
NOMs	Normas Oficiales Mexicanas
NSR	Net Smelter Return
OD	Outside Diameter
OEM	Original Equipment Manufacturer
PA	Project Area
PAF	Potential Acid Forming
PAF-LC	Potential Acid Forming-Low Capacity
PAG	Potentially Acid Generating
PGA	Peak Ground Acceleration
PGM	Plant Growth Medium
PLC	Programmable Logic Controller
PMLU	Post Mining Land Use
PMP	Probable Maximum Precipitation
PN	Neutralization Potential
PNN	Potential of Net Neutralization
PPE	Personal Protective Equipment
PROFEPA	Procuraduría Federal Protección al Ambiente
QA	Quality Assurance
QC	Quality Control
REIA	Regulation on Environmental Impact Assessment
REPDA	Republic Register of Water Rights
RFQ	Request for Quote
RMR	Rock Mass Rating
ROM	Run of Mine
SAG	Semi-Autogenous Grinding
SCADA	Supervisory Control and Data Acquisition System

Acronym	Definition
SCS	Soil Conservation Service
SEMARNAT	Secretaría de Medio Ambiente y Recursos Naturales
SG	Specific Gravity
SGM	Servicio Geológico Mexicano
SMC	SAG Mill Comminution
SPI	SAG Power Index
SSMRC	Sunshine Silver Mining and Refining Corporation
SUI	State Unemployment Insurance
TEM	Technical-Economic Model
tc	Time of Concentration
tlag	Time of Lag
TRS	Temporary Rock Storage
TSF	Tailings Storage Facility
Tt	Tetra Tech, Inc.
UCS	Unconfined Compressive Strength
UPS	Uninterruptable Power Supply
Ve	Average Annual Runoff Volume
Vp	Average Annual Rainfall Volume
WAD	Weak Acid Dissociable

LIST OF UNITS

Abbreviation	Definition	Abbreviation	Definition
µm	Micrometer	lb	Pound
AgEq g/t	Grams per Tonne Silver Equivalent	m	Meters
BCM	Banked Cubic Meter	M	Million
C	Degrees Centigrade	m/d	Meters per Day
Cm	Centimeters	m/s	Meters per Second
DC	Direct Current	m3	Cubic Meters
g	Gram	m3/s	Cubic Meters per Second
g/cm3	Grams per Cubic Centimeter	mg/kg	Milligram per Kilogram
g/t	Grams per Tonne	mg/L	Milligram per Liter
Ha	Hectares	mm	Millimeter
hm3	Hectare-meter	Mpa	Mega Pascals
HP	Horse Power	Mt	Millions Tonnes
Hr	Hour	MVA	Mega Volt Amp
Kcfm	Thousand cubic feet per minute	MW	MegaWatt
K	Thousand	pH	Hydrogen Ion Concentration
Kg	Kilogram	Oz	Ounce
KIL	Kilo Pound	ppm	Parts per Million
Km	Kilometers	S.U.	Standard Units
km2	Square Kilometers	t/m3	Tonnes per Cubic Meter
kN/m3	Kilonewton per Cubic Meter	toz	Troy Ounce
Koz	Kilo Ounce	tpd	Tonnes per Day
kV	Kilovolt	usgpm	US Gallons per Minute
kVA	Kilovolt Amp	V	Volt
kW	Kilowatt	VAC	Volts Alternating Current
kWh/t	Kilowatt Hour per Tonne	W/mC	Thermal Conductivity
L	Liter
L/s	Liters per Second

ABBREVIATIONS OF THE PERIODIC TABLE

actinium = Ac	aluminum = Al	amercium = Am	antimony = Sb	argon = Ar
arsenic = As	astatine = At	barium = Ba	berkelium = Bk	beryllium = Be
bismuth = Bi	bohrium = Bh	boron = B	bromine = Br	cadmium = Cd
calcium = Ca	californium = Cf	carbon = C	cerium = Ce	cesium = Cs
chlorine = Cl	chromium = Cr	cobalt = Co	copper = Cu	curium = Cm
dubnium = Db	dysprosium = Dy	einsteinum = Es	erbium = Er	europium = Eu
fermium = Fm	fluorine = F	francium = Fr	gadolinium = Gd	gallium = Ga
germanium = Ge	gold = Au	hafnium = Hf	hahnium = Hn	helium = He
holmium = Ho	hydrogen = H	indium = In	iodine = I	iridium = Ir
iron = Fe	juliotium = Jl	krypton = Kr	lanthanum = La	lawrencium = Lr
lead = Pb	lithium = Li	lutetium = Lu	magnesium = Mg	manganese = Mn
meltnerium = Mt	mendelevium = Md	mercury = Hg	molybdenum = Mo	neodymium = Nd
neon = Ne	neptunium = Np	nickel = Ni	niobium = Nb	nitrogen = N
nobelium = No	osmium = Os	oxygen = O	palladium = Pd	phosphorus = P
platinum = Pt	plutonium = Pu	polonium = Po	potassium = K	prasodymium = Pr
promethium = Pm	protactinium = Pa	radium = Ra	radon = Rn	rhodium = Rh
rubidium = Rb	ruthenium = Ru	rutherfordium = Rf	rhenium = Re	samarium = Sm
scandium = Sc	selenium = Se	silicon = Si	silver = Ag	sodium = Na
strontium = Sr	sulphur = S	technetium = Tc	tantalum = Ta	tellurium = Te
terbium = Tb	thallium = Tl	thorium = Th	thulium = Tm	tin = Sn
titanium = Ti	tungsten = W	uranium = U	vanadium = V	xenon = Xe
ytterbium = Yb	yttrium = Y	zinc = Zn	zirconium = Zr

UNITS OF MEASURE

All dollars are presented in US dollars unless otherwise noted. Common units of measure and conversion factors used in this report include:

Weight:

1 oz (troy)	=	31.1035 g

Analytical Values:

		grams per
	percent	metric ton
1%	1%	10,000
1 g/t	0.0001%	1.0

1.                                                              SUMMARY

1.1                                                       Introduction

Tetra Tech, Inc. (Tt) was contracted by Minera Plata Real, S. de R.L. de C.V. (MPR) to manage and contribute to this feasibility level study for the Cerro Los Gatos Deposit (Project) along with SGS, Stantec and others.

The study conceives of silver, lead, and zinc resources accessed via a ramp mined from veins at a rate of 2,500 tpd incorporating both longhole and drift-and-fill mining methods with paste backfill followed by semi-autogenous grinding (SAG), ball milling, conventional flotation processing with tailings stored in a conventional impoundment.

1.1.1                                             Property Description, Location and Infrastructure

The Cerro Los Gatos Deposit is located in Northern Mexico in the South-central part of the State of Chihuahua, within the Municipality of Satevó. It is roughly centered on Latitude 27° 34’ 17” N, Longitude 106° 21’ 33” W. The mining concessions cover approximately 103,086.8 hectares in the area Northwest of the town of San José del Sitio.

The project is approximately 120 km South of the state capital of Chihuahua City, and approximately 100 km North/Northwest of the historic mining city of Hidalgo del Parral. The site can be reached via Federal Highway 24 from either city in about two hours.

The Cerro Los Gatos deposit is part of the Los Gatos project owned by MPR (a joint venture company of Sunshine Silver Mining and Refining Corp. (70%) and Dowa Metals & Mining Co., Ltd. (30%). The present field camp for MPR is located in San José del Sitio, a community of approximately 264 persons, with electrical and water services, elementary school, and basic health services. Water resources in the region are mostly related to the Conchos River Basin, which includes the San Pedro, San Francisco de Borja, and Satevó River Sub-Basins. Locally, there is significant groundwater, with shallow groundwater recorded from most exploration drilling conducted by MPR. San José del Sitio is served by a 13.8-KV line, providing sufficient capacity for domestic needs but insufficient for industrial needs. Power for the development of the project can be sourced from the substation at San Francisco de Borja, located 67 km North of the deposit.

MPR is the concession owner of a series of titled concession encompassing 103,086.8 hectares. Titled Mining concessions are summarized in Table 4-1. MPR also holds the rights to the Los Gatos and Paula Adorada concessions (Table 4-1) through exploration agreements with purchase options that have been duly executed and recorded in the Mexican Public Registry of Mines. A detailed account of MPR’s obligations for the purchase of Los Gatos and Paula Adorada concessions is included in Section 4.2.

In regard to the mining concessions, MPR has provided copies of the titles of the concessions, as well as a copy of the MPR Concessions, by Vazquez, Sierra, and García, S.C., that related to titles documentation, tax payments, and assessment works, presented September 26, 2012 to MPR. This legal opinion stated that all claims are in force and free of any liens and encumbrances. MPR’s concessions have a period of validity that reaches to between 2054 and 2062. MPR’s information indicates that all the concessions have complied with their obligations as of the report effective date, and mining duties have been paid.

MPR has arranged permission to enter and perform exploration activities in a number of private ranch and community owned (ejido) properties in the project area. MPR has purchased surface lands covering the Cerro Los Gatos, Esther and Amapola Resource areas covering 5,478.9 hectares. All of the planned development activities for the Cerro Los Gatos deposit are located within surface lands owned by or where access is controlled by MPR.

In 2008, MPR obtained environmental permits for drilling, road construction, and surface access rights to local ranches. Subsequently, in January 2009 and September 2009, MPR submitted the corresponding notice of activities to the Federal Environmental Agency to cover the development of access roads and drill sites required to drill 50 holes and proposed a request to increase the number of drill holes to 250, following the Regulation NOM-120-SEMARNAT-1997. A new report filed on December 5, 2011 expanded the permit to 600 drill holes. A further study for Change of Land Use — Technical Justification Study (Cambio de Uso de Suelos — Estudio Technico de Justificacion) was completed in 2014 and permission received in early 2015 for underground development activities associated with the construction of an exploration decline to intersect the mineralization of the Cerro Los Gatos deposit. Copies of these reports and filing documents can be found in MPR’s files. Environmental baseline data collection began in May 2010, to prepare for the development of future environmental studies (EIS) required for the project. The Environmental Impact Study (Manifestación de Impacto Ambiental) for the development of the Cerro Los Gatos project was filed with the Mexican Environmental Regulatory authorities on December 12, 2016.

Surface geology and drilling have revealed that most mineralized zones sub-crop, primarily not reaching the surface. Only a few, small, historic mine workings exist. Waste dumps are small, in the order of hundreds of tonnes; and there is no knowledge or evidence of past processing plants or tailings that might be considered a potential liability to the project. (Behre Dolbear, 2011).

1.2                                                       History

The Los Gatos project has been the subject of very limited historical prospecting and mineral exploration, including the development of shallow workings, limited production, and preliminary exploration activities by Consejo de Recursos Minerales, now Servicio Geológico Mexicano (SGM) at the Esther, Gavilana (Paula), and San Luis zones with references to the occurrence of silver, lead, and zinc.

The project was initially recognized by reconnaissance activities by La Cuesta International Inc. in 2005, and later offered to Los Gatos Ltd. (parent of MPR). An initial letter of agreement for exploration work on the project was negotiated and a final contract was ratified in April 2006 between MPR (initially a Mexican subsidiary of Los Gatos Limited) and La Cuesta International S.A. de C.V. (Mexican subsidiary of La Cuesta International Inc.). Only minor field work was conducted during 2006-2007 on the Los Gatos project during the waiting period for the initial concession to be titled, and formal exploration activities and drilling were conducted by MPR from 2008.

1.3                                                       Geology and Mineralization

The Cerro Los Gatos deposit is located in the transition zone between the Sierra Madre Occidental volcanic province of western Mexico and the Mesozoic Chihuahua basin, largely sedimentary, to the East. It is also located in the general union of the Sierra Madre Occidental (SMO), Chihuahua, and Parral Tectonostratigraphic Terranes.

The area is largely characterized by a thick sequence of Tertiary volcanic rocks that are generally dissected by a strong North-Northwest bearing fault system that divides the area into the plateau and barranca sections. This sequence is subdivided in two major units, the Lower Volcanic Group and the Upper Volcanic Group. The area is one of the largest known epithermal, precious-metal metallogenic provinces and is host to well-known gold-silver producing mining districts, including: Concheño, Ocampo, Batopilas, San Dimas-Tayoltita, Topia, Guanaceví, and Bacís, and recent discoveries such as Mulatos, La Ciénega, El Sauzal, and Pinos Altos. The oldest rocks of the area are Mesozoic (Cretaceous) aged sedimentary rocks belonging to the Chihuahua Platform/Mesozoic Mexican Sea (open basin environment). Predominant silver-lead-zinc mineralization characterizes this region, and mineralization is commonly related to skarn, limestone replacement, and Mississippi Valley type deposits. Some of the best examples include Santa Eulalia, Naica, Bismark, San Martín, Velardeña, La Negra, La Encantada, Concepción del Oro, Charcas, and many others.

The dominant rocks of the Cerro Los Gatos Deposit area are thick accumulations of intermediate tuffs and lavas, with lesser felsic rocks, with an age of deposition from 39-35.5 Ma; and Upper Cretaceous (Cenomanian) to Lower Paleocene aged sandstones, shales, and limestones correlative with the Mezcalera formation, locally metamorphosed to phyllites, quartzites, and marbles near areas of igneous activity. Rocks of this oldest sedimentary sequence occur within a small horst block located to the Southwest of the Cerro Los Gatos Deposit, with prominent high-angle fault boundaries on the North and South, parallel to the regional trend of faulting. Intruding and deposited on the entire section are locally important rhyolite flows, flow domes, and dikes, usually strongly silicified, that have all of the varied textures expected with the development of flow domes, including autobreccias, flow banding, and intrusive/extrusive transitions. Each of the rocks in the section contains observable hydrothermal alteration, suggesting that mineralization in the area probably occurred late in the history of the development of the volcanic section. It is important to stress, however, that economic grades of mineralization have only thus far been identified in the andesite and dacite sections (Behre Dolbear, 2011)

1.4                                                       Drilling

As of September, 2016 385 drill holes relevant to the Cerro Los Gatos Deposit had been completed by MPR, for a total of 127,687 m. The project database contains drilling on other prospects that are not applicable to this report. Table 1-1 tabulates the drilling by purpose.

Table 1-1: Drill Hole Count by Purpose

		Length
Purpose	Count	(m)
Exploration	332	117,632
Exploration and Metallurgical Testing	6	1,733
Underground Bulk Sample Targeting	4	415
Metallurgical Testing	5	1,693
Geotechnical	18	4,134
Tailings Geotechnical	14	280
Hydrologic Study	12	3,443
Total	391	129,330

Drilling was initiated at the Los Gatos project in October 2008 and continued until 2012. Drilling recommenced in 2015 following the joint venture agreement with Dowa Metals & Mining Co., Ltd. (DOWA) with four rigs simultaneously drilling until February 2016. Drilling began with a Mexican contractor, Minera Gavilán, but the majority of drilling has been completed by Major Drilling Company with Major 5000 rigs. Drilling is conducted using a wire line rig with diamond core capabilities. Holes begin with HQ size and are reduced, if necessary, to NQ and very rarely to BQ, if difficult drilling conditions are encountered. Drilling from the 2015-2016 program were pre-collared with tri-cone bit.

1.5                                                       Mineral Resource Estimates

Mineral resources have been estimated for the epithermal veins of the Cerro Los Gatos deposit by multi-pass Ordinary Kriging (OK) of capped and composited drill hole samples. Estimated measured, indicated and inferred mineral resources are shown in Table 1-2 at a 150 AgEq g/t cutoff grade.

Table 1-2: Mineral Resource Estimate

									AgEq	Ag	Pb	Au	Cu
	Tonnes	AgEq	Ag	Pb	Zn	Au	Cu	toz	toz	lb	Zn Ib	toz	lb
Classification	M	g/t	g/t	%	%	g/t	%	M	M	M	M	K	M
Measured	3.4	618	318	2.6	5.4	0.37	0.10	68	35	195	407	41	8
Indicated	5.8	609	274	3.0	6.0	0.34	0.12	114	51	379	775	64	15
Measured and Indicated	9.2	612	290	2.8	5.8	0.35	0.11	182	86	575	1,182	105	23
Inferred	3.2	411	128	3.1	4.6	0.28	0.14	43	13	217	324	29	10

NOTES:

1) 150 AgEq g/t cutoff grade has been calculated using $18/toz Ag, $0.92/lb Pb, and $1.01/lb Zn with no adjustment for metallurgical recovery,

2) Columns may not total due to rounding,

3) Mineral resources are stated as undiluted, and

4) One troy ounce (toz) is equal to 31.1034768 grams (g) and one Tonne is equal to 2,204.62 lb.

Mineral resources were estimated from 2,207 samples intersecting modeled veins, sourced from 283 diamond drill holes. Capping was analyzed for each metal estimated using histograms and probability plots to determine where high-grade distribution tails deviated from lognormal. Sampled intervals were composited to 2 m. Composite intervals initiated a terminated at the top and bottom of the vein contacts.

Vein model solids were constructed in MicroMine™ modeling software; the resulting solids are shown in Figure 1-1, below. Grade-shells were used to further isolate +150 AgEq g/t grade population for estimation.

Figure 1-1: Vein Solids 3D View

Blocks and composites from each vein and post mineral fault block domain were independently transformed, realigned and made relative to the footwall and hangingwall for estimation. Realignment allowed for estimation to occur across post-mineral fault blocks approximating pre-fault orientation of the veins. Estimations relative to footwall and hangingwall position allowed for better data honoring across the dip of the vein.

Only composites within the same vein were permitted to estimate blocks of a given vein domain; because of the transformation and realignment estimation was permitted across post mineral fault block areas with the same vein code. Resulting block AgEq g/t grades are shown in Figure 1-2, and the mineral resource classifications are shown in Figure 1-3.

Figure 1-2: Estimated AgEq Block Grades within Grade-Shell 3D View

Figure 1-3: Block Resource Classification 3D View

1.6                  Mineable Reserve Estimate

The mineral reserve for the Cerro Los Gatos deposit is the economically mineable portion of the Measured and Indicated mineral resource (based on the Tetra Tech block model from April 2016) that can justify economic extraction. The mineral reserve defined herein includes the application of mining factors defined in this report for stope design criteria and dilution and recovery factors. The mineral reserve is then supported by a definitive mine plan that is based on detailed stope layouts.

The mineral reserve for Los Gatos is presented in Table 1-3.

Table 1-3: Mineral Reserve

	Tonnes		EqAg	Ag	Au	Cu	Pb	Zn
Zone	(xl,000)	NSR	(g/t)	(g/t)	(g/t)	(%)	(%)	(%)
NWZ	3,073	$187.83	568.05	284.32	0.36	0.09	2.49	5.09
CZ	5,510	$168.54	506.65	258.38	0.31	0.10	2.08	4.58
SEZ	705	$117.73	422.82	112.13	0.12	0.12	2.71	5.55
SEZ2	520	$96.51	321.44	96.04	0.05	0.11	2.60	3.44
Total	9,808	$167.11	510.04	247.39	0.30	0.10	2.28	4.75

1.7                                                       Metallurgical Testing

The Cerro Los Gatos deposit is a lead-zinc-silver deposit with relatively complex mineralogy. Upon review of the metallurgical testing data, it is clear that Los Gatos mineralization responded well to a conventional sequential lead-silver-zinc flotation.

Zinc rougher flotation tailing and zinc 1st cleaner scavenger tailing will be combined to become the final tailing. Tailing thickener underflow (100%) will be pumped to a cyanide destruction facility. After detox, forty percent (40%) of final tailing will be pumped to backfill plant and the remaining (60%) will be pumped to a tailing storage facility.

JK-drop weight and SMC test results show the samples are softer when compared to JKTech database while the SPI test results categorize the samples from moderately soft to moderately hard per SGS database. The Ai and BWI tests results describe the samples as from abrasive to very abrasive and from moderately hard to hard.

Very good lead and silver flotation results have been achieved from SGS Vancouver Metallurgical Lab. The final lead cleaner concentrates of the LCTs averaged 60.9% Pb at 5,404 g/t Ag at average recoveries of 89% lead and 68.7% silver. The zinc cleaner concentrates averaged 54.2% Zn at an average recovery of 66% due to the high willemite content.

1.8                                                       Mining Methods

The underground mine design will support a steady-state production rate of 2,500 tpd of ore. The sequence of mining will begin with the Central Zone (CZ), which has already been accessed via the existing decline developed down to the 1400 Level. The bulk of the CZ will be mined using the drift-and-fill method, as the dips, widths, and thicknesses of the vein structures are amenable to this mining method.

The NorthWest Zone (NWZ) will be mined concurrently with the CZ via longhole stoping methods with sublevels developed at 20 m vertical intervals. Portions of the NWZ thicker than 9 m (footwall to hanging wall) will be mined using transverse longhole mining. Areas less than 9 m in width will be mined using longitudinal longhole mining.

Modern trackless mobile equipment will be employed for most mining activities. LHDs and dedicated underground trucks will be used for ore/waste loading and transport from the underground workings through an internal ramp system and portal that connects all levels to surface.

Preproduction waste development is scheduled at approximately 250 m/month. This is required to establish the mine infrastructure and provide access to the initial stoping areas in the CZ and NWZ. Ongoing waste development to sustain the 2,500 tpd production rate averages approximately 180 m/month during the 11 years of full production.

Based on the deposit geometry and anticipated geomechanical conditions, underground mining of the Los Gatos resource will incorporate both longhole and drift-and-fill mining methods. The existing exploration decline from surface will be extended to provide primary access and delivery of services. The ramp will also be used for haulage of ore and waste from the underground operations.

1.9                                                       Recovery Methods

The expected grades and recoveries for lead, zinc, and silver to individual flotation concentrates were further investigated by a pilot plant program at SGS Lakefield using a sample composed of a bulk sample accessed by an underground decline into the orebody. The results of that program are being finalized but preliminary indications generally support the study grade and recovery estimates provided herein.

The Project processing facility is designed to treat 2,500 tpd of lead, zinc and silver material at an operational availability of 92 percent. The processing flow sheet for the Project is a standard flow sheet that is commonly used in the mining industry, including conventional flotation recovery methods typical for lead-zinc material.

Figure 1-4 below is the overall process plant flowsheet. SGS completed the process design based on the results of 2016 SGS Vancouver metallurgical testing programs.

Run-of-mine (ROM) material will be crushed in a primary jaw crusher that is located adjacent to the underground mine portal. From there it will be conveyed to the processing facilities where it will be ground to 80 percent finer than 45 microns in a semi-autogenous grinding (SAG) and ball milling circuit.

The ore is further processed in a flotation circuit consisting of lead flotation followed by zinc flotation. The majority of the silver will be recovered in the lead flotation circuit and some silver will also be collected in the zinc flotation circuit.

Lead sulfide will be recovered in a rougher flotation bank, producing a concentrate that will be upgraded to smelter specifications in three stages of cleaning. Tails from the lead flotation section will then be conditioned for zinc sulfide flotation. The process scheme for zinc flotation also includes a rougher bank and five stages of cleaning to produce smelter-grade zinc concentrates. For both lead and zinc sections, the rougher flotation concentrates will be reground to 80 percent finer than 25 microns prior to cleaner flotation to liberate the sulfides for further upgrading.

Both final lead and zinc concentrates are thickened, filtered, and stored in concentrate storage facilities prior to loading in trucks for shipment.

Figure 1-4: Process Plant Overall Flowsheet

1.10                Infrastructure

Los Gatos Project is located in the Municipality of Satevó, Chihuahua, Mexico, approximately 160 kilometers Southwest of the state capital of Chihuahua City and about 8 km West of San José del Sitio, Chihuahua.

The access road from Chihuahua, Chihuahua, Mexico is newly paved. A portion of the road from San José del Sitio will be rerouted to the mine site to minimize interference with the river that runs by the mine property. The cost for the road improvements has been included in the cost estimate.

MPR has already established some temporary and permanent facilities at the mine site to accommodate the mine development and exploration drilling. There are temporary access roads to perform the current work in progress.

Additional permanent process and non-process buildings will be provided for the project as discussed in more detail in the Section 18. The buildings proposed for this project are typically structural steel pre-engineered buildings that can be installed relatively quickly.

For this project it has been assumed the contractor will provide a temporary camp to house and feed their employees. This temporary camp will house approximately 500 people during project construction.

The Owners camp consists of a structural steel pre-engineered building capable of housing 350 people. The camp includes a kitchen and cafeteria, laundry, infirmary, and miscellaneous buildings required to maintain this facility. Emergency power is provided for the camp to provide 100% backup in the event of a power outage.

A tradeoff study was performed for the process plant equipment. The primary crusher, conveyor, stockpile and mill facility locations were reviewed and a reasonable location was selected as shown in this report.

The exploration camp is currently serviced by a satellite dish based internet and TV connection. Due to the unreliable mobile phone service at the mine site, improvements were included in this project. This upgraded system will provide communication capabilities for surface and underground personnel.

Electric power is currently unavailable near the project site. Existing facilities are powered by diesel generators located onsite. Power to the site will be supplied via a new 115 kV utility transmission line. This line will originate from the San Francisco de Borja substation and will be approximately 66 km long. Additional discussions with CFE are required to finalize the routing of the proposed power line. Based on the process and mine equipment, a total electrical load of approximately 24 MW is required for the project.

Raw water to meet potable and non-potable water demand will be supplied by groundwater pumped from dewatering wells. The well water will be cooled from 50°C to 40°C prior to use. Preliminary analyses of groundwater from an existing well indicate the water quality is suitable for the proposed potable and non-potable uses.

Sewage water treatment systems were included to handle waste as required on the project.

Storage and management of landfill disposal will be in a building and separated into two zones, one for non-hazardous waste and a second zone for hazardous waste. The hazardous waste will be collected and disposal by a certified and authorized company per Mexican regulations.

1.11                                                Marketing Studies and Contracts

MPR has secured contracts and agreements for the following for the development of the project:

•                  Joint venture ownership agreement for MPR with 70% owned by Sunshine Silver Mining & Refining Corp. and 30% owned by Dowa Metals & Mining Co., Ltd. dated January 1, 2015.

•                  Royalty agreement with La Cuesta International S.A. de C.V. under the terms of the document, Contrato de Exploración, Explotación y Promesa — La Cuesta International, S.A. de C.V. and Minera Plata Real, S.A. de C.V., dated April 2006. Under the terms, MPR pays a royalty payment of US $40,000 per year during the preproduction period. When production is initiated a net smelter return (NSR) royalty will start at 2% on production from the Los Gatos concession. This is reduced to 0.5% upon all payments reaching $10 million) and 0.5% net smelter return. The maximum royalty payment for this agreement is set at US $15 million.

•                  MPR holds the rights to 17 mining concessions totaling 103,086.8 hectares. These have been duly executed and recorded in the Mexican Public Registry of Mines (Vazquez, Sierra, and García, S.C) for the mining concessions title in register number 2314498 dated March 4, 2008.

•                  Mine and land access agreement with the Ejido La Esperanza, Contrato de Usufructo dated April 13, 2012 with an annual cost of US$ 11,200.

•                  MPR has an easement contract for the access road on land owned by Ejido San José . This easement contract is for 30 years.

Indicative smelting and refining terms have been prepared for the zinc and lead concentrates and were used in the economic analysis.

MPR has obtained metal price forecasts for the four payable metals from Los Gatos from six analysts: Table 1-4 contains the average metal price forecasts for the payable metals for 2019 (first year of Los Gatos production) and the long-term forecast that were used in the economic analysis.

Table 1-4: Payable Metal Price Forecasts for Los Gatos

Metal	Units	2019	Long-Term
Gold	Ozs	1,292.85	1,317.60
Silver	Ozs	19.30	20.16
Lead	lb	1.01	0.92
Zinc	lb	1.22	1.01

MPR has no lease agreements for the Los Gatos project.

1.12                                                Environmental Studies, Permitting, and Social or Community Impact

According to the environmental system inventory, no relevant or critical areas were found, nor were protected natural areas or conservation areas established by National Commission for the Knowledge and Use of Biodiversity (Comisión Nacional para el Conocimiento y Uso de la Biodiversidad — CONABIO identified, with the exception of the Priority Hydrological Region 39, identified as the Upper Conchos River Basin. The basin could be directly affected by the Project because the runoff may be affected by the construction of mining infrastructure, by the forest removal, and the modification of the original structure of the soil.

On December 12th, 2016 the Environmental Impact Statement (EIS or MIA in Spanish) was submitted to the Secretary of Environment and Natural Resources (SEMARNAT). The SEMARNAT regulates the environmental aspects of mining projects and issues the permits once the EIS is approved, according to Art. 28, Frac. III, VII and X of the General Law of the Ecologic Equilibrium and Environmental Protection, and by the Art- 5 Section L), Frac. I and III, Section O) Frac. I and Section R), Frac. I of the Regulations for Environmental Impact Statement.

The project is located in the municipality of Satevó, in the state of Chihuahua, with a population of 452 people, according to the official record of year 2010. The current land uses are livestock, agriculture and recently mining due to the execution of the Los Gatos mining exploration that has been carried out since 2009.

1.13                                                Capital and Operating Costs

These costs are presented as a summary, refer to Section 21 for detailed estimates. Several QPs are responsible for the costs presented below.

All costs and economic results are presented in 2016 U.S. dollars. Quantities and values are presented using standard metric units unless otherwise specified. No escalation has been applied to capital or operating costs. No gearing is assumed in the analysis.

Technical economic tables and figures presented in this appendix require subsequent calculations to derive subtotals, totals, and weighted averages. Such calculations inherently involve a degree of rounding. Where these occur they are not considered to be material.

1.13.1                                      LOM Capital Costs

LOM capital cost requirements are estimated at $528 million as summarized in Table 21-4. Initial capital of $316 million is required to commence operations and $212 million of capital is required to sustain the operation once in production.

Table 1-5: LOM Capital Costs

Description	Units	Initial Capital	Sustaining Capital	Total Capital
PPD Operating
Capitalized Costs	$000s	7,773	—	7,773
PPD Operating	$000s	7,773	—	7,773
Direct Costs
10 - Mine & Surface Infrastructure	$000s	91,248	156,242	247,490
20 - Process Plant & Infrastructure	$000s	124,725	859	125,584
30 - Tailings Storage Facility	$000s	5,545	19,908	25,453
40 - Waste Rock Facility	$000s	—	—	—
50 - Water Management	$000s	2,577	787	3,365
60 - Environmental	$000s	—	—	—
70 - Reclamation	$000s	—	12,253	12,253
80 - Owner’s Cost	$000s	7,400	2,000	9,400
Direct Costs	$000s	231,495	192,049	423,544
Indirect Costs
10 - Mine & Surface Infrastructure	$000s	53,022	16,849	69,872
20 - Process Plant & Infrastructure	$000s	23,086	—	23,086
30 - Tailings Storage Facility	$000s	241	866	1,107
40 - Waste Rock Facility	$000s	—	—	—
50 - Water Management	$000s	26	—	26
60 - Environmental	$000s	—	—	—
70 - Reclamation	$000s	—	2,631	2,631
80 - Owner’s Cost	$000s	—	—	—
Indirect Costs	$000s	76,375	20,346	96,722
Total Capital	$000s	315,644	212,395	528,039

1.13.2                                      LOM Operating Costs

LOM operating costs were developed from first principles (as detailed in their respective appendices) and are summarized in Table 1-6.

Table 1-6: LOM Operating Costs

Description	Unit Cost ($/t-milled)
10 - Mining	41.54
20 - Process	20.84
30 - Tailings Storage Facility	0.11
40 - Waste Rock Facility	—
50 - Water Management	0.01
60 - Environmental	0.002
80 - G&A	10.18
LOM Operating	72.68

1.14                                                Economic Analysis

Economic results are summarized in Table 22-2. The analysis suggests the following conclusions, assuming no gearing:

•                  Mine Life: 12 years;

•                  Pre-tax net present value (NPV7.5%): $241 million; Internal rate of return (IRR): 20.4 percent (%);

•                  Post-tax NPV7.5%: $142 million; IRR: 15.9%;

•                  Payback (Post-Tax): 48 months;

•                  Taxes Paid: $175 million; and

•                  Initial project capital of $316 million, sustaining project capital of $212 million, and total project capital of $528 million.

Table 1-7: TEM Results

Description	Unit Cost ($/t-milled)	LOM Value ($000s)
Net Smelting Return	$186.48	1,829,074
La Cuesta Royalty	$(1.49)	(14,590)
Net Revenue	$184.99	1,814,484
Operating Costs
10 - Mine & Surface Infrastructure	$(41.54)	(407,438)
20 - Process Plant & Infrastructure	$(20.84)	(204,432)
30 - Tailings Storage Facility	$(0.11)	(1,059)
40 - Waste Rock Facility	$0.00	—
50 - Water Management	$(0.01)	(79)
60 - Environmental	$(0.00)	(15)
80 - Owner’s Cost	$(10.18)	(99,833)
Operating Costs	$(72.68)	(712,831)
Operating Margin	$112.32	1,101,652
Capital Costs
Capitalized Costs	—	(7,773)
10 - Mine & Surface Infrastructure	—	(317,362)
20 - Process Plant & Infrastructure	—	(148,669)
30 - Tailings Storage Facility	—	(26,560)
40 - Waste Rock Facility	—	—
50 - Water Management	—	(3,391)
60 - Environmental	—	—
70 - Reclamation	—	(14,884)
80 - Owner’s Cost	—	(9,400)
Capital Costs	—	(528,039)
Pre-Tax Cash Flow
Cash Flow	—	573,614
NPV7.5%	—	241,099
IRR (5)	—	20.4%
Payback (months)	—	40.0
Payback (years)	—	3.3
Post-Tax Cash Flow
Cash Flow	—	398,552
NPV7.5%	—	141,563
IRR (5)	—	15.9%
Payback (months)	—	47.7
Payback (years)	—	4.0

1.15                                                Conclusions and Recommendations

It is recommended that MPR begin detailed engineering to advance the project. Detailed designs will further support refinement of the capital and operating cost estimates to execute project development.

1.15.1                                      Geology and Resources

1.15.1.1                            Conclusions

Project geologic and drill hole data has been collected and analyzed by MPR using industry standard methods and practices and is sufficient to characterize grade and thicknesses of the deposit and to support the estimation of measured, indicated and inferred mineral resources. Although the deposit has been densely drilled, resource expansion potential and project upside exists in the immediate deposit area as well as at identified prospects throughout the land package.

1.15.1.2                            Recommendations

It is recommended that:

•                  Additional drilling is conducted to further convert inferred resources and expand resources at the Cerro Los Gatos deposit. The drilling at Cerro Los Gatos was constrained by the Feasibility study budget and completion timeline. The current resources are significant but additional resource potential remains in the immediate area. Drilling is specifically recommended:

•                  Down-dip and along strike to the Northeast in the NW block;

•                  Up-dip in the Central block extending the high-grade limits of the vein along strike of the bulk sample area;

•                  In the detached blocks in the hangingwall of the NW block that are currently classified as inferred;

•                  Additional definition of the plunging shoot in the SE3 block and potential down-dip extent of mineralization of the SE3 block; and

•                  Down-dip in the Central block following up on high-grade encountered in GA-55, GA-66, and GA-243 to determine if the system continues in some other form;

•                  Additional infill drilling is conducted at Amapola and Esther to delineate mineralized shoots and assess full resource potential; Following potentially positive results from infill drilling at Amapola and Esther, the resources should be updated and a scoping study conducted to determine if the two deposit areas could contribute to the economics of the Cerro Los Gatos project;

•                  Surface mapping and sampling is conducted in greater detail to refine and prioritize prospects in the project area;

•                  Geophysical surveys are conducted following prospect prioritization, but before exploration drilling.

Additional recommendations have been made to improve the QA/QC program and they are detailed in Section 26.

1.15.2                                      Mineral Reserves

1.15.2.1                            Conclusions

The mineral reserve for Los Gatos is the economically mineable portion of the Measured and Indicated mineral resource (based on the Tetra Tech block model from April 2016) that can justify economic extraction. The mineral reserve defined herein includes the application of mining factors defined in this report for stope design criteria and dilution and recovery factors. The mineral reserve is then supported by a definitive mine plan that is based on detailed stope layouts.

1.15.2.2                            Recommendations

Increases to the reserve, with resulting increases to the life of mine, may be achieved by the following.

•                  The conversion of Inferred resources into reserves through definition diamond drilling.

•                  The addition of new resources through exploration diamond drilling.

•                  Mine production from areas not included in reserves.

The mineral reserve estimate is based on assumptions concerning ground conditions, mining methods and recoveries, and economic parameters, (e.g. capital costs, operating costs, and metal prices). Changes in any of these assumptions will have an impact on the mineral reserve.

1.15.3                                      Mine Planning

1.15.3.1                            Conclusions

Based on the deposit geometry and anticipated geomechanical conditions, economic extraction of the Los Gatos resource will incorporate both longhole mining and drift-and-fill mining methods. Modern trackless mobile equipment will be used for all development and mining activities. The existing exploration decline from surface will be extended to provide primary access and delivery of services. The ramp will also be used for haulage of ore and waste from the underground operations.

Preproduction waste development (including the bridge period) is scheduled at 8,044 m (approximately 250 m/month). This is required to establish the mine infrastructure and provide access to the initial stoping areas in the CZ and NWZ. Ongoing waste development to sustain the 2,500 tpd production rate averages approximately 185 m/month during the production period.

The life of mine is scheduled at approximately 2,500 tpd for a total of 10.5 years, with steady-state ore production reached in the first year following the end of the preproduction period (mill startup). Along with the Inferred resources, there are indications of additional resources along strike that, with additional drilling, may increase the mining resource.

1.15.3.2                            Recommendations

The following recommendations were made for Mine Planning:

•                  Complete a detailed mine design and schedule for the first five years of the project. Look for opportunities to improve the average grade by selectively targeting higher-grade areas.

•                  Review the exploration development necessary to increase the mineral inventory and incorporate it into the mine plan.

•                  Complete additional hydrological studies to predict ground water inflows more accurately. Hot water inflows will not only impact the dewatering system detail design, but they also increase ventilation and cooling requirements.

•                  An operational solution to manage/stop hot water inflows through ungrouted diamond drill holes is required. Suppliers of underground support equipment should be contacted.

•                  Consider completing a trade-off study to evaluate whether mine labor should be contractor-supplied or owner-employed.

•                  Consider using a cheaper binder for paste backfill to reduce costs. Additional test work is required using alternative binders and to determine the appropriate cement (or alternative binder) content for paste backfill. The production mining sequence will be based, in part, on the curing time for the paste and CRF. Further tests should be completed to determine appropriate cure times for the amounts of various binders.

1.15.4                                      Mineral Processing and Metallurgy

The Cerro Los Gatos deposit is a silver, lead, and zinc resource. Lead and zinc occur primarily as galena and sphalerite, respectively. Significant amount of willemite is identified in all tested samples. Lead oxide minerals are also identified in some of the samples, especially from South East zone samples. The existence of lead and zinc oxide minerals impacted their flotation performance.

JK-drop weight and SMC test results show the samples are softer when compared to JKTech database while the SPI test results categorize the samples from moderately soft to moderately hard per SGS database. The Ai and BWI tests results describe the samples as from abrasive to very abrasive and from moderately hard to hard.

Very good lead and silver flotation results have been achieved. The final lead cleaner concentrates of the LCTs averaged 60.9% Pb at 5,404 g/t Ag at average recoveries of 89% lead and 68.7% silver. The zinc cleaner concentrates averaged 54.2% Zn at an average recovery of 66% due to the high willemite content.

The expected grades and recoveries for lead, zinc, and silver to individual flotation concentrates utilized in this report were further investigated by a pilot plant program using material composed of a bulk sample accessed by an underground decline into the orebody. The results of that program are being finalized but preliminary indications generally support the study grade and recovery estimates provided herein. The pilot plant final results will be provided in due course.

1.15.4.1                            Recommendations

The expected grades and recoveries for lead, zinc, and silver to individual flotation concentrates utilized in this report were further investigated by a pilot plant program using a sample composed of a bulk sample accessed by an underground decline into the orebody. The results of that program are being finalized but preliminary indications generally support the study grade and recovery estimates provided herein. The pilot plant final results will be provided in due course.

1.15.5                                      Economics

It is recommended that MPR hold discussions with vendors and suppliers for the Los Gatos project to secure contracts for:

•                  Power availability and unit costs (demand and unit pricing)

•                  Transportation costs for the zinc and lead concentrates

•                  Smelting and Refining Terms (TC/RCs) to include the timing of payment terms

2.                                                              INTRODUCTION

Minera Plata Real, S. de R. L. de C.V. (MPR) is a Joint Venture Company owned by Sunshine Silver Mining and Refining Corp. (70% and Dowa Metals & Mining Co., Ltd. (30%). Tetra Tech Inc. (Tt) has been contracted to prepare this feasibility study for their Cerro Los Gatos Deposit in Chihuahua, Mexico. This study evaluates a 2,500 tpd underground mining operation.

2.1                                                       Terms of Reference

This report was prepared as a NI 43-101 Technical Report for MPR by Tetra Tech. The quality of information, conclusions, and estimates contained herein is consistent with the level of effort involved in consultants’ services, based on: i) information available at the time of preparation, ii) data supplied by outside sources, and iii) the assumptions, conditions, and qualifications set forth in this report.

This report provides mineral resource and mineral reserve estimates, and a classification of resources and reserves in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Mineral Reserves: Definitions and Guidelines, May 10, 2014 (CIM).

2.2                                                       Scope of Work

The scope of work conducted by Tetra Tech per the request of MPR was the development of a feasibility level study that evaluates an underground mining option. This Technical Report is based on an updated resource model performed by Tetra Tech in February 2016.

2.3                                                       Sources of Information and Data

The principal technical documents and files relating to the Cerro Los Gatos Deposit were used in the preparation of this report and are listed in Section 26.

2.4                                                       Units of Measure

The Metric system has been used throughout this report. All currency is in US dollars ($) unless otherwise stated.

2.5                                                       Detailed Personal Inspections

1)             Jackie Blumberg, P.E., has not visited or inspected the site.

2)             Geoffrey Elson, P.G., inspected the property December 7-8, 2011 and August 18-19, 2015.

3)             Mark Hatton, P.E., has not visited or inspected the site.

4)             Joseph Keane, P.E., inspected the property from November 14-16, 2012.

5)             Alva Kuestermeyer, QP, has not visited or inspected the site.

6)             Amanda Landriault, P.Geo, has not visited or inspected the site.

7)             Luis Quirindongo, SME-QP, visited the site June 25 and 26, 2015.

8)             Guillermo Dante Ramírez-Rodríguez, PhD, MMSAQP, inspected the site from September 30 — October 1, 2015.

9)             Allan Schappert, C.P.G., has not visited or inspected the site.

10)           Keith Thompson, C.P.G., inspected the property on February 23-28, 2015; July 10-14, 2015; December 12-15, 2015; and January 29 — February 2, 2016.

3.                                                              RELIANCE ON OTHER EXPERTS

In regards to the mining concessions, the author was provided with a title opinion by the law firm Vázquez, Sierra, and García, S.C. that related to titles documentation, tax payments, and assessment works, presented September 26, 2012 to MPR, the opinion stated that all claims are in force and free of any liens and encumbrances. MPR has provided details for matters pertaining to the time since September 26, 2012.

The author has relied on the title opinion and statements by MPR that the claims and agreements are in good standing. The author is not qualified to express a legal opinion with respect to the property title and associated matters related to land tenure, and therefore disclaims responsibility in respect of such matters.

4.                                                              PROPERTY DESCRIPTION AND LOCATION

The Los Gatos project is located in the South-central part of Mexican State of Chihuahua, within the Municipality of Satevó (Figure 4-1). Chihuahua borders the neighboring states of Coahuila, Durango, Sinaloa and Sonora, and shares a common border with the United States of America.

Chihuahua has a long mining history with substantial production of silver, gold, lead and zinc from deposit districts such as Santa Eulalia, Naica, Santa Bárbara, San Francisco del Oro, Bismark, and new deposits such as El Sauzal, Palmarejo, and Dolores.

4.1                                                       Location

The Cerro Los Gatos Deposit is roughly centered on Latitude 27° 34’ 17” N, Longitude 106° 21’ 33” W, near the town of San José de Sitio. It is approximately 120 km South of the state capital of Chihuahua City and approximately 100 km North/Northwest of the historic mining city of Hidalgo del Parral. The project is accessible by automobile from Mexican Federal Highway 24 to kilometer 81 and then turning West on an newly paved road for 40 km West to the community of San José de Sitio, which is situated near the Southeast end of the concession block. Travel time by automobile is approximately two hours, either from Chihuahua City from the North or Hidalgo del Parral from the South. The city of Valle de Zaragoza, located on federal highway 24, 35 km to the South of the turnoff to San José del Sitio is the nearest significant commercial center.

4.1.1                                             Mining Concession

MPR is the concession owner of a series of claim titles covering 103,086.8 titled mining concessions are summarized in Table 4-1.

Table 4-1: Los Gatos Project Titled Mining Concessions

		Title	Date	Date of		Original
	Concession Name	Number	Granted	Expiration	Hectares	Concessionaire
1	Paula Adorada	223392	09-Dec-04	08-Dec-54	40	Grupo Factor
2	Mezcalera	228249	17-Oct-06	16-Oct-56	4,991.63	Minera Plata Real
3	Mezcalera 2 Fracción I	228929	21-Feb-07	20-Feb-57	39.2621	Minera Plata Real
4	Mezcalera 2 Fracción II	228930	21-Feb-07	20-Feb-57	26.1402	Minera Plata Real
5	Mezcalera 2 Fracción III	228931	21-Feb-07	20-Feb-57	29.0859	Minera Plata Real
6	Los Gatos 2	228950	22-Feb-07	21-Feb-57	10,719.58	Minera Plata Real
7	Los Gatos 3	231076	16-Jan-08	15-Jan-58	27.2846	Minera Plata Real
8	Los Gatos	231498	04-Mar-08	03-Mar-58	19,711.69	La Cuesta
9	San Luis	236908	05-Oct-10	04-Oct-60	16	Minera Plata Real
10	Gavilana	237137	19-Nov-10	18-Nov-60	10	Minera Plata Real
11	La Gavilana Fracción I	237461	21-Dec-10	20-Dec-60	44	Minera Plata Real
12	Los Estados Fracción I	237694	25-Apr-11	25-Apr-61	9	Minera Plata Real
13	Los Estados Fracción II	237695	25-Apr-11	25-Apr-61	44	Minera Plata Real
14	Los Gatos 4	238511	23-Sep-11	22-Sep-61	52,596.97	Minera Plata Real
15	Los Veranos	238573	23-Sep-11	22-Sep-61	14,739.80	Minera Plata Real
16	San Luis 2	238694	18-Oct-11	17-Oct-61	42.3904	Minera Plata Real
17	San Luis 3	240592	23-May-12	22-May-62	0.0111	Minera Plata Real
Total					103,086.8

The Los Gatos Joint Venture holds these concessions through its 100%-owned Mexican subsidiary company, Minera Plata Real S. de R.L. de C.V. (MPR). The Los Gatos Joint Venture is 70% owned by Sunshine Silver Mining and Refining Corp. and 30% owned by Dowa Metals & Mining Co., Ltd. MPR holds the rights to the concessions of Los Gatos and Paula Adorada through exploration agreements with purchase options, which have been duly executed and recorded in the Mexican Public Registry of Mines

(Vazquez, Sierra, and García, S.C) The Los Gatos concession (Title 231498) is held subject to a royalty provision to La Cuesta International, Inc.

The details of the two contracts follow, as provided by MPR.

4.1.2                                             Los Gatos and Paula Adorada Concessions

On the Los Gatos concession, MPR is required to make semi-annual advance royalty payments, and is required to make a production royalty payment of 2% net smelter return on production from the Los Gatos concession (reduces to 0.5% upon all payments reaching $10 million) and 0.5% net smelter return from lands within a one kilometer boundary of the Los Gatos concession to La Cuesta International S.A de C.V. (a company wholly owned by Perry Durning and Frank Hillemeyer). During the pre-production phase, the MPR is obligated to annually complete a minimum of U.S. $100,000 of exploration work on the concession. The agreement has no expiration date; however, the Company may terminate the agreement upon 30-day official termination notification. The registered ownership of the Los Gatos concession (title 231498) was transferred from La Cuesta to MPR in 2015.

The Paula Adorada concession was acquired from Chihuahua based company Grupo Factor through an option to purchase agreement in effect from 2008-2013. Once all obligations and payments were completed during the term of the agreement, the registered ownership of the Paula Adorada concession (title 223392) was transferred from Grupo Factor to MPR in 2014 with no remaining obligations or royalties.

4.1.3                                             Internal Concessions not held by MPR

There are nine small concessions within the Los Gatos project area that are not held by MPR. MPR plans to apply for the canceled concessions when they are formally liberated.

Table 4-2: Internal Concessions

Concession Name	Title	Surface Area	Owner	Status
AMPL. ESTE DE SAN LUIS	187436	42.4019	MARIO HUMBERTO AYUB TOUCHE	Canceled
AMPLIACION OESTE DE SAN LUIS	187432	53.3725	MARIO HUMBERTO AYUB TOUCHE	Current
LA CALESA	187433	4.1992	FIDENCIO CHAVEZ SOTO	Canceled
LA CONCEPCION	188161	10.0000	MINAS DE SATEVÓ, S.A. DE C.V.	Canceled
SAN BRIGIDO	191780	80.0000	JOSÉ LUIS CHAVEZ COBOS	Current
AMPL. DE SAN BRIGIDO	195307	50.0000	FIDENCIO CHAVEZ SOTO	Current
LA CIENEGUITA	204861	21.0000	MINAS DE SATEVÓ, S.A. DE C.V.	Canceled
MARGARITA	171530	70.8550	CIA. MINERA LA PERLA, S.A.	Current
EL TREN	172158	54.7700	CIA. MINERA LA PERLA, S.A.	Current

Under Mexican Mining Legislation, titled concessions must have submitted the required Surveying and Assessment Works to define their precise location and rights against any pre-existing mining claim. Once titled, concession owners have the obligation to submit annual Assessment of Work Reports for each concession or group of concessions based on minimum investment amounts. A second obligation that titled mining concessions must meet is the bi-annual payment of mining duties. According to the Title

Opinion issued by the law firm Vázquez, Sierra, and García, S.C. in 2012, the MPR concessions are in good standing.

Titled mining concessions, following the amendments made to the Mining Law in 2005, have an effective period of 50 years counted from their registration in the Public Registry of Mines and can be renewed for equal periods provided there are no grounds for cancellation; therefore, MPR’s concessions have a period of validity that reaches between 2054 and 2062 (Table 4-1).

Information provided by MPR indicates that all the concessions have complied with their obligations as of July 2016, and mining duties have been paid, including the second six months of 2016 (Table 4-2).

4.2                                                       Surface Rights

MPR has arranged permissions to enter and perform exploration activities on a number of land properties in the project area. Figure 4-3 shows the distribution of communal land and private property where permissions have been obtained and those under negotiation against the boundaries of mining concessions. MPR has purchased surface lands covering the known extents of the Cerro Los Gatos, Esther and Amapola Resource areas totaling 5,478.9 hectares as shown in light blue in Figure 4-3.

MPR has negotiated and ratified access agreements with the two blocks of communally owned land belonging to the Ejidos of La Esperanza shown in purple on Figure 4-3 and San José del Sitio shown in light green on Figure 4-3. These agreements allow access through the surface land holdings of both communities and are registered with the federal land registry. MPR has worked together with both communities since the inception of the exploration project and has enjoyed strong support from the community leaders and general assemblies.

MPR has established a multi-disciplinary team to communicate the progress of the project to both La Esperanza and San José del Sitio, as well as the surrounding communities and municipalities.

4.3                                                       Environmental Permitting

MPR has filed a MIA to SEMARNAT, the environmental authority in Mexico. According to the Mexican regulations, the Project “Los Gatos” contemplates the execution of activities considered risky, which must be in compliance with the provisions of Article 147 of the Ley General del Equilibrio Ecológico y la Protección al Ambiente (LGEEPA) (General Law of Ecological Equilibrium and Environmental Protection). To comply with this regulation, an environmental risk study has been filed along with the MIA. Once the project is authorized in terms of impact and environmental risk, the necessary programs for accident prevention (PPA) and the Contingency Plan will be developed.

According to article 28, section VII of the LGEEPA, land use changes in forested areas as well as in jungles and arid zones are subject to the environmental impact assessment. The construction of mining and support infrastructure required by the Mining Project “Los Gatos”, implies a CUSTF (Change of Land Use) in an area of 390.37 hectares covered by desert microphyllous scrubland, according to Article 14 of the environmental impact assessment regulations, and the information on land use change is included in the MIA.

4.4                                                       Environmental Liabilities

The author is not aware of any environmental liabilities to which the property is subject.

5.                                                              ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1                                                       Accessibility

San José del Sitio is accessible by an improved gravel road from the turnoff of Federal Highway 24 at the KM 81 marker between the cities of Chihuahua and Hidalgo de Parral.

The access road from Chihuahua, Chihuahua, Mexico has been recently paved a portion of the road from San José del Sitio will be rerouted to the mine site to minimize interference with the drainage that runs in the valley where the Cerro Los Gatos deposit is located. The cost for the road improvements has been included in the cost estimate.

5.2                                                       Climate, Vegetation, Soils and Land Use

The project area is located in the Sierras y Llanuras del Norte Physiographic Province near the boundaries between the Gran Meseta y Cañones and the Sierras y Llanuras Tarahumara Sub Provinces. The general physiography of the Los Gatos area is characterized by low to middle rolling volcanic hills with local escarpments and flat valley floors. Altitudes vary with between 1,550 masl at the base of the Santo Toribio Creek and 1,780 masl at the top of the Los Gatos Hill, one of the highest peaks of the project area.

The climate of the Los Gatos project is typical of desert areas of Northwest Mexico, extreme semi-arid, with a maximum temperature in the order of 41.7°C and a minimum recorded at minus 14°C; annual average temperature is 18.3°C. Annual rainfall averages 363.9 millimeters (mm) over an average of 61 days, mostly during the rainy season of June through September, and relative humidity is 50%, with a dominant Northeastward wind. There is abundant sunshine and little cloud cover during the majority of the year. Snow is a rare occurrence in Southern Chihuahua but has been recorded on occasion. Exploration and mining activities are seldom interrupted by adverse weather conditions, with the exception of short-lived storms producing water floods and damage to access roads.

Vegetation is characterized by a semi-desert landscape, with typical low brush vegetation in the slopes including lechuguilla, ocotillo, sotol, yucca, sage, bear grass, and other types of indigenous grasses. Larger brush and trees are common along the main watercourses, with the presence of oak, cypress, cottonwood, poplar, huizache, and mesquite, among others.

The soils of the area are sandy to rocky and are composed of detrital material from the local volcanic and sedimentary rocks classified as lithosols and yermosols. The lack of flat areas with regular water sources and good soils results in only small areas useful for crops, but there is sufficient growth of native grasses and desert plant life to support the principal economic activity of the region, cattle grazing. Land tenure in the Satevó municipality is 25% communal (Ejido); and 52% private property, with predominantly cattle grazing and other agricultural use.

Locally, the surface lands are mostly owned by private individuals as small cattle ranches, with average sizes of 1,000 to 2,000 hectares. Many of these ranches are unimproved grazing lands with no structures; however, a few ranch houses exist in the scattered areas. Some landowners live locally in the community of San José del Sitio or surrounding communities, while others live in the surrounding cities of Zaragoza, Parral, and Chihuahua.

Two communities hold parcels of surface lands as agrarian communes or “Ejidos.” These are the communities of la Esperanza and San José del Sitio, which have corporate ownership of their respective surface lands (Behre Dolbear, 2011).

5.3                                                       Personnel

As a part of the company’s commitment to adding value to the local communities and building capacity in Mexico, the bulk of the operations workforce will be from Mexico. Ideally, the majority of the workforce will be sourced from local towns. However, due to lack of extractive industry in these local communities, it is expected that a significant number of highly skilled workforce such as engineers, geologists, metallurgists, mechanical and electrical tradesmen with mining and processing experience will be recruited from Chihuahua City and other regions as required. The positions that cannot be filled locally will be staffed with suitably qualified expatriates on fixed term contracts, with the ultimate goal of developing qualified Mexican individuals for these jobs in the future.

5.4                                                       Infrastructure

Water resources in the region are mostly related to the Conchos River Basin, including the San Pedro, San Francisco de Borja, and Satevó River Sub-Basins. A larger supply of surface water is associated with the Conchos River, located 7 km to the South of the main exploration areas. The Conchos River is dammed in several locations, including La Boquilla, a major hydro power plant in the region. Scattered ranch houses within the project area are normally serviced by generators and small wells or capture ponds from surface runoff waters .

Locally, there are significant groundwater deposits, and shallow groundwater has been recorded from most exploration drilling conducted by MPR. Two exploration drill holes in the Cieneguita area produce artesian flows of groundwater, which are now being utilized to replenish a newly constructed reservoir that serves as a rural water supply for local cattle ranching and provides water for the exploration drilling activities of MPR. MPR has conducted detailed hydrogeologic studies over the entire area.

Power to the Los Gatos Mining project site will be supplied via a 115 kV utility transmission line. This line will originate from the ‘San Francisco de Borja’ substation in Satevó (Chihuahua), where a new 115 kV connection will be installed. This connection will include installing a 115 kV switch and feeder, a 7.5 MVAR capacitor bank with circuit protection and substation area modifications for installing new equipment. The 115 kV utility transmission line will be approximately 66 km long.

5.5                                                       Population Centers

The present field camp for MPR is located nearby San José del Sitio, categorized as a Municipal Section of the Satevó Municipality. It is a community of approximately 264 persons, with electrical and water services, elementary school, and basic health services available. Regular daily bus services connect the town with the capital city of Chihuahua. The city of Valle de Zaragoza, 45 km to the East-Southeast of San José del Sitio, located on Federal Highway 24, 35 km to the South of the turnoff to San José del Sitio, is the nearest significant commercial center.

6.                                                              HISTORY

The Los Gatos project area is considered an underexplored region with only small showings of precious and base metal mineralization. It has been the subject of only very limited historical prospecting and mineral exploration. Various maps from the Servicio Geológico Mexicano (SGM — Mexican Geologic Survey) and its predecessors show prospect locations at the Esther, Gavilana (Paula), and San Luis zones with references to the occurrence of silver, lead, and zinc. Reports in the archives of the SGM reference field review of the Tren and Margarita prospects (Baca Carreón, 1964) in the Northwest part of the Los Gatos concession as well the Santa Rita prospect (Ramírez, 1976), located to the East of San José del Sitio outside the Southeastern limit of MPR’s concession block.

Small prospect pits and minor workings are located in the Esther, San Luis, Tren/Margarita, and Paula zones. Local verbal accounts suggest that most of this development occurred in the period of 1920-1950, although there is reference to minor work at the Esther zone as recently as the 1960s. From the limited development observed in each of these zones, it is unlikely that there was ever any record keeping of production. Surface work by MPR has not uncovered any evidence of modern prospecting activities in the area such as drill hole collars, survey points, or earlier sample locations.

The project was initially recognized by reconnaissance activities by Perry Durning and Frank Hillemeyer of La Cuesta International Inc. in 2005 while under contract with Silver Standard Resources. La Cuesta applied for the original Los Gatos concession in 2005 and recommended the target to Silver Standard for acquisition. Silver Standard geologists visited the project in 2005 but rejected further work and freed La Cuesta to promote their project to other entities.

Los Gatos Ltd. (then parent of MPR prior to the merger into Sunshine Silver Mines Corp in 2011) was contacted later in 2005 and the project was visited by representative Jon Gelvin. An initial letter of agreement for exploration work on the project was negotiated between La Cuesta and Los Gatos Ltd. in 2006, and a final contract was ratified in April 2006 between Minera Plata Real S. de R. L. de C.V. (Mexican subsidiary of Sunshine Silver Mines Corp) and La Cuesta International S.A. de C.V. (Mexican subsidiary of La Cuesta International Inc.). Only minor field work was conducted during 2006-2007 on the Los Gatos project during the waiting period for the initial concession to be titled (P. Pyle, 2010).

The only reference to a historic mineral resource estimate in the area is that of CRM’s Julio César Baca-Carreón (1964), who suggested a resource based on 16 samples taken on the Tren/Margarita zone.

Considering the lack of important mine workings and previous drilling or any other direct exploration, there are no other records of historical mineral resource and mineral reserve estimates. Any silver, lead, and zinc production that might have been carried out from the Esther, Gavilana (Paula), San Luis, Tren, and Margarita prospects was probably limited to a few hundreds of tonnes with irregular silver and lead-zinc concentrations (Behre Dolbear, 2011).

6.1          Historic Resource Estimates

Mineral resources were previously estimated for the Los Gatos and Esther deposit by Behre Dolbear and summarized in a Technical Report from July 2011. The estimates were authored by Robert Cameron, PhD. of Behre Dolbear and were adapted from internal estimates by David Rowe and Larry Buchanan, PhD.

The estimates were updated by Tetra Tech with the addition of the Amapola deposit and included in a Technical Report in August 2012 authored by Rex Bryan, PhD. Table 6-1 shows the historic estimates for Los Gatos deposit, Table 6-2 for the Esther deposit, and Table 6-3 for the Amapola deposit.

Table 6-1: Historic Resource Estimates Los Gatos Deposit

Classification	Cutoff Grade	Tonnes M	EqAg g/t	Ag g/t	Pb %	Zn %	Au g/t	Cu %
Behre Dolbear July 2011
Inferred	$50 gross metal value(1)	15.7	NA	128.04	2.74	4.5	0.26	0.16
Tetra Tech 2012
Indicated	100 g/t AqEq(2)	4.8	412	193	2.1	4.5	0.33	0.1
Inferred	100 g/t AqEq(2)	8.54	310	111	2.0	4.1	0.18	0.1

NOTES:

(1) Gross metal equivalent using metal prices Ag: $15.3/toz, Pb: $0.765/lb, Zn $0.9/lb, Cu $2.25/lb

(2) Gross silver equivalent using metal prices Ag: $22.3/toz, Au: $1214.81/toz, Pb: $0.97/lb, Zn $0.91/lb, Cu $3.29/lb

Table 6-2: Historic Resource Estimates Esther Deposit

Classification	Cutoff Grade	Tonnes M	EqAg g/t	Ag g/t	Pb %	Zn %	Au g/t	Cu %
Behre Dolbear July 2011
Inferred	$50 gross metal value(1)	2.5	NA	132.7	1.39	3.24	0.1	0.04
Tetra Tech 2012
Indicated	100 g/t AqEq(2)	0.46	217	133	0.7	2.1	0.04	0.02
Inferred	100 g/t AqEq(2)	2.29	243	98	1.6	3	0.12	0.05

NOTES:

(1) Gross metal equivalent using metal prices Ag: $15.3/toz, Pb: $0.765/lb, Zn $0.9/lb, Cu $2.25/lb

(2) Gross silver equivalent using metal prices Ag: $22.3/toz, Au: $1214.81/toz, Pb: $0.97/lb, Zn $0.91/lb, Cu $3.29/lb

Table 6-3: Historic Resource Estimates Amapola Deposit

Classification	Cutoff Grade	Tonnes M	EqAg g/t	Ag g/t	Pb %	Zn %	Au g/t	Cu %
Tetra Tech 2012
Indicated	100 g/t AqEq(1)	0.25	154	135	0.1	0.3	0.1	0.02
Inferred	100 g/t AqEq(1)	3.44	164	140	0.2	0.3	0.1	0.03

NOTES:

(1) Gross silver equivalent using metal prices Ag: $22.3/toz, Au: $1214.81/toz, Pb: $0.97/lb, Zn $0.91/lb, Cu $3.29/lb

7.                                                              GEOLOGICAL SETTING AND MINERALIZATION

7.1                                                       Regional Geological Setting

The Los Gatos project is located in the transition zone between the Sierra Madre Occidental volcanic province of Western Mexico and the Mesozoic Chihuahua basin, largely sedimentary, to the East. It is also located in the general union of the Sierra Madre Occidental (SMO), Chihuahua, and Parral Tectonostratigraphic Terranes Figure 7-1.

Figure 7-1: Geologic Provinces Map Showing the SMO, Tectono-Stratigraphic Terranes

(SGM, Campa and Coney, 1987; USGS, Hammarstrom et al, 2010)

The zone extends from the younger Trans-Mexican volcanic belt in the state of Jalisco in central Mexico Northward through the states of Durango, Sinaloa, Chihuahua, and Sonora and partially into the Southwestern United States. It is largely characterized by a thick sequence of Tertiary volcanic rocks that are generally dissected by a strong North-Northwest bearing fault system that divides the area into the plateau and barranca sections. The sequence of volcanic rocks is subdivided in two major units, the Lower Volcanic Group and the Upper Volcanic Group.

Lower Volcanic Group (LVG): Characterized by a predominant pile of andesitic volcanoclastic rocks that characteristically outcrop at the bottom of the deep barrancas. The group is generally massive in nature and shows extensive propylitic alteration, commonly due to the alteration effects of coarse-grained to porphyritic intrusive rocks. Even though the volcanism is predominantly andesitic, the upper parts, toward the contact with overlying volcanics, tend to become more felsic, and thick beds of rhyodacite and rhyolite and are found intercalated with andesite and dacite.

Upper Volcanic Group (UVG): Characterized by a thick sequence of felsic volcanoclastic rocks, predominantly ignimbrites, that shows well-defined bedding and tuffaceous horizons. These rocks form most of the high scarps and cliffs that characterize this province. Normal extension faulting creates a series of large, gently dipping blocks with almost no signs of alteration. Volcanism in this area started 30 to 32 million years ago with the beginning of a sudden bimodal, calcalkalic event.

The SMO Province is one of the largest known epithermal, precious-metal metallogenic provinces and is host to well-known gold-silver producing mining districts, including Concheño, Ocampo, Batopilas, San Dimas-Tayoltita, Topia, Guanaceví, and Bacís and recent discoveries such as Mulatos, La Ciénega, El Sauzal, and Pinos Altos. It has been well established that most of these districts are enclosed within the LVG sequence, although few of them show mineralization transecting up to the base of the UVG, as evidenced at La Ciénega and Ocampo.

The oldest rocks of the area are Mesozoic (Cretaceous) aged sedimentary rocks belonging to the Chihuahua Platform. Predominant silver-lead-zinc mineralization characterizes this region, and mineralization is commonly related to skarn, limestone replacement, and Mississippi Valley type deposits. Some of the best examples include Santa Eulalia, Naica, Bismark, San Martín, Velardeña, La Negra, La Encantada, Concepción del Oro, Charcas, and many others.

Volcanic rocks of the SMO volcanic province were erupted upon an irregularly folded and faulted surface of these older sedimentary rocks.

Pre-volcanism compression (80-40 Ma) recorded in the underlying sedimentary sequence was followed by North-Northeast extension (<29 Ma) in the region (Ferrari, et al., 2007). Ferrari, Valencia-Moreno, and Bryan (2007) state that the “Sierra Madre Occidental consists of five main igneous complexes: (1) Late Cretaceous to Paleocene plutonic and volcanic rocks; (2) Eocene andesites and lesser rhyolites, traditionally grouped into the Lower Volcanic Complex; (3) silicic ignimbrites mainly emplaced during two pulses in the Oligocene (ca. 32-28 Ma) and Early Miocene; (4) basaltic-andesitic lavas that erupted toward the end of, and after, each ignimbrite pulse, which have been correlated with the Southern Cordillera Basaltic Andesite Province of the Southwestern United States; and (5) post-subduction volcanism consisting of alkaline basalts and ignimbrites emplaced in the late Miocene, Pliocene, and Pleistocene, directly related to the separation of Baja California from the Mexican mainland” (P. Pyle, 2010).

The regional geology in the area of the Cerro Los Gatos Deposit is shown in Figure 7-2. The dominant rocks of the Los Gatos project area would be classified as belonging to the Lower Volcanic Group placing the ages of deposition from 39-35.5 Ma (P. Pyle, 2010).

Figure 7-2: Regional Geologic Map (SGM, 1:250,000 Original Scale) Property Structural Setting

7.2                                                       Property Geological Setting

The oldest rocks of the project area are Upper Cretaceous (Cenomanian) to Lower Paleocene aged sandstones, shales, and limestones correlative with the Mezcalera formation, deposited in the limits between the Aldama (limestone) Platform and the Mesozoic Mexican Sea (open basin environment). These rocks have been locally metamorphosed to phyllites, quartzites, and marbles near areas of igneous activity, including at the Santa Rita skarn area East of San José del Sitio adjacent to the Southeast of the Los Gatos claim block. Rocks of this oldest sedimentary sequence occur within a small horst block located to the Southwest of the Cerro Los Gatos deposit, with prominent high-angle fault boundaries on the North and South, parallel to the regional trend of faulting (Figure 7-2).

Rocks of the series locally referred to as the “Lower Volcanic Series” (Units Tv2, Tv3, and Tv4 from McDowell 2007) dominate the geology of the Los Gatos project area. The oldest of these units are composed of andesitic lava flows and pyroclastic breccias (Unit Tv2) that were deposited on irregular topographic surfaces and have variable thicknesses. The general orientation is relatively flat, with a low regional dip to the Southeast of approximately 8 degrees. There are many exceptions to this orientation in outcrop, however, due to the irregular topography onto which the flows were deposited. Overlying and interbedded with the older andesitic flows are flows and tuffs of dacitic composition (Tv3). Volcanoclastic sandstones and sedimentary breccias occur in the Northeastern portions of the Los Gatos project area in fault contact with the andesitic and dacitic flow rocks. It is possible that these rocks are correlative with the Ts unit of McDowell 2007, which is described as “coarse, generally lithified clastic deposits, associated with Northwest trending linear basins. These rocks are derived from the andesitic and dacitic local terrain and occasionally contain fragments of hydrothermally altered material and vein fragments.

Intruding and deposited on the entire section are locally important rhyolite flows, flow domes, and dikes that are likely correlative with unit Tv4 of McDowell 2007. These rocks are usually strongly silicified and have all of the varied textures expected with the development of flow domes, including autobreccias, flow banding, and intrusive/extrusive transitions.

Each of the rocks in the section contains observable hydrothermal alteration, suggesting that mineralization in the area probably occurred late in the history of the development of the volcanic section. It is important to stress, however, that economic grades of mineralization have only thus far been identified in the andesite and dacite sections (Tv2 and Tv3) (P. Pyle, 2010).

The Los Gatos District hosts a series of quartz, quartz-calcite, and calcite veins in at least fifteen separate vein systems that are exposed along a strike length of approximately 30 km and an outcrop belt width of approximately 5 km. Vein width is generally in the order of 1 m with local wide zones up to 8 m.

Structurally, the veins form two sets with North and Northwest strikes and mostly steep dips, consistent with formation as oblique-slip normal faults. Slicken line rakes indicate dominant normal faulting but with some significant dextral-slip components. A structural model is proposed in which veins formed in dextral-normal faults, with North-striking veins predicted to be thicker with dominant normal slip kinematics and Northwest-striking veins predicted to have oblique-slip kinematics. A dextral component is consistent with horsetail structures (e.g. Mezcalera Vein) and dilatant bends and jogs (cymoid loops; e.g. San Luis system). District-scale East dip of volcanic units suggests a master normal fault to the East hidden below conglomeratic cover and a potential exploration target; geophysical techniques may be useful in such exploration (E.P. Nelson, 2007).

On a regional scale, both West-Northwest and North-Northwest trending structures are very common. The West-Northwest trending fault and fracture zones probably reflect reactivated basement structures, whereas many of the North-Northwest trending faults probably are associated with basin-and-range extension. In the region, epithermal mineralization is associated with both phases of extension, so both trends have exploration potential; however, the basement architecture has overall control on the distribution of magmatic centers and hydrothermal systems. This can be seen in the deflection of later basin-and-range faults and Laramide fold-thrust structures into the pre-existing West-Northwest structural corridors. Because of this, the main West-Northwest trending fault zones are considered to be higher-priority targets (T. Starling, 2010).

7.3                                                       Mineralized Zones

Mineralization at the Cerro Los Gatos deposit is associated with a series of West-Northwest trending veins hosted in volcanics on the footwall side of a listric normal fault contact. The hanging wall of the fault is comprised of epi-clastic sediments. Figure 7-3 is a surficial geologic map of the deposit.

Figure 7-3: Geological Map of the Cerro Los Gatos Deposit Area

Economic mineralized grades are not present at surface; however, epithermal alteration textures are present and aided in the discovery of the deposit. The general Northwest trending East dipping Cerro Los Gatos vein system is persistent with a mapped extension in the order of 10 km, true widths of as much as 30 m at depth as demonstrated by diamond drilling, and local associated veining up to 50 m wide. Banded quartz veins and breccias are cemented by quartz, calcite, and abundant manganese oxides.

A study based on geological characteristics and silver-lead-zinc (arsenic-antimony-mercury) anomalous sections of the vein resulted in the discovery of the Cerro Los Gatos listric-shaped mineralized horizon hosting steeply to shallowly dipping mineralized-shoots at depth. Mineralization of interest occurs for approximately 2,500 m in length, between an elevation varying roughly between 1,200 masl and 1,400 masl through a mineralized vertical extension of between 50 m and 250 m and an estimated average in the order of 200 m. The reported average drilled width of the structure is in the order of 8.9 m. It is noticed that some sections of the vein required deeper drilling and some holes intersected mineralization of interest.

Figure 7-4 is a cross section through the center of the deposit, section line 29, showing Ag equivalent (AgEq) in the drill hole traces and the block model.

Figure 7-4: Cross-Section 29 AgEq

The top of the mineralized horizon at Cerro Los Gatos is generally located at an elevation of 1,400 masl. The surface is in the order of 1,570 masl ± 50 masl

Mineralization of interest and high-grade mineralization have been identified in the different vein systems at the Los Gatos project. Lead, zinc, and silver have been identified from epithermal quartz veins at the surface and from drilling intersections, while smaller, but important quantities of gold and copper associated with the veins have been intersected. Anomalous values have, thus far, been identified in the Cerro Los Gatos, Esther, Amapola, Cieneguita, San Luis, Paula, Rodeo, San Agustín, Boca de León, Lince and Mezcalera zones. Drilling has identified a continuous geometry of the mineralization in the Cerro Los Gatos, Esther and Amapola zones.

Lead mineralization occurs primarily as galena and lead oxide minerals of varying grain sizes that are disseminated in quartz vein material, as open-space filling in cavities, and as replacements in the andesitic and dacitic flow units.

Zinc mineralization occurs as sphalerite and zinc silicate minerals of variable grain sizes disseminated in quartz vein material, as open-space filling in cavities, and as replacements in the andesitic and dacitic flow units. Sphalerite ranges from yellow to brown in color and is deposited in a similar style but is not always associated with the galena mineralization.

Silver mineralization occurs as acanthite (argentite) and native silver and has been detected in thin sections as proustite as small inclusions within galena grains.

Copper mineralization occurs as chalcopyrite and occasional native copper disseminated within quartz veins. Gold mineral species have not been identified visually but are present in small quantities in assay results.

The veins themselves display variable gangue mineralization, depending on the depth of exposure within the epithermal environment. It is common to observe calcite or manganese oxide mineralization at high levels within the epithermal system, which transitions to barite, fluorite, and quartz at lower levels. Adularia, albite, and alunite have also been observed within the veins but only in small percentages and usually at high elevation levels. Within the mineralized portions of the veins, it is common to see quartz with minor fluorite and occasional minor calcite associated with lead, zinc, silver, copper, and gold mineralization. The veins are typically rhythmically banded on a scale of 1 mm to 10 mm per band, with repeated pulses of quartz carrying the metals and other gangue minerals. It is common to see multiple pulses of mineralization where small veins crosscut each other. It is also common to see various coloration of quartz in the multiple pulses, ranging from milky white to vitreous gray to amethystine purple (P. Pyle, 2010).

It is apparent that most of the economic mineral values are associated with sulfide mineralization. Oxide mineralization is limited at depth, and is commonly related to fracture, breccia zones, and open spaces within the veins.

8.                                                              DEPOSIT TYPES

Veins in the Cerro Los Gatos deposit show textures and gangue mineralogy (local chalcedony and calcite, and quartz-replaced lattice texture calcite) that indicate a relatively high-level hydrothermal system in the boiling environment. Breccia with clasts of vein quartz indicates a protracted hydrothermal system during multiple faulting events, a positive sign for economic epithermal veins. It has been interpreted that mineralized-shoots may extend relatively far down dip, possibly to at least 250 m.

Mineralization at Cerro Los Gatos is characterized by, silver, lead, zinc, and copper sulfides and their corresponding oxides, along with fluorite, manganese, barite, and traces of gold associated with quartz and calcite veins. The veins vary in orientation from West-Northwest to Northwest to North-Northwest to North-Northeast and vary in thickness from 1 m to 8 m in outcrop but displaying much greater true thickness at depth. Study of the veins in hand specimens and thin sections suggest they are epithermal in origin and are likely of intermediate sulfidation composition.

The exploration model for these types of veins was put forward in a landmark paper by Dr. Larry J. Buchanan (1981) that set the basis for the understanding and interpretation of epithermal deposits that has been widely used in exploration, Figure 8-2 below. Dr. Buchanan now serves as a special consultant to SSMRC and has been instrumental in the recognition of the importance of the mineralogy of the veins and the expected transitions of the veins in the sub-surface.

Exploration of epithermal veins at Los Gatos is mainly focused on the interpretation of geological, structural, mineralogical, and alteration features in order to identify those areas within where mineral deposition was most likely to occur due to paleo-boiling surfaces at depth. These specific levels within the veins are where economic concentrations of lead, zinc, silver, copper, and gold-particularly bonanza-grade mineralization can be expected. Additional exploration is being targeted to other areas where mineralization can be concentrated, such as in the hanging wall fracture zones to the veins, the flanks of the flow domes, and structural intersections within the vein trends.

Other deposit types in the region suggest that higher-temperature mineralization can also occur, such as the skarn setting identified at the Santa Rita prospect located to the Southeast of the concession block. These higher-temperature analogues have not yet been identified within the concession block (P. Pyle, 2010).

Figure 8-1 shows epi-thermal textures encountered in Drill hole GA-132 at 392 m down the hole on the left, and GA-175 at 273 m down the hole on the right.

Figure 8-1: Epithermal Textures in Drill Core

Figure 8-2: Idealized Section of a Bonanza Epithermal Deposit (Buchanan L.J., 1981)

9.                                                              EXPLORATION

9.1                                                       Historic Exploration

Apart from small pits and workings in the Gavilana (Paula), San Luis, Tren/Margarita, and Esther zones, there has been little to no previous exploration work within the Los Gatos project area. No evidence of systematic prospecting, sampling, or drilling has thus far been identified. The only record of historic sample collection is from Baca Carreón, 1964, where 16 samples along the Tren/Margarita zone were taken.

9.2                                                       Recent Exploration

MPR began its first phase of exploration at the Cerro Los Gatos deposit in 2007 with a program of surface geologic mapping and rock sampling covering approximately 60% of the original Los Gatos concession within the core of the claim block. This work was conducted by a local Mexico-based consulting group, Grupo Azta, and is detailed in a report by J. Islas (2008).

Work by Grupo Azta identified more than 100 km of strike length of quartz and calcite veins, many of which contained anomalous lead, zinc, and silver mineralization. Grupo Azta collected 1,217 rock samples from surface outcrops of vein and wall rocks. Of the 1,217 samples, 200 samples contained values in excess of 10 grams of silver per tonne.

As the mapping by Grupo Azta progressed, it became clear that there were several orientations of prospective veins within the Los Gatos project area. Consultant Eric Nelson was brought in to review the structural geology of the area and make recommendations on the more prospective trends. The results of his work, contained in Nelson (2007), suggested that the most favorable vein trend was North-Northwest and an initial program of drilling was proposed (J. Islas, 2008).

MPR expanded its program at the Los Gatos project in June 2008, employing its own local technical staff, under the supervision of Philip Pyle, Jon Gelvin, and Dr. Larry J. Buchanan. During the months from June 2008 to October 2008, environmental permits were obtained, proposed drill areas were re-mapped and re-sampled, surface access rights were negotiated with local ranches, and drill access roads were constructed.

Drilling began with one rig in October 2008, at the Paula zone, and transitioned in early 2009 to the Cerro Los Gatos zone. The initial significant identification of silver was from hole GA-04 in April 2009, where 73.6 g/t silver was found over 4m from 152 m to 156 m depth. This was quickly followed by significant intercepts in hole GA-06 and then GA-09, which contained 34 m of 414 g/t silver, 2.0% lead, and 4.85% zinc. At this point in the drilling program, the geometry and the preferred level for mineral deposition was identified, and a series of holes were drilled that indicated a continuous mineralized body of apparent high grade mineralization with lead, zinc, and silver mineralization over a strike length in excess of 2.5 km, a dip extent in excess of 250 m, and an average thickness of 8.9 m, within the Cerro Los Gatos banded vein complex.

Also in early 2009, drilling in the Esther zone commenced, with one rig moving back and forth between the Cerro Los Gatos and Esther zones. Significant mineralization was identified in hole ESO4, with 14 m containing 79.8 g/t silver from 102 m to 116 m depth. This was followed with significant offsets in mineralization holes ES05 and ES06, proving a continuous geometry of mineralization for over 1 km of strike length, with an average thickness of more than 3.4 m and a minimum down dip extent of 200 m.

A decision was made to replace the original drilling rig in June 2009 with one of larger capacity, followed quickly by the addition of a second and third drilling rig during the summer of 2009.

Detailed soil geochemistry programs were conducted over the Esther zone and the area between the Cerro Los Gatos and Esther zones. Results of the sampling identified new veins in the Esther zone and revealed four separate structures between the Esther and Cerro Los Gatos zones.

Detailed topographic mapping was created using Photosat, a Canadian contractor. The topography was created at 1 m, 5 m, 10 m, and 50 m contours from Geoeye® satellite coverage captured exclusively for the survey. Survey control points were established on the surface, with coordinates by total station in order to guarantee the accuracy of the survey.

A detailed 3D IP survey was conducted during July 2010 using SJ Geophysics, a contractor from Canada. Lines were initially spaced at 100 m with stations every 25 m and later tightened to 50 m by 25 m. Data from the survey was processed using the UBC inversion algorithms, and the results suggest a correlation between vein mineralization at the Cerro Los Gatos zone and zones of high chargeability and low resistivity. In addition, the vein mineralization at the Esther zone suggests a similar relationship of high chargeability and low resistivity. The first holes to test the trends of mineralization from these surveys have successfully extended mineralization in both zones. As a result of the good correlation with mineralization, extensions of the surveys were begun in November 2010 in both the Cerro Los Gatos and Esther zones. Additionally, data were collected in the Amapola and San Agustín zones to determine the signature of mineralization in these areas for drilling.

Detailed geologic mapping has been conducted over approximately 40% of the Los Gatos concession utilizing both local staff from MPR and independent contractors. Regional-scale mapping has taken place on the remaining 60%.

A second review of structural geology of the Los Gatos and surrounding areas was prepared in March 2010 by consultant Tony Starling of Telluris Consulting. His work suggests a relationship between mineralization and the presence of the younger dome rocks and identifies the younger Northeast trending cross faults as a potentially important conduit for fluid flow during the mineralization phase. In the report (Starling, 2010) also identifies a number of other favorable zones from Geoeye, Spot, and Aster imagery, which may serve as loci for mineralization, that are not well exposed in outcrop.

A detailed study of the local geology in the San Agustin zone was prepared during October 2010 and detailed in a report by Byington (2010). This work suggests a strong preference for North-Northeast trending veins, and a series of drilling recommendations were made. A test of the drill proposals was made with mostly negative results.

Geological, exploration, and drilling information has identified a mineral resource in three of the targets explored, Amapola, Cerro Los Gatos, and Esther. MPR produced preliminary resource estimates internally and through Rowearth Consulting of the Esther and Cerro Los Gatos zones (Behre Dolbear, 2011).

It is the author’s opinion that the samples collected for exploration purposes are representative of project area. Soils and surface rock chip samples were assayed and used for location purposes only and were not incorporated in mineral resource estimates. Assayed drill core was the only source of grade and thickness data incorporated in the mineral resource estimate.

9.3                  Decline and Bulk Sample

Driving of a 1.3 km decline at a 15 percent grade commenced in July of 2015 and reached the upper extent vein in the Central block in September of 2016. Figure 9-1 is a photo of the entrance of the decline taken in August of 2015.

Figure 9-1: Decline Entrance (Mine Portal)

A 1,215 tonne bulk sample was mined on the 1,400 m level from 5 vein drift blast rounds each with 4 m advance along the strike of the lower vein. The material was blended and 50 tonnes were sent to SGS in Lakefield, Ontario, Canada for pilot plant metallurgical testing.

Figure 9-2 is a cross-section showing the path of the decline and the location of the bulk sample. Four drill holes pierced the vein prior to the advance of the decline, samples were collected from the blast rounds.

Figure 9-2: Decline and Bulk Sample Area Cross-Section Looking Northwest (+/- 200 m)

Table 9-1 compares the planned grade and tonnage of six drift 4 m rounds on the vein and the round average and the assumed tonnage of five rounds. The additional drilling and bulk sample suggest that locally the upper extent of the vein is richer in Ag, Pb and Zn than estimated in the model and lower in tonnage. The vein was encountered where it was modeled and expected. Drilling from the decline demonstrated resource grade material exists outside of the model up-dip to the Northwest. The drill holes and bulk sample data have not been included in the block model and will potentially expand the tonnage and improve the grade in the up-dip area of the Central block if included.

Table 9-1: Bulk Sample and Block Model Comparison

	Ag	Pb	Zn	AgEq
	g/t	%	%	g/t	Mass
Model	314	1.70	3.29	500	2,216	(1)
Round 1	1,083	10.97	11.82	1,922
Round 2	739	11.4	11.22	1,571
Round 4	571	5.95	6.86	1,044
Round 5	309	3.41	5.55	642
Round 6	473	4.64	4.73	817
Round Average	635	7.27	8.04	1,199	1,215	(2)
Comparison % Round Average/Model	202	429	244	240	69	(3)

NOTES                                    1: Planned for 6 rounds with 4 m advances;

2: Bulk sample grades only contain 5 rounds.

3: Model mass corrected for 5, 243 tonne rounds instead of 6.

Figure 9-3 shows the bulk sample drilling as well as the blast round AgEq grades compared to the model AgEq grade within the high-grade +150 AgEq g/t shell.

Figure 9-3: 3D Clipped View of Bulk Sample and Block Model AgEq Grades

10.                                                       DRILLING

As of September, 2016, 385 drill holes relevant to the Cerro Los Gatos Deposit had been completed by MPR, for a total of 127,687 m. The project database contains drilling on other prospects that are not applicable to this report. Figure 10-2 shows drilling associated with the Cerro Los Gatos deposit, Table 10-1 tabulates the drilling by purpose.

Table 10-1: Drill Hole Count by Purpose

Purpose	Count	Length (m)
Exploration	332	117,632
Exploration and Metallurgical testing	6	1,733
Underground Bulk Sample Targeting	4	415
Metallurgical Testing	5	1,693
Geotechnical	18	4,134
Tailings Geotechnical	14	280
Hydrologic Study	6	1,800
Total	385	127,687

Drilling was initiated at the Los Gatos project in October 2008 and continued until 2012. Drilling recommenced in 2015 following the joint venture agreement with DOWA, with four rigs simultaneously drilling until February 2016. Drilling began with a Mexican contractor, Minera Gavilán, but the majority of drilling has been completed by Major Drilling Company with Major 5000 rigs. Drilling is conducted using a wire line rig with diamond core capabilities. Holes begin with HQ size and are reduced, if necessary, to NQ and very rarely to BQ, if difficult drilling conditions are encountered. Drilling from the 2015-2016 program were pre-collared with tri-cone bit.

Holes are surveyed with a Flexit EZ trac device at 50 m intervals, as the holes are completed. Accuracy of the Flexit EZ trac is reported by its manufacturer to be 0.25 degrees in calculation of both the azimuth and inclination. Surveys of hole collar coordinates are completed by a local contract topographer using a Topcon Total Station GTS-236W. All collar and survey information is stored in a master database in Microsoft Access® (Behre Dolbear, 2011). Most collars have been cemented and annotated with the drill hole name as shown in Figure 10-1. Few monuments have been inadvertently destroyed by vehicles.

Figure 10-1: Drill Hole Collar Monument

Early drill holes were positioned to intersect the vein at nearest to perpendicular to strike and dip as possible; however, recent infill drilling has utilized shared drilling pads to limit surface disturbance and preparation.

Drill hole intersection grades and thicknesses are shown in several cross-sections and 3D views provided in the Mineral Resource Estimation section of this report.

Figure 10-2:  Drill Hole Location Map

11.                  SAMPLE PREPARATION, ANALYSES AND SECURITY

Data summarized in this section and utilized for resource estimation has been collected by MPR. The sample preparation, analyses and security procedures implemented by MPR meet standard practices in most cases. Refinements to several protocols are required to achieve the best possible quality control (QC) of sampling. The data collected is of adequate quality and reliability to support the estimation of mineral resources.

No historic sampling by previous operators has been utilized by MPR, and has not been described in this section. Descriptions and quantities of samples are limited to drilling within the immediate Cerro Los Gatos deposit resource area (project ID “GA” in the database); various surface sampling and drilling outside of deposit area are not considered relevant to this section.

11.1                Sample Preparation

Diamond drill core is transported from the rig to the core preparation site in the town of San José del Sitio, by truck. Following geotechnical logging by field assistants, geologists log the core and select sample intervals. Sample intervals are selected only where the geologist anticipates mineralization to exist. In practice, the core is extensively sampled above the hanging wall and below footwall on either side of the mineralized zone. Samples are constrained to a minimum length of 80 cm and maximum of 10 m. The mode sample length is 2 m, 79% of samples are 2 m in length, 0.5% are greater than 2 m and 20.5% are less than 2 m.

During the process of sample selection, the geologist draws a centerline to guide the core cutter. A sample sheet is provided to the core cutter containing sample numbers and from, to intervals. In addition to a cut sheet, a sample tag booklet system is used. The booklet contains two removable tags, one is stapled to the plastic corrugated core box and the other is placed in the sample bag along with the sample, the book is retained. The sample ID is also transcribed on the white plastic core box using a red marker, Figure 11-1. Sample numbering begins where the previous sample batch left off.

Figure 11-1: Sampled Drill Core

11.2                                                Security

Core preparation is completed in a converted residential double lot in the town of San José del Sitio. The buildings and fence gates are locked at night. Sample batches waiting to be transported to Chihuahua City are stored in a secure building adjacent to the core logging area. When each hole is completed, samples are transported to Chihuahua City, typically three times a week, where they are immediately delivered to ALS Chemex’s preparation facility in Chihuahua City (ALS Chihuahua). A Chain of Custody form is used to track the samples once they leave the security of the core facility in San José del Sitio. Only project level staff are involved with the selection, preparation and delivery of samples to the laboratory.

11.3                                                Analyses

Samples are prepared by drying, crushing, splitting, and pulverizing at ALS Chihuahua and pulps are shipped to Vancouver, British Columbia, Canada (ALS Vancouver) for analysis. ALS Chemex is independent of Sunshine and MPR and is ISO 17025 accredited, the accreditation of ALS Vancouver encompasses preparation processes completed at ALS Chihuahua.

Samples are initially analyzed for Ag, Pb, Zn, Cu, and 37 additional elements using aqua regia inductively coupled plasma — atomic emission spectroscopy (ICP41) with re-run for values exceeding 100 g/t Ag, and 1% Pb, Zn, Cu analyzed by ore grade aqua regia inductively coupled plasma — atomic emission spectroscopy (OG62). Values further exceeding 1,500 g/t Ag are re-run using fire assay with gravimetric finish (GRA21)

Samples are also initially analyzed for Au using fire assay with atomic absorption spectroscopy finish (AA23) with a re-run for values exceeding 10 g/t Au using fire assay with gravimetric finish (GRA21).

Analysis flow is further shown in graphic form in Figure 11-2.

Figure 11-2:  Sample Analysis Flow Diagram

11.4                                                Quality Assurance and Quality Control for Sample Analysis

MPR’s quality assurance (QA) measures involve the use of standard practice procedures for sample collection as described above; and include oversight by experienced geologic staff during data collection. QC measures implemented by MPR include in-stream sample submittal of standard reference material, blank material and field duplicate sampling.

11.4.1                                      Quality Control Sample Performance

QC sample performance is tracked by a dedicated on site database manager by visually comparing results returned from the lab to control samples in an established work order. In few instances, issues were cited and re-run by the laboratory. QC sample performance trends over time are not reviewed on site but is recommended that they be graphically tracked on a continual basis for Ag as well as Pb, Zn, Cu and Au.

QC performance reviewed as part of this report indicate:

•                  Standard performance is good, with most initial failures attributable to clerical errors and true failures from certified values near the detection limit. Clerical errors once discovered should be corrected as soon as possible;

•                  Blank performance for Ag is good, but poor performance for Pb, Zn, and Cu should be investigated. Disparities between Ag performance and the poor performance of Pb, Zn, and Cu is related to the proportion of the detection limit to relevant resource grade. Even so, uncertified blanks could contain base levels of Pb, Zn and Cu several times greater than the detection limit, or samples are possibly being contaminated during preparation or analysis. Uncertified blanks further complicates investigation. The use of non-certified blanks should be abandoned and the laboratory’s internal blank controls should be requested to potentially rule out contamination. Observed levels of possible contamination are too low to have a material effect on the estimation of resources. This is supported by good performance seen for standards, significant contamination would likely have biased standard analyses as well, and this was not observed; and

•                  Field duplicate performance is reasonable but protocols should be altered to test intervals within the high-grade portions of the mineralized zone more often.

12.                  DATA VERIFICATION

The following describes steps taken by the qualified person, Tetra Tech personnel, and previous authors to verify data provided by MPR. The author visited the site August 18-19, 2015 and December 7-8, 2011. A Tetra Tech staff member audited the project database and visited ALS Chemex Vancouver on August 29, 2012.

Data verification conducted during the 2015 site visit included: observations of drill hole collar locations and orientations, inspection of drill core compared to logs and analytical results, observations of the drill rig and core collection, observations core intake, visits to outcrops, discussions with MPR geologist including reviews of working maps and cross-sections. Data verification by the qualified person indicates the data collected by MPR meets industry standard practice and is sufficient to support the estimation of mineral resources.

12.1                Check Sampling

Confirmatory sampling of drill core was completed by Tetra Tech during a site visit in July 2012. Thirty-four previously sampled half cores were quartered and bagged under the supervision of Tetra Tech, and sent to ALS Chemex to undergo the sample analysis regiment used by MPR. Seven check samples collected by Behre Dolbear in 2009 as part of their data verification efforts were added to this comparison. Figure 12-1 compares the original sample database values and the check samples in a box and whiskers plot.

Figure 12-1:  Check Sample Scatter Plot

The box and whisker plots show that the means, medians, and population distributions are reasonably similar for Ag, Pb, Zn, Cu and Au. Additionally, the 41 samples are compared in Figure 12-2 as a scatter plot, with the original sample database values on the x-axis and the check samples on the y-axis. The scatter plot shows reasonable reproducibility, but does contain large differences for a handful of samples which is typical of duplicate sampling. Both figures demonstrate the original and check data are suitably similar for the purposes of independent qualified person verification. This spot check verification is not a substitute for umpire sampling recommended in Section 11 of this report, which should be made part of MPR QA/QC process.

Figure 12-2:  Check Sample Scatter Plot

12.2                                                Database Verification

Verification of the database involved the following:

•                  Drill hole database validation that checked for from and to overlaps, excessive drill hole deviations, missing intervals, and missing holes from drill hole interval files;

•                  Comparison of the section interpretations to the geologic logs;

•                  A comparison of the collar elevation to the topographic surface;

•                  Comparison of standard reference material to the normal intervals to determine if any mislabeled standards were present in the database;

•                  Spot checks of the assay certificates to the database conducted in 2012 database audit; and

•                  Collar location spot checks by handheld GPS, Table 12-1.

Table 12-1: Collar Verification by Handheld GPS

Hole ID	Easting	Northing	Check Easting GPS	Check Northing GPS	Absolute Difference (m)
GA-23	368,554	3,047,578	368,549	3,047,582	6.8
GA-150	368,553	3,047,578	368,549	3,047,582	5.2
GA-154	368,553	3,047,578	368,549	3,047,582	5.2
GA-263	368,551	3,047,578	368,549	3,047,582	3.9
GA-167	369,439	3,047,228	369,431	3,047,233	9.9
GA-170	369,439	3,047,229	369,431	3,047,233	9.8
GA-140	368,638	3,047,548	368,630	3,047,556	11.1
GA-142	368,638	3,047,548	368,630	3,047,556	10.9
GA-145	368,638	3,047,549	368,630	3,047,556	10.8
GA-76	368,618	3,047,562	368,614	3,047,563	4.4
GA-183	368,642	3,047,596	368,635	3,047,597	6.4
GA-185	368,642	3,047,597	368,635	3,047,597	6.5
GA-180	368,642	3,047,596	368,635	3,047,597	6.2

12.3                                                Metallurgical Sampling

In April of 2016, SGS received a list of 21 variability samples selected by Sunshine Silver Mining & Refining Corporation that had been submitted to the SGS lab in Vancouver for metallurgical and hardness testing. A review of the samples selected was completed by Amanda Landriault, P.Geo. to evaluate how geologically representative the samples were compared to the material in the mine plan. The goal of the sample selection review was to identify any gaps or fatal flaws in the samples that were sent for analysis. This review did not include a review of the number of, or types of tests that were completed on the samples.

The conclusions and recommendations of the study illustrate that samples were well selected to respect various grades, alterations, and host rock. No apparent metal domaining or zoning exists in the deposit to date. Most of the samples fall within the bulk of the grade distributions and sampling of the higher grade material has been accounted for.

SGS is of the opinion that some of the material just above the AgEq 150 ppm cut-off, for example two samples with AgEq values between 175-200 ppm, should be included in future metallurgical sampling.

The compositing recipe instructions were provided to SGS by DOWA and did not systematically include dilution material at the sample limits. Five of the 21 samples contain sufficient dilution that could provide an idea of the metallurgical behavior of material containing wall rock. It is critical to include wall rock surrounding the mineralized zones to study how the host rock will behave during processing and how it could affect metal extraction. Additionally, the wall rock surrounding mineralized structures contains alteration and possibly low grade ore which will have an effect on the comminution and flotation. A selective mining unit (SMU) must also be considered due to the variable thickness of the veins; specifically, the smallest reasonable unit of measurement that will be possible during the blasting and excavation process. Proximal veins could be mined together depending on the SMU, in which case additional country rock will invariably be included. In future metallurgical work, a more reasonable amount of dilution (that could be estimated from the expected local mining dilution given the local horizontal thickness of the vein) should be included in all samples.

13.                                                       MINERAL PROCESSING AND METALLURGICAL TESTING

This section summarizes testwork completed by SGS Vancouver Metallurgy on 2015 test program samples originating from Los Gatos Project, Mexico. The objective of this program was to support the feasibility study.

13.1                                                Samples

In total, 21 variability composites were assembled per instructions provided by MPR. A master composite was prepared from the first 13 variability composites (Var 1-Var 13) by a 75% split-out. The 75% splits were combined as master composite. The remaining 25% split of Var 1-Var 13 and the 100% of Var 14-Var 21 were blended separately. The weights of master composites and variability composites for metallurgical testwork are summarized in Table 13-1. A total of 467 kg of master composite was prepared.

Table 13-1: Weights of Master Composite and Variability Composites

Comp Name	Start Weight, kg	Master Composite Split 75%, kg	Variability Composite Split, kg
Vari 1	25.9	19.4	6.5
Vari 2	106.8	80.1	26.7
Vari 3	26.1	19.6	6.5
Vari 4	79.4	59.6	19.9
Vari 5	21.6	16.2	5.4
Vari 6	13.2	9.9	3.3
Vari 7	34.2	25.6	8.5
Vari 8	25.2	18.9	6.3
Vari 9	100.9	75.7	25.2
Vari 10	50.4	37.8	12.6
Vari 11	31.0	23.2	7.7
Vari 12	35.5	26.6	8.9
Vari 13	72.9	54.7	18.2
Vari 14	89.4		89.4
Vari 15	57.9		57.9
Vari 16	21.3		21.3
Vari 17	21.7		21.7
Vari 18	26.4		26.4
Vari 19	13.5		13.5
Vari 20	12.1		12.1
Vari 21	23.4		23.4
Master Composite		467.3

The head assay results are summarized in Table 13-2. The master composite assayed 0.1% Cu, 2.38% Pb, 5.27% Zn, 275 g/t Ag, 3.48% S and 2.86% F. Silica is the primary gangue mineral ranging from 48.1% to 77.6%.

Table 13-2: Head Assays of Flotation Composites

Analyte	Cu	Pb	Zn	Fe	Au	Ag	S	F
Unit	%	%	%	%	g/t	g/t	%	%
Vari 1	0.07	5.38	3.47	2.79	0.52	206	3.26	2.45
Vari 2	0.14	1.95	5.12	2.95	0.60	566	3.35	3.14
Vari 3	0.12	1.90	6.99	2.92	0.47	163	4.11	2.02
Vari 4	0.11	1.09	2.65	2.54	0.41	235	1.59	2.87
Vari 5	0.05	2.38	2.72	2.14	0.20	88	3.06	3.48
Vari 6	0.15	2.28	5.00	5.07	0.13	128	4.97	1.43
Vari 7	0.06	1.63	3.74	1.90	0.14	133	2.05	3.04
Vari 8	0.07	1.16	3.90	2.79	0.26	67	2.51	2.03
Vari 9	0.13	2.94	7.65	4.89	0.18	311	3.85	3.74
Vari 10	0.12	4.73	9.50	3.66	0.25	310	7.26	4.29
Vari 11	0.15	3.70	6.79	3.08	0.20	185	4.52	4.25
Vari 12	0.07	1.54	5.03	3.32	0.51	161	3.91	3.02
Vari 13	0.05	1.61	3.71	2.95	0.46	83	3.19	3.10
Vari 14	0.10	1.11	4.81	4.18	0.12	90	3.58	0.70
Vari 15	0.10	3.66	6.28	4.99	0.26	183	5.14	1.38
Vari 16	0.13	6.42	9.37	3.72	0.57	1100	6.69	1.51
Vari 17	0.09	0.97	3.33	3.12	0.49	620	2.74	1.71
Vari 18	0.11	2.19	5.75	4.55	0.10	100	4.02	2.18
Vari 19	0.12	2.58	7.43	7.35	0.23	109	4.40	3.92
Vari 20	0.08	1.43	2.10	3.14	0.10	58	1.01	4.45
Vari 21	0.10	3.73	2.93	4.11	0.16	113	1.63	5.94
Master	0.10	2.38	5.27	3.56	0.51	275	3.48	2.86

13.2                                                Mineralogy

The identified recoverable minerals are silver minerals, galena, and sphalerite; the pyrite content varies from 0.34-4.45% with an average of 1.78%.

Quartz has been identified as the primary gangue mineral, ranging from 47.9 to 71.7%. The samples also contain significant amount of feldspar (0.87-22.9%), mica (0.6-6.19%), chlorite (1-11%) and fluorite (1.9-11.2%).

Lead is present mainly as galena and lead oxide minerals are also identified in some of the samples; elevated oxide levels are contained in samples received from the Southeast zone.

Zinc is present primarily as sphalerite with significant occurrences of willemite (Zn2SiO4) and other zinc silicates (as alteration phases) in all samples. The combined amount of willemite and other zinc minerals ranges from 0.6-7.24%, but some samples contain as much as 6.93% of willemite and other zinc silicates (Var 9). Zinc deportment should be studied and understood well as this parameter could influence the mine production plan and may impact cash flow models.

According to the SGS dataset, generated using QEMSCAN technology as displayed in Figure 13-1, galena and sphalerite are both very finely grained. Fine primary and regrind sizes would be anticipated to facilitate separation of the two minerals into clean flotation concentrates.

Figure 13-1:  Cumulative Grain Size Distribution (Graph from SGS)

QEMSCAN analysis was performed on the master composite and 21 variability samples. Process mineralogy was also conducted on the flotation and gravity products. This section summarizes the QEMSCAN results. The detailed results are presented in “A Feasibility Level Metallurgical Study of the Los Gatos PJ Project.”

13.3                                                Comminution

A summary of the grindability results is provided in Table 13-3. The number of samples tested per zone is also provided. The following tests were performed on Los Gatos samples:

•                  JK Drop-weight

•                  SAG Mill Comminution, SMC

•                  SAG Power Index, SPI

•                  Bond Rod Mill Work Index, BRWI

•                  Bond Ball Mill Work Index, BBWI

•                  Abrasion Index

Table 13-3: Comminution Test Results Summary

		JK Parameters						SPI		BWI	Bond Ai
	Relative Density (2)	A x b (1)	ta (1)	SCSE(1) (kWh/t)	A x b (2)	ta (2)	SCSE (2) (kWh/t)	CEET Ci	SPI (min)	BWI (kWh/t)	Ai (g)
Average	2.79	62.4	0.51	8.30	53.6	0.50	8.87	8.7	73.2	17.4	0.661
Std. Dev.	0.09	—	—	—	7.8	0.06	0.44	3.4	14.6	1.5	0.065
Rel. Std. Dev.	3	—	—	—	15	13	5	39	20	8	10
Minimum	2.68	—	—	—	77.6	0.70	7.66	16.0	46.7	15.3	0.598
10th Percentile	2.70	—	—	—	61.6	0.56	8.40	12.6	59.0	15.4	0.604
25th Percentile	2.71	—	—	—	57.4	0.54	8.55	11.5	62.9	16.1	0.609
Median	2.77	—	—	—	51.2	0.47	9.02	7.8	71.3	17.5	0.630
75th Percentile	2.87	—	—	—	47.7	0.45	9.25	5.7	82.2	18.4	0.719
90th Percentile	2.92	—	—	—	45.8	0.43	9.32	5.4	96.0	18.9	0.741
Maximum	2.93	—	—	—	45.0	0.43	9.36	4.5	102.1	20.6	0.775

(1)          from DWT

(2)          from SMC; the ta value reported as part of the SMC procedure is an estimate

*                Minimum and Maximum refer to softest and hardes for the grindability tests, repectively

Based on these results, the ore appears to be softer per JKTech database of Drop-weight test and SMC test; the ore also appears to be of moderately soft to moderately hard per SGS database with respect to SAG milling, and appears to be of moderately hard to hard with respect to ball milling. Based on the Ai, the ore is categorized the samples from abrasive to very abrasive.

13.4                                                Flotation Testing

Flotation tests were performed on the master composite and 21 variability composites.

Due to the improved marketability of the separate lead and/or zinc concentrates over a bulk concentrate; a sequential flowsheet was used for the design of the plant. The following subsections refer to the development of that sequential flowsheet.

A total of 44 flotation tests including five locked cycle tests were completed on the master composite. The conditions developed in 2014 program were used as a baseline. A number of factors including primary grind size, reagent dosage and flotation time were investigated in this test program.

13.4.1             Effect of Primary Grind Size on Flotation

13.4.1.1         Lead and Silver Flotation

Six lead and zinc rougher flotation tests were performed at varying primary grinds and the results of lead recovery and zinc misplacement are presented in Figure 13-2.

Figure 13-2:  Effect of Grind Size on Lead Flotation in Rougher Tests

F1, F2 and F3: These three tests were performed at a k80 of 73, 102 and 125 microns, respectively. No significant difference between these selected size distributions was observed. The lead rougher recoveries were high at 89.7-90.4% at a zinc misplacement of 13.9-15.4%.

F4 and F5: The two tests were performed at a k80 of 169 and 205 microns, respectively. The lead recoveries were approximately 2% lower when compared to the tests F1-F3 with a zinc misplacement of 14.5-15.5%.

F11: The test was conducted at a k80 of 46 microns and produced the best lead flotation results. Finer primary grind produced higher lead recovery.

The relationship between silver recovery and rougher concentrate mass pull is presented in Figure 13-3. There was a good correlation between silver recovery and primary grind size. Higher silver recovery was obtained at finer grind sizes and the 46 micron grind produced the highest silver recovery under tested conditions.

Figure 13-3:  Effect of Grind Size on Silver Flotation in Rougher Tests

The primary grind size on lead and silver flotation was further confirmed by cleaner tests as shown in Figure 13-3. Those tests were performed at same ZnCN addition level (500 g/t in rougher and 230 g/t in cleaner). Apparently, primary grind size plays a critical role in lead and silver recovery.

F22 and F27 were conducted at a k80 of 45 microns and the best lead and silver flotation results were achieved (top two curves in Figure 13-4).

F32 was performed at a k80 of 67 microns. While the lead recovery was high at this size distribution, the silver recovery dropped to 62.1% from 68.9-71.8% compared to F22 and F27.

The lead and silver recovery dropped further as the size became coarser as shown in F6, F20, F8, F9, and F14, especially silver recovery which was significantly impacted.

Figure 13-4:  Primary Grind Size on Lead and Silver Flotation in Cleaner Tests

13.4.1.2         Zinc Flotation

The effect of primary grind size on zinc rougher recovery is presented in Figure 13-5. The zinc rougher recoveries vary between 58.9-62.7% and the overall zinc recoveries (zinc rougher recovery plus zinc in lead rougher concentrate) are 74.5-77%. Higher overall zinc recoveries were obtained at finer primary grind sizes with the highest overall zinc recovery achieved from test F11, which was conducted at a k80 of 46 microns and resulted in an overall zinc recovery of 77%.

Figure 13-5: Effect of Grind Size on Zinc Flotation in Rougher Tests

13.4.2             Effect of Depressant Addition on Lead and Silver Flotation

Four lead rougher flotation tests were completed to investigate the effect of depressant addition on lead and silver flotation. The results are presented in Figure 13-6 and Figure 13-7.

The final lead rougher recoveries were close regardless of the depressant added, but better lead and zinc separation was obtained from F28 in which ZnCN was used. The zinc misplacement was the lowest at 20.4% in this test. However, the ZnCN addition negatively impacted silver recovery as shown in Figure 13-6. The silver recovery was much lower when compared to the other three tests, F29-F31.

Figure 13-6: Effect of Depressant on Lead Rougher Flotation

Figure 13-7:  Effect of Depressant on Silver Flotation

The impact of ZnCN addition on lead and silver flotation was further confirmed by cleaner flotation as shown in Figure 13-8.

F35 and F37 were completed without any depressant addition, while ZnCN was added in the cleaner only (F21 and F36) or in rougher and cleaner (F39). The silver recovery was significantly lower with the ZnCN addition (F12, F36 and F38) when compared to non-depressant addition tests (F35 and F37).

Figure 13-8:  Effect of ZnCN on Lead and Silver Flotation

13.4.3             Effect of Longer Flotation and Higher Collector Addition on Pb/Ag Flotation

Finer primary grind of 45 microns produced the highest silver recovery as discussed earlier. The lead recovery was high at a 76 micron grind but the silver recovery was lower when compared to a 45 micron grind. F34 was completed at a 76 micron grind while one more lead rougher stage was added to extend the flotation time. The collector dosage was also increased in rougher in that test. The idea was to investigate if the longer flotation time and increased collector dosage could improve the silver recovery at 76 microns of grind. The results are presented in Figure 13-9 and compared to F20 and F22.

The results clearly showed that the silver recovery improved significantly with the extended flotation time and higher collector addition level.

Figure 13-9:  Lead Cleaner Tests – Grade and Recovery Curves

13.4.4             Effect of CuSO4 Dosage on Zinc Flotation and Pyrite Flotation

The CuSO4 addition level on zinc rougher flotation was investigated in F15, F16 and F17. Pyrite flotation was also performed following the two stages of zinc rougher flotation by overdosing the collector addition. The zinc flotation results are presented in Figure 13-10.

Higher CuSO4 addition level did improve the zinc rougher recovery. Good zinc recovery was obtained at the lower CuSO4 addition level of 250 g/t.

Figure 13-10:  Effect of CuSO4 Dosage on Zinc Rougher Flotation

Pyrite flotation was conducted following zinc flotation by adding 250 g/t of SIPX with 8 minutes of flotation. Only 1.1-2.2% of S was recovered into the pyrite concentrate. Pyrite content in the master composite was low and most of the pyrite was already recovered into lead and zinc rougher concentrates during flotation.

13.4.5             Effect of Na2SiO3 on Zinc Flotation

Sodium silicate was added in zinc flotation to investigate if it could improve the selectivity of zinc flotation and concentrate grade. The results are compared to F7 and presented in Figure 13-11. No improvement was observed on zinc flotation with the addition of sodium silicate.

Figure 13-11:  Effect of Sodium Silicate on Zinc Flotation

13.4.6             Effect of pH on Zinc Flotation

The effect of pH on zinc rougher flotation was tested and the results are presented in Figure 13-12. The three tests were completed under the same conditions except pH levels were 7.5, 9.0, and 11.0. The overall zinc recovery (Zn rougher plus Zn in lead rougher) was 76.3%, 75.3% and 76.2% respectively for the three tests, F1, F12 and F13.

The pH had no significant effect on zinc rougher flotation and this was further confirmed by cleaner tests as shown in Figure 13-13. Good zinc flotation results were achieved at natural pH of 7-7.8.

Figure 13-12:  Effect of pH on Zinc Rougher Flotation

Figure 13-13:  Effect of pH on Zinc Cleaner Flotation

13.4.7             Zinc Oxide Mineral Flotation

The Var 9 sample contained significant amount of zinc oxide minerals and the zinc recovery was relatively low by sulfide flotation. Oxide flotation tests were conducted to investigate the potential of improving zinc flotation. The following tests were completed:

•                  F18: Na2S was added following zinc rougher flotation

•                  F19: 6493 was added following zinc rougher flotation

•                  F23-F26: Na2S was added in primary grind mill

However, the oxide flotation was unsuccessful and there was no improvement of zinc recovery.

13.4.8                                      Locked Cycle Flotation Testing

Five locked cycle tests were completed to confirm the batch cleaner test conditions and project the metallurgy. The flotation conditions are summarized in Table 13-4.

LCT1, LCT2 and LCT3 were conducted to test the effect of primary grind size on flotation. The grind sizes were conducted at k80’s of 46, 76 and 102 microns, respectively with all other conditions unchanged. Three stages of lead cleaning and five staged of zinc cleaning were employed in those three tests.

LCT10 was conducted at a 45 microns grind size with 4 stages of lead and zinc cleaning and LCT11 was carried out at an 80 microns grind size with extended lead rougher flotation time and higher collector addition level. The results are summarized in Table 13-5.

Table 13-4: Summary Conditions of LCTs

Stage	Flotation Conditions	LCT-1	LCT-2	LCT-3	LCT-10	LCT-11
	Size, µm (K80)	46	76	102	45	80
Primary Grind	NaCN/ZnSO4, g/t	125/375	125/375	125/375	125/375	125/375
	pH	7.7	7.5	7.2	7.6	7.5
	Stage	3	3	3	3	4
Pb Roughing	3418A, g/t	30	30	30	30	80
	pH	7.6-7.7	7.5-7.6	7.2-7.4	7.6-7.7	7.5-7.6
	Float Time (min.)	7	7	7	7	11
	Size, µm (K80)	17	17	19	17	19
Pb Regrind	NaCN/ZnSO4, g/t	25/75	25/75	25/75	25/75	25/75
	pH	7	6.8	6.9	7	7.2
	Stage	3	3	3	4	4
	NaCN/ZnSO4, g/t	32.5/97.5	32.5/97.5	32.5/97.5	32.5/97.5	32.5/97.5
Pb Cleaning	3418A, g/t	12.5	12.5	12.5	13.5	15
	pH	6.8-7.1	6.7-6.9	6.7-6.9	6.7-7	6.9-7.3
	Float Time (min.)	11	11	11	14	14
	Stage	2	2	2	2	2
	CuSO4	250	250	250	250	250
Zn Roughing	SIPX	180	180	180	180	180
	pH	7-7.6	6.8-7.4	6.7-7.3	7-7.5	6.8-7.4
	Float Time (min.)	16	16	16	16	16
	Size, µm (K80)	21	22	22	20	15
Zn Regrind	CuSO4	100	100	100	100	100
	pH	6.9	6.8	6.8	7	6.7
	Stage	5	5	5	4	5
Zn Cleaning	SIPX	37	37	37	35	37
	pH	6.9-7.9	6.9-7.6	6.9-7.4	7.1-7.6	7-7.3
	Float Time (min.)	27	27	27	22	27

Table 13-5: Summary Results of Locked Cycle Test

Grade		LCT1, 46 µm	LCT2, 76 µm	LCT3, 102µm	LCT10, 45 µm	LCT11, 80 µm
	Au, g/t	0.36	0.35	0.35	0.35	0.39
	Ag, g/t	281	276	291	281	289
	Cu, %	0.12	0.11	0.12	0.12	0.12
Feed (calc.)	Pb, %	2.35	2.39	2.43	2.42	2.52
	Zn, %	5.23	5.25	5.27	5.29	5.05
	Fe, %	3.55	3.44	3.40	3.60	3.27
	S, %	3.38	3.40	3.35	3.45	2.97
	F, %	3.64	3.56	3.60	3.22	3.23
	Au, g/t	5.9	4.7	4.7	6.9	5.8
	Ag, g/t	5884	4816	4995	6054	5271
	Cu, %	1.62	1.35	1.33	1.64	1.57
Pb Cln Conc	Pb, %	60.7	61.8	61.4	64.1	56.3
	Zn, %	8.98	8.60	8.73	8.01	11.2
	Fe, %	3.15	3.31	3.29	2.80	3.79
	S, %	15.7	16.0	15.9	14.8	16.6
	F, %	0.21	0.21	0.18	0.15	0.24
	Au, g/t	0.52	0.70	0.69	0.65	0.8
	Ag, g/t	531	866	874	631	552
	Cu, %	0.59	0.69	0.69	0.58	0.56
Zn Cln Conc	Pb, %	1.19	1.30	1.36	2.14	0.95
	Zn, %	56.9	55.2	54.7	52.5	51.8
	Fe, %	6.39	7.37	7.37	7.55	9.20
	S, %	33.0	31.7	30.0	32.9	30.3
	F, %	0.05	0.08	0.09	0.13	0.12

Distribution		LCT1, 46 µm	LCT2, 76 µm	LCT3, 102µm	LCT10, 45 µm	LCT11, 80 µm
	Au,%	60.6	50.3	49.9	62.2	60.2
	Ag, %	73.3	62.7	62.1	70.5	74.8
	Cu, %	48.3	41.4	39.4	48.4	53.3
Pb Cln Conc	Pb, %	89.7	89.4	88.4	86.4	91.5
	Zn, %	5.98	5.73	5.73	4.89	9.05
	Fe, %	3.15	3.51	3.54	2.56	4.74
	S, %	16.7	17.7	18.4	14.2	22.9
	F, %	0.20	0.20	0.18	0.15	0.31
	Au,%	9.29	13.4	13.7	12.3	12.1
	Ag, %	11.6	20.4	20.3	15.5	11.6
	Cu, %	30.9	38.3	38.1	36.1	28.2
Zn Cln Conc	Pb, %	3.08	3.40	3.66	6.10	2.28
	Zn, %	66.5	66.8	67.1	67.7	62.1
	Fe, %	11.2	14.2	14.8	14.5	17.0
	S, %	61.7	63.7	64.8	66.8	61.7
	F, %	0.09	0.14	0.15	0.27	0.22

Very good and consistent results were obtained. The results further confirmed the findings in batch tests:

•                  Finer primary grinding improved gold and silver recovery in lead cleaner concentrate. The gold and silver recoveries were 60.6% and 73.3% respectively in LCT1 which was carried out at 46 microns of grind size, while the gold and silver recoveries decreased to approximately 50% and 62% in LCT2 and LCT3 which were completed at 76 and 102 microns of grind size.

•                  The lead and silver grades improved with the addition of one more lead cleaner stage, but both the lead and silver recoveries decreased by approximately 3% when comparing LCT10 and LCT1. The zinc grade decreased to 52.5% from 56.9% with the four stages of cleaning instead of five while the zinc recovery improved by 1% (67.7% in LCT10 vs. 66.5% in LCT1). The four stages of zinc cleaning also resulted in higher fluorine grade in final zinc cleaner concentrate. The fluorine grade increased to 0.129% F in LCT10 from 0.054% F in LCT1.

•                  Extended flotation time and higher collector dosage in the lead rougher improved lead, silver and gold recoveries even at a coarser primary grind size. LCT11 was completed at 80 microns of grind with extended lead rougher flotation time and increased collector dosage. The lead, silver and gold recoveries increased to 91.5%, 74.8% and 60.2% respectively, compared to 89.4%, 62.7% and 50.3% in LCT2 which was carried out at a grind of 76 microns . However, the longer flotation time and increased collector addition in lead rougher resulted in lower final zinc recovery due to more zinc appearing in the lead cleaner concentrate. The final zinc recovery in LCT11 was 62.1% compared to 66.8% in LCT2. The zinc recovery could improve by optimizing conditions to bring down the zinc misplacement in lead cleaner concentrate, 9.1% in LCT11 vs. 5.7% in LCT2.

13.4.9                                      Product Characterization

ICPSCAN and whole rock analysis were conducted on selected lead and zinc cleaner concentrates. Hg, Cl and Se were also assayed. The results are summarized in Table 13-6.

Table 13-6: ICPSCAN and WRA Analysis

Analyte	Unit	LCT-1-5 Pb Cln3 Conc	LCT-1-5 Zn Cln5 Conc	LCT-2-5 Pb Cln3 Conc	LCT-2-5 Zn Cln5 Conc	LCT-3-5 Pb Cln3 Conc	LCT-3-5 Zn Cln5 Conc
Al	%	0.14	0.04	0.15	0.06	0.14	0.06
Ba	ppm	220	40	210	50	180	60
Be	ppm	<5	<5	<5	<5	<5	<5
Ca	%	0.2	<0.1	0.1	<0.1	0.1	<0.1
Cr	ppm	40	50	40	80	70	90
Fe	%	3.22	6.26	3.06	7.34	3.22	7.66
K	%	<0.1	<0.1	<0.1	<0.1	<0.1	<0.1
Li	ppm	<10	<10	<10	<10	<10	<10
Mg	%	0.02	<0.01	0.02	<0.01	0.02	<0.01
Mn	ppm	180	1370	160	1340	170	1300
Ni	ppm	6	8	6	12	15	11
P	%	<0.01	<0.01	<0.01	<0.01	<0.01	<0.01
Sc	ppm	<5	<5	<5	<5	<5	<5
Sr	ppm	10	<10	10	<10	10	<10
Ti	%	0.01	<0.01	0.01	<0.01	0.01	<0.01
V	ppm	62	21	56	24	54	24
As	ppm	1680	1160	1500	1900	1660	2150
Bi	ppm	83.5	2.2	87.4	2.7	81.6	3.2
Cd	ppm	4520	5560	3530	5710	4130	5710
Ce	ppm	1.1	0.4	1.1	0.4	1.1	0.4
Co	ppm	17.3	97	15.6	96.5	17.3	98.1
Cs	ppm	0.7	0.4	0.7	0.6	0.6	0.7
Dy	ppm	0.17	0.08	0.15	0.08	0.14	0.08
Er	ppm	0.11	<0.05	0.07	<0.05	0.09	0.06
Eu	ppm	0.09	<0.05	0.09	<0.05	0.08	<0.05
Ga	ppm	3	10	3	9	3	10
Gd	ppm	0.14	0.07	0.12	0.05	0.14	0.06
Ge	ppm	5	1	4	1	4	1
Hf	ppm	<1	<1	<1	<1	<1	<1
Ho	ppm	<0.05	<0.05	<0.05	<0.05	<0.05	<0.05
In	ppm	<0.2	<0.2	<0.2	<0.2	<0.2	0.2
La	ppm	0.7	0.2	0.6	0.2	0.6	0.2
Lu	ppm	<0.05	<0.05	<0.05	<0.05	<0.05	<0.05
Mo	ppm	11	4	8	8	9	8
Nb	ppm	<1	<1	<1	<1	<1	<1
Nd	ppm	0.6	0.2	0.6	0.3	0.6	0.2
Pr	ppm	0.15	<0.05	0.15	0.06	0.13	0.06
Rb	ppm	3.1	0.8	3.1	1.1	2.6	1.2
Sb	ppm	1430	167	1540	172	1490	182
Sm	ppm	1	0.1	0.9	0.1	0.8	0.2
Sn	ppm	<1	<1	<1	<1	<1	<1
Ta	ppm	<0.5	<0.5	<0.5	<0.5	<0.5	<0.5
Tb	ppm	<0.05	<0.05	<0.05	<0.05	<0.05	<0.05
Th	ppm	0.2	<0.1	0.2	<0.1	0.2	0.1
Tl	ppm	1.4	<0.5	1.5	<0.5	1.5	<0.5
Tm	ppm	<0.05	<0.05	<0.05	<0.05	<0.05	<0.05
U	ppm	1.89	0.61	1.82	0.73	1.56	0.78
W	ppm	18	5	17	6	16	6
Y	ppm	0.9	<0.5	0.8	<0.5	0.7	<0.5
Yb	ppm	<0.1	<0.1	<0.1	<0.1	<0.1	<0.1
Zr	ppm	6.2	2.3	5.3	3.4	5.5	5

Analyte	Unit	LCT-1-5 Pb Cln3 Conc	LCT-1-5 Zn Cln5 Conc	LCT-2-5 Pb Cln3 Conc	LCT-2-5 Zn Cln5 Conc	LCT-3-5 Pb Cln3 Conc	LCT-3-5 Zn Cln5 Conc
Al2O3%		0.27	0.08	0.3	0.1	0.26	0.11
Ba	%	0.021	0.003	0.02	0.004	0.016	0.005
CaO	%	0.35	0.12	0.33	0.13	0.29	0.14
Cr2O3%		<0.01	<0.01	<0.01	0.01	<0.01	0.01
K2O	%	0.07	0.02	0.08	0.03	0.06	0.03
MgO	%	0.03	<0.01	0.04	0.01	0.03	0.01
MnO	%	0.02	0.16	0.02	0.16	0.02	0.16
Na2O	%	<0.01	0.01	0.02	0.01	0.03	0.02
Nb	%	<0.001	<0.001	<0.001	<0.001	<0.001	<0.001
P2O5%		<0.01	0.03	<0.01	0.06	0.02	0.03
SiO2%		5.19	1.29	4.74	1.53	4.46	1.68
Sr	%	<0.001	<0.001	<0.001	<0.001	<0.001	<0.001
TiO2%		0.02	<0.01	0.02	<0.01	0.02	<0.01
Y	%	<0.001	<0.001	<0.001	<0.001	<0.001	<0.001
Zr	%	<0.001	<0.001	<0.001	<0.001	<0.001	<0.001
LOI	%	7.2	15.8	7.03	16.2	7.15	16
Hg	ppm	59.2	29.5	52.1	29.9	49.2	29.1
Se	ppm	316	65	311	67	305	67
Cl	ppm	<50	<50	<50	50	<50	<50

13.5                                                Variability Composite Flotation

One cleaner flotation test was conducted on each of the 21 variability composites by employing the standard flotation conditions (LCT2 conditions). The results are compared to master composite (LCT2) and plotted in Figure 13-14, Figure 13-15 and Figure 13-16.

Figure 13-14: Silver Flotation Results of Variability Composites

Figure 13-15: Lead Flotation Results of Variability Composites

Figure 13-16: Zn Flotation Results of Variability Composites

13.5.1                                      Silver Flotation

Silver recoveries in final lead cleaner concentrates ranged 34.5-81.4% at 1280-24,017 g/t silver grade. The average recovery of the 21 composites was 58.5% at a grade of 4,872 g/t silver, compared to 62.2% of silver recovery and 4,818 g/t of silver grade obtained from master composite (LCT2). The variability tests were conducted in open circuit and the average silver recovery will be higher in locked cycle circuit.

Low silver recovery of 34.5% was obtained from Var 20. The sample was from Southeast zone, which had a higher lead deportment percentage to Pb-Mn (Ba) Oxides. Generally the four composites (Var18-Var21) from Southeast zone had higher lead oxide minerals when compared to composites (Var14-Var17) from Northwest zone per QEMSCAN analyses.

13.5.2                                      Lead Flotation

Lead recoveries in final cleaner concentrates ranged 34.5-96.7% at 44-80.8% of lead grade. The average lead recovery of the 21 composites was 81.7% at a grade of 65.1% Pb, compared to 89.4% of lead recovery and 61.8% of lead grade obtained from master composite (LCT2). The lead recovery will be higher in locked cycle circuit.

It should be noted that LCT1 data (lead recovery of 89.7% in lead concentrate and lead recovery of 3.08% in zinc concentrate were used in the economic analysis.

Lead recoveries of the composites (Var18-Var21) from Southeast zone were also impacted by occurrence of the lead oxide minerals.

13.5.3                                      Zinc Flotation

Zinc recoveries in final cleaner concentrates ranged 36.6-79.9% at 38.3-60.2% of zinc grade. The average zinc recovery of the 21 composites was 61.9% at a grade of 55.2% Zn, compared to 66.8% of zinc recovery and 55.2% of zinc grade obtained from master composite (LCT2). The zinc final recovery will be higher in locked cycle circuit.

It should be noted that LCT1 data (zinc recovery of 5.98% in lead concentrate and zinc recovery of 66.5% in zinc concentrate were used in the economic analysis.

Lower zinc recoveries were also obtained from two Southwest composites (Var20 and Var21), which had a high willemite content of 51.6% and 35.5% respectively. Zinc misplacement of Var 6 and Var 17 in lead circuit was high and optimization is required to improve zinc recovery. There was a good correlation between zinc recovery and sphalerite content.

13.6                                                Cyanide Destruction

The slurries used for the cyanide destruction (CND) testwork were the zinc tailings from LCT12 and LCT13 (zinc first cleaner tail and zinc rougher tail combined). The target primary grind size of the two tests was 74 and 46 microns respectively. Cyanide was added during flotation and the cyanide concentration (CNWAD) was 10.4 mg/L before destruction. The objective of the testwork was to investigate the amenability of the samples to detoxification using SO2/air and to produce a treated product containing <1 mg/L residual CNWAD for filtration testwork.

One batch test and one continuous test were completed on each of the two tailings pulp generated from LCT12 and LCT13. The test conditions and results are summarized in Table 13-7 and Table 13-8. All reagent consumption was calculated on pure basis.

Table 13-7: Summary Conditions of CND Test

		Pulp	Reactor	Test	Retention		g/g CN WAD			g/L Feel Pulp
Test No\Feed	Process	Density %	Vol L	Duration Min	Time Min	pH	SO2 Equiv.	Lime	Cu	SO2 Equiv.	Lime	Cu
CND-1/LCT12	SO2/Air	34	6	385	19	8.5	17.67	11.59	0.70	0.15	0.10	0.0059
CND-2/LCT13	SO2/Air	23	6	280	14	8.5	17.10	12.03	0.81	0.15	0.11	0.0073

Table 13-8: Summary Results of CND Test

Analyte	Unit	CND1 Feed	CND2 Feed	CND1 Final	CND2 Final
Total NaCN	mg/L	10.6	10.4	0.02	0.02
Free NaCN	mg/L	<3.5	<3.5	<0.01	<0.01
Cyanide WAD	mg/L	10.4	10.4	<0.01	<0.01
Thiocyanate	mg/L	4	4.5	4.1	4.3
Ag	mg/L	<0.08	<0.08	<0.08	<0.08
Al	mg/L	<0.2	<0.2	<0.2	<0.2
As	mg/L	<3	<3	<3	<3
Ba	mg/L	0.054	0.065	0.053	0.068
Be	mg/L	<0.002	<0.002	<0.002	<0.002
Bi	mg/L	<1	<1	<1	<1
Ca	mg/L	38.3	34.6	122	138
Cd	mg/L	<0.09	<0.09	<0.09	<0.09
Co	mg/L	<0.3	<0.3	<0.3	<0.3
Cr	mg/L	<0.1	<0.1	<0.1	<0.1
Cu	mg/L	14.3	13.9	0.54	0.74
Fe	mg/L	0.60	0.70	0.60	0.80
K	mg/L	17	19	17	22
Li	mg/L	<2	<2	<2	<2
Mq	mg/L	1.8	3.09	4.38	5.51
Mn	mg/L	0.75	0.99	0.68	0.62
Mo	mg/L	<0.6	<0.6	<0.6	<0.6
Na	mg/L	834	588	227	186
Ni	mg/L	<0.6	<0.6	<0.6	<0.6
P	mg/L	10	11	10	10
Pb	mg/L	<2	<2	<2	<2
Sb	mg/L	<1	<1	<1	<1
Se	mg/L	<3	<3	<3	<3
Sn	mg/L	<2	<2	<2	<2
Sr	mg/L	0.60	0.55	1.02	1.05
Ti	mg/L	<0.02	<0.02	<0.02	<0.02
Tl	mg/L	<3	<3	<3	<3
V	mg/L	<0.2	<0.2	<0.2	<0.2
Y	mg/L	<0.02	<0.02	<0.02	<0.02
Zn	mg/L	<0.7	1	<0.7	<0.7

The cyanide destruction tests turned out to be very successful. The cyanide WAD concentration was reduced to 0.2 mg/L from 10.4 mg/L after 14-19 minutes of retention time during the continuous testing.

14.                               MINERAL RESOURCE ESTIMATES

Mineral resources have been estimated for the epithermal veins of the Cerro Los Gatos deposit by multi-pass Ordinary Kriging (OK) of capped and composited drill hole samples. Estimated measured, indicated and inferred mineral resources are shown in Table 14-1 at a 150 AgEq g/t cutoff grade.

Table 14-1: Mineral Resource Estimate

Classification	Tonnes M	AgEq g/t	Ag g/t	Pb %	Zn %	Au g/t	Cu %	AgEq toz M	Ag toz M	Pb lb M	Zn lb M	Au toz K	Cu lb M
Measured	3.4	618	318	2.6	5.4	0.37	0.10	68	35	195	407	41	8
Indicated	5.8	609	274	3.0	6.0	0.34	0.12	114	51	379	775	64	15
Measured and Indicated	9.2	612	290	2.8	5.8	0.35	0.11	182	86	575	1,182	105	23
Inferred	3.2	411	128	3.1	4.6	0.28	0.14	43	13	217	324	29	10

NOTES:

1) 150 AgEq g/t cutoff grade has been calculated using $18/toz Ag, $0.92/lb Pb, and $1.01/lb Zn with no adjustment for metallurgical recovery,

2) Columns may not total due to rounding,

3) Mineral resources are stated as undiluted, and

4) One troy ounce (toz) is equal to 31.1034768 grams (g) and one tonne is equal to 2,204.62 lb.

Mineral resources in this new study from the Cerro Los Gatos deposit were estimated from 2,207 samples intersecting modeled veins, sourced from 283 diamond drill holes. Capping was analyzed for each metal estimated using histograms and probability plots to determine where high-grade distribution tails deviated from lognormal. Sampled intervals were composited to 2 m. Composite intervals initiated a terminated at the top and bottom of the vein contacts.

Vein model solids were constructed in MicroMine™ modeling software; the resulting solids are shown in Figure 14-1 below. Grade-shells were used to further isolate +150 AgEq g/t grade population for estimation.

Figure 14-1: Vein Solids 3D View

Blocks and composites from each vein and post mineral fault block domain were independently transformed, realigned and made relative to the footwall and hangingwall for estimation. Realignment allowed for estimation to occur across post-mineral fault blocks approximating pre-fault orientation of the veins. Estimations relative to footwall and hangingwall position allowed for better data honoring across the dip of the vein.

Only composites within the same vein were permitted to estimate blocks of a given vein domain; because of the transformation and realignment estimation was permitted across post mineral fault block areas with the same vein code. Resulting block AgEq g/t grades are shown in Figure 14-2, and the mineral resource classifications are shown in Figure 14-3.

Figure 14-2: Estimated AgEq Block Grades within Grade-Shell 3D View

Figure 14-3: Block Resource Classification 3D View

14.1                        Input Data

Drill hole data was provided by MPR in Microsoft Access format in a file labeled “drillhole.mdb”, finalized as of March 3, 2016. The project area contains 325 drill holes 287 of which are relevant to resource estimation. Table 14-2 shows the drill hole and sample counts for the project and the samples used to support the vein model. Figure 14-4 shows the cross-section lines in red and drill holes in green.

Table 14-2: Drill Hole and Sample Count

	Drill Hole	Sample
	Count	Count
Cerro Los Gatos Project Area	325	13,526
Resource Area	287	6,301
Vein Domain (100-20000)	283	2,207
High-Grade Domain	239	1,806

Figure 14-4: Drill Hole Plan and Cross-Section Index

14.2                        Grade Capping

Grade populations for Ag, Pb, Zn, Au, and Cu within the vein interpretation and the +150 AgEq g/t grade-shell were analyzed using histograms and probability plots to determine where high-grade distribution tails became unsupported or deviate from lognormal. Upper limits were applied to intervals before compositing. Table 14-3 details the upper thresholds chosen as well as the number of samples capped and the mean before and after capping. Figure 14-5 to Figure 14-9 are histograms showing the uncapped grade populations as well as the upper limits chosen.

Table 14-3: Grade Capping Statistics

Element	Unit	Uncapped Mean	Cap	Number Capped	Capped Mean
Ag	g/t	304	2,700	29	283
Pb	%	2.6	15	34	2.5
Zn	%	5.3	23	32	5.2
Au	g/t	0.39	4	13	0.34
Cu	%	0.11	0.7	11	0.10

Figure 14-5: Histogram for Capping Analysis Ag

Figure 14-6: Histogram for Capping Analysis Pb

Figure 14-7: Histogram for Capping Analysis Zn

Figure 14-8: Histogram for Capping Analysis Au

Figure 14-9: Histogram for Capping Analysis Cu

Grade cap sensitivity was investigated by estimating resources without capping grades. Sensitivity analysis suggests resource tonnage is unaffected by capping, however contained metal is affected as shown in Table 14-4.

Table 14-4: Grade Capping Model Sensitivity

Element	Contained Metal at Risk if Uncapped (%)
AgEq	5
Ag	7
Pb	3
Zn	2
Au	20
Cu	4

14.3                                                Compositing

Sampled intervals were composited to 2 m, which is the mode sample length. Compositing initiated and terminated at the top and bottom of continuous selected vein samples, resulting composites were permitted to be 1-2 m in length, intervals less than 1 m were rejected. As part of the Kriging process, composite influence was additionally weighted by interval length to provide further normalization. Compositing greater than 2 m is not appropriate because 3 m composites would cause samples to be split and 4 m composites are too large to represent the vein across dip in some areas.

14.4                                                Geologic Modeling

A wireframe solid geologic model was generated for each of the fault block zones. Data was integrated from: surface mapping completed by MPR, 2D cross-section completed by MPR, and the downhole geologic logging, to create the model.

The model was divided into four geologic units:

•                  Epiclastic erosional volcanic sediments above the rhyolite and andesite;

•                  Rhyolite intruding the epiclastic and andesite from the Southeast;

•                  Undifferentiated andesitic volcanics, the primary vein host, situated in the footwall of the Los Gatos fault; and

•                  Dacite/volcanic tuff within the andesite which comprises the immediate footwall of the mineralization and occasional host.

Figure 14-10 shows the geologic model in 3D looking Southwest from above. Figure 14-11 is a cross-section of the solids in the Central zone showing the relationship of the veins as well as the downhole logging.

Figure 14-10: Geologic Model Solids 3D View

Figure 14-11: Geologic Model Cross-Section 27 Looking NW

14.5                        Vein Modeling

Drill hole intervals were sub-divided into three veins and five fault blocks. Each interval interpreted to be with the vein model was coded with a vein and fault block code. Fault blocks include from the Northwest to the Southeast include: Northwest (NW or 1), Central (CN or 2), Southeast (SE or 3), Southeast 2 (S2 or 4), and Southeast 3 (S3 or 5). The use of numeric codes for fault blocks is exclusively for the block model export necessitated by software datatype restrictions.

Vein horizons include 100, 1000, 10000, 200, 2000, 20000 and 300, vein 300 is only recognized and used in the Central fault block and veins greater than or equal to 1000 are only used in the NW fault block. Vein intervals were selected in cross-section as well as 3D and reviewed in 3D, level-plan, inclined level-plan, and vein plane space.

Figure 14-12: Vein Solids 3D View

Following vein assignments, intervals belonging to each vein and fault block were composited across the entire coded vein thickness. For instance, in the Central block, three single interval composites were generated, one for 100, 200, and 300.

The single thickness intervals from each vein and fault block were separated into two domains, low-grade and high-grade. The high-grade domain represents the area or grade-shell of +150 AgEq g/t. The grade-shell boundary was constructed at half the distance between single interval composites less than 150 AgEq g/t and greater than or equal to 150 AgEq g/t.

Figure 14-13 shows the 150 AgEq g/t boundary and the single interval composite for vein 100 in the CN block oriented in the best fit plane of the vein. Following the construction of the boundary the initial vein solids were clipped by the boundary, Figure 14-14 shows the resulting grade-shell solids in 3D view. Extrapolation is most significantly limited by this process as shown below. The boundaries were constructed and updated twice during the 2015 and 2016 drill campaign, each time with the addition of dozens of drill holes, the boundaries were largely validated and required only minor as a result of additional drilling.

Figure 14-13: Grade-Shell Construction Boundary Vein 100 CN Block

Figure 14-14: Resulting Grade-Shell Solids

Figure 14-15 to Figure 14-23 are 3D longitudinal views showing vein assignments, block assignments, single interval composite grades (AgEq, Ag, Pb, Zn, Au, Cu), and interval apparent thickness.

Figure 14-15: Long-Section Vein Intervals Assignments

Figure 14-16: Long-Section Fault Block Assignments

Figure 14-17: Long-Section AgEq Grade of Vein Intervals within Grade-Shell

Figure 14-18: Long-Section Ag Grade of Vein Intervals within Grade-Shell

Figure 14-19: Long-Section Pb Grade of Vein Intervals within Grade-Shell

Figure 14-20: Long-Section Zn Grade of Vein Intervals within Grade-Shell

Figure 14-21: Long-Section Au Grade of Vein Intervals within Grade-Shell

Figure 14-22: Long-Section Cu Grade of Vein Intervals within Grade-Shell

Figure 14-23: Long-Section Thickness of Vein Intervals within Grade-Shell

Following the construction of vein and grade-shell solids, dilution halo solids were constructed for each fault block, Figure 14-24. Dilution solids were constructed to encompass the entire vein system and initiated and terminated along dip were any grade of AgEq greater than 0 was observed.

Figure 14-24: Dilution Solids 3D View

14.5.1             Spatial Transformation and Realignment

To correct for post mineral faulting as well as down-drop faulting in the NW fault block, each vein was first tilted and then rotated to a flat best fit vein space and then realigned and rotated to the interpreted orientation prior to faulting.

As discussed above, single interval composites from each vein and block were rotated and tilted around a fixed point (367,450; 3,047,700; 1,650) to flattened best fit vein space. Once in flat vein space single interval composites from each vein and block were rotated and shifted into estimation space shown in Figure 14-25, Table 14-5 details the transformation for each vein and block.

Table 14-5: Vein Transformations

Vein	Block	Vein Strike	Vein Dip	Vein Space Rotation	Vein Space Tilt	Estimate Space Rotation Point X	Estimate Space Rotation Point Y	Estimate Space Rotation	Estimate Space Shift X	Estimate Space Shift Y	Estimate Space Separation Y
100	NW	310	75	-40	-75	368,426	3,048,249	-6	0	0	0
200	NW	310	75	-40	-75			-6	0	0	1100
1000	NW	310	35	-40	-35			3	-10	-50	0
2000	NW	310	35	-40	-35			1	-95	-60	1100
10000	NW	310	35	-40	-35			0	15	70	0
20000	NW	310	35	-40	-35			-4.5	25	125	1100
100	CN	300	40	-30	-40			10	40	6	0
200	CN	300	40	-30	-40	368,417	3,048,211	10	40	6	1100
300	CN	300	40	-30	-40			10	40	6	2200
100	SE	300	40	-30	-40	369,074	3,047,955	7	38	47	0
200	SE	300	40	-30	-40			7	66	47	1100
100	S2	300	40	-30	-40	369,162	3,047,952	7	30	-62	0
200	S2	300	40	-30	-40			7	60	-62	1100
100	S3	305	75	-35	-75	369,275	3,048,064	7	110	-87	0
200	S3	314	77	-44	-77	369,332	3,047,168	8	160	-147	1100

Figure 14-25: Estimation Space Realignment

In the NW fault block veins in the hangingwall are interpreted to be stacked as a result of additional down-drop faulting oriented in the same direction as the vein strike. Conceptually, the NW fault block faulted down along strike in two events of detachment where the up-dip portions of the vein continued to drop down when the down-dip portions of the vein had ceased to drop down. The 10000 vein is considered the down-dip portion of the 1000 vein but is above the 1000 vein in real space. Vein 1000 is considered the down-dip portion of the 100 vein but it too is above the 100 vein in real space.

Veins 100, 1000, and 10000 have been modeled as a continuous vein horizon, Figure 14-25, above, shows the reorganization of the NW veins to account for the faulting as well as alignment of all five fault blocks along strike.

The location of composites and blocks across dip, or z in estimation space, were also made relative to the hangingwall and footwall of each vein. This allowed for tracking of the vein shape for estimation. Other techniques such as fixed search ellipse orientation or block by block orientation fell short where hangingwall and footwall relative z coordinates were able to best capture hangingwall and footwall grade biases that can be frequently observed.

14.5.2                                      Specific Gravity Determination

Specific gravity (SG) measurements were made on core by MPR geologist using epoxy coating and the water immersion technique. Measurements have been divided into three categories; inside the vein interpretations, outside of interpretation but within the dilution halo, and outside of the grade estimation area. The grade of Pb plus Zn and the measured SG were used to develop regressions for inside the vein interpretation and outside but within the dilution halo. The regressions were manually fit to observations and compared to the theoretical SG at the deposit’s average grade assuming constituent minerals quartz, galena, and sphalerite. SG values for rock units outside of the estimation area were derived from the average SG of measurements within the modeled lithologic domains and outside of the dilution halo and vein domains.

Table 14-6 details the measurements and regressions within the various areas.

Table 14-6: Specific Gravity Measurements and Regressions

Area	Measurements	Outlier Definition	Outliers	SG Average w/o Outliers	Regression Equation
Within Vein	778	SG>3.9 and Pb+Zn>300,000 or SG>4.2	16	2.86	2.63+(Pb+Zn)*0.0000023
Outside Vein and Within Dilution Halo	573	SG>2.9 or Pb+Zn>20,000	40	2.58	2.55+(Pb+Zn)*0.0000043
Andesite	320	SG>2.83	4	2.52	NA
Dacite	68	SG>2.67	2	2.53
Rhyolite	124	NA	0	2.44
Epiclastic	152	SG>2.5	9	1.91

Figure 14-26 shows the regression equation compared to the measurements within the interpreted veins. Figure 14-27 shows the regression equation compared to the measurements outside of the interpreted veins but within the dilution halo. Figure 14-28 shows a box and whisker plot of the SG measurements outside of the vein and dilution halo.

Figure 14-26: SG Regression within Vein Interpretation

Figure 14-27: SG Regression Outside of Vein Interpretation and within Dilution Halo

Figure 14-28: SG Box and Whisker Plot Geologic Domains Outside of Vein and Dilution Halo

14.6                Estimation Methods and Parameters

Resources have been estimated for five fault block areas and three vein horizons using hangingwall and footwall relative multi-pass ordinary kriging of 2m composites.

14.6.1             Variography and Search

Log-normal experimental variograms were generated for Ag, Pb, Zn, Au, and Cu in vein-relative estimation space for 2 m composites within the +150 AgEq g/t grade-shell. Primary plunge of the central zone has an azimuth of 300° and a dip of 10° as measured in true space, which equate to 100° in transformed estimation space.

Table 14-7 and Table 14-8 detail the components of the modeled variograms used for estimation. Figure 14-29 to Figure 14-33 show experimental variography as well the modeled variograms. In Figure 14-29 to Figure 14-33 the primary direction is shown in red, secondary in green, and tertiary in blue.

Table 14-7: Modeled Variograms for Ag

Direction	Orientation	Azimuth (Estimation Space)	Geologic Basis	Nugget	Nugget % of Total Sill	C1 Partial	C1 Range m	C2 Partial Sill	C2 Range m	Total Sill
Along Plunge	Primary	100	Observed plunge, 10° from strike	0.5	36	0.6	40	0.3	100	1.4
Perpendicular to Plunge	Secondary	190	Perpendicular to plunge, 10° from dip	0.5	36	0.6	15	0.3	50	1.4
Across-vein	Tertiary	190	Aligned to vein thickness	0.5	36	0.6	5	0.3	10	1.4

Table 14-8: Modeled Variograms for Pb, Zn, Au, Cu

Element	Orientation	Azimuth (Estimation Space)	Nugget	Nugget % of Total Sill	C1 Partial	C1 Range m	C2 Partial Sill	C2 Range m	Total Sill
Pb	Primary	90	0.55	42	0.65	30	0.1	75	1.3
Pb	Secondary	180	0.55	42	0.65	15	0.1	40	1.3
Pb	Tertiary	180	0.55	42	0.65	7	0.1	10	1.3
Zn	Primary	100	0.4	38	0.2	30	0.45	85	1.05
Zn	Secondary	190	0.4	38	0.2	20	0.45	60	1.05
Zn	Tertiary	190	0.4	38	0.2	4	0.45	8	1.05
Au	Primary	100	0.4	44	0.5	55	—	—	0.9
Au	Secondary	190	0.4	44	0.5	40	—	—	0.9
Au	Tertiary	190	0.4	44	0.5	8	—	—	0.9
Cu	Primary	100	0.4	49	0.2	40	0.22	90	0.82
Cu	Secondary	190	0.4	49	0.2	25	0.22	40	0.82
Cu	Tertiary	190	0.4	49	0.2	4	0.22	10	0.82

Figure 14-29: Experimental and Modeled Variography Ag

Figure 14-30: Experimental and Modeled Variography Pb

Figure 14-31: Experimental and Modeled Variography Zn

Figure 14-32: Experimental and Modeled Variography Au

Figure 14-33: Experimental and Modeled Variography Cu

A sub-blocked model was fit to the extents of the dilution halo and sub-blocked to the modeled vein solids with the parameters shown in Table 14-9.

Table 14-9: Block Model Setup Parameters

		Parent				Smallest	Rotation
	Origin	Block	Parent	Length	Block	Child Block	About Axis
Direction	(Corner)	Size m	Blocks	m	Divisions	Size m	(Clockwise)
X	367,450	10	274	2,740	2	5	0
Y	3,047,700	5	144	720	2	2.5	0
Z	900	5	150	750	2	2.5	30

Blocks and 2 m composites were transformed to estimation space as described above. Table 14-10 details the search ellipse sizes, and orientations along with sample selection criteria for each pass. The search ellipse was rotated to align with the principal plunge of mineralization, but tilting was not required because the composites and blocks were transformed and made relative to the hangingwall and footwall before estimation.

Table 14-10: Pass Parameters

Pass	Method	Max Search m	Percentage of Total Estimated Tonnage >Cutoff	Primary Search Azi	Ratio to Max 1st:2nd:3rd	Sectors	Comp Per Sector Max	DH Min	DH Max	Comp per DH Max	Comp Min	Comp Max
1	Ordinary Kriging	40	19	100	1:0.5:0.25	4	4	3	8	2	3	16
2	Ordinary Kriging	70	58	100	1:0.7:0.25	1	12	2	6	2	1	12
3	Ordinary Kriging	90	19	100	1:0.7:0.25	1	12	1	6	2	1	12
4	Ordinary Kriging	125	3	100	1:0.7:0.25	1	8	1	4	2	1	8
5	Ordinary Kriging	190	2	100	1:0.7:0.25	1	6	1	3	2	1	6

Figure 14-34 shows the resulting estimated block AgEq g/t grades in 3D view. Figure 14-35 to Figure 14-40 show AgEq, Ag, Pb, Zn, Au, and Cu in plan view.

Figure 14-34: Estimated AgEq Block Grades within Grade-Shell 3D View

Figure 14-35: Estimated AgEq Block Grades within Grade-Shell Plan View

Figure 14-36: Estimated Ag Block Grades within Grade-Shell Plan View

Figure 14-37: Estimated Pb Block Grades within Grade-Shell Plan View

Figure 14-38: Estimated Zn Block Grades within Grade-Shell Plan View

Figure 14-39: Estimated Au Block Grades within Grade-Shell Plan View

Figure 14-40: Estimated Cu Block Grades within Grade-Shell Plan View

14.6.2              Mineral Resource Classification

Resource classification was assessed primarily by 3D drill hole (sample) spacing followed by manual evaluation and polishing using regions but also considered: pass (including maximum search, sectors, drill hole and sample requirements), and nearest sample.

Block classification criteria related to the estimation pass are shown in Table 14-11, and block classification is shown in 3D in Figure 14-43, looking Northwest from above.

Table 14-11: Mineral Resource Classification

Classification	Pass	Search Max	Drill Hole Min	Drill Hole Spacing
Measured	1, 2	40, 70	3, 2	<25
Indicated	1, 2, 3	40, 70, 90	2, 1	<50
Inferred	2, 3, 4, 5	70, 90, 125, 190	1	All

Figure 14-41: Nearest Composite Sample 3D View

Figure 14-42: Drill Hole Composite 3D Spacing 3D View

Figure 14-43: Mineral Resource Classification 3D View

Figure 14-44 is a stacked histogram of the resulting block classifications and their nearest composite sample, demonstrating that blocks classified as measured are on average about 15 m from the nearest composite and the majority are less than 25 m, and that blocks classified as indicated are on average about 25 m from the nearest composite and the majority are less than 50 m.

Figure 14-44: Stacked Histogram of Nearest Composite Sample to Classified Blocks

14.6.3                                      Dilution

No dilution has been accounted for in mineral resource estimation or in the statement of mineral resources.

14.6.4                                      Cutoff Grade and Reasonable Prospects for Economic Extraction

Cutoff grade has been estimated using generalized parameters prior to detailed analysis by mining study. The base case cutoff grade of 150 AgEq g/t accounts for typical costs to mine and process the measured and indicated mineral resources for 8-10 years and is adequate to approximate reasonable prospects for economic extraction. AgEq is calculated for each block in the model using $18/toz Ag, $0.92/lb Pb, and $1.01/lb Zn without adjustment for metallurgical recovery. Metal prices used to inform the mineral resource cutoff grade reflect forecast pricing provided by MPR in February of 2016, these prices may differ from price assumptions used in subsequent sections of this study.

Subsequent studies could materially alter any or all of the parameters used to approximate a reasonably informed cutoff grade. It is recommended that the cutoff grade is refined following the completion of a detailed project study and a net smelter return cutoff is implemented when costs, recoveries, and payables are known in detail.

14.7                Statement of Mineral Resources

Estimated measured, indicated, and inferred mineral resources for the Cerro Los Gatos deposit at a 150 AgEq g/t cutoff grade are shown in Table 14-12, and mineral resources by fault block are shown in Table 14-13.

Table 14-12: Mineral Resource Estimate

Classification	Tonnes M	AgEq g/t	Ag g/t	Pb %	Zn %	Au g/t	Cu %	AgEq toz M	Ag toz M	Pb lb M	Zn lb M	Au toz K	Cu lb M
Measured	3.4	618	318	2.6	5.4	0.37	0.10	68	35	195	407	41	8
Indicated	5.8	609	274	3.0	6.0	0.34	0.12	114	51	379	775	64	15
Measured and Indicated	9.2	612	290	2.8	5.8	0.35	0.11	182	86	575	1,182	105	23
Inferred	3.2	411	128	3.1	4.6	0.28	0.14	43	13	217	324	29	10

NOTES:

1) 150 AgEq g/t cutoff grade has been calculated using $18/toz Ag, $0.92/lb Pb, and $1.01/lb Zn with no adjustment for metallurgical recovery,

2) Columns may not total due to rounding,

3) Mineral resources are stated as undiluted, and

4) One troy ounce (toz) is equal to 31.1034768 grams (g) and one tonne is equal to 2,204.62 lb.

Table 14-13: Mineral Resource Estimate by Fault Block

Fault Block	Classification	Tonnes M	AgEq g/t	Ag g/t	Pb %	Zn %	Au g/t	Cu %
NW	Measured	0.1	905	576	3.2	5.6	0.82	0.09
NW	Indicated	2.4	744	361	3.3	6.9	0.45	0.12
NW	Measured and Indicated	2.5	749	367	3.3	6.9	0.45	0.12
NW	Inferred	1.3	409	147	2.7	4.4	0.24	0.12
CN	Measured	3.3	612	312	2.6	5.4	0.36	0.10
CN	Indicated	1.9	591	288	2.4	5.7	0.36	0.11
CN	Measured and Indicated	5.2	604	303	2.5	5.5	0.36	0.11
CN	Inferred	0.2	551	217	2.1	6.8	0.52	0.14
SE	Indicated	0.2	383	113	2.3	5.0	0.18	0.11
SE	Inferred	—	—	—	—	—	—	—
S2	Indicated	0.6	534	136	3.7	7.0	0.15	0.17
S2	Inferred	0.1	377	109	3.2	4.0	0.16	0.21
S3	Indicated	0.7	328	102	2.7	3.4	0.16	0.10
S3	Inferred	1.7	402	106	3.5	4.5	0.30	0.15

NOTES:

1) 150 AgEq g/t cutoff grade has been calculated using $18/toz Ag, $0.92/lb Pb, and $1.01/lb Zn with no adjustment for metallurgical recovery,

2) Columns may not total due to rounding, and

3) Mineral resources are stated as undiluted,

Grade tonnage curves for measured and indicated mineral resources are shown in Figure 14-45, and inferred mineral resources are shown in Figure 14-46.

Figure 14-45: Grade Tonnage Curve Measured and Indicated Resources

Figure 14-46: Grade Tonnage Curve Inferred Resources

14.8                Model Verification

Mineral resource estimations have been verified by visual review, internal peer review, population analysis, swath plot charting, alternative estimate methodology, brittle analysis, and progressive testing by way of interim modeling throughout the 2015-2016 resource definition drilling campaign.

Figure 14-47 to Figure 14-51 compare drill holes and resulting blocks in cross-section for AgEq, Ag, Pb, Zn, and resource classification.

Figure 14-47: Cross-Section 29 AgEq

Figure 14-48: Cross-Section 29 Ag

Figure 14-49: Cross-Section 29 Pb

Figure 14-50: Cross-Section 29 Zn

Figure 14-51: Cross-Section 29 Classification

Alternative estimates were used to validate the OK estimation method ultimately selected for mineral resource reporting. Using the same search and selection parameters, blocks were estimated for Ag, Pb, and Zn using inverse distance to the power of two (ID2), multiple indicator Kriging (MIK), and nearest neighbor (NN). Table 14-14 shows the tonnage and grade percent differences compared to the OK estimate at a 150 AgEq g/t cutoff grade for measured and indicated blocks. Difference percent was calculated by dividing the alternative estimate by the OK estimate, multiplying by 100 and subtracting 100. The results show the tonnage estimated by ID2 and MIK are very similar to OK. MIK produced differences in Pb and Zn grade, but the differences are within a reasonable range and do not affect the estimated tonnage above cutoff. Differences between OK and NN are as expected and indicate 5% less AgEq contained metal is estimated by NN than OK.

Table 14-14: Alternative Estimate Difference Percent, Measured and Indicated Blocks

		AgEq	Ag	Pb	Zn	AgEq	Ag	Pb	Zn
Method	Tonnes	gA	gA	%	%	toz	toz	lb	lb
OK	0	0	0	0	0	0	0	0	0
ID2	0	1	2	1	1	1	1	1	1
NN	-14	10	16	6	5	-5	-1	-8	-9
MIK	0	-3	-1	-5	-7	-3	0	-5	-7

Figure 14-52 to Figure 14-56 compare the tonnage and grade of OK to the alternative estimates at a range of cutoff grades for measured and indicated mineral resources.

Figure 14-52: Alternative Estimate Comparison Tonnage Curve

Figure 14-53: Alternative Estimate Comparison AgEq Grade Curve

Figure 14-54: Alternative Estimate Comparison Ag Grade Curve

Figure 14-55: Alternative Estimate Comparison Pb Grade Curve

Figure 14-56: Alternative Estimate Comparison Zn Grade Curve

Swath plots were generated for each cross-section line to compare composite grades and estimated grades using OK and the alternative methods. Swath plots comparisons were restricted to blocks and composites within the +150 AgEq g/t grade-shell. Figure 14-57 shows the cross-section lines in plan view.

Figure 14-57: Swath Plot of Cross-Section Index and Drill Hole Plan

Dividing lines between the fault block areas are shown in blue in the swath plots in Figure 14-58 to Figure 14-61.

Figure 14-58: Swath Plot of Cross-Section for AgEq Grade

Figure 14-59: Swath Plot of Cross-Section for Ag Grade

Figure 14-60: Swath Plot of Cross-Section for Pb Grade

Figure 14-61: Swath Plot of Cross-Section for Zn Grade

In addition to alternative estimations, the OK estimate was compared to the capped Ag, Pb, and Zn assay intervals and volume within the +150 AgEq g/t grade-shell, Table 14-15. Tonnage was derived from wireframe volume multiplied by the density measurements within the +150 AgEq g/t grade-shell.

Table 14-15: Wireframe Grade-Shell and Block Model Comparison, All Block Classifications

		AgEq	Ag	Pb	Zn	AgEq	Ag	Pb	Zn
Method	Tonnes	g/t	g/t	%	%	toz	toz	lb	lb
OK (% difference of OK)	0	0	0	0	0	0	0	0	0
Grade-Shell Wireframe Average (% difference of OK)	3%	0%	-1%	-7%	-6%	4%	3%	-4%	-3%

14.9                                                Relevant Factors

Estimation domains have been constructed using AgEq grades that include Ag, Pb, and Zn. Significant changes in any or all of the three metals values could materially affect the boundary of a +150 AgEq g/t grade-shell across vein thickness and in the plane of the vein. The grade tonnage curves of measured and indicated mineral resources shown in Figure 14-45 indicate that blocks within the grade-shell are relatively insensitive to a cutoff increases up to 200 AgEq g/t, however sensitivity analysis has not been performed with grade-shells constructed at various cutoffs.

Additional factor that could materially affect the mineral resources are cutoff grade parameters that have not been developed in detail with an optimized mining plan. Subsequent mining studies could materially alter any or all of the parameters used to estimate a reasonably informed cutoff grade.

There are no additional environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that the author of this report is aware of that could materially affect the mineral resource estimate.

15.                                                       MINERAL RESERVE ESTIMATES

The mineral reserve estimate includes the portion of the Measured and Indicated Resource that can be mined economically. Economic criteria and mining constraints (based on the selected mining methods) are applied to the resource blocks to define mineable blocks. Mineral reserves are determined after applying dilution and recovery factors to these mineable blocks.

The mineral reserve presented herein was developed from the resource model supplied by Tetra Tech, and is consistent with the Canadian Institute of Mining Standards on Mineral Resources and Mineral Reserves.

15.1                                                Background

The Cerro Los Gatos resource model and associated files were provided by Tetra Tech. Data included the resource block model in Vulcan format, wireframes of the mineralized veins used to create the model, and the drill hole database used to create the solids and estimate grades in the block model.

15.2                                                Block Model

The mineral reserve for Los Gatos is based on the resource block model developed by Tetra Tech and provided to Stantec in April 2016. A printout of the associated block definition file showing the details and contents of the block model is provided in Underground Mining Feasibility Study Report by Stantec. The primary economic fields in the model are presented in Table 15-1.

Table 15-1: Block Model Fields

Field	Type	Unit	Description
Ag	Integer	g/t	Silver
Pb	Integer	g/t	Lead
Zn	Integer	g/t	Zinc
Cu	Integer	g/t	Copper
Au	Decimal	g/t	Gold
EqAg	Decimal	g/t	Equivalent Silver
SG	Decimal	g/cm3	Density Factor
MIF	Integer	—	Resource Classification

To ensure the integrity of the model as transferred to Stantec, Tetra Tech provided a table of values above a 150 g/t EqAg cutoff from internal software, as presented in Table 15-2. Note that this table is not intended to present reserves; rather, it is included to detail the total content of the block model. The table is presented as received from Tetra Tech.

Table 15-2: Values in Tetra Tech Block Model

FEAS: Ag-18, Pb-0.92, Zn-1.01 (Ag:Zn 17.8)

Classification	Cutoff AgEq g/t	Tonnes (million)	AgEq (g/t)	Ag (g/t)	Pb (g/t)	Zn %	Au (g/t)	Cu %	AgEq toz (M)	Ag toz (M)	Pb lb (M)	Zn lb (M)	Au toz (K)	Cu lb (M)
Measured	150	3.4	618	318	2.6	5.4	0.37	0.10	68	35	195	407	41	8
Indicated	150	5.8	596	273	2.8	5.8	0.35	0.11	111	51	361	741	64	14
Measured + Indicated	150	9.2	604	289	2.8	5.7	0.36	0.11	178	85	556	1,148	105	22
Inferred	150	3.6	405	124	3.0	4.6	0.27	0.14	47	14	238	360	31	11
All	150	12.8	548	243	2.8	5.4	0.33	0.12	225	100	794	1,508	136	33

To validate Stantec’s copy of the block model, a similar table was prepared using Vulcan (see Table 15-3). The values in Table 15-2 and 15-3 are nearly identical, therefore validating Stantec’s copy of the block model.

Table 15-3: Values in Stantec Block Model

Classification	Cutoff AgEq g/t	Tonnes (million)	AgEq (g/t)	Ag (g/t)	Pb (g/t)	Zn %	Au (g/t)	Cu %	AgEq toz (M)	Ag toz (M)	Pb lb (M)	Zn lb (M)	Au toz (K)	Cu lb (M)
Measured	150	3.4	618	318	2.6	5.4	0.37	0.10	68	35	195	407	41	8
Indicated	150	5.8	596	273	2.8	5.8	0.35	0.11	111	51	361	741	64	14
Measured + Indicated	150	9.2	604	290	2.7	5.7	0.36	0.11	178	85	556	1,148	105	22
Inferred	150	3.6	405	124	3	4.6	0.27	0.14	47	14	238	360	31	11
All	150	12.8	548	243	2.8	5.4	0.33	0.12	225	100	794	1,508	136	33

15.3                                                Net Smelter Return

The initial block model did not include NSR values. The parameters used in the calculation of NSR in the block model (including metal values, recovery factors, transportation costs, etc.) were provided by SSMRC, based on metal recoveries from Lock Cycle Test 1 (LCT-1) completed by SGS Labs and smelter terms reviewed by Tetra Tech.

NSR = rev – (ref + treat + trans)

Where

rev = dollar revenue per tonne mined

ref = concentrate refining cost per tonne mined

treat = concentrate treatment cost per tonne mined

trans = concentrate transportation cost per tonne mined

NSR was calculated from the revenue/cost variables presented in Section 19.

A script was used to assign NSR values to the block model as a new variable. The script was written so that NSR values were assigned only to Measured and Indicated Resource blocks. All other blocks in the model were assigned a zero-dollar value. Figure 15-1 presents a grade tonnage curve including all blocks in the model with an NSR value greater than zero.

Figure 15-1: NSR Value / Tonnage Plot

15.4                                                Ore Body Description

Mineralization is confined to a series of veins that run parallel to a group of faults that run Northwest to Southeast across the property. The veins lie, for the most part, on the footwall side of these faults. The primary fault is the Los Gatos Fault. The veins are steep in the Northwest Zone (NWZ) at 70°—85°. In the Central Zone (CZ), Southeast Zone (SEZ), and Southeast Zone 2 (SEZ 2), the veins are 60° near surface, flattening to 45° at depth. Figure 15-2 is an orthogonal view showing the vein orientation and flattening with depth.

Figure 15-2: Orthogonal View showing Flattening Veins

The veins and main Los Gatos Fault are offset by several younger cross-cutting faults that break the mineralized veins into five distinct zones. The faulting involves both lateral offsets and relative rotation of each of the blocks. This resulted in each block being reviewed separately for mining method, recovery factors, and dilution parameters. Figure 15-3 is a plan view showing the mineralized veins and faulted offsets.

Figure 15-3: Plan View of Mineralized Veins

For this study, the zones marked “Southeast Zone” and “Southeast 2 Zone” in Figure 15-3 were combined and developed as a single entity called the SEZ because of their proximity to each other. The more distal “Southeast 3 Zone” was planned and developed separately as SEZ 2.

Figure 15-4 presents a cross-section through the block model showing blocks colored by NSR value. Also shown is a typical diamond drilling section, wireframe shapes for the mineralized veins, and the Los Gatos Fault.

Figure 15-4: Block Model Section

15.5                                                Mining Method Selection

Each of the mineralized areas was reviewed separately and a combination of safety, vein orientation, economic, and geomechanical considerations was used to select the most appropriate mining method for each. In the NWZ, the mineralized veins are steeply dipping and offset from the Los Gatos fault zone. This, combined with local rock conditions, allowed for the selection of longhole mining with 12 m wide and 20 m high stopes. Blocks of stopes that were thicker than 9 m (hanging wall to footwall) are scheduled to be mined transversely. Thinner areas (less than 9 m) will be mined longitudinally in a bottom-up sequence.

Portions of the mineralized veins in the Central and Southeast Zones are very close to, and in some cases intersect, the main Los Gatos Fault. For this reason, along with geomechanical and hydrogeological concerns discussed in Section 16, these areas will be mined bottom-up with drift-and-fill stopes at 5 m high and the width of the mineralized vein. Figure 15-5 shows the selected mining areas and the planned stopes for each.

Figure 15-5: Selected Mining Methods Mining Shapes

The stopes within each of the mining zones were created using the Maptek Stope Optimizer (MSO) from Alford Mining Systems. The software was run with Vulcan to generate stopes according to a set of parameters specific for each mining area.

For the NWZ, MSO was set up to create stopes 12 m wide by 20 m high (on 20 m levels) optimized for thickness (see Figure 15-6). The primary parameter used in MSO was a $70 NSR cutoff. This $70 cutoff is based on an early estimate of $45/tonne average mining cost, plus $15/tonne processing cost, plus $10/tonne for G&A costs. The software analyzed blocks in 0.5 m increments across the mineralized zones (from footwall to hanging wall), and built stopes a minimum of 3.5 m long. A maximum stope length was not defined. If multiple stopes were established , (e.g. waste blocks splitting a single transverse stope into two or more stopes), a minimum pillar of 5 m was left between stopes. A total of 448 stopes were generated by MSO in the NWZ. Of these, seven were discarded as these were remote and separated from the main mass, requiring too much development to be economically mined.

Figure 15-6: NWZ Longhole Stopes from MSO

For the drift-and-fill stopes in the CZ and SEZ, MSO was setup to create 5 m high longitudinal stopes with a minimum width of 4 m, again optimizing on the thickness of the vein (see Figure 15-7). The same $70 NSR cutoff was used.

Figure 15-7: Typical CZ Drift-and-Fill Stopes from MSO

After the stopes were created, adjoining stopes on the same level were merged into a single stope shape. The edges of the adjoining stopes were smoothed to produce a mineable shape (see Figure 15-8). Small groups of stopes distal from the main mass were discarded as these would not be economic to mine, requiring too much development for the tonnes recovered.

Figure 15-8: Typical CZ Drift-and-Fill Smoothed Mining Shapes

In the CZ, a total of 343 merged stopes were created. A total of 16 uneconomic stopes were discarded. In the SEZ, a total of 72 merged stopes were created; of these, 13 were discarded. In the SEZ 2, a total of 79 stopes were generated; of these, 18 were removed, as these were uneconomic to recover.

The remaining stopes in all zones contained a total of 9 million tonnes with an average NSR value of $184.81. Table 15-4 details the stope resource, with no dilution or recovery factors applied.

Table 15-4: Stope Resources (No Dilution or Recovery Factors Applied)

			EqAg	Ag	Au	Cu	Pb	Zn
Zone	Tonnes	NSR	(g/t)	(g/t)	(g/t)	(%)	(%)	(%)
Northwest Zone	1,356,062	$242.08	712.477	378.905	0.441	0.092	2.994	5.918
(Transverse)
Northwest Zone	1,201,475	$210.18	645.088	303.388	0.387	0.107	2.922	6.207
(Longitudinal)
Central Zone	5,245,639	$179.31	538.666	276.260	0.316	0.090	2.194	4.835
Southeast Zones	1,148,472	$115.78	404.721	111.939	0.131	0.117	2.869	4.984
Total	8,951,648	$184.81	562.095	274.369	0.321	0.096	2.499	5.202

15.6                                                Dilution and Recovery Estimates

15.6.1                                      Dilution

The dilution strategy was developed by Stantec’s geomechanical consultant. Per the resulting recommendations, 2 m of hanging wall dilution was added to each transverse and longitudinal stope in the NWZ (see Figure 15-9). This dilution is considered sufficient to cover the combination of hanging wall and footwall dilution expected in NWZ stopes. The original stope geometries were used to create a 2 m slice to query the block model for the grade of the resulting dilution. The in situ tonnes and grade of the stope were combined with the tonnes and grade of the 2 m slice to calculate the diluted tonnes and grade for the stope. A recovery factor was then applied (as detailed in Section 15.6.2) to yield diluted and recovered tonnes and grade for the stope.

Figure 15-9: NWZ Longhole Stope Dilution

A different dilution strategy was applied to the drift-and-fill stopes in the CZ, SEZ, and SEZ 2. The stopes will be mined longitudinally along strike and were divided into two groups: stopes less than 9 m wide (which can be mined in a single pass), and stopes greater than 9 m wide, which require two or more drifts. In the case of the narrower stopes, 0.2 m of wall and a portion of the 0.15 m of back dilution were added to the in situ stope tonnes (see Figure 15-10). The grade of the slices on the walls and back were queried using shape files and the block model on a stope-by-stope basis. If the stope was vertically below a planned stope, then the back dilution was removed from the planned stope above. Stopes wider than 9 m will be mined in multiple passes (primary/secondary sequence), with only a portion of back and outside wall dilution applied to the “outside” stopes (see Figure 15-11). A total of 4.7% of the final diluted stope volume was added to all the planned drift-and-fill stopes for overbreak in rock, with an additional 2.4% with a reduced density of 2.12 t/m3 and a zero grade to represent paste mucked during mining.

Figure 15-10: Drift-and-Fill Overbreak

Figure 15-11: Drift-and-Fill Dilution

Dilution by mining method is summarized in Table 15-5.

Table 15-5: Dilution by Mining Method

Mining Type	Dilution
Transverse Longhole	17.3%
Longitudinal Retreat Longhole	28.5%
Drift-and-Fill	7.1%

15.6.2                                      Mining Recovery

15.6.2.1                            Stope Recovery

Ore recovery from longhole stopes was based on the designed stope dimension of 12 m W × 20 m H × 12 m L (average), with the 5 m W x 5 m H access/drill drift volume removed. This yields a planned stope volume of 2,580 m3.

Several factors influence recovery, including line of sight from the remote mucking stand, distance to the muck pile, and blasting issues. Line of sight and maneuverability may prevent the LHDs from accessing muck from the front corners of the stope. It is assumed that the maximum angle the LHD can operate from the drawpoint will be approximately 45°. Also, cleanup at the back of the stope will be difficult to gauge and will result in additional loss of ore. Summing these yields a volume of 34 m3 due to mucking losses. Comparing this to the stope design volume of 2,580 m3 produces a mining design recovery of 98.7%.

Production blasting in large excavations presents issues that affect ore recovery, such as oversized rock and un-blasted rock left on the walls. For this study, these factors represent an average ore loss of 2.7%. See Figure 15-12 for a visual presentation of ore losses in a stope.

Figure 15-12: Isometric View of Stope

Mucking complications, blasting limitations, and unplanned ore losses result in an overall mining recovery from longhole stopes of 96%.

15.6.3                                      Drift-and-Fill Recovery

The average drift-and-fill production heading is assumed to be 5 m H × 5 m W. Mining losses are expected to occur when rock cannot be removed from the floor. This typically happens when the floor is uneven and some of the rock settles to smooth the floor, or is lost into the underlying paste fill. Non-recoverable ore is assumed to be 0.1 m in depth (see Figure 15-13). The resulting ore recovery for Drift-and- Fill mining is 98% of the planned excavation.

Figure 15-13: Recovery Profile (Drift-and-Fill)

Recovery by mining method is summarized in Table 15-6.

Table 15-6: Recovery by Mining Method

Mining Type	Recovery
Transverse Longhole	96%
Longitudinal Retreat Longhole	96%
Drift-and-Fill	98%

15.7                                                Mineral Reserves

After application of mining dilution and recovery factors to the stope tonnage, the data was transferred from Vulcan to Deswik scheduling software to develop a life-of- mine (LOM) development and production schedule. During the scheduling process, a small amount of additional dilution was added as development drifts were mined through individual stopes. Typically, this is material from the hanging wall side of the ore zone as cross-cutting drifts pass through the ore. This resulted in an additional 48,181 tonnes (0.5% of the reserve) of low grade or waste that will be mined with the ore.

Table 15-7 presents the total mineral reserve for Los Gatos, which includes dilution and recovery factors.

Table 15-7: Mineral Reserve

	Tonnes		EqAg	Ag	Au	Cu	Pb	Zn
Zone	(xl,000)	NSR	(g/t)	(g/t)	(g/t)	(%)	(%)	(%)
NWZ	3,073	$187.83	568.05	284.32	0.36	0.09	2.49	5.09
CZ	5,510	$168.54	506.65	258.38	0.31	0.10	2.08	4.58
SEZ	705	$117.73	422.82	112.13	0.12	0.12	2.71	5.55
SEZ2	520	$96.51	321.44	96.04	0.05	0.11	2.60	3.44
TOTAL	9,808	$167.11	510.04	247.39	0.30	0.10	2.28	4.75

16.                                                       MINING METHODS

16.1                                                Geotechnical

16.1.1                                      Geomechanical Investigation

Available geotechnical holes were reviewed and processed to extract pertinent geomechanical information. The information was then grouped by mineralized zone and rock type. The information obtained included Q’, Rock Mass Rating (RMR), and point load test data converted to unconfined compressive strength (UCS). From the RMR, Geological Strength Index (GSI) values were estimated and rock mass properties were obtained (Stantec, September 2015). The geomechanical hole information was supplemented by processing the underground mapping performed by SSMRC geologists to complete a wedge analysis. Furthermore, laboratory testing and in situ stress measurements were completed on core in order to adjust in situ rock properties and parameters used for numerical modeling.

16.1.1.1                            Geomechanical Holes Compilation

The NWZ has 23 geotechnical holes available for analysis. The CZ has 68 geotechnical holes available for analysis. The SEZ has 25 geotechnical holes available for analysis. Table 16-1 presents the values obtained for Q’ and RMR for each zone.

Table 16-1: Rock Mass Rating

	Northwest Zone		Central Zone		Southeast Zone
Rock Type	Q’	RMR	Q’	RMR	Q’	RMR
Andesite	9.62	46.86	13.47	42.99	9.51	10.67
Mineralized Andesite	21.88	38.74	20.71	50.39	13.60	12.27
Fault Breccia	—	—	21.71	43.92	—	—
Dacite	—	—	10.28	41.89	—	—
Epiclastic	—	—	21.14	38.79	17.63	7.92
Rhyolite	16.57	43.94	27.87	49.37	16.70	12.16
Tuff	7.78	41.17	13.48	44.39	8.81	12.91

Point load testing was completed on a total of 117 holes. Point load test data was compiled for all the Los Gatos mineralized zones. Table 16-2 presents the UCS values obtained from the point load test results.

Table 16-2: Point Load Test Compilation Results for All Mineralized Zones

	Point Load (UCS MPa)
Rock Type	No. of Points	Mean	Std. Dev.	Min.	Max.
Andesite	1,008	24.29	24.01	0.000100	221.99
Mineralized Andesite	64	31.42	35.12	0.009000	189.50
Fault Breccia	8	14.60	23.78	0.000580	61.00
Epiclastic	1,085	4.49	19.45	0.000035	556.56
Rhyolite	304	29.57	38.46	0.002000	221.99
Tuff	405	30.02	25.65	0.001000	148.56

16.1.1.2                            Field Data Compilation

To supplement geomechanical hole information, a total of 1,184 joints and faults were mapped by SSMRC geologists in the andesite portion of the ramp. This allowed Stantec to complete a stereonet and wedge analysis. The stereonet analysis identified four joint sets, as listed in Table 16-3. Joint set number 1 is the most prominent. A case could be made that joint set number 2 and number 3 represent only one joint set. Therefore, the rock mass ranges from only three joint sets to three joints sets plus random (Barton Q joint set number of 9 to 12), which confirms the Jn values used for Barton geomechanical Q’ evaluation from the geomechanical core logging.

Table 16-3: Joint Set Mean Orientation

Joint Set	Dip	Dip Direction
1	68°	248
2	74°	323
3	76°	351
4	66°	73

A wedge analysis was performed to confirm that the selected ground support stabilizes potential wedges from the roof or the walls of the ramp, as observed during site visits (Stantec, September 2015). Four combinations of joint sets were analyzed for potential unstable wedges. The two main azimuths of the ramp (235° and 25°) were used for the analysis. A friction angle of 30° and no cohesion were assumed for all joint sets.

For joint set combination 1, a large roof wedge with an apex height of 40.59 m and weight of 1,692 tonnes was generated by the software. This size of wedge is unlikely to be unstable considering horizontal clamping force. Therefore, the apex height was reduced to 10 m (twice the ramp width). With the combination of Swellex and shotcrete, the wedge was stable with a safety factor greater than 1 for both ramp azimuths.

The wedge analysis allowed Stantec to establish the most favorable excavation azimuth with respect to wedge weight. The most favorable azimuth for underground excavation in footwall andesite with respect to potential wedges formed by the mapped joint sets are 100° to 145° (280° to 325°) and 155° to 210° (335° to 30°), as illustrated in Figure 16-1.

Figure 16-1: Most Favorable Azimuth for Underground Excavation

16.1.13                               Modeling Parameters

Laboratory testing from the core was performed. The laboratory results and previous point load testing results are summarized in Table 16-4. The point load testing underestimated the strength of the rock units (except for the Los Gatos Fault Zone) when compared to the laboratory results. Because samples sent to the lab are usually the strongest (such that they can handle transportation and preparation), it was judged appropriate to multiply the point load results for the footwall and the mineralized andesite by two to obtain strength values aligned with the lab results. No adjustment was made for the hanging wall fault zone results since lab results and point load values are aligned. Table 16-5 provides the adjusted rock mass properties used in the updated numerical model.

Table 16-4: Comparison of UCS Lab Results to Point Load Testing Results

Rock Type	Hanging Wall Andesite (Los Gatos Fault)	Host Andesite (between ore vein)	Mineralization	Footwall Andesite	Tuff Dacite
Average UCS (MPa) Lab Results	14.70 (5 tests)	68.39 (5 tests)	74.65 (5 tests)	69.91 (3 tests)	55.79 (3 tests)
Standard Deviation UCS (MPa) Lab Results	8.98	34.79	22.65	15.21	17.82
Average Point Load UCS (MPa)	14.59	24.80	31.42	24.80	30.02
Standard Deviation Point Load UCS (MPa)	23.78	24.01	35.12	24.01	25.65

Table 16-5: Adjusted Rock Mass Properties used for Numerical Modeling per Lab Results

	Mineralized	FW	HW Andesite
Rock Type	Andesite	Andesite	(Fault)
Avg. Q’	20.7	13.60	21.71
RMR	57	54	37
GSI	57	54	37
UCS (MPa)	62.84	48.6	14.7
Hoek mi Number	25	25	25
Young Modulus Intact (GPa)	25.14	19.43	5.88
Hoek mb Number	5.383	4.836	2.635
Hoek s Number	0.0084	0.006	0.0009
Hoek a Number	0.504	0.504	0.514
Cohesion (MPa)	4.53	3.363	0.801
Friction Angle ☐	40.55	39.65	34.5
Rock Mass Tensile Strength (MPa)	-0.098	-0.061	-0.005
Rock mass UCS (MPa)	5.67	3.689	3.045
Rock Mass Modulus (GPa)	11.37	7.52	0.76

In situ stress tensors (see Table 16-6) obtained from the Acoustic Emission Method (Villaescusa and Hogan, 2016) were used to complete the updated numerical model.

Table 16-6: In Situ Stress Tensors

Value
Stress Tensor Component	(MPa)	Orientation	Plunge
Major Principal Stress	3 + 0.0532*D	116°	9°
Intermediate Principal Stress	1 + 0.0422*D	25.5°	1°
Minor Principal Stress	0.0273*D	298°	82°

Note: D is the depth below surface in meters.

The deposit is shallow with weak rock strength. The rock mass is generally characterized as fair to poor. As a result, the most likely mode of failure for the rock mass is associated with gravity failure (unraveling) due to a loss of confinement, which allows blocks or wedges to move freely along existing weakness planes such as joints and faults. The best indicator of loss of confinement is a low or negative minor principal stress. Therefore, to evaluate the stability of the rock mass with 3D numerical modeling, the minor principal stress was used.

16.1.2             Analysis and Design

16.1.2.1         Numerical Modeling

To achieve the optimum production mining rate, concurrent extraction of ore from all three mineralized zones may be required. In addition, sill pillars may be created within individual zones by production mining starting on two levels concurrently (Stantec, April 2016).

Numerical modeling was completed to meet the following objectives:

•                  Ensure that concurrent extraction of all three zones will not adversely impact regional stability of the Los Gatos deposit.

•                  Verify that the creation of a sill pillar within a zone is possible.

•                  Evaluate the impact of the Los Gatos Fault on hanging wall stability.

The modeling was performed in 2D and 3D using Rocscience’s Phase2 code and MAP3D code, respectively.

The 2D modeling was completed to increase the understanding of the impact of bulk mining in the Central Zone and, more specifically, to observe the impact on the hanging wall and the Los Gatos Fault behavior. The 2D modeling results indicated that yielding extends along the fault beyond the excavated stopes and that hanging wall failure is expected, which is directly linked to the shallow dip of the deposit.

All 3D models were linear. The model geometry is illustrated in Figure 16-2. Backfill was not used in the model.

Figure 16-2: Geometry Used in the 3D Model Looking towards the Hanging Wall

The combination of competent footwall rock and ore with the major principal stress parallel to the strike of the ore body creates favorable mining conditions for the Cerro Los Gatos ore body. The 3D numerical model did not indicate any significant negative impact from mining all three zones concurrently. However, there is a small West extension to the CZ (the CZ West Extension) that may have some negative impact on the hanging wall pillar of the Northwest Zone. This area has not been included in the mining plan in previous studies.

For all three zones, the Los Gatos Fault is affected by mining-induced stress changes, especially in the CZ, due to the shallow dip of the deposit. The amount of influence of mine-induced stress on the Los Gatos Fault is dependent on the buffer zone between open stopes and the fault zone. Where the buffer is thin (less than 5 m), there is more potential for failure and unraveling. This implies a possible hanging wall instability problem that may cause excessive dilution or unraveling, especially if a bulk mining method is used. Therefore, ore pillars 5-10 m thick will be required where the fault is within 5 m of the hanging wall ore contact to mitigate potential fault failure.

16.1.2.1.1                  Central Zone

The 3D modeling of the Central Zone also indicates that waste pillars between veins will yield, causing potential instability problems in the hanging wall of individual veins. The extraction sequence of the veins will be important in that the veins closest to the fault should be mined first. The likelihood of hanging wall instability problems occurring will be reduced by mining with Cut-and-Fill methods. This is due to the smaller excavation size and more effective installation of support in the hanging wall. The sill pillar in the CZ is expected to yield, resulting in adverse ground conditions four to five cuts below the upper sill.

16.1.2.1.2                  Northwest Zone

The 3D modeling of the NWZ indicates that the sill pillar should yield progressively as the lower mining front approaches the sill pillar. This confirms that the primary/secondary chevron extraction sequence is sound. Shifting of blast holes or unraveling may occur when drilling takes place in the yielded sill pillar. Extraction of the NWZ has less impact on the Los Gatos Fault than the extraction of the CZ due to the steep dip of the Northwest Zone. Instability issues with the hanging wall of the NWZ are expected to be less critical compared to the Central Zone.

Mining of the CZ West Extension has an impact on the Los Gatos Fault according to the numerical model. As mining progresses in the NWZ, the pillar between the NWZ and the CZ West Extension is affected. This may lead to stability problems and greater dilution of the hanging wall of the NWZ adjacent to the CZ West Extension.

16.1.2.1.3                  Southeast Zone

The 3D modeling of the Southeast Zone did not identify any issues except for potential hanging wall failure.

16.1.2.2                            Modeling Results

Stantec makes the following recommendations based on the numerical modeling results.

•                  All three zones may be mined concurrently.

•                  Bulk mining methods (Longhole Mining) may be used in the NWZ.

•                  A primary/secondary chevron extraction sequence for pillars is recommended for the NWZ.

•                  Cut-and-Fill mining methods are recommended for the CZ and SEZ.

•                  Timely backfilling is required to minimize stability issues.

•                  Ore pillars 5–10 m thick will be required where the fault is within 5 m of the hanging wall ore contact to mitigate potential fault failure.

16.1.3                                      Stope Design Criteria

The geometry of the CZ, as well as the risk of water inflows from ungrouted diamond drill holes, dictates a Cut-and-Fill mining method. The geometry of the NWZ, combined with the lower risk of water inflows, makes this portion of the ore body amenable to Bulk (Longhole) Mining (Stantec, December 2015).

16.1.3.1                            Cut-and-Fill Mining

From the Rock Mass Ratings (RMR) (Bieniawsky, 1989) presented in Stantec’s report Geomechanical Hole Compilation and Future Data Requirements, the empirical unsupported span design curve was used to determine the span of excavation allowable for the CZ. An RMR of 40 to 60 was used, which is one standard deviation (10) above and below the average RMR value of 50 for the mineralized andesite. The results indicated that with ground support, a maximum drift span of 9 m is recommended. For ore widths greater than 9 m, two or more drifts (Drift-and-Fill) will be required to extract the ore. When more than two drifts are planned, consideration must be given to installing additional support, such as shotcrete posts in the first drift, to support the effective span created by driving the adjacent drifts. The cut height was fixed at 5 m.

16.1.3.2                            Bulk Mining

The Stability Graph Method (Potvin, 1988) was used to evaluate bulk stope dimensions and dilution potential (Clark and Pakalnis, 1997). This method consists of comparing the hydraulic radius (Hr) of a stope surface (back, end wall, footwall, or hanging wall) to a stability number (N). Table 16-7 lists the values used to determine Hr and N.

Table 16-7: Parameters used to Establish Hr and N

	Length or	Width or			Induced
	Height	Strike	Q’	UCS	Stress
Surface	(m)	Length (m)	Avg.	(MPa)	(MPa)	A	B	C	N
Stope Back	12	21	21.9	31.4	19	0.10	0.31	2	1.35
Stope End Wall A	20, 25, 30	21	21.9	31.4	15	0.10	0.51	4	1.45
Stope End Wall B	20, 25, 30	21	21.9	31.4	15	0.10	0.51	4	1.45
Stope Hanging Wall	20, 25, 30	12	9.6	24.3	15	0.10	0.20	5	0.96
Stope Footwall	20, 25, 30	12	9.6	24.3	15	0.10	0.20	5	0.96

The 20 m and 25 m high stopes plot in the Unsupported Transition Zone, and 30 m high stopes are on the limit between the Unsupported Transition Zone and the Stable with Support Zone for a stope width (along strike) of 12 m. Back and end walls for all the stope dimensions studied fall within the Unsupported Transition Zone.

The recommend stope size is 20 m high (floor to floor) × 12 m wide (along strike) and 21 m long (hanging wall to footwall). Hanging wall equivalent linear slough dilution is expected to be 2 m. Additional measures could be used to minimize dilution, such as cable bolting the hanging wall, using pre-splitting blasting techniques along the hanging wall, backfilling stopes within three weeks from the first blast, and reducing the stope width (along strike). If additional information from bulk sampling and exploration drilling proves positive, consideration may be given to increasing stope height to 25 m.

16.1.4                                      Stope Support Requirements

Wedge analysis indicates that the proposed support system for Bulk Mining and Cut-and-Fill mining is adequate to stabilize wedges. Nevertheless, once the bulk sample is taken, mapping within the ore body needs to be processed to ensure that joint set orientations are similar to the footwall andesite.

16.1.4.1                            Cut-and-Fill Support

The temporary nature of the Cut-and-Fill stopes allows the use of mechanical bolts or PM12 Swellex with 7-gauge welded wire mesh. Bolt length and pattern are a function of the drift span. As mining progresses from the bottom up, a large failure zone will be generated in the back of the ore body from the hanging wall to the footwall, and considerations must be given to longer ground support length. The length of the ground support required beyond the third cut will be established through a monitoring program of the stope back with either ground movement monitors and/or extensometers installed in the back central drifts of a given cut. The minimum length of the instrument must be at least twice the length of the initial 2.4 m long ground support. Instrumentation must be installed on every cut.

Proposed support for Cut-and-Fill stopes is as follows (Stantec, December 2015).

•                  7–9 m span: 2.4 m long mechanical bolts on a 1.0 m × 1.3 m staggered pattern or

•                  2.4 m PM12 Swellex on a 1.0 m × 1.0 m staggered pattern with 7-gauge welded wire mesh.

•                  5–7 m span: 1.8 m long mechanical bolts on a 1.0 m × 1.4 m staggered pattern or 1.8 m PM12 Swellex on a 1.0 m × 1.1 m staggered pattern with 7-gauge welded wire mesh.

•                  4–5 m span: 1.5 m long mechanical bolts on a 1.0 m × 1.6 m staggered pattern or

•                  1.5 m PM12 Swellex on a 1.0 m × 1.6 m staggered pattern with 7-gauge welded wire mesh.

16.1.4.2                            Bulk Mining Support

Top sills and bottom sills for Bulk Mining operations are subjected to blast damage and large mine-induced stress change. Therefore, the ground support must be able to sustain the additional demand caused by the Bulk Mining operation. Furthermore, the sills are usually open for more than 6 months, especially with a bottom- up sequence where the top sill will also be used as a bottom sill. A stiff support is usually recommended, such as fully grouted rebar (Swellex could be used in weak rock mass) and/or fully grouted cable bolts for wide spans. Additional support consideration must be given to the brow of a stope where mucking will take place.

Proposed support for Bulk Mining stopes is as follows (Stantec, December 2015):

•                  5-6 m span: 1.8 m long fully grouted rebar on a 1.0 m × 1.5 m staggered pattern or 2.4 m PM12 Swellex on a 1.0 m × 1.5 m staggered pattern with 6-gauge welded wire mesh.

•                  6-8 m: 2.4 m long fully grouted rebar or 3 m long PM12 Swellex on the same pattern as described above for the 5–6 m wide span. Any span greater than 8 m will require longer support, depending on the effective span of the excavation.

A 5–6 cm thick coat of shotcrete may be used in some instances to minimize damage to existing support, especially above the open stope. Brow support may require a 6–8 cm coat of shotcrete or shotcrete arches.

16.1.5                                      Development

From the numerical modeling results, all major infrastructure and main access should be at a standoff distance of 20 m from the ore body footwall contact to minimize issues due to mine-induced stress.

16.1.5.1                            Lateral Development Support

Empirical and deterministic design were used to establish ground support guidelines for footwall waste development (Stantec, December 2015). The deterministic analysis was based on a dead weight approach. It is anticipated that due to the shallow depth of the proposed mine, the main mode of failure will be gravity failure where confinement is lost (relaxed zone around an excavation).

Two-dimensional numerical modeling was completed for a range of drift spans to establish the depth of failure to be used in the dead weight analysis. Rocscience Phase2 software was used for this analysis. The expected depth of failure was used to determine required bolt lengths considering 30 cm of anchorage for grouted rebar and 110 cm for Swellex. The final selected pattern is a function of the required safety factor for the excavation of 1.5 for a permanent excavation.

All bolting must be completed through 6-gauge, galvanized, welded wire mesh with a 10 cm × 10 cm square pattern or through fiber-reinforced shotcrete. The mesh must cover the roof, shoulder, and walls down to a minimum of 2 m from the floor. Where shotcrete is required, shotcrete must cover the entire excavation down to the floor.

For the walls, 1.8 m long tendons (galvanized friction sets, grouted rebar, or Swellex) may be used. If Swellex bolts are used, they must be coated to provide protection against corrosion.

The support classes shown in Table 16-8 were established for the following four geomechanical domains:

•                  Support Class 1 for Domain 1: Q > 10 (indicating good rock)

•                  Support Class 2 for Domain 2: 4 < Q > 10 (indicating fair rock)

•                  Support Class 3 for Domain 3: 0.1 < Q < 4 (indicating very poor and poor rock)

•                  Support Class 4 for Domain 4: Q < 0.1 (indicating extremely poor rock)

Table 16-8: Ground Support Class Description for 5 m Wide × 5.5 m High Drift

	Back Support		Wall Support
35 mm Friction
Support	20 mm Rebar	PM16 Swellex	Stabilizer	Surface
Class	2 m long	2.4 m long(1)	1.8 m long(2)	Support
1	1.2 m × 1.4 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern) down to within 1 m of the floor	No. 6 gauge, galvanized, welded wire mesh with 10 cm × 10 cm squares within 1 m of the floor or 5 cm of fiber- reinforced shotcrete down to the floor
2	1.2 m × 1.4 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern) down to within 1 m of the floor	5 cm of fiber-reinforced shotcrete down to the floor
3	1.2 m × 1.4 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern) down to within 1 m of the floor	7 cm of fiber-reinforced shotcrete down to the floor
4	1.2 m × 1.4 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern)	1.2 m × 1.5 m staggered pattern (dice pattern) down to within 1 m of the floor	10 cm of fiber-reinforced shotcrete down to the floor

(1)         The minimum Swellex required are PM16. PM24 may be substituted for PM16 since it has a greater capacity than PM16.

(2)         The minimum requirement for the walls is 35 mm friction stabilizers; the same bolts used for the back may be substituted for friction stabilizers since they have a greater capacity.

Table 16-9 lists the requirements for wider drift spans. Wedge analysis indicates that the current support system used in for footwall development is adequate to stabilize wedges (Stantec, July 2016).

Table16-9: Support System for Spans Greater than 5 m

	Bolt Length (m)			Bolting Pattern (m)
Span			Cable				Cable
(m)	Rebar	Swellex	Bolts	Rebar	PM16	PM24	Bolts
5.1 to 6.5	2.4	3.2	4.5	1.2 m × 1.2 m	1.2 m × 1.5 m	1.6m × 1.6m	1.6m × 1.6m
				pattern	pattern	pattern	pattern
6.6 to 7.3	3.0	3.2	4.5	1.1 m × 1.2 m	1.2 m × 1.3m	1.5 m × 1.5m	1.5 m × 1.5m
				pattern	pattern	pattern	pattern
7.4 to 9.1	3.3	4.1	4.5	1.0 m × 1.0m	1.0 m × 1.1m	1.3m × 1.3m	1.5 m × 1.5m
				pattern	pattern	pattern	pattern

16.1.5.2                            Vertical Development

The proposed vertical development will consist of ventilation raises. At this stage of the design, ore passes are not planned. Raises can be driven in two ways: using raisebore machines (current proposed excavation method) or drilling and blasting via Alimak.

To evaluate the potential stability of raisebored openings, an empirical method developed by McCracken and Stacey (1989) was used. Table 16-10 provides the Q values used for selected Los Gatos rock unit that may be bored from underground through surface. Figure 16-3 and Figure 16-4 illustrate different raise diameters and wall and face stability with respect to the selected rock unit. As shown, depending on the Q value encountered, raises may or may not be stable. Referring to the first 100 m of the decline below surface, it is expected that a portion of raises near surface will require support such as 5-7 cm of fiber-reinforced shotcrete. Therefore, it is recommended to drill a pilot hole at selected raise location to evaluate the rock mass quality as a function of depth to better plan requirements for support (if any).

Table 16-10: Q Value for Los Gatos Selected Rock Unit

	Q Value
Rock Type	Minimum	Average
Andesite	0.007	15.69
Rhyolite	0.040	27.55
Tuff	0.042	12.83

Figure 16-3: Raise Wall Stability

Figure 16-4: Raise Face Stability

16.2                                                Mine Access Design

16.2.1                                      Mine Access

The upper portion of the CZ (the bulk sample area on the 1400 Level) is currently accessible via the existing portal and main access decline. This access will be used to complete the mine and infrastructure development program.

Three internal ramps will be developed, one for the NWZ, one for the CZ, and one for the SEZ and SEZ2.

16.2.2                                      Access Ramps

The main access decline will connect the main surface portal to the Northwest and Central internal ramps at the 1420 Level near the bulk sample location. Where possible, ramps are designed to maximize straight runs for safety and haulage efficiency, as well as to minimize wear on mobile equipment.

The Southeast ramp, which will service the SEZ and SEZ2, is an extension of the Central ramp and will not be required until midway through the mine life.

For ease of entry and exit, ramps are designed at a 15% gradient, reducing to 13% in the turns, and leveling out to 4% at main intersections. Curves are designed with a minimum 25 m radius, passing bays are incorporated where required, and safety bays are included at 30 m spacing. Figure 16-5 presents the general development arrangement.

Figure 16-5: Plan View LOM Ramp Development

16.2.3                                      Mining Sublevels

Sublevels in the NWZ will be accessed from the NWZ access ramp on 20 m vertical intervals, which is the planned longhole stoping height. For geomechanical stability, footwall drifts will be set back a minimum of 20 m from ore contact. The level entrance from the ramp will be set back approximately 30 m from ore contact. Stope access cross-cuts will be planned for each individual transverse or longitudinal longhole stoping block.

Drift-and-fill stoping will be used in the CZ and SEZs. Sublevels in these areas will be accessed from the access ramps on 25 m vertical intervals, which is the cut-and fill stope height based on accessing five 5 m cuts from each sublevel. Stope access cross-cuts (attack ramps) in the drift-and-fill areas will be developed on a 200 m horizontal spacing along strike.

Level development will follow the general strike of the various ore zones and will typically include excavations for sumps, electrical substations, remuck bays, paste fill lines, and raise accesses.

Sublevels in both the NWZ and CZ generally terminate at ventilation raises at both ends, one fresh air and one exhaust, permitting the intake of fresh air and the exhaust of contaminated air on each level.

Figure 16-6 illustrates typical level development requirements in the NWZ longhole area of the mine.

Figure 16-6: Typical Level Development Northwest Zone

Figure 16-7 illustrates typical level development requirements in the drift-and-fill areas of the CZ and SEZs.

Figure 16-7: Typical Level Development CZ and SEZs

Development drilling will be completed using electric/hydraulic jumbos, which are expected to break approximately 3.85 m/round drilling with 4 m long drill steel and 45 mm diameter bits. The holes are loaded with an ANFO-based emulsion and the round is initiated with NONEL blasting caps.

Figure 16-8 presents two examples of drill patterns for typical development headings at Los Gatos.

Figure 16-8: Typical Waste Development Drill Patterns

16.2.4                                      Ventilation Raises

The following four raisebored ventilation raises are planned between the underground and surface:

•                  North – 4 m Diameter Return Air Raise

•                  Central – 4 m Diameter Fresh Air Raise

•                  South – 4 m Diameter Fresh Air Raise

•                  Southeast – 4 m Diameter Return Air Raise

A concrete collar will be constructed at surface for each raise to stabilize local ground conditions. Recent geotechnical drilling has indicated that only a minimal collar (2 m) is required for the Central raise. Collar depth for the remaining raises has been assumed to be 12 m. Future geotechnical field testing will define actual collar depths.

The raisebore will be set up on the collar and will drill a pilot hole to the required level in the mine. After the pilot hole has reached its target, it will be back-reamed to the required diameter. Cuttings will be collected in the mine and hauled away. This is illustrated in Figure 16-9.

Figure 16-9: Raisebore Process

The ventilation raises will be lined with shotcrete using a robotic shotcrete machine, as illustrated in Figure 16-10.

Figure 16-10: Robotic Shotcrete Machine

During development of the mine ramps, a series of 2.5 m × 2.5 m drop raises will be excavated between each level access with ramp advance. These raises will serve as exhaust air raises during ramp development. The drop raises in the NWZ and CZ will be used for secondary egress during production, while the drop raises in the SEZ and SEZ2 will be required as exhaust air raises during the production phase of these mining zones.

16.2.5                                      Secondary Egress

The following three raisebored egress raises are planned between the underground and surface:

•                  NWZ – 1.5 m Diameter Egress Raise

•                  CZ – 1.5 m Diameter Egress Raise

•                  SEZ and SEZ2 – 1.5 m Diameter Egress Raise

The egress raises will not require a shotcrete liner due to their small diameter and lack of installed services. The raises will provide an escape route for evacuating personnel out of the mine in the event the main access decline from surface becomes blocked. A man cage (or “bullet”) will be lowered from surface into the mine through the raise using a truck-mounted hoist. An example of a portable mine rescue system is shown in Figure 16-11.

Figure 16-11: Portable Mine Rescue System

Drop raises located on all ramps will be equipped with ladders to provide secondary egress in case the ramp becomes blocked. Drop raises are shown for the NWZ ramp in Figure 16-12.

Figure 16-12: NWZ Drop Raise

16.3                                                Mining Methods and Sequence

The mining methods planned for Cerro Los Gatos include two bulk stoping methods, transverse longhole and longitudinal longhole, as well as a more selective drift-and-fill method. Based on geomechanical recommendations, the sublevel intervals in the longhole stopes are fixed at 20 m. The drift-and-fill method will be used for the CZ and SEZs, while the NWZ will be mined using transverse longhole and longitudinal longhole.

Mining method selection was based on the following.

•                  Safety

•                  Geomechanics / Rock Quality

•                  Resource Geometry

•                  Ore Variability

•                  Economics

16.3.1                                      Drift-and-Fill Mining

Drift-and-fill mining is a flexible mining method that allows near-complete recovery of ore. Mining of ore is completed with the same equipment used for mine development, and dilution from waste external to the ore zone is minimal. Negatively, productivity is lower than longhole stoping due to the small blast sizes and sequencing of backfill. Good control of drilling and blasting is also necessary to minimize backfill dilution.

Drift-and-fill mining will use a two-boom jumbo for face drilling. Main haulage drifts will be developed laterally in the footwall, on 25 m vertical centers, and offset approximately 100 m from the vein. The veins will be accessed from cross-cuts at approximately 200 m centers horizontally along strike (see Figure 16-13). From the cross-cuts, attack ramps are driven initially at a -15% gradient to intercept the vein(s) at the bottom floor of that stope block. Subsequent floors will be mined in 5 m cuts, with a total of five cuts being taken from each attack ramp. Once the vein is intersected, headings will be driven in both directions to provide two working faces on each vein. In the CZ, this will be repeated on two active main levels to achieve the daily production rate.

Drift-and-fill mining typically consists of parallel drifts mined in a primary-secondary sequence across the width of the vein or deposit. Once the first (primary) drift is mined, it is tight-filled with cemented backfill (paste or cemented rock fill). This allows another drift (secondary) to be developed immediately adjacent to the backfilled drift. Successive cuts are then mined with the backfill from the lower cut serving as the floor for the next 5 m cut. See Figure 16-13 for an example of drift-and-fill mining.

Figure 16-13: Typical Drift-and-Fill Stope Schematic

Figure 16-14 presents two examples of typical ore development (drift-and-fill) drill patterns. The pattern on the left is a full-drift pattern and could range from 4 m to 6 m in width. The pattern on the right is for “breasting,” where the rock below has been removed and subsequently backfilled, leaving a narrow void between the cut and the floor below. “Burn cut” and lifter holes are not required when breasting.

Figure 16-14 : Typical Ore Development Drill Patterns

After blasting, the broken ore is mucked from the face using a 7.5 m(3) LHD to the remuck bays or directly to the 45-tonne trucks for haulage to surface. Once mucking is complete, the back and walls of the headings are scaled and suitable ground support is installed. After the drift is mined to the predefined boundary of the stope, it is backfilled with cemented paste fill.

Average advance for the development headings is estimated at 3.85 m/d for single headings, 5.01 m/d for double headings, and 6.16 m/d for multiple headings.

Drift-and-fill was the selected mining method for the CZ and SEZs for the following reasons:

•                  Drift-and-fill is a “person-entry” mining system where personnel have full access to the excavation in case the drift intersects a water-bearing drill hole or structure (therefore, water control measures can be implemented). This is not the case with a longhole stope.

•                  The geometry of the veins, specifically the relatively shallow dip, is more amenable to drift-and-fill than longhole stoping.

•                  The poor quality of the hanging wall in close proximity to the ore source inevitably results in higher dilution with longhole stoping (compared to drift-and-fill).

•                  Drift-and-fill is a selective mining method, allowing close geological control of mining. This control typically results in higher ore grades and less dilution.

•                  Less definition drilling is typically required with a method that essentially follows the vein.

•                  Mining multiple veins would result in sufficient production from drift-and-fill stoping to meet ore tonnage requirements.

•                  Specialty equipment is not required, and training/skill requirements are reduced.

16.3.2                                      Transverse Longhole Stoping

Transverse longhole stoping is a bulk mining method in which the long axis of the stope and access drifts are perpendicular to the strike of the mineralized zone.

Access levels are developed subparallel to the strike of the ore zones in the footwall of the deposit. Access drifts for drilling and mucking are then developed from the levels to the top and bottom of each stope.

The mine design assumes a stope width of 12 m and height of 20 m for all transverse longhole stopes. Stope lengths vary depending on the thickness of the ore zone; however, the maximum stope length is restricted to 21 m by the hydraulic radius, while the minimum length has been determined to be 9 m. (Longhole stoping areas 9 m or less in length will be mined longitudinally). The drilling level at the top of the stope and the mucking level at the stope bottom are driven 5 m wide × 5 m high with arched backs. Stopes will be designed with a minimum hanging wall and footwall angle of 55°.

Figure 16-15 illustrates the concept for a typical development and extraction sequence for a transverse stoping block, while Figure 16-16 shows the typical transverse longhole stope dimensions.

Figure 16-15: Typical Transverse Stope Schematic View

Figure 16-16: Transverse Stope Dimensions and Drilling

Transverse longhole stoping is considered a bottom-up method whereby the lowest stopes are removed first. The stope sequence is primary-secondary. In primary stopes, the drill drift and mucking drift will be driven perpendicular to the strike of the ore body. Access to the secondary stopes will consist of a “Y” drift developed from the primary access drift.

After completion of the development, longhole drilling will start. All drilling will be complete before blasting starts. To start stope extraction, a slot must be created at the far end of the stope. This slot will create a void for the ensuing stope blasts.

To begin the slot sequence, a drop raise will be required. The raise will be approximately 2.5 m high × 2.5 m wide × 15 m long (see Figure 16-17). The drop raise will be blasted in two lifts, with the first being half of the length of the drilled raise.

Figure 16-17: Typical Slot Raise

The drop raise will then be expanded to form the slot (see Figure 16-18). The first three stope rings will be blasted into the drop raise to form a slot the width of the stope. The slot will provide a large enough void to begin stope production ring blasting, which will typically be completed in increments of two to three over the length of the stope.

Figure 16-18: Slot Ring Drilling

The transverse longhole stope mucking drift will be slashed to the full 12 m stope design width immediately in advance of each stope blast. Walls will be slashed using a jumbo drill (see Figure 16-19). After the slot is complete, the slashing of the mucking drift starts and retreats ahead of the production blasting (see Figure 16-20). Once the slash is taken, personnel will not be permitted in the area since it does not include entry-quality ground support.

Figure 16-19: Production Ring and Slash Drilling

Figure 16-20: Slot Complete and Undercut Started

The remainder of the stope will be drilled and blasted on retreat from the initial slot rings to the stope entrance (see Figure 16-21).

Figure 16-21: Production Blasting Retreat

Stopes above the bottom stopes will only require a drill drift since the mucking drift will now be the drill drift from the stope below.

Secondary transverse longhole stopes will be mined similar to primary stopes. However, secondary stopes will require the primary stopes on both sides be mined out and backfilled (and the backfill-cured) prior to blasting.

After the stope is mined, it will be backfilled with paste except when waste rock is available for inclusion in the secondary stope backfill mix. Until paste fill is available, cemented rock fill (CRF) will be used for backfill.

During the backfill portion of the stope cycle, a bulkhead will initially be constructed at the stope entrance of the mucking drift. Paste fill will then be poured from the drill drift into the open stope (see Figure 16-22). Once the paste filling is complete, it will require a cure time of 28 days prior to blasting adjacent stopes. Other activities such as development and drilling in the adjacent stopes may continue during the backfilling and curing cycle.

Figure 16-22: Typical Paste Backfilling

In general, transverse longhole stoping is used where the rock mass quality of the hanging wall limits the length of the open mining span. This method requires more footwall waste development (footwall drifting, cross-cuts and drawpoints); however, since each stope has an independent access it has more flexibility with regards to sequencing and scheduling.

16.3.3                                      Longitudinal Longhole Stoping

Longitudinal longhole stopes are up to 9 m wide (from footwall to hanging wall). In the NWZ, ore zones (or veins) that are wider than 9 m are mined using transverse longhole stoping.

Similar to transverse stoping, longitudinal stoping consists of a drill drift at the top of the stope and a mucking drift at the bottom. These drifts are driven in the ore parallel to the strike of the ore body and will be developed 5 m wide.

This method requires the ore drifts be driven to either a defined boundary, a change in mining method (transverse), or the end of the mineralization. Then, the stopes are mined in sequence from the end of the drift to the access (i.e., retreat mining). Similar in process to transverse longhole stoping, each stope has a drop raise as a beginning point for the extraction retreat to the access crosscut. In accordance with geomechanical design parameters, should the stope length be greater than 12 m along strike, it will be necessary to stop, backfill, and re-establish a new drop raise before restarting the stoping sequence (see Figure 16-23). Upon completion, all voids will typically be paste filled and supplemented with development waste rock when applicable.

Figure 16-23: Longitudinal Stope Dimensions and Drilling

16.3.4                                      Backfilling

A CRF plant will be constructed during the pre-production period to ensure a source of cemented backfill for primary stopes during pre-production (mining ore to build up a stockpile) and early in the production period (until the paste plant is built). The underground haulage trucks will be equipped with ejector-style boxes and will backhaul the CRF material from the surface plant to the underground stopes.

Secondary stopes are less demanding for structural backfill. A combination of lower-strength (lower binder content) paste and development waste will be used in secondary stopes. When secondary stopes are available, it is intended that most or all waste development rock will be used for backfill to avoid hauling waste to surface.

16.3.5                                      Transverse Longhole Stopes

All primary transverse longhole stopes will be backfilled with CRF until the paste plant is operational. Dump blocks will be required when trucks are dumping CRF into longhole stopes and must be advanced as the stope is filled.

A barricade is required on the lower access drift when backfilling. Typically, a waste muck pile is adequate for CRF. In the case of paste, it may be necessary to construct a shotcrete bulkhead.

Paste fill will be transferred into the stope by extending the steel delivery line with HDPE pipe to the edge of the stope. As the pour continues the pipe can be advanced if required.

As an initial paste pour, a “plug” of paste deep enough to cover the lower entrance to the stope is poured and allowed to cure for two or three days. Following that, the stope is filled and allowed to cure up to 28 days before mining occurs above or immediately adjacent to the filled stope.

16.3.6                                      Longitudinal Stopes

Filling of longitudinal stopes is similar to filling transverse stopes, but because there is no primary-secondary sequence, the fill requirements differ slightly.

When using CRF, only a portion the stope must be filled with a cemented product. Once the stope is approximately 60% filled, the remaining unfilled back end of the stope can be filled with unconsolidated waste. All that is necessary is to have a solid backfill face in place to blast against when re-slotting for the next stope. The last fill in the stope can be 100% rock fill or low-strength paste.

When pouring paste in longitudinal stopes, the procedure is the same as that in transverse stopes.

16.3.7                                      Drift-and-Fill Stopes

CRF will also be used initially in the primary drift-and-fill stopes. Although the ejector-equipped trucks can dump in the stope without raising the box, it will be necessary to have an LHD available (preferably equipped with a “rammer jammer”) to push up the CRF to ensure tight filling. Figure 16-24 shows a typical jammer setup.

Figure 16-24: CRF Jammer Attachment

Paste filling in the drift-and-fill stopes is a relatively easy procedure. An HDPE paste line is extended to the stope face, and a waste rock barricade is built at the entrance to the stope cut. As the paste is poured, the line is intentionally broken, or pulled back, to ensure tight fill for the length of the stope.

Secondary drift-and-fill stopes can be filled with development waste and/or low-strength paste.

16.3.8                                      Production Rate

The recommended production rate target of 2,500 tpd was based initially on Taylor’s Rule, which is typically used in preliminary evaluations and as a check on rates determined by rational analysis. Taylor’s Rule expresses the production capacity as a function of resource quantity as follows:

Production (tpd) = 5 × (Mineable Resource)0.75/(operating days per year)

The application of Taylor’s Rule to the Los Gatos diluted and recovered resource (Measured and Indicated, based on an NSR cutoff of $70.00) results in a calculated mining rate of approximately 2,500 tpd.

In determining the achievable production rate for this study, the following items were reviewed to determine the potential impact on production rate.

•                  Resource Distribution and Grades

•                  Potential Stope Sizes

•                  Number of Operating Stopes

•                  Ventilation

•                  Equipment Requirements

•                  Backfill Requirements and Availability

The Los Gatos resource is split between the CZ (56.2%), NWZ (31.3%), and SEZs (12.5%), each of which are planned to be operated somewhat independently.

It is estimated that the CZ can sustain approximately 1,700 tpd, based on the following factors.

•                  Two active working horizons, each with 5–6 active headings.

•                  A total of 10–12 active headings with 50% in the backfill cycle at any time.

•                  One round per day for each drift not in the backfill cycle.

•                  A total of 280 tonnes per 5 m × 5 m round, averaging 140 tpd per heading in the operating cycle. This totals approximately 1,680 tonnes.

This number can be confirmed another way, as follows.

•                  A total of 6.1 m/d in a multiple development heading situation.

•                  Assuming four operating areas (two per level average).

•                  This totals 1,750 tonnes.

The NWZ can provide up to approximately 800 tpd, based on the following.

•                  A total of 125 tpd (average through the entire stope cycle) from longitudinal stopes.

•                  A total of 190 tpd average from the larger transverse stopes.

•                  Two longitudinal and three transverse stopes in the mining cycle at full production.

•                  Production supplemented by development ore.

Mining of the SEZs is not scheduled to start until 2026. These zones typically have lower NSR values and consist of comparatively narrow veins and lower tonnes per vertical meter than the CZ and NWZ. As a result, the SEZs are scheduled later in the mine life (starting in 2026) and are meant to replace ore production from the CZ as production in that zone drops off.

Any delays in the availability of the process plant and paste backfill production will have an impact on the production schedule.

16.3.9                                      Stope Design Parameters

Table 16-11 presents the stope design parameters used for the project. Figure 16-25 presents the design span curves used for the drift-and-fill mining.

Table 16-11: Stope Design Parameters

Parameter	Unit	Drift-and-Fill	Longitudinal Longhole	Transverse Longhole
Maximum Mining Width	m	9 m	9 m	12 m
Drift Height	m	5 m	5 m	5 m
Maximum Stope Length	m	200 m	12 m	21 m
Maximum Strike Length	m	n/a	12 m	12 m
Stope Height	m	5 m	20 m	20 m
Access Drift Gradients	%	-15% to +15%	flat	flat
NSR Cutoff Value	$US	$170	$170	$170
Dilution	%	7.1	28.5	17.3
Recovery	%	98	96	96

Figure 16-25: Design Span for Drift-and-Fill

16.4                                                Development and Production Schedules

Critical activities for developing the underground mine and ramping up to full production include the following.

•                  Completion of ventilation raises.

•                  Development and construction of critical surface and underground infrastructure.

•                  Development of critical access drifts and ventilation airways in all zones.

•                  Commissioning of cooling plant.

Figure 16-26 presents a long section view of the ore zones and mine development.

Figure 16-26: Long Section Looking Northeast

Table 16-12 presents major milestones in the pre-production development and construction schedule. A detailed development and construction schedule for the underground mine can be found in the Underground Mining Feasibility Study Report by Stantec, 2016.

Table 16-12: Pre-production Milestones

Milestone	Date
Central Vent Raise Completed	May 2017
Central Vent Fan Commissioned	Mar 2018
Cooling Plant Commissioned	May 2018
Office / Dry Complex Complete	Dec 2018
South Vent Raise Completed	Feb 2019
Begin Central Zone Mining	Apr 2019
Northwest Vent Raise Completed	Jun 2019
Concrete Rock Fill Plant Commissioned	Apr 2019
Begin Northwest Zone Mining	Aug 2019
CPF Plant Commissioned	Dec 2019

16.4.1                                      Development Productivity Rates

Development rates were calculated from first principles using general ground support recommendations developed by Stantec. The ground support criteria were applied across all ore zones; however, more detailed ground support evaluations should be included in subsequent design iterations. Table 16-13 lists the heading sizes and advance rates for each size. Due to end-of-shift blasting and the time added to each cycle, development rates are similar for different headings. These rates were used in the Deswik development and production schedule.

Table 16-13: Lateral Development Rates

		Excavation Performance
Development Type	Finished Size (m)	Single Heading (m/day)	Double Heading (m/day)	Multiple Heading (m/day)
Lateral	5.0 × 5.0	3.85	5.01	6.16
Lateral	5.0 × 5.5	3.85	5.01	6.16
Ramp	5.0 × 5.5	3.85	5.01	6.16
Cutout	6.0 × 6.0	2.57	3.34	4.11
Sill	5.0 × 5.0	3.85	5.01	6.16
Drift-and-Fill	5.0 × 6.0	3.85	5.01	6.16

Development crews drive multiple headings whenever possible, thus increasing utilization of crews and equipment. Double-heading estimates are prepared based on a 30% increase over the single-heading rate for the same drift size.

Vertical development, such as internal vent raises and manway raises, uses several techniques (including drop raises, raisebores, and raise climbers) to achieve the most cost-effective development. Vertical advance rates include ground support/lining and mobilization/demobilization of equipment and crews. Table 16-14 summarizes vertical advance rates.

Table 16-14: Vertical Advance Rates

Development Type	Finished Size (m)	Performance (m/day)
Raisebore	5.00 Ø	9.94
Raisebore	4.00 Ø	11.22
Raisebore	3.00 Ø	13.03
Raisebore	1.50 Ø	20.71
Drop Raise	2.5 × 2.5	4.37
Alimak	2.5 × 2.5	1.92

16.4.2                                      Development Schedule

The LOM development schedule (including the pre-production period) is presented in Table 16-15.

Table 16-15: LOM Development Schedule Waste Type 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 TOTAL Lateral Waste Meters 292 1,409 3,921 3,696 2,605 1,319 1,928 2,627 1,327 1,107 2,247 2,063 3,442 3,294 2,235 33,512 Vertical Waste Meters - 263 447 1,470 23 – – 135 – – 102 22 701 52 25 3,240 Total Waste Meters 292 1,583 4,368 5,166 2,627 1,319 1,928 2,761 1,327 1,107 2,349 2,085 4,143 3,345 2,260 36,660 Lateral Waste Tonnes 22,878 118,549 307,564 277,496 191,359 94,384 141,639 196,858 98,186 82,039 171,299 152,387 260,772 247,123 167,439 2,529,972 Vertical Waste Tonnes - 12,947 13,795 32,409 762 – – 3,417 – – 1,934 731 15,133 1,749 857 83,734 Total Waste Tonnes 22,878 131,634 321,359 309,905 192,122 94,384 141,639 200,275 98,186 82,039 173,234 153,118 275,905 248,873 168,297 2,613,848

16.4.3             Production Planning Criteria

The mineral reserve estimate includes detail by mining method for each ore zone. These detailed estimates were used to determine production sequencing. The following general planning criteria were applied to determine priorities for initial production.

•      Highest Grade

•      Highest Productivity

•      Lowest Mining Cost

Productivities were generated using first-principle buildups and were added to the Deswik development and production schedule. Stope productivities are based on a typical total stope cycle, including cable bolting, drop raising, long hole drilling, production blasting, remote mucking, fill fencing, backfilling, and delay for curing. Table 16-16 lists the productivity rate for each mining method.

Table 16-16: Productivity Rates

Mining Method	Finished Size (m)	Productivity Rate (tonnes/day/stope)
Drift-and-Fill	6 × 5	363.3
Longhole — Transverse	12 W x 14 L x 20 H	191.5
Longhole — Longitudinal	9 W x 12 L x 20 H	127.5

The LOM schedule was generated using a series of software suites. Stope shapes created with Vulcan and MSO were used as a starting point to design the underground workings. Additionally, Vulcan was used to assign attributes to the design strings and solids that were carried forward into the scheduling suite (Deswik) and, later, cost estimating software (Hard Dollar).

16.4.4             Production Schedule

The LOM production schedule is presented in Table 16-17.

Table 16-17: LOM Production Schedule Item 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 TOTAL Drift-and-Fill Ore Tonnes 440,699 635,564 625,695 625,011 629,286 629,959 628,474 633,508 555,091 403,315 449,274 479,359 6,735,233 Transverse Ore Tonnes – 82,795 246,048 236,700 57,877 192,981 213,717 45,406 – 184,160 187,787 126,653 1,574,123 Longitudinal Ore Tonnes 5,586 152,677 12,304 12,740 170,556 54,607 39,469 182,348 277,684 231,124 228,086 131,897 1,499,076 Total Diluted and Recovered Ore Tonnes 446,284 871,035 884,047 874,451 857,719 877,546 881,660 861,262 832,775 818,599 865,147 737,908 9,808,433 Diluted NSR ($) $172.06 $187.14 $203.71 $206.46 $183.59 $184.99 $171.62 $162.78 $140.90 $133.11 $134.25 $115.04 $167.11 Diluted EqAg (g/t) 518 568 605 607 557 568 528 501 432 430 423 352 510.04 Diluted Ag (g/t) 263 288 321 337 282 280 255 241 198 157 176 153 247.39 Diluted Zn (%) 4.93 5.33 5.20 4.98 5.03 5.30 5.03 4.70 4.02 4.91 4.24 3.13 4.75 Diluted Pb (%) 1.89 2.16 2.38 2.25 2.33 2.40 2.27 2.27 2.26 2.38 2.40 2.21 2.28 Diluted Cu (%) 0.11 0.11 0.10 0.09 0.10 0.10 0.10 0.09 0.09 0.10 0.09 0.07 0.10 Diluted Au (g/t) 0.4 0.4 0.4 0.3 0.3 0.3 0.3 0.3 0.3 0.3 0.2 0.2 0.30

16.5                                                Mine Equipment Requirements

16.5.1                                      Equipment Criteria

Equipment requirements for Los Gatos are split into two categories: mobile and fixed equipment. Equipment requirements for each category cover the major components for the operation. Following are the design criteria for sizing, selecting, and quantifying mobile and fixed equipment:

•                  Mobile equipment quantities, purchases, and rebuild schedules are per the LOM plan.

•                  MPR will provide the contractor mobile equipment for development and construction.

•                  Initial mobile equipment fleet for preproduction and production ramp-up is leased to purchase.

•                  Mobile equipment purchases after production ramp-up are lump-sum purchases.

•                  Mobile equipment prices are derived from vendor quotations, MPR—provided information, and Stantec data.

•                  Mobile equipment is not rebuilt or replaced in the last two years of the life of mine.

Criteria considered in equipment selection included suitability, equipment standardization, and cost. The equipment selection process was iterative in order to obtain the optimum equipment required to achieve the planned development.

16.5.2                                      Underground Mobile Equipment

Mobile equipment required for lateral development includes drill jumbos, LHDs, haul trucks, and ground support equipment.

Mobile equipment quantities are estimated at a feasibility level based on first-principle performance rate, and production/development crew requirements. Operating mobile equipment requirements are estimated for the projected LOM production and development schedules.

The quantity of mobile equipment to be purchased (included in the capital cost estimate) was determined by the following criteria.

•                  Where a fleet of equipment (e.g. jumbo drills, underground loaders, haul trucks) is required, additional units are purchased to provide standby coverage associated with expected availability. Mechanical availability of 80% was assumed for all mobile equipment. For utility vehicles, where one unit or less is required, one unit is purchased.

•                  Geometry of the ore body may sometimes increase equipment requirements. In this case, the Cerro Los Gatos deposit is more than 2,000 m along strike, which can place unreasonable demands on slower-moving equipment such as jumbo drills.

Table 16-18 provides a list of the selected underground equipment with maximum units required on site for the LOM. The quantities exclude replacement equipment. The overall operating quantities fluctuate over the LOM to match the production and development schedule requirements at any given time.

Table 16-18: Underground Mobile Equipment — Maximum Units on Site

Mobile Equipment	Description*	Max Units
Electric/Hydraulic (E/H) Jumbo Drill Rig	Atlas Copco 282	4
E/H Bolter Drill Rig	Atlas Copco Boltec MD	5
E/H Production Longhole Drill	Atlas Copco Simba M4	2
Air Utility Longhole Drill	Boart Stopemate	1
5.7 m3 LHD	Caterpillar R1700	5
3.1 m3 LHD	Caterpillar R1300	1
45-tonne Capacity Haul Truck	Caterpillar AD45B	7
Grader	Caterpillar 12M	1
Emulsion Charger	Marcotte M40	3
Boom Truck	Marcotte M40	2
Fuel and Lube Truck	Marcotte M40	1
Scissor Lift	Marcotte M40 RL4000	2
Personnel Carrier	Marcotte M40	2
Shotcrete Sprayer	Normet Spraymec 6050WP	2
Transmixer	Normet MF500	3
Telehandler	Gehl FS12-42	3
Total		44

* Brand names have been included for reference only.

16.5.2.1                            Electric/Hydraulic Jumbo Drill Rigs

During steady-state operations, development advance in waste and ore (including the drift-and-fill stopes) is expected to average approximately 9,000 m/yr. Based on estimated advance rates, as well as the potential travel requirements with a resource more than 2 km long, it was determined that three operating units plus one spare will be required.

16.5.2.2                            Electric/Hydraulic Bolter Drill Rig

Based on geomechanical recommendations, pattern bolting and occasional screening is required in development headings and in the drift-and-fill areas. Bolting will mainly consist of 2.4 m long Swellex-type friction bolts. Bolters should also be equipped for the installation of rebar (or DYWIDAG) bolts. At steady-state production, four operating bolters plus one spare will be required.

16.5.2.3                            Electric/Hydraulic Production Longhole Drill

Production drilling in the longhole stopes will be completed with appropriately sized, rubber-tire-mounted, top-hammer drill rigs. One operating plus one spare machine will be required.

16.5.2.4                            Air Utility Longhole Drill

Drilling of service and drain holes, and possibly slot raises, will be completed using a small, air-operated, top-hammer longhole drill rig.

16.5.2.5                            Diesel 14-tonne LHDs

Based on development and production requirements in the schedule, four 14-tonne LHDs plus one spare will be required.

16.5.2.6                            Diesel Haulage Trucks

Truck haulage to surface will be required for the scheduled ore production rate of 2,500 tpd plus a portion of the waste from development. It has been assumed that, whenever possible, waste will be delivered to secondary stopes underground for disposal as backfill.

Six operating 45-tonne capacity trucks plus one spare are required during steady-state operations. The trucks will be equipped with ejector boxes for transport of CRF from surface as well as moving development waste for backfill into drift-and-fill secondary stopes.

16.5.2.7                            Graders

One low-profile grader is required to maintain underground roadways.

16.5.2.8                            Explosives (Emulsion) Chargers

Two emulsion chargers (plus one spare) will be required for loading the waste development headings, longhole stopes, and drift-and-fill ore rounds. There is a single explosives magazine on site, approximately 1 km from the portal, and no other magazines are expected to be permitted. Emulsion will be picked up at the magazine and brought underground, as needed, by the same vehicles used for charging the blastholes at the working faces. The chargers will be equipped with a boom and man basket for loading horizontal blastholes of mining faces up to 6 m high. The base emulsion and sensitizer are combined at the face while being pumped into each blasthole. Detonators and ancillary explosives will be transported to the working faces using explosives utility vehicles. Any unused explosives, ancillary explosives, or detonators must be returned to the magazine at the end of each shift.

16.5.2.9                            Boom Trucks

Essentially a flat deck with a crane, boom trucks will be used to delivery heavy loads (e.g. pipe, shotcrete bags, rock bolts, or lumber) as well as for construction and maintenance activities.

16.5.2.10                     Fuel and Lube Truck

A fuel and lube truck will be required to fuel and service all equipment unable to return to the SatStat fueling areas at frequent intervals. This equipment will typically include jumbos, bolters, and longhole drills.

16.5.2.11                     Scissor Lifts

Scissor lifts are required to install pipe, ventilation ducting, hanging fans, power cables, and other service activities. With an average development advance of seven rounds per day throughout the production period, two scissor lift trucks are required.

16.5.2.12                     Personnel Carriers

Personnel carriers will be required for the approximately 50 personnel traveling underground per shift. Some personnel will typically travel underground in tractors or light vehicles. The listed carrier can accommodate up to 28 passengers; therefore, two units are required.

16.5.2.13                     Shotcrete Sprayer

Based on geomechanical recommendations, it is estimated that 20% of all lateral development, 60% of ramp development, and all infrastructure excavations will require shotcrete. In addition, shotcrete will be required for miscellaneous construction items such as backfill barricades. Two units will provide adequate capacity and redundancy for this critical activity.

16.5.2.14                     Transmixers

Shotcrete will be mixed in the existing surface batch plant and delivered underground using transmixers. Two operating plus one spare unit have been included in the estimate.

16.5.2.15                     Telescopic Handler (Telehandler)

A telehandler is essentially a forklift with a telescopic boom that can extend forward and upward from the vehicle. These machines will be the primary movers of supplies underground. Three units have been included in the estimate.

16.5.3              Surface Mobile Equipment

Table 16-19 provides a list of selected surface equipment with maximum units required on site for the LOM. The quantities exclude replacement equipment.

Table 16-19: Surface Mobile Equipment — Maximum Units on Site

Mobile Equipment	Description	Max Units
Utility Vehicle	Pickup/Tractor	8*
Surface Loader	Caterpillar 980K	1
Dozer	Caterpillar D8	1
HDPE Pipe Fusion Machine	McElroy	1
Total		11

* Included in surface equipment but suitable for underground use.

16.5.3.1                            Utility Vehicles

Tractors will be used to transport some personnel during shift changes and for nipping materials and general transport throughout the mine. All tractors will be equipped with a cargo/man—carrying compartment in the back. Some tractors will also be equipped with man lifts for facilitating services installations, constructing bulkhead, surveying, geological mapping, loading of development rounds, etc.

Utility vehicles will be used by personnel for quick transport between headings and will be the preferred mode of transport for supervision and technical support staff.

The following crews will be issued tractors and/or utility vehicles for use during the shifts.

•                  Development Blasters

•                  Backfill Crew

•                  Mechanics

•                  Electricians

•                  Production Blasters

•                  Warehouse

•                  Managers/Shifters and Technical Support Staff

16.5.3.2                            Surface Loader

The surface loader will be used to load crushed waste rock into the CRF plant aggregate feed hopper, move surface skid-mounted equipment, and clean spills on surface roads.

16.5.3.3                            Excavator

A mini excavator will be used for excavating trenches for mechanical and electrical services.

16.5.3.4                            Forklift

The forklift will be required to transfer materials on surface between the surface facilities and to load materials onto the utility vehicles for transport into the mine.

16.5.3.5                            Scissor Lift

A scissor lift will be used for servicing equipment located above the reach of maintenance personnel. Examples of this are overhead crane, hose reels, interior lights in the maintenance facility and warehouse, and yard lights.

16.5.4             Fixed Equipment

A list of major fixed equipment by category is presented below. Detailed scope for each facility is outlined in Section 18.

16.5.4.1         Surface Fixed Equipment

Surface infrastructure supporting the underground mine and associated equipment are as follows:

•      Cemented Rock Fill Plant

•                  Aggregate Feed Hopper

•                  Aggregate Feed Hopper Discharge Conveyor

•                  Aggregate Transfer Conveyor

•                  Cement Silo

•                  Twin Shaft Continuous Mixer

•                  Cement Silo Discharge Screw Conveyor

•                  Cement Weigh Hopper

•                  Cement Weigh Hopper Discharge Screw Conveyor

•                  Super Wash Pump

•                  Super Wash Oscillator

•                  Plant Water Feed Pump

•                  Air Compressor

•                  Aggregate Feed Hooper Vibrator

•                  Cement Silo Dust Collector

•                  Super Wash Water Tank

•                  Plant Water Tank

•                  Plant Air Receiver

•                  Instrument Air Dryer

•                  Admix System and Pump

•                  Building Dust Collection System

•                  Dust Collection Screw Conveyor

•                  Cement Silo Rotary Air Lock Valve

•                  Dust Collection Rotary Air Lock Valve

•                  Overhead Bridge Crane

•                  Cemented Paste Fill Plant

•                  Air Compressor

•                  Plant Air Receiver

•                  Instrument Air Dryer

•                  Instrument Air Receiver

•                  Tailings Surge Tank

•                  Tailings Surge Tank Mixer

•                  Tailings Surge Tank Pump

•                  Vacuum Disc Filter

•                  Vacuum Disc Filter Discharge Conveyor

•                  Paste Mixer (Pug Mixer)

•                  Paste Hopper

•                  Paste Pump

•                  Flush Pump

•                  Cement Silo

•                  Cement Silo Rotary Valve

•                  Cement Silo Weight Belt Feeder

•                  Cement Silo Discharge Screw Conveyor

•                  Fresh Water Tank

•                  Fresh Water Tank Pump

•                  Waste Tank

•                  Waste Tank Pump

•                  Floor Sump Pump

•                  Vacuum Pump

•                  Filtrate Receiver

•                  Filtrate Receiver Pump

•      Surface Ventilation Fans

•                  Inlet Bell and Screen

•                  Discharge Cones

•                  Motor

•                  Discharge Silencer and Transition

•                  Fan Brake

•                  Ultrasonic Flow Monitor

•                  Static Pressure Sensor

•                  Ductwork Package (including the following)

•      Expansion Joints

•      Transition Ducting

•      Ducting Components

•      Raise Plate and Elbow Connection

•      Refrigeration Chillers and Plant

•                  Refrigeration Machine

•                  Cooling Towers

•                  Water Pumps and Piping

•                  Air Coolers

•                  Fans

•                  Gearboxes

•                  Drive Shafts

•                  Motors

•                  Torque Tubes

•                  Oil/Lubrication Pump and Pipe

•                  Vibration Accelerometer

•      Office/Dry Building

•                  Air Handler

•                  Heating and Cooling (HVAC)

•                  Hot Water Tank

•                  Water Pumps

•                  Sprinkler Distribution System

•      Surface Maintenance Shop with Wash and Welding Bay

•                  Oil Pumps

•                  Eye Wash Stations

•                  Foam Generator

•                  Retractable Hose Reel and Drum Pumps

•                  Shop Roll-Up Door

•                  Tools for Main Shop

•                  25t, 10t, 5t Bridge Cranes

•                  5t Monorail Crane

•                  Separator Tank / Oil Skimmer

•                  Pressure Washer

•      Surface Fuel Station

•                  Oil Pumps

•                  Eye Wash Stations

•                  Fuel/Oil Piping

•                  40,000 L Double-Wall, Skid-Mounted Fuel Tanks

•                  Retractable Hose Reel and Drum Pumps

16.5.4.2         Underground Fixed Equipment

Underground infrastructure and associated equipment are as follows:

•      Mine Dewatering

•                  Dewatering Pumps — Primary

•                  Dewatering Pumps — Secondary

•                  Portable Dewatering Pumps

•      Underground Mine Ventilation

•                  Facility and Auxiliary Fans

•                  Development and Production Ventilation Fans

•                  Substation Ventilation Fans

•                  Fire Doors

•                  Regulators

•      Underground Satellite Shop

•                  Oil Pumps

•                  Eye Wash Stations

•                  Fuel/Oil Piping

•                  Retractable Hose Reel and Drum Pumps

•                  Shop Roll-Up Door

•                  Tools for Main Shop

•                  Jib Cranes

•                  Pressure Washer

•      Safety and Miscellaneous

•                  Refuge Chambers

•                  Secondary Egress raise

•      Electrical Equipment

•                  Ventilation Substation Electrical Equipment

•                  Dewatering Substation Electrical Equipment

•                  Ventilation Raise Fans Electrical Equipment

•                  North, South, and Central Refrigeration Plants

•                  North, South, and Central Development and Production Mine Load Centers (MLCs)

•                  Shop, Wash Bay, and Fuel Bay Electrical

•                  Miscellaneous Lighting and Auxiliary Panels

16.6                Ventilation

The purpose of the mine ventilation system is to provide air in sufficient quantity and quality to ventilate the underground workings, and most importantly, to maintain working conditions at an acceptable level and in accordance with mine regulations.

The design principles that have been incorporated for the Los Gatos project are proven and internationally recognized. The prime objective is to provide a safe and healthy environment in all underground workings and to comply with the regulations of the Mexican standard NOM-023-STPS-2012 Underground Mines and Open Air Mines — Occupational Health and Safety Conditions.

The Los Gatos project will be a trackless underground mining operation. It will be highly mechanized with LHDs, trucks, drill rigs, personnel carriers, etc. Ore transport will be via trucks to surface. Development of the main accesses and sublevels will be through drill-and-blast operations utilizing LHDs, trucks, and drill rigs. For this reason, the ventilation system design base case is based on requirements for the mobile equipment fleet and has been adjusted for heat load calculations and required refrigeration. As a pull system arrangement, fresh air will be downcast via the main ramp and fresh air raises and exhausted through the main exhaust raises.

The mine development and production plan, along with schedules and equipment, were reviewed to determine the airflow requirements for the various stages of the mine life.

Ventilation models were prepared and reviewed for three different stages of the mine life. The mine life stages are listed below.

•      Stage 1: Pre-production Development

•      Stage 2: Early Production

•      Stage 3: Full Production

16.6.1             Ventilation Method and Design Criteria

The ventilation system is designed as a push system. The two main intake raises (Central and South) will provide fresh air into the mine, while the air will be exhausted via the North Vent Raise, Southeast Vent Raise, and the main access decline. Fresh air will be distributed into the mine workings through a series of ramps and haulage levels. Regulators will be used to direct air to the active mining levels. Where possible, exhaust and intake raises have been placed at the ends of the mining sublevels to provide flow-through ventilation.

Air quantities are based on a diesel emission dilution of 2.13 m3/min/hp (Mexican regulations) and additional flow for mine-cooling purposes. The diesel engine horsepower ratings are based on technical specifications for the selected major equipment.

To address the health and safety of personnel, and as a general guideline in design, air velocities are designed to be between 0.25 m/s and 6.5 m/s. A 20% leakage factor is also included.

The design criteria for preparing the ventilation models for Stages 1 through 3 are listed in Table 16-20.

Table 16-20: Ventilation Design Criteria

Item	Design Value
All Surface Vent Raises	4 m Ø
Internal Vent Raises	3 m Ø
Ramp Dimension	5 m × 5.5 m
Footwall Drift Dimension	5 m × 5 m
Ventilation Duct	1,220 mm Ø (48 in.)
Average Drift Friction Factor	0.016 kg/m3
Raisebore Raise Friction Factor	0.005 kg/m3
Steel Duct Friction Factor	0.0037 kg/m3
Airflow Requirement for Diesel-Powered Units	2.13 m3/min/hp
Maximum Velocity in Drifts	7.6 m/s
Surface Elevation Mean Sea Level	1,550 m

16.6.2                                      Airflow Requirements

16.6.2.1                            Stage 1: Pre-production Development

Preproduction covers the development period up to first ore. The main access decline is being developed with two separate auxiliary ventilation systems using 1,370 mm (54-inch) diameter steel duct and 75 kW (100 hp) fans in series to provide the required airflow. Once this ducted heading connects to the initial (Central) vent raise, a flow-through system will be established and the steel ducting can be removed from the decline. Two parallel fans on surface at the top of the raise operating at 70.8 m3/s (150 kcfm) and 0.7 kPa each will provide this flow-through ventilation system. Ducting and fans will then be run from the ramp fresh air stream to the development headings to support the next phase of development. Refer to Figure 16-27 for the ventilation arrangement for this stage.

Figure 16-27: Pre-production Ventilation Arrangement

Development during this period comprises ramps to the lowest mining levels of the NWZ and CZ. A ventilation drop raise will connect each loop of the internal ramps as they are developed. This will increase the available quantity of fresh air, decrease the auxiliary ventilation ducting requirement, and consequently reduce the number of fans required during the development period. After the ramps are complete, the drop raises will be fitted with ladders and landings to function as a secondary means of egress.

16.6.2.2                            Stage 2: Early Production

Early production covers the period from the development and connection of the Northwest Vent Raise to the development and connection of the South Vent Raise. Once the connection to the Northwest Vent Raise is complete, airflows can be increased to support the production and development crews. Fresh air will be delivered to the workings in the NWZ via the Central Vent Raise, and air will be exhausted via the Northwest Vent Raise and the portal/decline. Fresh air for mining in the CZ will also be provided via Central Vent Raise and will also exhaust through the portal/decline.

Two exhaust fans operating at 94.4 m3/s (200 kcfm) and 0.5 kPa each will provide the required flow for this stage. Both fans will be located on surface at the Central Vent Raise and will operate in a bifurcated orientation to achieve a total flow of 188.8 m3/s (400 kcfm). See Figure 16-28 for the ventilation arrangement for this stage.

Figure 16-28: Early Production Ventilation Arrangement

16.6.2.3                            Stage 3: Full Production

The full production ventilation stage was modeled with active production crews in each mining area. Fresh air is delivered to these areas via the Central Vent Raise with two surface fans and the South Vent Raise, also with two fans. Air will be exhausted via the portal/decline, Northwest Vent Raise, and Southeast Vent Raise. The two fans on the Central Vent Raise will operate in parallel with an operating point of 94.4 m3/s (200 kcfm) and 0.9 kPa per fan. The surface fans on the South Vent Raise will supply air to the central and Southern portion of the mine and have an operating point of 141.6 m3/s (300 kcfm) and 2.5 kPa each. See Figure 16-29 for the ventilation arrangement for this stage.

Figure 16-29: Full Production Ventilation Arrangement

The ventilation requirements are based on the diesel-powered equipment fleet for both production and development mobile equipment. This equipment list is summarized in Table 16-21. Brand names have been included for reference only.

Table 16-21: Full Production Airflow Determinations

	Total	Unit	Required	Required
Item	Units	hp	m3/s	cfm
Jumbo — Atlas Copco 282	4	160	22.7	48,000
Bolter — Atlas Copco MD Boltec	5	160	28.3	60,000
Longhole Drill — Atlas Copco Simba M4	2	160	11.3	24,000
LHD — Cat R1700	5	353	62.5	132,375
LHD — Cat R1300	1	165	5.8	12,375
Haul Truck — Cat AD45	7	589	145.9	309,225
Grader — Cat M12	1	145	5.1	10,875
Emulsion Charger — Marcotte M40	3	193	20.5	43,425
Boom Truck — Marcotte M40	2	193	13.7	28,950
Fuel/Lube Truck — Marcotte M40	1	193	6.8	14,475
Scissor Lift — Marcotte M40 RL4000	2	193	13.7	28,950
Personnel Carrier — Marcotte M40	2	193	13.7	28,950
Shotcrete Sprayer — Normet Spraymec 6050WP	2	120	8.5	18,000
Transmixer — Normet MF500	3	161	17.1	36,225
Telehandler — Gehl FS12-42	3	115	12.2	25,875
Subtotal			387.8	821,700
Leakage (20% allowance)			77.6	164,340
Total			465 m3/s	986,040

16.6.3             Mine Air Cooling

The cooling design for the Los Gatos project is based on achieving an average stope and development reject WB (wet bulb) temperature of 28.5°C, using a surface intake air temperature of the high month average of 24.5°C and 33°C (WB and DB [dry bulb], respectively). This section relates to the in-mine heat loads and the associated cooling requirements. Primary heat load components are as follows:

•      Virgin rock temperature (VRT) and related thermal gradient.

•                  Artificial heat loads (e.g. trackless equipment, fissure water, broken rock, pumps, auxiliary fans, personnel, lighting).

•      Ambient summer fresh air intake temperatures.

•      Mining depth and auto-compression.

Each system (or combination thereof) contributes either positively or negatively towards a mine’s heat load and related cooling and refrigeration needs. Taking into consideration the geographic location of the project and the trackless mining system, primary heat load contributors are as follows:

•                  VRT: Gradient = 2.5°C/100 m with a surface starting temperature of 25.0°C and the deepest mining level (1175 masl) rock temperature range between 33°C and 37°C. Heat load contribution is approximately 0.4 MW.

•                  Trackless Equipment: Overall vehicle duties were calculated to be approximately 8.6 MW, and the related heat load in conjunction with the utilization of all the equipment was calculated to be approximately 4.1 MW.

•      Auto-compression Heat Load: Surface to shaft depth related to approximately 1.1 MW.

•      Other In-Mine Heat Loads: Approximately 0.7 MW from auxiliary fans and pumping systems.

•                  Fissure Water Heat Load Contribution: An estimated 0.7 MW of heat could be applied to the underground mine environment. This assumes an inflow of 20 L/s at 54°C and leaves the mine via the dewatering system at 44°C.

•      Backfill and Other Heat Loads (personnel, lighting, etc.): Approximately 0.1 MW.

The calculated overall heat load is approximately 6.5 MW, including auto-compression. The fresh air cooling capacity calculated is 1.7 MW. As a result, the mechanical cooling required to maintain the reject temperature of 28.5 °C is 4.8 MW. Including provisions for 20% energy loss, the refrigeration plant design capacity would be nominally 6.0 MW. Although not included in the calculations, a precooling tower may be required for the underground service water to ensure it does not constitute an additional heat load on the underground environment. Mine cooling design criteria and assumptions are summarized in Table 16-22.

Table 16-22: Cooling Design Criteria and Assumptions

Criteria/Assumption	Value
Average Monthly High	33°C
Average Relative Humidity	47%
Average Monthly High WB Temperature	24.5°C
Max Allowable WB Temperature	28.5°C
Surface Rock Temperature	25°C
Geothermal Gradient	2.5 °C/100 m
Rock Thermal Conductivity	3 W/mC
Rock Wetness Fraction	0.25
LHDs	5
Haul Trucks	7

The average monthly high and relative humidity come from statistical data and the Q451-02-010 Los Gatos Design Criteria from previous work. The surface rock temperature comes from measured values from the diamond drill chamber; an accurate gradient was not available, so a standard geothermal gradient of 2.5°C/100 m was used.

The major pieces of diesel equipment (five LHDs and seven haul trucks) were placed in the model as point sources. These point sources of heat were distributed into the different mining zones. Figure 16-30 identifies the location of diesel equipment for the simulation.

Figure 16-30: Heat Model Equipment Locations

Using 28.5°C as the design reject WB temperature, the simulation results show areas in which the WB temperatures exceeds the allowable threshold, supporting the calculations. This indicates that cooling will be required during the hotter months of the year.

To reduce the amount of equipment and infrastructure underground, a single 6 MW cooling plant will be placed on the surface near the South Vent Raise. This cooling plant will chill water and send it to bulk air coolers (BACs) on the Central Vent Raise and the South Vent Raise. These BACs will be located on the intake air stream of the Central and South Vent Raises and chill the air using a direct-contact spray of chilled water from the cooling plant.

The 6MW cooling plant supplies 2 MW of cooling capacity via a BAC to the Northwest Zone and 4 MW to the Central Zone and South Zone.

These locations are shown in Figure 16-31.

Figure 16-31: Heat Simulation Results

The environmental data has an impact on the results of this heat model, and model inputs will be updated as more accurate data on the rock temperature and water sources becomes available. Also, the highest temperatures simulated were surrounding the diesel powered equipment; therefore, air-conditioned, closed-cab equipment is recommended to reduce heat exposure to personnel.

16.7                                        Backfill

There will be three main backfill products used at Los Gatos, as follows.

•                  Cemented Rock Fill (CRF)

•                  Cemented Paste Fill (CPF)

•                  Waste Rock

CRF is essentially a concrete mix with a comparatively large rock particle size. Crushed waste rock (-75 mm in size) is mixed with cement and water in a batch process. The resulting mix is transferred underground to the mining areas via production mine trucks equipped with ejector boxes.

CPF is made by combining a portion of the mill tailings with binders (cement and fly ash) and a controlled amount of water to achieve a thick, mud-like (toothpaste) consistency. The resulting product is transferred underground via boreholes and distributed to the stopes through heavy-wall pipe. Pumping is typically required for paste delivery when the stopes being filled are outside a 45° cone (from the surface delivery point) and gravity is not sufficient to “push” the paste.

Unconsolidated waste rock will be used to backfill portions of the secondary transverse longhole stopes, drift-and-fill stopes, and longitudinal longhole stopes.

CPF typically provides a better final engineered product compared to CRF. There is little or no product segregation during delivery and it is easier to tight fill in the drift-and-fill areas. When mucking in the drift-and-fill areas, the paste tends to serve as a better marker for the floor (smoother and more visual compared to waste rock), which tends to reduce floor dilution. A better backfill product also tends to reduce dilution when blasting up against backfill when mining secondary stopes.

CRF will be used until the mill is producing sufficient tailings and a plant is constructed to produce CPF. Once the paste fill plant becomes operational, CPF will become the primary backfill product ; however, the CRF plant will remain as a backup for the life of the mine. Development waste rock will be used to displace the other two backfill products whenever possible.

16.7.1                                      Distribution

16.7.1.1                            Cemented Rock Fill

Haulage trucks equipped with ejector boxes will be loaded with CRF at the CRF plant on surface and will transport the material into the mine. Dedicated LHDs with rammers will be required full time to push fill in the drift-and-fill stopes. Dump blocks will be installed for the trucks during backfilling of the longhole stopes.

16.7.1.2                            Cemented Paste Fill

Paste backfill will be pumped from the paste plant on surface into the paste boreholes to the paste bay in the mine. The paste bay is located by the Central Ventilation Raise on 1390 Level. From the paste bay, paste will be distributed throughout the mine in 150 mm diameter Schedule 80 pipes that will transition to 150 mm diameter HDPE pipe at the discharge locations. Costing for heavy-wall pipe (for paste distribution) has been included in all internal ramp development. An opportunity exists to reduce costs by transferring paste level to level using boreholes. This will be reviewed during detail design.

17.                                                       RECOVERY METHODS

This section summarizes the process plant design to be applied to the crushing, grinding, flotation, and dewatering facilities and the cyanide destruction installation for a 2,500 tonnes per day lead, zinc and silver ore processing facility to be located in Chihuahua, Mexico.

The crushing plant will process the run-of-mine (ROM) ore by using a primary jaw crusher to reduce the ore from a nominal 24 inches to a P100 of minus 175 mm.

The grinding circuit will be a semi-autogenous (SAG) mill-ball-mill grinding circuit with subsequent processing in a flotation circuit. The SAG mill will operate in closed circuit with a vibrating screen. The ball mill will operate in closed circuit with hydrocyclones.

Cyclone overflow, the grinding circuit product, is fed to the flotation plant. The flotation plant will consist of lead and zinc flotation circuits. The lead flotation circuit will consist of rougher flotation and three-stage cleaner flotation. The zinc flotation circuit will consist of rougher flotation and five-stage cleaner flotation.

Both final lead and zinc concentrates are thickened, filtered, and stored in concentrate storage facilities prior to loading in trucks for shipment.

Zinc rougher flotation tailing and zinc 1st cleaner scavenger tailing will be combined to become the final tailing. Tailing thickener underflow (100%) will be pumped to a cyanide destruction facility. After detox, forty percent (40%) of final tailing will be pumped to backfill plant and the remaining (60%) will be pumped to a tailing storage facility.

Plant water stream types include: lead process water, zinc process water, fresh water, and potable water.

The overall flowsheet is shown in Figure 17-1.

Figure 17-1: Process Plant Overall Flowsheet

17.1                                                Primary Crushing

Run-of-mine (ROM) ore is transported to the crushing plant area by rear-dump trucks and dumped into an open stockpile for manual metal removal. Then a front-end loader will be used to dump ROM into a dump hopper.

The primary crushing line consists of a dump hopper, grizzly screen, rock breakers, crusher and associated dust collection and transfer equipment. Run of Mine (ROM) ore is dumped into the dump hopper using a front end loader. The grizzly screen oversize feeds the jaw crusher. Two mobile rock breakers are available, one to service the crusher or screen and another one to service ROM area stockpile. The crusher reduces the size of run-of-mine ore from maximum 610 mm to approximately 100% passing 175 mm. Crushed ore drops onto a belt conveyor that transports the crushed ore to a crushed ore stockpile.

Crushing production rate will be monitored by belt scale mounted on the conveyor. Tramp iron will be removed using a magnet that will be located at the discharge of the primary crusher discharge conveyor. A metal detector will be installed over conveyor. Dust is controlled in the dump pocket with water sprays and dust collector vents positioned at the conveyor transfer points. An air compressor and instrument air dryer will be installed for operation and maintenance. A mobile crane will be used for maintenance of the primary crusher.

17.2                                                Crushed Ore Conveying, Transport and Storage

Primary crushed ore will be stockpiled on the ground. A reclaim tunnel will be installed beneath the stockpile. The stockpile will contain approximately 2,500 tonnes of “live” ore storage. When required, ore will be moved from the “dead” storage area to the “live” storage area by front-end loader or bulldozer.

Ore will be withdrawn from the coarse ore reclaim stockpile by variable speed belt feeders. The feeders will discharge to the transfer conveyor belt. The transfer conveyor will discharge to the SAG mill in the grinding circuit. The ore reclaim rate will be monitored by a belt scale mounted on the conveyor.

Dust control in the stockpile area will be performed by the wet type dust collector systems. One of the two dust collector system will be installed to control dust at the discharge of the stockpile feed conveyor and another one will be installed to control dust in the ore reclaim tunnel.

17.3                                                Grinding

Ore will be ground to rougher flotation feed size in a semi-autogenous (SAG) mill primary grinding circuit and a ball mill secondary grinding circuit.

The SAG mill will operate in closed circuit with a vibrating screen. Water is added to SAG mill to produce a slurry and the ore feed size is reduced as it traverses the SAG mill. The SAG mill discharges onto a double deck screen with 6.35 mm bottom openings. Screen oversize is recirculated to the SAG mill feed chute by a series of conveyors. Screen undersize will flow by gravity to the cyclone feed pump box. A belt scale mounted on the recycle conveyor will monitor the SAG mill recycle rate. The target SAG grind is 80% passing 1,381 microns.

Secondary grinding will be performed in a ball mill. Ball mill will operate in closed circuit with hydrocyclones. Ball mill discharge will be combined with vibrating screen undersize in the cyclone feed pump box and will be pumped to hydrocyclone clusters. Combined slurry will be pumped using variable speed horizontal centrifugal slurry pumps (one operating and one standby) to the cyclone clusters. Hydrocyclone underflow will flow by gravity to the ball mill. Hydrocyclone overflow (final grinding circuit product at 80% minus 45 microns) will flow by gravity to the tramp oversize screen positioned prior to flotation circuit.

Cyclone overflow will be sampled by primary samplers and analyzed by the lead and zinc on-stream analyzer for metallurgical control prior to flotation. Cyclone overflow from cyclone cluster will also be monitored for particle size distribution by a particle size monitor.

Zinc sulfate (ZnSO4) and sodium cyanide (NaCN) will be added into the ball mill.

Grinding balls will be added to the SAG mill and ball mill by ball loading systems. Air compressors and an instrument air dryer will provide service and instrument air for operations and maintenance. An overhead crane will be installed for maintenance of the grinding mills.

17.4                                                Lead Flotation and Regrind

Hydrocyclone overflow will flow by gravity to the lead flotation circuit. The lead flotation circuit will consist of one row of rougher cells and one row of cleaner cells. The rougher row will consist of eight (8) 50 m3 tank type rougher flotation cells with a drop between each cell. The lead rougher concentrate will be sampled by a rougher concentrate primary sampler and pumped (one operating pump and one spare) to the lead regrind mill circuit. Reground lead rougher concentrate will flow by gravity from the lead cleaner conditioning tank to the lead first cleaner flotation cells. The lead cleaner row consists of 20 flotation cells; four 14.2 m3 forced air first cleaner cell, six 14.2 m3 forced air first cleaner scavenger cell, six 2.8 m3 forced air second cleaner cells, and four 2.8 m3 forced air third cleaner cells. The lead first cleaner concentrate is pumped (one operating pump and one spare) into the second cleaner flotation cells and the lead first cleaner scavenger concentrate is pumped (one operating pump and one spare) to the lead first cleaner conditioning tank. Lead rougher tailing and lead first cleaner scavenger tailing will flow by gravity into zinc rougher conditioning tank. The lead second cleaner concentrate will be pumped to the lead third cleaner flotation cells. The lead third cleaner concentrate will flow by gravity to the lead concentrate thickener.

The concentrate samples cut by the samplers will be analyzed for process control by the lead and zinc on-stream analyzer. Tailing from rougher flotation cells and first cleaner scavenger cells will be combined together and sampled with primary samplers and analyzed by the lead and zinc on-stream analyzer.

Lead rougher concentrate will be pumped to the lead regrind cyclone feed pump box and combined with the regrind mill discharge. The combined slurry will be pumped using fixed speed horizontal centrifugal slurry pumps (one operating and one spare) to a hydrocyclone cluster. Overflow from the regrind cyclone cluster (final regrind circuit product) will be sampled for particle size distribution analysis by the lead regrind cyclone particle size monitor, analyzed by the lead and zinc on-stream analyzer and flow by gravity to the lead cleaner conditioning tank and cyclone underflow will flow by gravity to the lead regrind mill. Product from the regrind mill will report to the lead regrind cyclone feed pump box.

Air compressors, air receivers, and instrument air dryer will be installed for general plant operation and maintenance.

A bridge crane will be installed for maintenance of the flotation and regrind equipment.

17.5                                                Zinc Flotation and Regrind

Lead rougher tailing and lead first cleaner scavenger tailing will flow by gravity to zinc rougher conditioning tank. The zinc flotation circuit will consist of one row of rougher cells and one row of cleaner cells. The rougher row will consist of eight 100 m3 tank type rougher flotation cells. The zinc rougher concentrate will be sampled by the zinc rougher concentrate primary sampler and pumped (one operating pump and one spare) to the zinc regrind mill circuit. The zinc cleaner row consists of twenty seven flotation cells; one bank of four 14.2 m3 forced air first cleaner flotation cells, six 14.2 m3 forced air first cleaner scavenger flotation cells, five 14.2 m3 forced air second cleaner flotation cells, four 14.2 m3 forced air third cleaner flotation cells, four 8.5 m3 forced air fourth cleaner flotation cells and four 8.5 m3 forced air fifth cleaner flotation cells. Tailing from zinc rougher cells and will be combined with zinc first cleaner scavenger tailing in a zinc tailing box and flow by gravity to the tailing sample box, then to the tailing thickener.

Reground zinc rougher concentrate will flow by gravity from the zinc cleaner conditioning tank to the zinc first cleaner flotation cells. The zinc first cleaner concentrate will be pumped (one operating pump and one spare) into the zinc second cleaner flotation cell while the zinc first cleaner scavenger concentrate will be pumped to zinc first cleaner conditioning tank. The zinc second cleaner concentrate will be pumped to the zinc third cleaner flotation cell. The zinc third cleaner concentrate will be pumped to the zinc fourth cleaner flotation cell. The zinc fifth cleaner concentrate will be pumped to the zinc fourth cleaner flotation cell. The zinc fifth cleaner flotation concentrate will be pumped to the zinc concentrate thickener.

The concentrate samples cut by the samplers will be analyzed for process control by the lead and zinc on-stream analyzer. Tailing from rougher flotation cells and first cleaner scavenger cells will be combined together and sampled with primary samplers and analyzed by the lead and zinc on-stream analyzer.

Zinc rougher concentrate will be pumped to a zinc regrind hydrocyclone feed pump box and combined with the zinc regrind mill discharge. The combined slurry will be pumped using fixed speed horizontal centrifugal slurry pumps (one operating and one spare) to zinc regrind hydrocyclone cluster. Overflow from the zinc regrind cyclone cluster will be sampled by sampler for particle size distribution analysis by the zinc regrind cyclone particle size monitor, analyzed by the lead and zinc on-stream analyzer and flow by gravity to the zinc cleaner conditioning tank and underflow will flow by gravity to the zinc regrind mill. Product from the regrind mill will report to the zinc regrind cyclone feed pump box.

17.6                                                Lead Concentrate Dewatering

Concentrate from the lead third cleaner flotation cells will be pumped to a lead concentrate thickener. The concentrate thickener overflow will be pumped back to the thickener feed for dilution and thickener spray bar to control froth, or to the lead process water tank. The concentrate thickener underflow will be pumped (one operating pump and one spare) to an agitated storage tank and then to a pressure filter. Filter cake will discharge to a covered stockpile.

Concentrates, both lead and zinc, will be reclaimed by front-end loader onto highway haulage trucks. A truck scale will be located near the concentrate loadout area.

17.7                                                Zinc Concentrate Dewatering

Concentrate from the zinc fifth cleaner flotation cell will be pumped to a zinc concentrate thickener. The concentrate thickener overflow will be pumped back to the thickener feed for dilution and thickener spray bar to control froth or to the zinc process water tank. The concentrate thickener underflow will be pumped to an agitated storage tank and then to a pressure filter. Filter cake will discharge to a covered stockpile.

17.8                                                Tailing Dewatering

Tailings from the zinc rougher flotation row and tailings from the zinc first cleaner scavenger flotation row will flow to a high rate tailings thickener. Thickener overflow will be pumped from the tailings thickener overflow tank to the lead process water tank. Thickener underflow from the tailing thickener will be pumped by variable speed horizontal centrifugal slurry pumps (one operating and one stand-by) to the tailing dam (60%) and backfill plant (40%).

17.9                                                Cyanide Destruction (SO2/Air Process)

Cyanide in the tailing thickener underflow will be neutralized by the cyanide destruction circuit. Then the detoxed tailing will be pumped to the backfill plant facility.

17.10                                         Reagent

Reagents requiring receiving, handling, mixing, and distribution systems include:

•                  Sodium Cyanide (NaCN)

•                  Zinc Sulfate (ZnSO4·7H2O)

•                  Aerophine 3418A (Promoter)

•                  Copper Sulfate (CuSO4·5H2O)

•                  Sodium Isopropyl Xanthate (SIPX)

•                  Methyl Isobutyl Carbinol (MIBC, frother)

•                  Flocculant

•                  Sodium Metabisulfite, Na2S2O5 (MBS)

•                  Lime

17.11                                         Water System

17.11.1                               Fresh Water

Fresh water will be supplied from four to five wells, plus one backup well located on the property. Fresh Water from the wells will be pumped to a fresh/fire water tank. The fresh water distribution system provides fresh water for process requirements such as process water makeup, reagent mixing and gland water. Controls will be installed to ensure flow to the process water system when the raw water system is operating. From the fresh water tank, low pressure process water will flow to the systems that do not require high pressure. Booster pumps will be installed to provide high pressure water to the systems that require it including pump gland water. Gland water is provided for sealing each pump without return. Pumps and control system will be installed at the fresh water tank to provide pressure to the fire water system.

17.11.2                               Process Water

17.11.2.1                     Process Water — Lead Circuit

The lead process water tank will receive overflow from the lead concentrate thickener, tailing thickener and water reclaimed from the tailing dam. The lead process water will be used as makeup water in the primary cyclone feed sump. Fresh water can be added to the lead process water tank if necessary. This lead process water is not suitable for general distribution throughout the process plant. Water is reclaimed from the tailing dam using reclaim water pumps mounted on floating barges.

17.11.2.2                     Process Water — Zinc Circuit

Overflow from the zinc concentrate thickener and lead process water excess overflow will be recycled to the zinc process water tank, and will be used as makeup water in the zinc flotation circuit. Fresh water can be added to the zinc process water tank.

18.                                                       PROJECT INFRASTRUCTURE

18.1                                                Existing Infrastructure and Services

18.1.1                                      Location

Los Gatos Project is located in the Municipality of Satevó , Chihuahua, Mexico, approximately 160 kilometers Southwest of the state capital of Chihuahua City and about 8 km West of San José del Sitio, Chihuahua.

18.1.2                                      Site Access Roads

The access road from Chihuahua, Chihuahua, Mexico is newly paved. A portion of the road from San José del Sitio will be rerouted to the mine site to minimize interference with the river that runs by the mine property. The cost for the road improvements has been included in the cost estimate.

There will be a total of five concrete fords (dry wash river crossing structures) across the Santo Toribio storm drainage, which will allow water to overflow when floods occur. Four concrete fords will be located within the property and only one will be located outside of the property.

18.1.3                                      Buildings

MPR has already established the following facilities:

•                  Exploration camp with cafeteria on site for 60 people;

•                  Exploration sample preparation and core/sample storage facility in San José del Sitio ;

•                  Concrete batch plant that is currently in use for the mine underground requirements;

•                  Small vehicle maintenance shop;

•                  Emergency generators for the mine underground facility;

•                  Exploration waste dump;

•                  Explosive magazine; and

•                  Several preliminary access roads to the project facilities.

The process buildings include the following:

•                  Grinding

•                  Flotation

•                  Reagents

•                  Concentrate storage

•                  Truck scale

•                  Truck wash

•                  Truck sampling

•                  Blower

•                  Flocculant storage

The process buildings are pre-engineered structural steel construction. SGS provided a specification and sketch of the building dimensions required for each building. Several vendors in the US and Mexico provided budget quotations for the buildings. The buildings have R38 insulation in the roof and R19 in the walls. The steel has a primer and special paint coating to prevent rust. The roof and wall panels are standard 24-gauge steel. The buildings include overhead and manway doors as shown on the provided sketches. In the case where a conveyor will come through the wall this will be framed by the vendor and skirting supplied to minimize infiltration of outside air. The buildings will meet the local requirements for the project.

•                  Major equipment is supported on concrete piers or pedestals as required to minimize vibration. The building foundations are on separate foundations to minimize vibration transfer into the building structure.

The non-process buildings include the following:

•                  Assay laboratory

•                  Mill area change house

•                  Maintenance shop

•                  Process area office

•                  Mill area administration & engineering building

•                  Multipurpose room

•                  Training room

•                  Infirmary

•                  Warehouse

•                  Hazardous storage

•                  Security guard gates

•                  Lunch room

•                  Owner’s camp for 350 people

It is assumed for this project that the contractor will provide a temporary camp to house approximately 500 people located either near the process plant or in a nearby town, during construction of the plant. The labor rate was increased by $2.50 per man-hour to accommodate this.

The non-process buildings are also pre-engineered structural steel construction. SGS again provided a specification and sketch of the building dimensions required for each building. Several vendors in the US and Mexico provided budget quotations for these buildings also. The buildings will also have R38 insulation in the roof and R19 in the walls. The steel has a primer and special paint coating to prevent rust. The roof and wall panels are standard 24-gauge steel. The buildings include overhead and manway doors as shown on the provided sketches.

The Owners camp consists of 192 men’s staff rooms with two beds in each, 64 women’s staff rooms with two beds in each, 48 supervisor rooms and 56 manager/visitor rooms. The manager and supervisor rooms have only one person per room and include a bathroom in each room. The men’s staff rooms have six group bathrooms and the women’s staff rooms have four group bathrooms.

In addition the camp includes the following buildings, multipurpose room, kitchen and cafeteria, laundry, infirmary, store to sell employees small items and maintenance building.

The camp will have 100% backup emergency power in the event of a power outage and also includes fresh and potable water.

18.1.4                                      Process Plant Site Investigation

For the Los Gatos Feasibility study SGS investigated five potential locations for the process plant. Figure 18-1 shows the plant site investigation areas. Below is a summary of the pros and cons for these locations.

18.1.4.1                            Option 1

This plant location is approximately 1 km West of the mine portal. This site was considered due to the fact the plant elevation would allow the tailings to flow by gravity. However, preliminary geotechnical investigation indicated this location has geotechnical issues and therefore was not recommended. In addition, it is possible that the future mine may extend below this site.

18.1.4.2                            Option 2

This plant location is approximately 1 km Southwest of the mine portal. This site was selected due to the fact the plant elevation would allow the tailings to flow by gravity. Preliminary geotechnical investigation indicated it appears there are no issues for this location, so this will be further reviewed. This site is adjacent to the tailings and also close to the proposed waste dump which may be utilized early in the project to store 3 months or ore.

18.1.4.3                            Option 3

This plant location is approximately 0.5 km South of the mine portal. This site was considered due to the close proximity to the portal which would reduce ore transportation costs. The terrain in this area is very steep and the bulk earthwork costs make this significantly more expensive than other flatter areas under investigation. In addition, this location is directly over the mine incline which is not recommended for major equipment foundations.

18.1.4.4                            Option 4

This plant location is approximately 1.75 km Northwest of the mine portal. This site is across the river and will require a concrete spillway type bridge for haul trucks or a structural steel bridge to support a conveyor. In addition, the tailings and process water will also need to be placed on a bridge. Preliminary geotechnical investigation indicated it appears there are no issues for this location, so this will be further reviewed. The terrain is reasonably flat and therefore the bulk earthwork cost will be low.

18.1.4.5                            Option 5

This plant location is approximately 1.6 km Northwest of the mine portal. This site is also across the river and will require a concrete spillway type bridge for haul trucks or a structural steel bridge to support a conveyor. In addition the tailings and process water will also need to be placed on a bridge. Option five is the flattest terrain and will have the lowest cost for bulk earthwork. Preliminary geotechnical investigation indicated it appears there are no issues for this location, so this will be further reviewed.

Table 18-1 indicates the bulk earthwork cut and fill and associated cost for the five potential process plant locations. This table assumes the earthwork is rippable. The cost for this table was based on $3.00/m3 for cut to fill and $2.00/m3 for cut only.

Table 18-1: Earthwork Cost Estimates by Site

Pad	Area	Cut	Fill	Total Cost
Option	(m2)	(m3)	(m3)	(US$)
1	56,013	109,605	12,396	$231,606
2	56,196	143,640	14,797	$302,078
3	54,999	332,710	11,207	$676,628
4	50,331	109,713	109,713	$329,139
5	60,303	61,178	4,602	$126,957

Table 18-2 indicates the bulk earthwork cut and fill and associated cost for the 5 potential process plant locations. This table assumes the earthwork requires blasting. The cost for this table was based on $10.00/ m3 for Cut and Fill and $8.00/ m3 for Cut only.

Table 18-2: Cut and Fill Costs by Site

Pad	Area	Cut	Fill	Total Cost
Option	(m2)	(m3)	(m3)	(US$)
1	56,013	109,605	12,396	$231,606
2	56,196	143,640	14,797	$302,078
3	54,999	332,710	11,207	$676,628
4	50,331	109,713	109,713	$329,139
5	60,303	61,178	4,602	$26,957

After review of the following tables it appears that the costs are not significant if the earthwork is rippable, however, if blasting is required Options 2 , 3 and 4 are higher than Options 1 and 5.

Based on the above review it was decided to not consider Options 1 and 3; therefore, the remaining investigation focused on the plant site at locations 2, 4, and 5. It has been suggested to obtain additional geotechnical information on these sites. For the Feasibility Study it was decided to install the plant site in location 2 and utilize locations 4 and 5 for the camp and possibly other non-process buildings.

18.1.5             Communications

The exploration camp is currently serviced by a satellite dish based internet and TV connection. Currently mobile phones are unreliable at the mine site and this will require improvement for the project.

Communication for the surface facilities will be provided via handheld radios at the same frequency as the mine leaky feeder. This system will provide communication capabilities with both the surface and underground personnel.

To provide communication for control systems, CCTV, telephone, power monitoring, and data to all the surface facilities of the mine, a 48-strand, single-mode, fiber-optic cable backbone ring will be provided from the controls alarms room in the office / dry facility. This will include fiber junction boxes at the following surface locations.

•      Office / Dry Facility

•      Maintenance Facility

•      Southeast Raise Ventilation Plant

•      Central Raise Ventilation Plant

•      Cemented Paste Fill Plant

•      Cement Rock Fill Plant

•      Cooling Plant

•      Fuel Facility

•      Compressor Plant

To provide communication for fire systems, a separate 6-strand, single-mode, fiber-optic cable backbone ring will be provided from the controls alarms room in the office / dry facility. This will include fiber junction boxes at the same surface locations listed above.

18.1.6             Personnel

As a part of the company’s commitment to adding value to the local communities and building capacity in Mexico, the bulk of the operations workforce will be from Mexico. Ideally, the majority of the workforce will be sourced from local towns. However, due to lack of extractive industry in these local communities, it is expected that a significant number of highly skilled workforce such as engineers, geologists, metallurgists, mechanical and electrical tradesmen with mining and processing experience will be recruited from Chihuahua and other regions as required. The positions that cannot be filled locally will be staffed with suitably qualified expatriates on fixed term contracts, with the ultimate goal of developing qualified Mexican individuals for these jobs in the future.

The total process area workforce during operation is estimated at around 400 employees including the mine. The maximum workforce during construction may be as high as 500.

Construction activities will be split into two major categories, bulk earthwork, which includes the heap leach and waste dump construction and the process plant area which includes the crushing plant, overland conveyors, Mill process plant and associated infrastructure.

Housing for construction personnel will be a temporary camp onsite sized according to the construction requirements and provided by the contractor.

Table 18-3 below summarizes the personnel required during operations by department.

Table 18-3: Summary of Operations Personnel

Department	Number of Personnel
Mining	144
Processing	88
General & Administration	13
Total	245

Throughout the construction and operations phase of the Los Gatos Project the company intends to develop the following through its recruitment and training practices:

•                  Improvement of local skills to facilitate initiatives that benefit both Mexico and the local community;

•                  The development and dissemination of international best practices to the company and contractor workforces;

•                  Investment in local businesses to upgrade their ability and increase the amount of goods and services sourced from local communities around the mine.

18.1.7              Power Supply

Electric power is currently unavailable near the project site. Existing facilities are powered by diesel generators on site.

Power to the Cerro Los Gatos Mining project site will be supplied via a 115 kV utility transmission line. This line will originate from the ‘San Francisco de Borja’ substation in Satevó (Chihuahua), ), the owner of this substation is CFE (Comisión Federal de Electricidad) and there exists free space for the expansion of a second switching station where a new 115 kV connection will be installed. This connection will include installing a 115 kV switch and feeder, a 7.5 MVAR capacitor bank with circuit protection and substation area modifications for installing new equipment. The 115 kV utility transmission line will be approximately 66 km long. A detailed study on power supply, by the utility was performed.

A 115 kV loop will be installed near the Cerro Los Gatos main substation. This loop will include 115kV disconnects, high voltage connections to the 115 kV – 13.8 kV substation type transformers and utility metering. Power distribution on site will be monitored and metered at respective facilities for power management.

Temporary power supply during construction will be diesel-generated by the contractor.

18.1.8             Power Distribution

Upon review of the proposed equipment list, a total electrical load of approximately 24 MW was determined. This electrical load comprises of about 12 MW for the process plant and water management, 8.6 MW for the underground mine and surface facilities, 0.9 MW for the camp and 2.7 MW contingency for motor starting capability and future additions. The electrical load is summarized in Table 18-4.

Table 18-4: Mine Power Requirements by Area

Area	Electrical Load MW
Underground Mine	5.0
Mine Surface Facilities	3.6
Crushing	0.4
Grinding	5.5
Flotation + Reagents	2.8
Filtration	0.8
Tails + Cyanide Destruction + Lime + Flocculant	0.7
Water (Dewatering wells + cooling)	1.4
Ancillary Buildings	0.2
Camp	0.9
Contingency (Future addition)	1.7
Reserve Capacity for motor starting	1.0
Total	24.0

The utility power (115 kV) entering the mine site will be stepped down to 13.8 kV at the mine main substation, via two 15/20 MVA, 3-phase, 60 Hz transformers. These transformers will provide power to a 13.8 kV switchgear, consisting of two main circuit breakers and a tie breaker feeding two buses for distributing power. One bus will provide power via duct-bank to the SAG mill and ball mill. An overhead power distribution system to the primary crushing, mine surface facilities, ancillary buildings, water management and camp will also be provided. The other bus will provide power via duct-bank to the process plant electrical rooms and overhead power line to the underground mine disconnect. The main substation switchgear will have individual feeder circuit breakers designated for the above mentioned loads thereby maintaining isolation between the mine, the mills, the process plant, the camp and other surface facilities to avoid voltage drops due to motor starting or power supply interference due to maintenance shutdowns.

On site power distribution voltage will be rated 13.8 kV (13800V). The power distribution within facilities will be rated for medium voltage distribution at 4.16 kV (4160V) and low voltage distribution at 480V. The process plant is the most significant load and for that reason, the distribution switchgear for the process plant will be located near the main substation that will distribute power to the process plant electrical rooms housing motor control for respective process loads. The distribution switchgear includes two 7.5 MVA transformers, stepping down 13.8 kV to 4.16 kV. One transformer is designated for the SAG and ball mills, whereas the other transformer will provide power to the mill building electrical room and filter building electrical room. All other areas will have their individual distribution switchgear stepping down from 13.8 kV to 4.16 kV or 480V.

The process plant includes two electrical rooms, one in the mill building and the other in the filter building. The mill building electrical room will provide power and control to stockpile, grinding, flotation and reagents. The filter building electrical room will provide power and control for filtration, thickening, and ancillary buildings near the process plant. The water management system includes dewatering wells (19 new + 1 existing), cooling tower and water supply pumps to the process plant and camp.

All project facilities will have power at 13.8 kV delivered to them, via overhead power lines or at 4.16 kV via underground duct-bank. Depending on the load, the medium voltage of 4.16 KV will be utilized directly for feeding motors greater than 300HP and it will be further stepped down to a 480 VAC, 3-phase, 3-wire system for feeding motors below 300HP. The 480 VAC systems will be further stepped down to 208Y/120VAC to feed lighting loads and general office equipment (receptacles, computers, printers, etc.) or 24VDC to feed instrumentation control requirements. Power distribution design will follow the federal, state and local standards.

The mine site will be provided with a grounding grid to which all building steel, equipment, etc. will be connected for safety. This grounding grid will consist of a #4/0 AWG bare copper conductor buried below ground connecting all electrical equipment. All above-ground connections except connections to building steel will be mechanical type connections so that equipment can be removed or replaced easily. All underground connections including those to building steel will be of the thermoweld type. A test well will be provided for periodically measuring / testing the resistance of the ground grid. Lightning protection will be installed on overhead pole lines, building structures, etc. and grounded separately from equipment grounding. Grounding design will follow the federal, state and local standards.

Lighting will be of the high intensity discharge type. High pressure sodium type light fixtures or LED will be utilized for exterior areas and high bay interior applications. Metal halide lighting fixtures will be utilized indoors for low bay application and where color rendition is a factor. Fluorescent lighting fixtures will be used in interior applications such as office lighting, electrical rooms, etc. All areas will be equipped with emergency light fixtures utilizing battery packs which will provide a minimum of 90 minutes of illumination. Lighting levels will be designated by the Illumination Engineering Society (IES) published guidelines.

A computer based data gathering system, supervisory control and data acquisition system (SCADA), will be incorporated in the control and monitoring of all process operations. The SCADA system will use remote termination devices to channel appropriate control and monitoring signals from field locations back to the central processing unit (CPU) computer where an operator can physically operate equipment from his computer work station. The SCADA system will be based on equipment types preferred and designated by the Owner. The configuration of the SCADA will be based on the latest industrial standards. A programmable logic controller (PLC) system will be installed in respective areas, gathering information from the input and output signals from instruments and motor control equipment installed for monitoring, control and safety. The SCADA will process and record all communications with respective PLCs. An uninterruptable power supply (UPS) will provide power to each PLC.

Standby diesel generators will be provided to handle emergency situations at the process plant, water management system, and camp. These standby generators will be rated 480V, 1500 kW each and will be connected via automatic transfer switch at respective locations. Depending on the switchgear voltage, a step-up transformer will be installed for 13.8 kV or 4.16 kV connections, as needed. The standby power will be provided to critical equipment like flotation cells, thickeners, select pumps and other equipment that may affect the process production line should they stop operating. The UPS will provide backup power to the control system and emergency light fixtures will utilize battery packs, when power supply fails.

18.2                Site Development

The Project will require development at the following major locations:

•      The mining areas

•                  The mine surface facilities, including the fuel facility, office/dry facility, explosives magazine, Compressor plant, ventilation and cooling, cemented rock fill plant, cemented paste fill plant, and service water

•      The crushing plant area

•      The overland conveyor and primary crush stockpile

•      Mill area

•      Filter area

•      Thickener area

•      Cyanide destruction area

•      Overland pipelines

•      Fresh water pumping, storage and distribution

•      Access and internal roads

•      Power line tie into the local utility

The MPR technical team provided regular input during the feasibility study preparation into the site selection and design decisions for all major infrastructures to ensure that environmental, health, safety and social considerations inform the mine design process.

18.2.1             Mine Surface Facilities

•      Maintenance Facility

•      Fuel Facility

•      Office / Dry Facility

•      Explosive Magazine

•      Compressor Plant

•      Ventilation and Cooling

•      Cemented Rock Fill Plant

•      Cemented Paste Fill Plant

•      Service Water

•      Electrical

•      Communications

18.2.2             Bulk Earthwork

The crushing plant site will be cleared and grubbed to remove organic material. The site will be over excavated per the geotechnical report recommendations and unsuitable material will be removed to the waste dump. Fill material will be obtained from an area selected by the geotechnical engineer.

18.2.3             MPR Accommodations during Construction

The cost estimate basis includes living accommodations for MPR employees and security personnel during the construction period in a portion of the proposed Owners camp or in hotels in Chihuahua. The Owners camp cost is included in the project cost estimate. The construction labor rate includes a temporary contractor’s camp for the construction personnel.

18.3                Water Source

Raw water to meet potable and non-potable water demand will be supplied by groundwater pumped from dewatering wells. The well water will be directed to a cooling tower to lower the temperature from the expected 50 to 60°C to 40°C prior to use. Analyses of groundwater from existing dewatering well PW15-01 indicate that the water quality is suitable for the proposed potable and non-potable uses.

The total raw water demand is estimated to be approximately 2,605,600 liters per day, including approximately 100,000 liters per day for potable use (see Section 18.3.1) and approximately 1,209,600 liters per day for process water and 1,296,000 liters per day for drill cooling and underground activities. The mill process water demand accounts for approximately 660,000 liters per day of reclaim water obtained from the tailings storage facility being recycled back into process. The 2,605,600 liters per day of water would be supplied from the dewatering wells. Existing dewatering well PW15-01 has produced approximately 600,000 liters per day continuously. On that basis, sourcing for the raw water demand is anticipated to require five to six wells plus one backup well. Additional information regarding the dewatering wells is provided in Section 24.

18.3.1             Potable Water Supply

Potable water will be used for drinking water, cleaning, change rooms, laboratory water and safety showers. Potable water is not required for the process requirements.

The majority of the potable water will be required at the Owners camp and the mine and mill change rooms. The potable water required at the camp will be provided by a modular potable water system. If additional potable water is required during the construction period then it is assumed this can be purchased from local community supplies as required.

The water requirements for specific areas of the project are noted below:

•      Camp site area 350 people — 70,000 liters / day

•      Mine portal area change room — 15,000 liters / day

•      Mill portal area change room — 15,000 liters / day

•      The potable water storage tank is sized for 100,000 liters storage or 24 hours retention time.

18.3.2             Raw Water Distribution System

Based on the water balance study and hydrological assessment, there is adequate raw water available from the 19 mine dewatering pumps. The water coming up from underground will be piped to the cooling tower location. The water from underground is 50°C and will be cooled to 40°C prior to being pumped into the raw water tank near the well sites. SGS has included a raw water storage and distribution system for the project that transports water to the following areas;

•      Mine portal

•      Owners and Contractors Camp

•      Surface mine facilities

•      Crusher area

•      Mill area

•      Paste plant area

In order to minimize the number of services it is proposed to provide firewater via the raw water system. There is sufficient elevation and tanks have been located such that fire water supply will be available by gravity. This will provide sufficient pressure to provide a secure fire service. A minimum volume of water will be held in the raw water tanks at all times.

18.3.3             Process Water Supply

Process water will be prepared at the process plant and will be recycled to the extent possible. Makeup water will be kept to a minimum. Process water quality will be monitored and will be used in the following areas:

•      Process plant makeup

•      Process plant sprays

•      Process plant washdown

18.3.4             Sewage Waste Water Treatment

Sewage water treatment systems were included to handle waste from the kitchen, bathroom and shower facilities. Four separate systems were included for the following areas:

•      System 1 — Owners Camp for 350 people

•      System 2 — Mine Portal Area for 100 people

•      System 3 — Primary crusher area for 25 people

•      System 4 — Mill area for 50 people

18.4                Waste Disposal

For storage and management of landfill disposal will be constructed a building with a zone for non-hazardous waste and a second zone for hazardous waste, this zones are adjacent. Will be constructed in accordance with the Mexican Regulations landfill requirements and the area is 10 m x20 m.

The storage and management of this area will be per Environmental Area of MPR and must coordinate with the Construction Area and Operation Area.

The hazardous waste will be collected and disposal by a certified and authorized company by the Mexican Regulations.

18.5                Underground Infrastructure

The underground infrastructure for this study includes the following items:

•      Mine Dewatering

•      Materials Handling

•      Electrical Power and Distribution

•      Compressed Air

•      Service Water

•      Service Bay

•      Fuels and Lubricants

•      Refuge Stations

•      Sanitary Facilities

•      Communications

18.5.1             Mine Dewatering

During mine production, dirty water will be collected in sumps located on each level of the NWZ, CZ, SEZ, and SEZ2. The dirty water in the mine originates from the following sources:

•      Drill Water

•      Mine Service Water

•      Fissure (Ground) Water

•      Backfill Seepage

•      Backfill Flush Water

The above sources of dirty water are expected to total 30 L/s (475 usgpm) from three areas (the NWZ, CZ, and SEZs) for a total 90 L/s (1,427 usgpm).

All mine roadways will be driven on a gradient and will include a ditch system to allow dirty water to flow to a series of collection sumps. Decline ramp headings will require face pumps to transfer water from the face to the sumps.

Two types of sumps are planned for the mine, borehole sumps and level dewatering sumps, in addition to the main dewatering sump. These sumps are described in the following subsections.

18.5.1.1         Borehole Sumps

Borehole sumps will collect water from the level and from borehole sumps on levels above and transfer the water via gravity flow to a lower sump through a pair of 150 mm boreholes located at the entrance to the sump. This is illustrated in Figure 18-2.

Figure 18-2: Borehole Sump

18.5.1.2         Level Dewatering Sumps

Level dewatering sumps consist of a tank, agitator, and a pump mounted on a skid. Level dewatering sumps will be strategically placed to collect water from the borehole sumps and other level dewatering sumps and pump it to the main dewatering sump located off the decline ramp at 1390 Level. A typical level dewatering sump is shown in Figure 18-3.

Figure 18-3: Level Dewatering Sump

Additional details on level dewatering sumps are provided in Drawing No. 400-A0011.

18.5.1.3         Main Dewatering Sump

The main dewatering sump (shown in Figure 18-4) consists of a reinforced concrete dam, two agitators, and two pumps capable of pumping a combined maximum of 100 L/s (1,585 usgpm) of dirty water from 1390 Level to surface through a 250 mm diameter pipe. Provisions will be made for adding a third pump in the future. The mine dewatering system is designed to maintain fines (slimes) in suspension throughout the system and will pump water and fines to surface.

Figure 18-4: Main Dewatering Sump

18.5.2                                      Materials Handling

Materials to support development and production (bolts, screens, drilling rods, etc.) will be transported into the mine using a boom truck with a flat deck. Maintenance materials for the pumps and underground equipment will be hauled into the mine via maintenance service trucks.

Explosive trucks (the same vehicles used for charging the blastholes at the working faces) will deliver the explosives from the surface magazine to the working faces in the mine. Explosive utility vehicles will transport the detonators and ancillary explosives from the surface magazine to the working faces.

18.5.3                                      Electrical Power and Distribution

Two 13.8 kV feeders will provide power to the main switchgear located near the main dewatering sump on the 1390 Level. One feeder will deliver permanent power from surface through a borehole, and the other feeder will deliver 13.8 kV power from the backup generators on surface through the decline.

Power for underground distribution from the main switchgear will be via four feeders. One feeder will be for the main dewatering sump, booster fan, and service bay. The remaining three feeders will feed 13.8 kV to each of the mining zones: NWZ, CZ, and SEZs. A 15 kV tap box with 200 A load-break elbow will be installed on each level of the three mining zones.

18.5.3.1                            Main Dewatering Sump, Booster Fan and Service Bay

The main dewatering sump and service bay switchgear is 800 A / 4.16 kV, and is designed to feed the two 261 kW main dewatering sump pumps, the 125 kW booster fan, and the service bay distribution transformer at 4.16 kV. Medium voltage starters for the pumps and fan will be in the switchgear, and the shop transformer will be fed from a fused disconnect switch.

The service bay transformer will transform the voltage from 4.16 kV to 480/277 V, which will feed a 600 A / 480 V motor control center (MCC). This MCC will feed additional main dewatering sump equipment, the refuge chamber, and the service bay.

18.5.3.2                            Level Dewatering Sumps

The electrical distribution system follows the mining zones: NWZ, CZ, and SEZs. For each zone, a 15kV tap box will be located on each level. The tap box is designed for use with 200 A load-break elbows and up to four connections per tap box.

Levels with a level dewatering sump will have a 200 A fused load-break switch, 225 kVA, 13.8 kV-480/277 V transformer and a 400 A distribution panel installed close to the sump. The 200 A load-break switch will be fed from the 15 kV tap box located on that level.

18.5.3.3                            Development Mine Load Centers

Development MLCs will be required in all mining zones. The MLCs consist of a 15 kV fused load-break switch, 750 kVA, 13.8 kV-480/277 V, and distribution. The distribution is for a production drill, jumbo, bolter, and development fans. The MLCs will be fed from the 15 kV tap box located on that level.

18.5.4                                      Compressed Air

The compressed air system at Los Gatos will be mine-wide distribution from the main surface facility. There is an existing permanent surface air compressor plant consisting of two Atlas Copco Type G 110-125 compressors, each with a capacity of 488 cfm (for a total of 976 cfm). The expected compressed air demand from the mine is outlined in Table 18-5.

Table 18-5: Mine Compressed Air Demand

Item	Quantity	Demand (cfm)	Utilization (%)	Actual Demand (cfm)
Jackleg Drills	2	186	5%	19
Shotcrete Machine	1	777	81%	631
Air Tuggers	2	155	25%	78
Vent Doors	3	52	20%	31
Refuge Stations*	2	31	100%	62
Maintenance Shop	3	83	81%	202
Total	—	1,284	—	1,023

* Air required in combination lunchroom/refuge stations only.

An additional 488 cfm compressor will be added to the surface plant, increasing the capacity to 1,551 cfm and providing backup for the existing two units.

Compressed air will be distributed throughout the mine via 150 mm diameter pipe on the decline/ramps and will branch off with 100 mm and 50 mm diameter pipe throughout the mining levels. Mobile drilling equipment (e.g. jumbos, cable bolters, production drills) will have on-board compressors to provide the primary compressed air requirements.

18.5.5                                      Service Water

The underground water consumption estimate is based on the amount of water anticipated to be used by equipment and underground processes. The equipment and underground processes are outlined below.

•                  Jumbo Drills

•                  Bolters

•                  Shotcrete Sprayers

•                  Longhole Drills

•                  Diamond Drills

•                  Raisebores

•                  Jackleg Drills

•                  Hose and Nozzle (dust control and cleanup)

A summary of the underground water consumption estimates is outlined in Table 18-6.

Table 18-6: Underground Process Water Requirements

Facility Description	Average Flow L/s (usgpm)	Peak Flow L/s (usgpm)
Development Crew #1	2.0(32.1)	5.3(84.1)
Development Crew #2	2.0(32.1)	5.3(84.1)
Production Crew #1 (Development)	2.0(31.5)	5.9(94.1)
Production Crew #2 (Development)	2.0(31.5)	5.9(94.1)
Production Crew #3 (Blasthole)	2.3(35.8)	5.4(86)
Production Crew #4 (Blasthole)	2.1(33.6)	5.4(86)
Raise Crew	0.6(9.1)	4.2(66)
Diamond Drilling	0.2(2.7)	0.5(8)
Raisebore Drilling	0.3(5.0)	0.6(10)
Construction Crews	0.1(1.3)	0.9(15)
Underground Infrastructure (Misc.)	0.2(3.3)	1.3(20)
Leakage	1.3(21.6)	3.3(53)
Total	15.1(239.6)	36.6(580)*

* Peak flows for the various facilities occur at different times in a 12-hour shift. The water balance in Section 24 identifies Hour 3 of the 12-hour shift as having the peak flow of 36.6 L/s (580 usgpm).

A 150 mm diameter process water line has been included in the design from the mine portal to supply the underground mine via the ramp. As required, each mining zone will be equipped with pressure reducing valve (PRV) stations to limit the line pressure supplying the local levels.

All PRV stations include a full-time, in-line duty PRV; a bypass line with a full-time spare PRV; and isolation valves. This configuration ensures that water supply can be maintained with minimal interruption. Large face diameter pressure gauges will be provided on upstream and downstream sides of all PRV stations for visual confirmation of the operating condition of the PRV and setting valves. A pressure safety valve (PSV) will be included at each PRV assembly to ensure that over-pressure conditions do not occur in level distribution. Air bleed connections will be provided on the assemblies to allow air removal during the pipeline filling process.

One booster pump station will be required in the NWZ and SEZ to allow for adequate water pressure at the face in the upper levels. The booster pump stations will be standalone units mounted on a common steel skid. A process water booster pump station will generally consist of the following.

•                  Pumps (one operating, one standby)

•                  Steel Water Reservoir

•                  Piping

•                  Controls

•                  Electrics

•                  Instrumentation

18.5.6                                      Service Bay

A service bay will be constructed close to the base of the Central Raise, as shown in Figure 18-5. This service bay will be used to complete minor repairs and oil changes on mobile equipment that does not typically travel to surface (e.g. jumbos, bolters, and longhole drills). This will save time by not requiring equipment be taken to the surface maintenance shop for these minor maintenance activities.

Figure 18-5: Service Bay Location

Mexican mining regulations require maintenance facilities to have two independent exits, be constructed with noncombustible coating or fire resistant materials, and have adequate ventilation. Fire doors (including fused-link activation) will be installed at the entrance to the service bay, and a second means of egress will be provided in the ventilation bulkhead at the rear of the service bay. The bulkhead will contain a man door to provide escape into the exhaust air and will also have an air regulator to control the airflow through the service bay.

The service bay will be equipped with the following services and equipment:

•                  Compressed Air

•                  Lighting

•                  Telephone

•                  Concrete Floor

•                  Jib Cranes

•                  Work Benches

•                  Parts Storage

•                  Lubricant Storage

•                  Hose Reels

•                  Waste Fluid Storage

•                  Fire Suppression

A layout of the service bay is shown in Figure 18-6.

Figure 18-6: Service Bay Layout

18.5.7                                      Fuels and Lubricants

Los Gatos is a trackless mining operation. All mobile equipment will be diesel driven, and mobile equipment is assumed to be equipped with Tier 4 engines operating on diesel fuel with sulfur content less than 15 ppm. The quantity of fuel stored underground is not to exceed 72 hours of consumption.

Diesel will be transported underground via a SatStat storage and handling system (see Figure 18-7). These fuel stations will be strategically placed in exhaust air drifts to support development and production. The locations will change as development and production activities advance. A total of three SatStats have been budgeted for the mine.

Figure 18-7: SatStat Fuel Storage

Forklift handling pockets are built into the units, as well as pick points for handling ease. SatStat systems have various options for combined or individual storage and dispensing, and all systems are equipped with fire suppression. Dispensing systems, including SatStat, will be equipped with Wiggins-type coupling connections, and mobile equipment will have corresponding coupling connections. These types of connections will limit contamination, spillage, and fire hazards.

Lube and fuel vehicles will service fixed and mobile equipment normally stationed at the working face or vehicles that do not typically travel to surface (e.g. jumbos, bolters, and longhole drills).

18.5.8                                      Communications

Communication throughout the mine will be provided via leaky feeder radio and a voice over internet protocol (VOIP) telephone as a secondary system. An allowance for an emergency dispatch system is provided to allow one-way, mine-wide emergency communication from surface to all cap lamps equipped with the personnel emergency dispatch system pager. An allowance for a basic vehicle dispatch system is also included.

To provide communication for control systems, closed-circuit television (CCTV), telephones, power monitoring, and data collection for equipment in the mine, a pair of 48-strand, single-mode, fiber-optic backbone cables will be routed from surface throughout the underground to connect various pieces of mechanical and electrical equipment in the mine. The pair of fiber-optic cables will be routed back to the controls alarm room in the office/dry facility on surface.

A separate 6-strand, single-mode, fiber-optic cable backbone will be provided from the controls alarm room in the office/dry facility to the booster fan in the mine to provide communication for the fire system.

18.5.9             Refuge Stations

Underground portable and permanent refuge stations will be required to house personnel in a secure, hazard-free location during emergency conditions. The maximum distance for personnel to walk to a refuge station will be 750 m. There is currently one portable refuge station on site, and four more 16-person portable refuge stations plus two permanent refuge stations have been budgeted. Permanent refuge stations, which will also serve as lunchrooms, will be located in the NWZ and the CZ. An example of a portable refuge station is shown in Figure 18-8.

Figure 18-8: Portable Refuge Station

Refuge stations will be designed to meet Official Mexican Standard NOM-023-STPS- 2012, Underground Mines And Open Pit Mines — Occupational Health and Safety Conditions. The stations will have 96 hours of autonomy and will include the following.

•                  Uninterruptible power supply of up to 96 hours (without reliance on mine power)

•                  Breathable air (oxygen ) supply

•                  Self-rescuers (quantity equal to the capacity of the station )

•                  Emergency food and water rations

•                  Carbon dioxide and carbon monoxide scrubbers

•                  Communications equipment

•                  Didactic materials to be used during confinement

•                  Air conditioning equipment

•                  Gas monitoring for inside and outside environment

•                  Toilet

•                  Lighting

•                  Blast rating to 5 psi

•                  Signs prohibiting smoking

•                  Simple to operate under emergency conditions

•                  First aid equipment (per MHSA Regulation No. 24.1.1)

•                  Lifting lugs, skid base, and forklift slots for portability

There will be two means of warning underground mine personnel in the event of an emergency. Stench gas (ethyl mercaptan) will be introduced into the compressed air line and mine ventilation air so that it quickly travels throughout the mine. Miners will be trained to stop working and report to the nearest refuge station (or, in some cases, exit to surface) once the distinctive odor is detected. Another warning signal device is included in underground cap lamps that will be activated, signaling all personnel to stop work and proceed to the nearest refuge station as detailed in the area’s ventilation and rescue plan.

Self-contained rescue packs will be issued to all employees working underground. The employees will be trained in the use of the self-rescuers. The self-rescuers will be serviced and checked every 12 months and replaced after 10 years in service.

18.5.10                               Sanitary Facilities

Costs are included in the estimate for four latrines and a mobile service vehicle for cleaning the units. One latrine will be located in each of the mining zones.

19.                                                       MARKET STUDIES AND CONTRACTS

The Los Gatos project is a Joint Venture holding rights to 17 concessions (see Table 4-1) through its 100%-owned Mexican subsidiary company, Minera Plata Real S. de R.L. de C.V. (MPR). The Los Gatos Joint Venture is 70% owned by Sunshine Silver Mining & Refining Corp. and 30% owned by Dowa Metals & Mining Co., Ltd. The terms of the joint venture agreement are documented in the Unanimous Omnibus Partner Agreement dated January 1, 2015. MPR holds the rights to the concessions of Los Gatos and Paula Adorada through exploration agreements with purchase options. These have been duly executed and recorded in the Mexican Public Registry of Mines (Vazquez, Sierra, and García, S.C) for the mining concessions title number 2314498 dated March 4, 2008.

MPR has a royalty agreement with La Cuesta International S.A. de C.V. under the terms of the document, Contrato de Exploración, Explotación y Promesa — La Cuesta International, S.A. de C.V. and Minera Plata Real, S.A. de C.V., dated April 2006. Under the terms, MPR pays a royalty payment of US $40,000 per year during the preproduction period. When production is initiated a net smelter return (NSR) royalty will start at 2% on production from the Los Gatos concession. This is reduced to 0.5% upon all payments reaching $10 million) and 0.5% net smelter return from lands within a one kilometer boundary of the Los Gatos concession. During the preproduction phase, the MPR is obligated to annually complete a minimum of US $100,000 of exploration work on the concession. The agreement has no expiration date; however, the Company may terminate the agreement upon 30 day official termination notification.

Indicative smelting and refining terms have been prepared for the zinc and lead concentrates from Los Gatos. These terms are summarized in Table 19-1 and Table 19-2 below.

Table 19-1: Indicative Smelting and Refining Terms for Zinc Concentrate

Description	Treatment Charges
Base Rate	$203/tonne of zinc concentrate (dry)

Scale Rate	9% above base rate of $2,000/tonne

Elements	Payable Terms
Payable Metals
Zinc	8% deduct; maximum payfor of 85.0%

Silver	3.0 ounce deduction; payfor 70% of remaining amount

Gold	2.0 gram per tonne deduction; payfor 50% of remaining amount

Penalties

Arsenic	If%As is greater than 0.1%As, a penalty of $3.00 per tonne of concentrate for every 0.1%As greater than 0.1%As.

Fluorine	If F ppm is greater than 400 ppm, a penalty of $2.50 per tonne of concentrate for every 100 ppm greater than 400 ppm.

Mercury	If Hg ppm is greater than 30 ppm, a flat penalty of $4.00 per tonne of concentrate.

Cadmium

Cadmium in the zinc concentrate, can either be a payable or penalty as a function of the cadmium price. The current cadmium price is very low at US$0.65/lb. The cost of refining cadmium from a zinc concentrate is US$1.50/lb. thus, it is not a payable metal for this price scenario. The cadmium content in the zinc concentrate is 0.5560%Cd, equal to 12.257 pounds cadmium per tonne of zinc concentrate. Based on this information, a penalty (loss) for cadmium of US$10.42/tonne of zinc concentrate where the cadmium revenue is US$7.967/lb Cd and the refining charge is US$18.3855/lb Cd equaling the loss (penalty) of US$10.42/tonne of zinc concentrate.

Table 19-2: Indicative Smelting and Refining Terms for Lead Concentrate

Description	Treatment/Refining Charges
Base Rate — Concentrate	$210/tonne of lead concentrate (dry)

Scale Rate — Concentrate	None

Gold — Refining (base rate)	$17.00/ounce of payable gold

Gold — Refining (scale rate)	None

Silver — Refining (base rate)	$1.30/ounce of payable silver

Silver — Refining (scale rate)	8% above base rate of $16.00/ounce

Elements	Payable Terms
Payable Metals
Lead	Pay lower of 3% deduction or 95%

Silver	Pay lower of 50 gm/tonne of concentrate or 95%

Gold	Pay lower of 1.0 gram per tonne deduction or 95%

Penalties

Arsenic	If %As is greater than 0.3%As, a penalty of $3.00 per tonne of concentrate for every 0.1%As greater than 0.3%As

Antimony	If %Sb is greater than 0.3%Sb, a penalty of $2.00 per tonne of concentrate for every 0.1%Sb greater than 0.3%Sb

Zinc	If %Zn is greater than 5.0%Zn, a penalty of $1.25 per tonne of concentrate for every 1.0%Zn greater than 5.0%Zn

Mercury	If Hg ppm is greater than 50 ppm, a penalty of $1.50 per tonne of concentrate for every 10 ppm Hg greater than 50 ppm.

Cadmium	If %Cd is greater than 0.2%Cd, a penalty of $3.00 per tonne of concentrate for every 0.1%Cd greater than 0.2%Cd.

MPR has a mine and land access agreement with the Ejido La Esperanza under the terms of the document, Contrato de Usufructo — Ejido La Esperanza, dated April 13, 2012. This agreement outlines the agreement’s terms in 10 clauses. The cost for the Ejido La Esperanza is estimated by MPR at US $11,200 per year for both the preproduction and production phases.

MPR has obtained metal price forecasts for the four payable metals from Los Gatos to include:

•                  Zinc

•                  Lead

•                  Silver

•                  Gold

The metal price forecasts were obtained from the following analysts:

•                  Royal Bank of Canada (RBC)

•                  Macqarie

•                  United Bank of Switzerland (UBS)

•                  HSBC

•                  Bank of Montreal (BMO)

•                  Canaccord

Table 19-3 contains the average metal price forecasts for the payable metals for 2019 (first year of Los Gatos production) and the long-term forecast.

Table 19-3: Payable Metal Price Forecasts for Los Gatos

Metal	Units	2019	Long-Term
Gold	Ozs	1,292.85	1,317.60
Silver	Ozs	19.30	20.16
Lead	lb	1.01	0.92
Zinc	lb	1.22	1.01

These metal prices were used in calculating the metal revenues in the economic analysis.

MPR has no lease agreements for the Los Gatos project.

Projected revenues from the sale of silver, gold, zinc, and lead are based upon market prices of $20.16/ounce-Ag (oz), $1,318/oz-Au, $1.01/pound-Zn (lb), and $0.92/lb-Pb respectively. Smelter assumptions used in the Technical-Economic Model (TEM) are indicative of current rates, and have been provided to Tetra Tech by MPR.

20.                                                       ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL OR COMMUNITY IMPACT

20.1                                                Introduction

MPR retained ASI (Asesores en Impacto Ambiental y Seguridad, S.C.) to develop all the necessary studies to comply with the Mexican regulations related to the completion of a Manifestación de Impacto Ambiental (MIA — Environmental Impact Statement) and a Risk Study. Tt has been involved in the process and provided technical support to ASI for the completion of this report.

The mining and processing operations at the Cerro Los Gatos Project are located approximately 120 km South of the state capital of Chihuahua City, and approximately 100 km North/Northwest of the historic mining city of Hidalgo del Parral. The Project will be developed over an area of 390.7 Hectares, all located within surface lands owned or controlled by MPR. This area will include mine operations, a processing plant, a tailings storage facility, and infrastructure to support the mine. The purpose of the facility will be to mine and process ore, with the final products being lead and zinc concentrates, as well as silver as a byproduct.

This Project is intended to be an ore and concentrate producer. The ore will be mined from an orebody by underground mining methods over a period of 11 years (with an additional two years planned for onsite construction). The ore mined from underground will be processed onsite at a processing plant.

The processing plant has been designed to process 2,500 tonnes of sulfide ore per day, which is 912,500 tonnes per year. Pb and Zn concentrates will be produced, as well as a silver byproduct. The tailings material from the plant will be treated via the Inco cyanide destruction process, and then used for either cemented paste for backfill, or be transported to the tailings storage facility.

Waste rock from the mine will be dumped in a 4-hectare area authorized by the environmental authorities for this purpose. A portion of the waste rock produced by mining operations will be used for mine backfilling as a concrete rock fill (CRF). The remaining waste rock will be stockpiled on the surface before being used as construction material.

Necessary infrastructure will be built in the 390.37 hectares project area.

20.2                                                Regulations

The Secretary of Environment and Natural Resources (SEMARNAT) regulates the environmental aspects of mining projects, and issues permits once the EIS is approved, according to Art. 28, Frac. III, VII and X of the General Law of the Ecologic Equilibrium and Environmental Protection, and by the Art-5 Section L), Frac. I and III, Section O) Frac. I and Section R), Frac. I of the Regulations for Environmental Impact Assessment.

The Project is also regulated by the following regulations and legal orders:

•                  Political Constitution of the Mexican United States

•                  National Development Plan 2013-2018

•                  State Development Plan 2010-2016

•                  Satevó Municipality Development Plan 2013-2016

•                  General Territorial Ecology Program

•                  Important Hydrological Regions

•                  General Law of the Ecologic Equilibrium and Environmental Protection (LGEEPA)

•                  Regulations to the LGEEPA for Environmental Impact Assessment

•                  Regulations to the LGEEPA for Prevention and Control of Atmospheric Contamination

•                  Regulations to the LGEEPA for Register of Emissions and Transfer of Contaminants

•                  General Law for Sustainable Forest Development

•                  Regulations to the General Law for Sustainable Forest Development

•                  General Law for the Wild Life

•                  General Law for Prevention and Integral Management of Residues

•                  Regulations to the General Law for Prevention and Integral Management of Residues

•                  Law of National Waters

•                  Regulations to the Law of National Waters

•                  Mining Law

•                  General Law of Climate Change

•                  Law of the National Bureau for Industrial Security and Environmental Protection of the Hydrocarbon Sector

Additionally, there are several Mexican Normal Oficial Mexicana (NOMs) that apply to the Project:

•                  NOM-059-SEMARNAT-2010

•                  NOM-045- SEMARNAT-1996

•                  NOM-043-SEMARNAT-1993

•                  NOM-080-SEMARNAT-1994

•                  NOM-081-SEMARNAT-1994

•                  NOM-052-SEMARNAT-2005

•                  NOM-054-SEMARNAT-1993

•                  NOM-141-SEMARNAT-2003

•                  NOM-161-SEMARNAT-2011

•                  NOM-087-SEMARNAT-1995

•                  NOM-001-SEMARNAT-1996

•                  NOM-003-SEMARNAT-1997

•                  NOM-004-CNA-1996

•                  NOM-011-CNA-2000

•                  NOM-035-SEMARNAT-1993

•                  NOM-138-SEMARNAT/SS-2003

The Project, as designed, complies with these regulations and official norms related to environmental matters.

20.3                                                Baseline Studies

Before the start of a project, an environmental baseline is established. The purpose of baseline analysis is to characterize the components, deterioration processes and state of conservation under current, pre-operational conditions to serve as a basis for the identification of environmental impacts. This allows for the establishment impact prevention and mitigation measures, and for generating a predictive model of future scenarios.

Additionally, with the environmental diagnosis, it is intended to identify any environmental problems in the area of influence of the project (AP).

The Environmental System (ES) of the project has been defined by the micro basin of the San José river for reference, which covers an area of 20,225.98 ha (202,2598 km2). The ES land categorization approach allows the analysis of components within a territorial system (Gómez Orea, 1999), associated with human activities, their distribution in space, and the regulation of their behavior.

20.4                                                Environmental Setting

The Project is located approximately 120 km South of the state capital of Chihuahua City. The Project is located within the Sierra Madre Occidental Physiographic Province, particularly within the Sub-provinces of the Great Plateau and Canyons of Chihuahua, and Sierras and Plains of Durango, which cover the greater part of the ES.

20.4.1                                      Climate and Precipitation

Within the ES defined by the micro basin of the San José river, the present climate group is defined as the dry climates “B” and semi-dry climates “BS1”, and the climatic subtypes semi-arid semi-warm and mild semidry. The area has an average temperature of 17.5°C and an average rainfall of 433.2 mm according to the nearby climatological stations.

The project climate is relevant, as prior to the execution of the project, and area of 390.37 hectares occupied by desert scrub microphyll will be cleared. This clearing, together with the emission of suspended particles and greenhouse gases, can contribute to the impact of the micro-climate of the environmental system where the project is located.

20.4.2                                      Air Quality and Atmosphere

Within the ES, no fixed sources of pollutant emissions were identified. This system belongs to the municipality of Satevó and is considered as rural according to the municipal classification and the size of its villages. San José del Sitio, with a population of 264 inhabitants, is the most important population for the ES. Due to the low number of inhabitants, the presence of mobile sources of emissions are quite limited.

According to the National Institute of Statistics and Geography in Mexico (INEGI), most of the area is covered by natural grass shrub vegetation; however, according to observations made in the field, there is also the presence of introduced grass for cattle grazing. Livestock is the preponderant activity within the ES.

Raising livestock is a greenhouse gas producing activity, mainly for nitrous oxide, methane and carbon dioxide, and is considered that the ES does not present an optimal state of conservation.

Dust will be produced by vehicles and machinery on access roads and internal roads of the Project. Ore crushing, dismantling and stripping, and hauling of borrow material for the construction of the mining infrastructure, including the tailings storage facility, will also contribute to site-wide dust. This may affect the atmospheric quality of the environmental system.

20.4.3                                      Geology

Geologically, the ES is composed of a range of seven surficial lithological units plus soils, although only five of them cover 92.05% of the total surface area of the ES and the other two lithological units together cover only the 0.89%, the remaining component is alluvial that cover 7.06%. The most important are the conglomerates, andesite, acid rhyolite-tuff and sandstone-conglomerate intercalations plus granodiorite.

20.4.4                                      Soils

Edaphically, the ES is represented by different soil types such as Leptosols, Chernozem, Luvisol, Fluvisol, Kastañozem and Regosol; however, according to the fieldwork carried out, it was found that the natural grassland has been affected by the establishment of introduced grass for cattle breeding that is carried out extensively.

Cattle grazing generates soil compaction and eventually soil erosion. According to the estimates made, the ES has an average erosion of 10.05979 t/hectares/year, which is considered light, although there are areas with moderate erosion. While the area of the project an average erosion of 7 t/hectares/year was estimated, and it is also considered light.

20.4.5                                      Regional and Site Hydrology

20.4.5.1                            Hydrology

The ES is part of the Bravo-Conchos RH-24, located particularly within the Conchos-Presa de la Boquilla basin and the Río Conchos-Valley sub-basin of Zaragoza, with the Rio Conchos basin contributing International waters, which gives this component of the ES a special importance.

Within the ES, there are series of intermittent water runoffs that originate the Santo Toribio, El Yeso and El Salto streams, indicated as permanent streams in the INEGI cartography. However, these streams are typically dry during the dry season due to the reduced volume of precipitation in the area and the geology, which favors infiltration.

According to the estimates, the following parameters are included in the ES a precipitation volume of 100,651 m3/year, with an evapotranspiration of 81,551 hm3/year, and a drained volume of 13,531 hm3/year, which means an infiltration of 5,564 hm3/year.

The discharge of industrial effluents (that could contribute to high levels of contaminants to the surface water) were not identified within the ES, since this is a rural area where irrigation agriculture is very limited, and the discharge of municipal waters is limited to the discharge of the drainage of the locality of San José del Sitio, located near the limits of the micro basin of the San José river.

The potential impact generated by the Project refers to the risk of water pollution derived from Project actions, without the application of mitigation measures; the modification of the runoff in the area of influence of the project, mainly by the construction of the TSF, and the alteration of the runoff and infiltration patterns of the rainwater by the installation of the mining infrastructure.

20.4.5.2                            Hydrogeology

The ES is part of the aquifers identified as San Pedro High River and San Felipe de Jesús, which covers most of the ES area. According to CONAGUA, the San Felipe de Jesús aquifer presents a deficit of -0.045088 Mm(3) of water per year.

According to studies conducted on site, a large amount of groundwater resource has been found to be at two levels: perched zones, which are isolated and disconnected from the main aquifer, normally appear from 3 m deep, and the “San Felipe de Jesús” aquifer located starting at depths between 67 and 245 m.

The San Felipe de Jesús aquifer is not classified as vulnerable to contamination based on the Norm Annex 2 of NOM-141-SEMARNAT-2003, which describes the method to evaluate the vulnerability of an aquifer to pollution.

Based on chemical analysis of water samples from dewatering and monitoring wells in the area, groundwater quality does not exceed any of the standards established for water use or water discharge, with the exception of total coliforms in samples from most wells, fecal coliforms in samples from two wells, and total trihalomethanes in samples from three wells. The water has neutral pH, low to moderate total dissolved solids, and does not exceed any of the other regulated compounds.

According to the database “Public Register of Water Rights” (REPDA) of the National Water Commission (CONAGUA 2016), the nearest uses identified by the REPDA that were located in the micro basin are one for groundwater approximately 3 km from the project area and one for surface water, just upstream of the project area.

The planned impacts to this resource refer to the extraction of groundwater by pumping of groundwater intercepted in the mine and mine dewatering wells to allow for mining activities, which will be sent to the tailing storage facility. Part of this water will be used for processing, which will be recirculated in closed circuit and some will be used in camps and offices.

20.4.6                                      Flora

The biotic environment of the ES, according to INEGI (2015), is made up of three components. 93.93% of the area is covered by a primary natural pasture and secondary shrub vegetation, 4.48% is covered by agricultural and livestock activities and only 1.59% of the total area is covered by a secondary shrub vegetation of oak forest.

According to the field work, the presence of a microphytic desert scrubland was found within the Project area (PA), and the corresponding inventory was made both for the area that will be affected by the Project and in the ecosystem located within the ES.

According to the inventory, 95 species of flora within the ES and 84 species in the PA were identified, being that the microphyllous desert scrubland has a great similarity between the ES and the PA, especially since in the two areas only one species was listed in the NOM-059-SEMARNAT-2010, under the category of threatened, being the walnut Juglans major.

Modifications to the vegetation is one of the areas where potential environmental impacts have been identified. An area of 390.37 hectares will be modified, which is currently covered by a microphyllous desert shrubs and will be affected by the construction of the mining infrastructure and mining and mineral processing and/or other activities.

Regarding the state of conservation of the PA, the vegetation generally does not correspond to pristine ecosystems due to extensive livestock activity and for the establishment of more productive introduced grasses to support cattle production.

20.4.7                                      Fauna

Inventories of fauna within the PA and ES were conducted. Based on these inventories, 14 species of herpetofauna; 99 species of avifauna; 36 species of mammal fauna; and 9 species of ichthyofaunal were observed in the ES, 21 species of which are listed in the NOM-059-SEMARNAT-2010, while in the PA 88 species were identified: 10 of herpetofauna, 46 of avifauna, 26 of mammal fauna and 6 of ichthyofauna.

The wildlife is another component of the ES, which has some environmental impacts. The project will affect an area of 390.37 hectares covered by a microphyllous desert scrubland. This could cause the migration of fauna to more protected sites and could cause loss of habitat. To minimize this potential impact, mitigation efforts will be directed towards this resource.

20.4.8                                      Socioeconomic

The ES is located totally within the municipality of Satevó, state of Chihuahua, finding that within the ES there are 16 small villages.

It has identified a population of 452 people within the ES, noting that the data provided are approximate, since the mobility of the population is constant and the most recent official records available are from the year 2010.

The activities carried out within the ES are the breeding of livestock, agriculture and recently mining due to the execution of the mining exploration project that has been carried out since 2009 by the company Minera Plata Real, S. de R.L. of C.V., identified as “Los Gatos”.

20.5                                                Identification, Description and Assessment of Environmental Impacts

It is estimated that the Project will generally generate a series of potential project-environment interactions of a negative and positive nature based on data obtained from the environmental studies, the opinion of experts, and the various environmental impact assessment techniques used.

Of the 589 interactions identified, 359 correspond to negative impacts, which means 60.95% of the total, while 230 were identified as positive interactions, representing 39.05%.

Of the negative interactions, it was found that most of the components 102 (28.41%), were related to the atmosphere, 71 (19.78%) socioeconomics, 65 (18.11%) water, and 37 (10.31%) soil and ecosystem factors. The other negative interactions (23.39%) are found in geomorphology, flora and fauna.

In relation to the project stages, it was found that of the 359 negative interactions, 153 (42.62%) will occur during the construction stage; 100 (27.86%) in the operation stage; 73 (20.33%) in the preparation stage of the site; and 33 (9.19%) in the closure or post-operation stage of the project.

Regarding the positive impacts, the majority of the 168 (73.04%) are related to the socio-economic factor, and the remaining 26.96% in other components of the ecosystem.

As for the project stages, of the 230 positive interactions, 20 (8.70%) will occur during the site preparation stage; 52 (22.61%) during the construction stage; 53 (23.04%) during the operation stage; and 105 (45.65%) in the closure or post-operation stage.

Of the 589 interactions found in the matrix of identification of potential project-environment interactions, the list was narrowed down to 42 potential impacts based on the Project and it’s interactions with the environment. Of the 42 potential environmental impacts, 24 correspond to negative impacts and 18 to positive impacts.

Examining the results of the analyses, the environmental impacts were identified, determining which are significant or relevant without the application of mitigation measures. The impacts identified correspond to water pollution and the loss of individuals of flora and fauna in conservation status. These impacts can be prevented and mitigated, making the Project, in environmental terms, viable in all of its stages.

The project complies with the provisions of Article 35 of the LGEEPA according to the identification and evaluation of impacts presented. The evaluation shows the possible effects of the project activities will not put the structure and function of the micro basin of the San José River delimited as the PA or the ES at risk. This is based on the analysis of possible interactions that the Project might have with environmental components and processes of the environmental system at different geographic scales.

In this context, it was analyzed and concluded that:

•                  There are processes whose occurrence is greater than the ES delimited by the micro basin of the San José River and are named supra-regional, such as the climate, the geological structure and the hydrological cycle. Consequently the project does not generate effects that could alter these macro processes.

•                  Several components with a certain degree of importance from an environmental perspective were identified, such as water and vegetation cover with species of flora and fauna listed in NOM-059-SEMARNAT-2010. Although the vegetation of the impacted area has some ecological importance, this type of vegetation is not protected by any specific norm. The project does not affect the existence of such vegetation or the integrity of the ecosystem, since no species are compromised because the areas of distribution is greater than the surface required by the Project and the ES itself. In addition, the individual species of concern will be relocated and/or replaced as appropriate.

•                  Interactions between project activities and environmental components and processes were identified as potential environmental impacts. In particular, the lowering of the ecosystem quality, the loss of natural components of the ecosystem, soil impermeability, and alteration of water runoff and infiltration patterns were recognized as impacts with a high incidence rate, but were not considered relevant, since the impacts above are only represented on 1.93% of the surface of the ES.

The impact assessment is compliant with the approach requested by the LGEEPA and the REIA as detailed below:

•                  Qualify the effect of impacts on the ecosystems, with regards to the relevance of possible effects on their functionality (Article 44, section II of the REIA).

•                  Develop this qualification in context of an ES and an area of influence of the project (Article 12, section IV of the REIA), so that the evaluation refers to both the ES and the PA where the project is intended to be located.

It was found, by the regulations established by the REIA, the ES integrated by the micro basin of the San José River will generate a non-relevant impact for the removal of 390.37 hectares of vegetation. In comparison to the surface area of the ES, these areas represent only 1.93% of the total area, showing the impact is not significant. This ensures the function or continuity of ecosystem processes in the environmental system is not affected.

The approach to maintaining the integrity of the ecosystems present in the ES during and following mining and mineral processing is to reduce and avoid impacts that eliminate habitats and/or species, and preserve the conditions that allow the mobility and the viability of species. By understanding the load capacity of an ecosystem, such as the capacity to be used or managed without compromising its basic structure and operation, the design of the project ensures these two conditions.

By understanding the capacity of an ecosystem to tolerate or adapt to stressors, such as the capacity to be used or managed without compromising its basic structure and operation, the design of the Project ensures these two conditions are satisfied.

The conclusions of the environmental impact assessment indicate that the functional integrity of the ecosystems is respected, since the relevant environmental components will not be significantly affected. In the case of species under some category of risk, their areas of distribution are greater than the ES. For water pollution, considered as a relevant impact, it is not planned to discharge process or mining water to natural effluents, even though it is considered to implement water treatment practices to be discharged to the tailings dam, which is built with liner and geo membranes; plus, the recirculation of process water.

The level of conservation of regional biodiversity demonstrates that the project will not cause any species to be declared as threatened or endangered, and the habitat of individuals of flora and fauna will not affect the species, according to Article 35-III, subsection b) of the LGEEPA.

Finally, as a result of the above conclusions the project will not generate significant and/or relevant effects to the ES, such as:

•                  Ecological imbalances;

•                  Damage to public health;

•                  Irreversible effects to the ecosystems of the ES.

20.6                                                Preventive and Mitigation Measures for the Environmental Impacts

The set of measures designed for the prevention and mitigation of environmental impacts is included within the Environmental Management System (EMS), as part of the company’s commitments to prevent and mitigate the environmental impacts of the Project.

The objective of the EMS is to provide the basis for monitoring and adopt control mechanisms to ensure the Project’s development and associated activities, as well as prevention and mitigation, are in compliance with the criteria of sustainability and environmental protection as indicated in the environmental norm.

The program, considered to be a guiding instrument for the company, includes the descriptive information necessary to guide the work of the supervision team assigned to the Project.

Therefore, the EMS for the Project allows the company to execute an integrated approach to address and mitigate negative effects of the Project to the environment meeting the following central objectives:

•                  Implement the impact management measures to prevent and mitigate the possible effects derived from the potential environmental impacts expected in each stage of the Project in compliance with the precepts established in Article 30 of the LGEEPA and 12, section VI of the REIA.

•                  Propose technically and economically feasible actions, in a way that the implementation can be monitored through an environmental monitoring program.

•                  Implement actions that allow attention and strict compliance with the terms and conditions established by SEMARNAT in the REIA.

•                  Identify and implement monitoring methods capable of illuminating impact mechanisms and indicators and evaluating, verifying and documenting compliance with and effectiveness of the adopted environmental measures.

•                  Ensure that, in relation to the environment, each activity during the Project life is carried out according to the plans and approaches authorized by the SEMARNAT.

•                  Determine the effectiveness of the environmental protection measures that have been proposed and, if necessary, correct them.

•                  Properly apply the methods of registering and documenting actions to validate compliance.

•                  Identify, report, adjust, and correct any deviations in Project development or implementation of environmental measures.

•                  Manage, in a timely manner, the necessary financial resources for the implementation of environmental measures and ensure their timely availability.

To comply with the guidelines established in article 30 of the LGEEPA, the following specific objectives are presented.

20.7                                                Environmental Forecast

The environmental forecast for the micro basin of the San José River delimited as an ES for the Project, is the result of the application of the KSIM Environmental Quality Change Simulation Model, and is described below.

20.7.1                                      Atmosphere

The air quality in the ES is predicted not to vary significantly for a period of 25 years, considering the deterioration trends without the Project compared to the insertion of the Project and mitigation measures.

20.7.2                                      Soil

The soil is an environmental component that is altered within the ES, mainly by the change of land use in forest lands, for the construction of mining infrastructure. However, the proposed mitigation measures are effective to minimize the impact.

20.7.3                                      Water

Water is an indispensable element for the development of a mining project, and an important component of the ES that is affected by the execution of the Project, however, according to the Simulation Model KSIM, the proposed mitigation measures reduce the level of impact.

20.7.4                                      Geology and Geomorphology

Ore extraction, construction of the tailing storage facility and borrow material areas have a direct effect to the ES, even with the application of the proposed mitigation measures. According to the simulation, the negative impact is low, and the mitigation measures contribute to reduce modifications to the ES.

20.7.5                                      Flora

With regard to vegetation, the project focuses on areas of native vegetation, particularly on a microphyllous desert scrubland, so according to the KSIM Simulation Model, it indicates the existence of partial modifications on this component, nevertheless, its tendency and environmental quality and its effects are controllable through the practice of minimizing the affected area or increasing forestation areas.

20.7.6                                      Fauna

A series of potential negative interactions were identified involving fauna. The proposed mitigation measures allow a minimum impact to fauna, and therefore does not require additional measures to those proposed within the EMS.

20.7.7                                      Ecosystem

The impact on the ecosystem is negative, but it has a great similarity with the evolution of their natural characteristics or attributes, where the actions of the evaluated project do not produce substantial modifications at the level of ES. Therefore no additional measures of attenuation to the environmental are expected.

20.7.8                                      Socioeconomic

This component has both potentially negative and positive interactions due to the demand for goods and services, generation of jobs, and a change in the use of the territory.

In summary, it is expected that the implementation of the project will have no significant negative impact in the ES delimited by the San José River basin, but with the execution of the project, the positive impacts will support the development of mining in the state of Chihuahua.

20.8                                                Closure Plan

The Los Gatos Project (Project) is subject to laws and regulatory requirements related, either directly or indirectly, to the closure and reclamation of mines in Mexico, as well as the use and protection of land, and water and wildlife resources. Closure of the Project and reclamation of surface disturbances attributed to the Project must be consistent with the provisions of the Mining Rights of Public Lands Under Article 27 of the Mexican Constitution (i.e., the government may establish compulsory measures for the preservation and restoration of land and ecological equilibrium), Article 98 (i.e., land reclamation should consider all the necessary actions to prevent land degradation), and Article 35 (i.e., reclamation conditions defined in the approved Manifestación de Impacto Ambiental — MIA, or Environmental Impact Statement, are binding) and the General Law of Ecological Equilibrium and the Protection of the Environment. These laws establish that holders of mining concessions in Mexico are subject to compliance with all Mexican general regulations and Normas Oficiales Mexicanas (NOMs) that relate to ecological equilibrium and environmental protection, in particular the NOMs for wastewater discharge into national waters and resources (i.e., NOM-001-SEMARNAT {Secretaría de Medio Ambiente y Recursos Naturales}-1996), remediation of hydrocarbon-contaminated soils (i.e., NOM-138-SEMARNAT/SSA-2003), solid waste and landfills (i.e., NOM-083-SEMARNAT-2003), and tailings and mine waste management and closure (i.e., NOM-141-SEMARNAT-2003 and 157-SEMARNAT-2009, respectively).

The primary governmental agencies with direct or indirect regulatory authority over mine closure and reclamation include:

•                  Procuraduría Federal de Protección al Ambiente (PROFEPA, Office of the Federal Attorney General for Environmental Protection)

•                  SEMARNAT (Secretariat of Environment and Natural Resources)

•                  Comisión Nacional del Agua (CONAGUA, National Water Commission)

Water issues, including the use of the nation’s water or the right to discharge wastewater is carried out by CONAGUA. Whereas land use is handled by local agencies in charge of the zoning and registration of land ownership, as well as SEMARNAT delegations, responsible for issuing land-use change permits for projects that will involve alteration of forested areas. PROFEPA is the agency responsible for enforcing

SEMARNAT regulations. PROFEPA main activity is to deal with complaints, conduct inspection and in general verify compliance with all federal environmental laws and regulations. It imposes penalties for violations of environmental laws and regulation and monitors compliance with any preventive and mitigating measures issued by it. PROFEPA also conducts environmental audits. To our knowledge. MPR has not experienced significant conflicts with these agencies listed above as it related to Project development, environmental permitting and compliance, and mine closure and reclamation planning and design.

Pursuant to Chapter VIII of the Ley General del Equilibrio Ecológico y la Protección al Ambiente (LGEEPA) regulations, insurance and bonds are considered (but not specifically required) for closure and reclamation activities. However, in recent mine closure reviews, LGEEPA authorities have been more diligent regarding bond requirements for mining companies (Tetra Tech, 2015).

Tetra Tech was retained by MPR, to develop a Feasibility Closure and Reclamation Plan (CRP) and closure cost estimate for the Project in support of this Feasibility Study NI 43-101 Technical Report (FS) for mining operations. Tetra Tech also prepared a conceptual closure and reclamation plan for the MIA or Environmental Impact Statement for the Project. Tetra Tech is not aware of other published closure and reclamation plans for the Project.

The CRP includes approaches and plans to address the closure and reclamation of Project-related disturbance in accordance with regulatory requirements discussed above and sound scientific and engineering practices, and industry-standard practices for mine closure and reclamation. The CRP was developed by Tetra Tech based on input, designs, and analyses from key technical experts and design teams involved with the planning and design of mining, process, waste and fluids management, and operating systems for the FS and MIA.

The closure and reclamation activities described in the CRP are anticipated to be modified as more information becomes available and mining, processing, and mine waste and water management plans are finalized and executed. As such, mine closure and reclamation planning will be dynamic and adapted as mine plans and site conditions change through the mine pre-production and production periods. Closure and reclamation activities are planned to be completed following to cessation of mining and ore processing, however opportunities may arise during the production period to concurrently reclaim facilities that are no longer necessary for mining (e.g. borrow areas, temporary camp, temporary rock storage).

Prior to the initiation of mining activities, existing vegetation will be cleared and soils that are suitable for reclamation that can be practicably salvaged using heavy equipment will be salvaged from planned surface disturbance and stockpiled.

In general, grading will be completed to blend disturbed areas (with the exception of the TSF) into the surrounding topography and to generally re-establish the previous or natural drainage patterns to convey surface water towards the Northeast and the Santo Toribio Arroyo. The site will be regraded to the degree practicable using storm water drainage controls constructed and maintained during the pre-production and production period. At closure, most culverts will be removed or buried and drainage re-established. Riprap or other armoring methods are anticipated to be necessary to limit scour and headcutting along portions of re-established drainages.

Prior to and throughout the duration of disturbance activities, erosion and sediment control Best Management Practices (BMPs) will be installed, monitored and maintained. These BMPS may include but are not limited to: chemical soil stabilizers, wind fences, tillage furrows, mulch, silt fences, erosion control blanket, check dams, coir log, etc. The effectiveness of these BMPs will be evaluated on areas reclaimed on an interim and concurrent basis (if any). In addition, the proliferation of noxious and invasive weeds will be controlled.

Post-closure monitoring and maintenance will provide assurance that the reclaimed Project-related disturbance meet the Project closure and reclamation goals.

The planned closure and reclamation activities for major Project facilities are briefly described below.

20.8.1                                      Tailings Storage Facility

At closure, residual process water, process circuit rinsate, rinsate from tank decontamination and contact water in the TSF seepage collection basins will be pumped to the TSF and drain to its supernatant pond. The mine dewatering pumping and cooling system is anticipated to continue operation until underground equipment, fuels and chemicals stored underground are removed, which is anticipated to be completed in the first year of the closure period. Therefore, during this time mine water is anticipated to be pumped to the TSF as well. As such, the TSF supernatant pond following the production period is anticipated to be a combination of the following: mine water; tailings slurry and seepage collected in over- and under-drains; dilute and mixtures of reagents and chemicals potentially remaining within the process circuit following cyanide destruction; rinse solution produced from the decontamination of processing equipment and tanks; and rainwater and runoff from the limited catchment area below the TSF diversions. At this time it is anticipated the water quality of the TSF supernatant pond following the production and closure periods will not meet applicable NOM-001 standards for discharge of wastewater into national waters and resources.

Following termination of tailing and mine water deposition in the TSF, the mine water, tailings and reclaim pumps, pipelines, spigots and barge will be removed and salvaged or disposed. The run-on diversion above the TSF will remain in place to protect the TSF from the PMP and lesser events. The downstream slope of the TSF embankment will be armored with durable rock to limit erosion of the embankment. The application of plant growth medium to and revegetation of the impounded surface of the TSF is anticipated to occur through the closure and post-closure period as the supernatant pond passively evaporates and tailings consolidate, allowing equipment access. Passive evaporation of the large majority of the supernatant pond is anticipated to take 30 to 40 years following termination of tailings and mine water deposition in the TSF.

Surface drainage features are anticipated to be constructed on the impounded surface of the TSF (if necessary) to control runoff conveyance towards the Southeastern side of TSF. A spillway channel will be constructed for the TSF at or following the closure period. Following reclamation of the TSF, a pond may persist or temporarily form on the impounded surface of the reclaimed TSF following storm events.

Salts and other constituents dissolved in the TSF supernatant pond will deposit on the tailings surface and concentrate in pond water as evaporation occurs, while rain incident to the impounded surface of the TSF and runoff from the limited catchment area below the TSF diversion will dilute the supernatant pond. If necessary, mitigation measures to address the ingestion of supernatant pond water by livestock and wildlife and control the capillary rise of salts into the plant growth medium covering the TSF will be developed and executed.

The TSF seepage will be collected in the seepage collection system and pumped back into the TSF supernatant pond. The TSF seepage collection and pumping system will be sealed (if appropriate), decommission and removed and reclaimed when seepage volumes are de minimus or seepage quality is demonstrated to meet applicable NOM-001 standards for the discharge of wastewater into national waters and resources. The TSF seepage collection and pumping system is assumed to remain through the closure and post-closure periods for approximately 35 years following termination of the tailings and mine water deposition.

20.8.2                                      Temporary Rock Storage

Following removal of mine rock, the Temporary Rock Storage (TRS) will be graded to blend into the surrounding topography. The area will be graded to promote surface water drainage towards engineered armored channels designed to convey the 100-year peak storm flow. Plant growth medium (PGM) will be applied to the surface and the area will be revegetated.

20.8.3                                      Underground Mine and Openings

Underground equipment, fuels and chemicals stored underground will be removed from the mine prior to closure of the decline and ventilation shafts. Inert debris from the demolition of site-wide facilities (see below) that is not salvaged as scrap will be used to backfill the decline to above the predicted steady-state groundwater elevation in the decline following closure. The portal will be sealed to prevent access. Plant growth medium will be applied to the portal area and the area will revegetated.

Closure of the ventilation shafts is anticipated to include a reinforced concrete slab with a minimum of 3 meters of backfill on top of the slab, followed by application of PGM and implementation of revegetation activities.

20.8.4                                      Process and Ancillary Facilities

Process and ancillary buildings and facilities will be decommissioned, demolished and disposed of onsite in the decline and primary crusher area or in off-site solid waste landfills. Some ancillary buildings and facilities are anticipated to remain open for four to five years following cessation of mining activities to support final closure and reclamation activities on the site. Some of the processing and ancillary facilities and buildings may remain to support an industrial PMLU, if viable. Following facility decommissioning, demolition and removal, concrete foundations will be broken up and covered in place. Building and facility yards will be graded to blend into the surrounding topography and to generally re-establish the existing drainage patterns, which conveys surface water towards the Northeast. PGM will be applied to the surface of the regraded process and ancillary facilities and the area will be revegetated.

20.8.5                                      Borrow Areas and Exploration Camp

Closure and reclamation of the borrow areas and the exploration camp and associated infrastructure is anticipated to occur following the production period, however, opportunities may exist to close and reclaim these facilities during the production period.

20.8.6                                      Seepage, Stormwater, Sedimentation and Cooling Basins

When final reclamation and water quality criteria are satisfied, accumulated sediments in the bottom of seepage (contact water) collection, stormwater, sedimentation and cooling basins will be removed, if necessary, and the basin area will be reclaimed.

20.8.7                                      Road and Conveyor Corridors

The majority of the Project road and conveyor corridors within the Project area will be reclaimed during the closure period unless needed to support an industrial PMLU, if viable. Select ancillary roads will be needed for site monitoring and maintenance until final reclamation standards are achieved.

Road and conveyor corridors that will be reclaimed will be deep ripped to reduce compaction. Grading will be limited to the main access road and where regrading may be needed to re-established drainages.

20.8.8                                      Utility and Pipeline Corridor

The surface disturbance associated with the installation of utilities (e.g. electric, natural gas, water and sewer) will be reclaimed on an interim basis during the production period. Electrical utilities (i.e., substations and powerlines) are assumed to be valuable to the local community following the closure period and will therefore be de-energized and remain in place. Surface and large shallow pipes or culverts will be removed and disposed. At closure power and pipeline corridors will be deep-ripped and revegetated.

20.8.9                                      Well Abandonment

Monitoring and mine dewatering wells will be abandoned in accordance with applicable rules and regulations when no longer needed to prevent cross contamination between aquifers, and the required shallow seal will be placed to prevent contamination by surface access.

The estimated cost to closure and reclaim Project-related surface disturbance and facilities is presented with a 6% contingency in Table 20-1.

Table 20-1: Summary of Closure and Reclamation Costs

Cost Estimate
Cost Category	(USD)
Earthworks and Recontouring	$2,920,000
Revegetation and Stabilization	$1,222,000
Detoxification/Water Treatment and Disposal of Waste	$2,240,000
Structure, Equipment and Facility Removal, and Miscellaneous Cost	$4,915,000
Monitoring and Maintenance	$358,000
Construction Management and Support	$596,000
Indirect Costs	$2,631,000
Total	$14,884,000

21.                                                       CAPITAL AND OPERATING COSTS

In progress Project economics are based primarily on inputs developed by Tetra Tech, Inc. (Tetra Tech), SGS North America Inc. (SGS), and Stantec Consulting Services Inc. (Stantec). All costs and economic results are presented in constant 2016 U.S. dollars. Project economics using conventional pro forma cash flow are presented in this Volume indicate the following results, assuming no gearing (100% equity):Mine Life: 12 years;

•                  Pre-tax net present value (NPV7.5%): $241 million; pre-tax internal rate of return (IRR): 20.4 percent (%);

•                  Post-tax NPV7.5%: $141 million; IRR: 15.9%;

•                  Payback (Post-Tax): 48 months;

•                  Taxes Paid: $176 million; and

•                  Initial project capital of $316 million, sustaining project capital of $212 million, and total project capital of $528 million.

Quantities and values are presented using standard metric units unless otherwise specified. No escalation has been applied metal prices, to capital or operating costs. No gearing is assumed in the analysis. . Cash flows are discounted on an end-of-year basis.

Technical economic tables and figures presented in this appendix require subsequent calculations to derive subtotals, totals, and weighted averages. Such calculations inherently involve a degree of rounding. Where these occur they are not considered to be material.

21.1                                                Principal Assumptions

Parameters used in the analysis are shown in Table 21-1. These parameters are based upon current market conditions, quotes, and benchmarks against similar existing projects. The construction schedule accounts for 30 months of pre-production activities. The Cerro Los Gatos Project (the Project) operations are planned to operate at a rate of 2,500 tonnes of ore per day (tpd).

Table 21-1: TEM Principal Assumptions

Description	Parameter	Unit
General Assumptions
Pre-Production Period	30	months
Mine Life	12	years
Operating Days	350	days/yr
Ore Production	2,500	tpd
Payable Metals (Life of Mine)
Zinc Concentrate
Zinc	580,188	klb
Silver	5,186	koz
Gold	—	koz
Lead Concentrate
Lead	420,535	klb
Silver	54,308	koz
Gold	47	koz
Metal Assumptions (Long Term)
Silver Price	$20.16	$/oz
Gold Price	$1,318	$/oz
Zinc Price	$1.01	$/lb
Lead Price	$0.92	$/lb
Financial Assumptions
Royalty	2.0% / 0.5%
Federal Tax	30%
Mining Tax	7.5%
Gearing	None
Technical Assumptions
Diesel	MXN14.63	MXN/L
Gasoline	MXN13.98	MXN/L
Power	MXN1.35	MXN/kWh
Process Recoveries

Zinc Concentrate
Silver	11.6%
Gold	9.3%
Zinc	66.5%
Lead	3.1%
Lead Concentrate
Silver	73.3%
Gold	60.6%
Zinc	6.0%
Lead	89.7%

Projected revenues from the sale of silver, gold, zinc, and lead are based upon market prices of $20.16/ounce-Ag (oz), $1,318/oz-Au, $1.01/pound-Zn (lb), and $0.92/lb-Pb respectively. Smelter assumptions used in the Technical-Economic Model (TEM) are indicative of current rates, and have been provided to Tetra Tech by MPR.

The smelter terms are summarized in Section 19. Treatment (smelting) and refining charges average $12.36/t-milled and $16.20/t-milled for zinc and lead, respectively. Also included in the smelter terms are penalties averaging $0.84/t-milled and $0.52/t-milled for zinc and lead, respectively. Freight and insurance costs to the smelting plants average $9.36/tonne-milled (t) and $1.77/t-milled for zinc and lead concentrates, respectively.

The Project will be subject to a:

•                  30% federal tax;

•                  7.5% Mexican special mining tax; and

•                  The La Cuesta Royalty which is paid at increments of $40 thousand per year during pre-production, 2.0% up to $10 million, and 0.5% up to $15 million ($14.6 million is due in January 2017).

Power is provided on-site through a 115 kilovolt (kV) transmission line. Diesel fuel used primarily for mobile equipment Mexican Peso (MXN) 14.63/liter (L) and MXN 13.98/liter (L). Electric power costs are MXN 1.35/kilowatt hour (kWh); pre-production power is MXN 74/kWh as power is supplied by generators for 2017 and 2018.

The following exchange rates are used for the Project:

•                  18.5 Mexican Pesos to 1 United States Dollar (USD);

•                  1.25 Canadian Dollars to 1 USD;

•                  0.89 Euros to 1 USD; and

•                  115 Japanese Yen to 1 USD.

Metallurgical testwork supports the process recovery rates presented in Table 21-1.

21.2                Life of Mine

21.2.1             Underground Mining

Underground production will have a 12-year life of mine (LOM), generating 9,808 kt-ore. Production over the LOM is summarized in Table 21-2. Details describing the underground operations are in Section 16.

Table 21-2: LOM Production from April 1, 2019

Description	Value	Unit
Development
Lateral Development	33,218	m
Vertical Development	3,150	m
Waste
Lateral Waste	2,507	kt
Vertical Waste	79	kt
Ore
Drift and Fill Ore	6,735	kt
Transverse Ore	1,574	kt
Longitudinal Ore	1,499	kt
Total Ore	9,808	kt
Grade
Silver	247	g/t
Gold	0.30	g/t
Zinc	4.8%	%
Lead	2.3%	%
Contained Metal
Silver	78,012	koz
Gold	95	koz
Zinc	1,027,445	klb
Lead	493,642	klb

21.2.2             Processing

The Project process facility will be designed to treat a nominal 2,500 tpd of ore. The LOM mill feed is shown in Table 21-3. Over the project life, 66 million ounces of silver, 67 thousand ounces of gold, 745 million pounds of zinc, and 458 million pounds of lead are produced in the concentrate. Details describing the process operations are in Section 13.

Table 21-3: ROM Mill Feed from July 1, 2019

Description	Value	Unit
ROM Feed	9,808	kt
Contained Metal
Silver	78,012	koz
Gold	95	koz
Zinc	1,027,445	klb
Lead	493,642	klb
Concentrate Produced
Zinc	545	kt-dry
Lead	331	kt-dry
Concentrate Grade Produced
Zinc	56.9%	—
Lead	60.7%	—
Metals In Concentrate (LOM)
Silver	66,233	koz
Gold	67	koz
Zinc	744,898	klb
Lead	458,100	klb

21.3                Capital Costs

These costs are presented as a summary. Several QPs are responsible for the costs presented below. LOM capital cost requirements are estimated at $528 million as summarized in Table 21-4. Initial capital of $316 million is required to commence operations and a sustaining capital requirement of $212 million.

Table 21-4: LOM Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
PPD Operating
Capitalized Costs	$000s	7,773	—	7,773
PPD Operating	$000s	7,773	—	7,773
Direct Costs
10 - Mine & Surface Infrastructure	$000s	91,248	156,242	247,490
20 - Process Plant & Infrastructure	$000s	124,725	859	125,584
30 - Tailings Storage Facility	$000s	5,545	19,908	25,453
40 - Waste Rock Facility	$000s	—	—	—
50 - Water Management	$000s	2,577	787	3,365
60 - Environmental	$000s	—	—	—
70 - Reclamation	$000s	—	12,253	12,253
80 - Owner’s Cost	$000s	7,400	2,000	9,400
Direct Costs	$000s	231,495	192,049	423,544
Indirect Costs
10 - Mine & Surface Infrastructure	$000s	53,022	16,849	69,872
20 - Process Plant & Infrastructure	$000s	23,086	—	23,086
30 - Tailings Storage Facility	$000s	241	866	1,107
40 - Waste Rock Facility	$000s	—	—	—
50 - Water Management	$000s	26	—	26
60 - Environmental	$000s	—	—	—
70 - Reclamation	$000s	—	2,631	2,631
80 - Owner’s Cost	$000s	—	—	—
Indirect Costs	$000s	76,375	20,346	96,722
Total Capital	$000s	315,644	212,395	528,039

21.3.1             10 — Mine & Surface Infrastructure

LOM underground capital cost requirements are estimated at $317 million as summarized in Table 21-5. Initial capital of $144 million is required to commence operations and a sustaining capital of $173 million.

Table 21-5: Mining Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
Direct Costs
110 - Mine Development	$000s	30,642	59,420	90,063
120 - Waste Haulage	$000s	246	2,005	2,252
130 - Infrastructure	$000s	44,554	74,994	119,548
Direct Costs	$000s	75,442	136,420	211,862
Indirect Costs
140 - Indirects	$000s	51,790	9,759	61,549
150 - Freight	$000s	1,232	7,091	8,323
Indirect Costs	$000s	53,022	16,849	69,872
160 - Contingency	$000s	15,806	19,822	35,628
10 - Mine & Surface Infrastructure	$000s	144,271	173,091	317,362

The overall cost estimate was compiled to include initial (preproduction) capital, sustaining capital, and mine operating costs. Stantec’s cost estimates used MPR-provided database information for the following.

•      Work Breakdown Structure

•      Labor and Other Site Operating Costs

•      Material Costs

•      Mobile Equipment Bids

•      Infrastructure Drawings

Stantec then applied first principles, material takeoffs from Stantec drawings, and data from similar projects for remaining cost estimates.

The capital cost estimates were prepared using Hard Dollar, while schedules were prepared using Primavera P6. Within Stantec, these software programs are linked such that changes in one are reflected in the other. This function facilitates the preparation of expenditure forecasts (exported from the schedules) and the calculation of time-related indirect costs.

Based on the available information used in the study, under Association for the Advancement of Cost Engineering (AACE) guidelines, the current study is considered a Class 2 estimate. Stantec considers the accuracy of the estimate to be (±15%).

21.3.2             20 — Process Plant & Infrastructure

LOM process capital cost requirements are estimated at $149 million as summarized in Table 21-6. Initial capital of $148 million is required to commence operations and a sustaining capital of $859 thousand.

Table 21-6: Process Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
Direct Costs
210 - Site Infrastructure	$000s	45,703	—	45,703
220 - Crushing, Conveying & Stockpile	$000s	9,332	—	9,332
225 - Grinding	$000s	20,442	—	20,442
230 - Lead Flotation	$000s	12,810	—	12,810
235 - Zinc Flotation	$000s	15,818	—	15,818
240 - Multiplexer	$000s	1,604	—	1,604
245 - Concentrate Thickening & Filtration	$000s	7,755	—	7,755
250 - Tailings Thickening	$000s	2,636	—	2,636
255 - Cyanide Destruction	$000s	633	—	633
260 - Reagents	$000s	3,173	—	3,173
265 - Water	$000s	3,495	—	3,495
270 - Air	$000s	1,323	—	1,323
Direct Costs	$000s	124,725	—	124,725
Sustaining Direct	$000s	—	859	859
Indirect Costs
Engineering	$000s	7,419	—	7,419
Procurement	$000s	1,552	—	1,552
Construction Management	$000s	4,337	—	4,337
Field Office & Const. Support	$000s	728	—	728
Training	$000s	345	—	345
Initial Fills	$000s	1,288	—	1,288
Commissioning & Startup	$000s	542	—	542
Spare Parts	$000s	1,983	—	1,983
Owner’s Costs	$000s	—	—	—
Mobile Equipment	$000s	4,890	—	4,890
Indirect Costs	$000s	23,086	—	23,086
20 - Process Plant & Infrastructure	$000s	147,810	859	148,669

The Direct capital costs were based on the following list of items and documents:

•      Field visits to the mine site

•      Design Criteria

•      Equipment list

•      Budget quotations for major equipment

•      SGS equipment database or recent quotations for minor equipment

•      Review of local construction labor rates provided by MPR.

•      Engineering drawings performed by SGS.

21.3.2.1         Equipment Costs

An equipment list was developed and incorporated into the cost estimate. The estimate for equipment costs were obtained from the following sources:

•      Written or e-mailed budgetary estimates from vendors for major equipment.

•      SGS historical data and budget costs from similar projects for miscellaneous equipment.

Major equipment quotations were obtained from North American equipment vendors, and North American vendor who supply, support or distribute equipment to Mexico. A bid evaluation was performed for the major equipment items where multiple quotes were obtained. The cost estimate will reflect the result of equipment evaluation. Assuming the project moves forward to the next phase and equipment is being purchased equipment and construction materials will be purchased in Mexico to the extent possible.

21.3.2.2         Labor Costs

Direct labor costs for the project include only those costs incurred directly in carrying out the scope of this project. The man-hours required to install the equipment and construction materials were multiplied by 1.75 due to the reduced productivity working in a remote location in Mexico.

Budgetary labor rates were obtained by MPR from a local contractor and were utilized to develop a composite hourly construction labor rate.

The resulting rate consider a six day - 60 hour work week of which 48 hour are paid at regular rate and 150% of the regular hourly rate for 12 hours of overtime, except for administrative and supervision staff.

Based on the crew size a composite hourly rate is obtained by dividing the total crew cost over the numbers of crew members, the resulting rate is: $23.82 / hour. The composite crew labor rate includes burdens as follows:

•                  Includes: 30% of base pay for FICA, FUI, SUI, Workman’s Compensation, General Liability and Insurance, Fringe benefits.

•      Includes 9% of base pay for small tools, consumables, PPE.

•                  Includes 35% of base pay for site supervision & administration, Indirect craft labor, miscellaneous construction equipment, temporary site facilities

•      Per-diem of $1 / man-hour

•      Contractor’s camp cost of $2.50 / man-hour

21.3.3             30 — Tailings Storage Facility

LOM tailings capital cost requirements are estimated at $27 million as summarized in Table 21-7. Initial capital of $5.8 million is required to commence operations and a sustaining capital of $21 million.

Table 21-7: Tailings Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
Direct Costs
310-Site Preparation	$000s	965	762	1,727
320-Underliner Drain	$000s	40	—	40
330-Liner	$000s	3,299	4,555	7,854
340-Overliner Drain	$000s	181	2	183
350-Embankment Construction	$000s	424	14,558	14,982
360-Tailings Delivery System	$000s	104	32	136
370 - Tailings Support Equipment	$000s	532	—	532
Direct Costs	$000s	5,545	19,908	25,453
Indirect Costs	$000s	241	866	1,107
30 - Tailings Storage Facility	$000s	5,786	20,774	26,560

This cost estimate has been developed based upon feasibility level designs of the TSF. This cost estimate for Tailings Facility construction involves the following design elements:

•                  Earthen embankment;

•                  Compacted low permeability material liner overlain with geotextile and 60 mil HDPE liner;

•                  Underdrain systems and associated process pond to collect drainage waters;

•                  Overdrain systems, associated sump to collect drainage waters and process pond to collect drainage waters;

•                  Access road around the facilities;

•                  Instrumentation (piezometers, survey/settlement monuments);

•                  Temporary construction facilities; and

•                  Other construction costs such as mobilization and demobilization. The following design elements not included in this cost estimate are as follows:

•                  Spillway;

•                  Reclaim water pump and pipelines ;

•                  On-going monitoring and maintenance.

21.3.3.1         Assumptions and Limitations

The preliminary nature of the design and limited information available on site-specific costs require a number of assumptions and associated limitations be applied to this cost estimate as follows:

•                  Cost estimate covers only capital costs, and does not include operating costs.

•                  The cost estimate assumes third party contractors will perform the work.

•                  Waste rock haul and placement for stage 1 starter construction will be done by the MPR mine equipment with assistance from a third party contractor for placement.

•                  Underdrain construction is assumed to follow natural channels within the footprint of the Tailings Facility. Excavation is assumed to include cleaning out the natural channel sufficiently to place the geotextile, drain fill, and perforated HDPE pipe, however rock excavation is not anticipated.

•                  It is assumed that backfill around the underdrain will require twice the volume of the underdrain material.

•                  Earthwork materials (low permeability material liner, embankment fill, drainage rock, rip rap, and road base) are assumed to be available in adequate quantities from on-site borrow areas within an approximate 1.5 km haul (3 km round trip) of the placement location, with minimal processing required to meet material specifications.

•                  Quantities of geotextile and HDPE liner have been increased by 15% to account for overlap and corners.

•                  The access road will be constructed with every stage of the embankment raise

21.3.4             40 — Waste Rock Facility

There are no capital costs for the waste rock facility. Waste rock is utilized in the tailings facility embankment or taken back underground for use as backfill.

21.3.5             50 — Water Management

LOM water management capital cost requirements are estimated at $3.3 million as summarized in Table 21-8. Initial capital of $2.6 million is required to commence operations and a sustaining capital of $787 thousand.

Table 21-8: Water Management Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
Direct Costs
510 - TSF South Channel	$000s	434	—	434
520 - TSF East Channel	$000s	98	—	98
530 - TSF Spillway	$000s	6	—	6
540 - Mill & WRF Channel	$000s	36	—	36
550 - WRF Runoff Channel	$000s	—	—	—
560 - WRF Runoff Pond	$000s	—	—	—
570 - Dewatering Wells	$000s	1,899	787	2,687
580 - Cooling Tower	$000s	104	—	104
Direct Costs	$000s	2,577	787	3,365
Indirect Costs	$000s	26	—	26
50 - Water Management	$000s	2,603	787	3,391

21.3.6             60 — Environmental

There are no capital costs for the environmental work for the Project. Permitting costs are included in owner’s costs.

21.3.7     70 — Reclamation

LOM reclamation capital cost requirements are estimated at $15 million as summarized in Table 21-9.

Table 21-9: Reclamation Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
Direct Costs
710 - Earthwork/Recontouring		—	2,920	2,920
720 - Revegetation/Stabilization		—	1,222	1,222
730 - Detoxification/Water Treatment/Disposal of Wastes		—	2,240	2,240
740 - Structure, Equipment and Facility Removal, and Misc		—	4,915	4,915
750 - Monitoring		—	358	358
760 - Construction Management & Support		—	596	596
Direct Costs		—	12,253	12,253
Indirect Costs
710 - Earthwork/Recontouring		—	627	627
720 - Revegetation/Stabilization		—	263	263
730 - Detoxification/Water Treatment/Disposal of Wastes		—	481	481
740 - Structure, Equipment and Facility Removal, and Misc		—	1,056	1,056
750 - Monitoring		—	77	77
760 - Construction Management & Support		—	128	128
Indirect Costs		—	2,631	2,631
70 - Reclamation		—	14,884	14,884

The primary assumptions used to develop the closure and reclamation cost estimate for the Project are listed below. Additional assumptions, limitations, and basis for model inputs are included in the SRCE model and supporting documentation, which are available upon request.

1)                  A third-party contractor will be hired to perform closure and reclamation work.

2)                  The majority of the site reclamation and closure activities were assumed to be conducted almost continuously over a two-year period.

3)                  The third-party construction contractor will mobilize and demobilize once to the Project site to perform closure and reclamation work.

4)                  Reclamation monitoring is assumed to be conducted for five years following completion of major final reclamation activities.

5)                  Southern Nevada was selected as the cost basis category in the SRCE model for the Project. No adjustment factor was applied to the Southern Nevada equipment, labor and materials costs to account for costs in Chihuahua, Mexico.

6)                  Dimensions of features were entered into the SRCE model for calculation of reclamation quantities.

7)                  The SRCE model was developed for the closure and reclamation of Project facilities and related disturbance (based on estimates of surface disturbance).

8)                  The SRCE model default fleet size assumed to perform the closure and reclamation work was “Medium Fleet”.

9)                  User-specified grading categories and associated grading volumes were incorporated into the SRCE and selected for each site features based on the type of feature and professional judgement. The grading categories and assumed grading quantities are as follows:

a)             Light Grading: Dozing easily gradable material to 0.3 m deep or 3048 m3/hectare

b)             Medium Grading: Dozing loosely packed material to 0.6 m deep or 6096 m3/hectare

c)              Heavy Grading: Dozing hard-packed material to 0.6 m deep or 6096 m3/hectare

10)           User-specified closure stormwater drainage channel dimension assumptions were incorporated into the SRCE and applied to all reclaimed areas as follows:

a)             Channel cross-section dimensions: base width = 1 m; depth = 1 m and 2H:1V side slopes;

b)             Five meters of rip rap-lined stormwater drainage channels per hectare; and

c)              Twenty-four meters of unlined stormwater drainage channels per hectare.

11)           The cost to demolish and dispose of most stationary equipment and scrap metal (with some exclusion) was included in the closure and reclamation cost estimate.

12)           The large majority of structural steel is bolted rather than welded.

13)           Only the “Man Camp” building of the Mine Camp has a concrete foundation and all other buildings and facilities with the Mine Camp are on skidders or wheels.

14)           Mobile equipment was assumed to be sold.

15)           No revenue adjustments were applied to the closure cost estimate for the sale of mobile (or stationary) equipment or salvaging of scrap metal and other materials generated as a result of demolition.

16)           All pipelines exterior to buildings identified on available Project maps were assumed to be 0.15 meter diameter. For cost estimating purposes, it is assumed that these pipelines will removed and disposed in the decline.

17)           Quantities of waste were approximated from available information related to process and facility designs. Quantities of material that will require disposal at closure may change based on changes in Project design and operational needs. The primary assumptions associated with waste disposal include:

a)             All site buildings and above-ground and at grade foundations will be demolished at closure, and inert debris that is not salvaged as scrap will be placed in the depression created by the construction of the Primary Crusher and the decline above the anticipated post-mining steady-state groundwater elevation.

b)             Estimated quantities of facility and building inert demolition debris were developed based on approximations developed by FEMA. These approximation include the following:

•                  Demolition debris volume is 33 percent of build volume.

•                  Of this volume, 75 percent is inert and disposed of in the depression of the Primary Crusher and the decline, 25 percent will be solid waste and disposed of approximately 120 km from the Project in a solid waste landfill, and 0 percent will be hazardous waste.

c)              Other quantities relevant to estimating closure costs were developed for the Project and are as follows:

•                  Zinc sulfate, sodium cyanide, copper sulfate storage tanks will contain 0 percent of their solution capacity at closure.

•                  Process fluids in the process circuit and process circuit and tank decontamination fluids were assumed to be disposed of in the TSF for evaporation of liquids in the impounded surface (top) of the TSF.

•                  One hundred percent of concrete building and facility foundations will be broken and buried in-place with 0.3 meter-thick soil cover.

•                  Zero percent of the concrete building and facility foundations will be contaminated with hazardous materials.

•                  Five percent of the demolition debris will require cutting to demolish and haul buildings, equipment and structures to disposal.

•                  Road gradients of 3, 6 and 10 percent were used to estimate the cost to haul demolition debris, soil, reclamation materials, etc. Selection of these road gradient were approximated according anticipated haulage routes.

•                  No road surface material was assumed to require removal and disposal at closure; and

•                  The seepage (contact water) collection, stormwater and sedimentation basin liner systems will be perforated and left in place and the basins will be backfilled at closure.

18)           It was assumed feasible to place approximately 82,000 m(3) of inert demolition debris (i.e., 33 percent of build volume) in the voids created by the Primary Crusher (approximately 41,000 m(3)) and decline (approximately 41,000 m(3)) above the predicted steady-state groundwater elevation.

19)           Site wide monitoring and maintenance (including the TSF seepage collection and pumping system) during the 5 year post-closure period.

20)           Pumping of TSF seepage from the under- and over —drain seepage collection basins to the supernatant pond for 35 years (i.e., the predicted time required to passively evaporate the large majority of the TSF supernatant pond) following termination of tailings and mine water deposition in the TSF.

21)           TSF and TSF seepage collection and pumping system monitoring and maintenance for 28 years of the post-mining period.

21.3.8             80 — Owner’s Costs

LOM owner’s capital cost requirements are estimated at $9.4 million as summarized in Table 21-10. Initial capital of $7.4 million is required to commence operations and a sustaining capital of $2 million.

Table 21-10: Owner’s Capital Costs

		Initial	Sustaining	Total
Description	Units	Capital	Capital	Capital
Direct Costs
Relocation		150	—	150
Travel and Accommodation		250	—	250
Site overheads		300	—	300
Community Relations		500	—	500
Legal and Accounting		250	—	250
AX ERP System		50	—	50
Chihuahua Admin Office		200	—	200
Construction Insurance		2,200	—	2,200
Exploration Drilling and Assaying		—	—	—
Land Purchases		—	—	—
Definitional Drilling		—	2,000	2,000
Power Line Access Agreements		1,000	—	1,000
Paste Backfill Plant		—	—	—
Mining Equipment		—	—	—
Surface Rolling Stock		—	—	—
Land & Access Rights		1,800	—	1,800
Final Permitting Work		500	—	500
Owner’s Costs		—	—	—
Man-Camp Costs		200	—	200
Direct Costs		7,400	2,000	9,400
Indirect Costs		—	—	—
80 - Owner’s Cost		7,400	2,000	9,400

The owner’s costs were developed in collaboration with MPR based on existing and expected costs over the LOM.

21.4                                                Operating Costs

These costs are presented as a summary. Several QPs are responsible for the costs presented below. LOM operating costs were developed from first principles (as detailed in their respective appendices) and are summarized in Table 21-11.

Table 21-11: LOM Operating Costs

Unit Cost
Description	($/t-milled)
10 - Mining	41.54
20 - Process	20.84
30 - Tailings Storage Facility	0.11
40 - Waste Rock Facility	—
50 - Water Mgt	0.01
60 - Environmental	0.002
80 - G&A	10.18
LOM Operating	72.68

21.4.1                                      10 — Mine & Surface Infrastructure

Underground mining costs are shown in Table 21-12. Costs are estimated to be $41.54/t-milled over the LOM. Pre-production costs are capitalized and are not included in the values presented.

Table 21-12: Mining Operating Costs

	Unit Cost	Unit Cost
Description	($/t-ore mined)	($/t-milled)
Production	21.92	21.66
Ore haulage	4.19	4.14
Diamond Drilling	0.44	0.44
Indirects	15.49	15.31
Mining Operating	42.05	41.54

The mine operating cost estimate includes all sill development, stope production, and drift-and-fill production and associated indirects. The owner will perform all preproduction and production ore operating work. Operating costs include all labor, material, mobile and fixed equipment operating, and power consumption costs.

Costs have been calculated by year, based on the development and production schedule and the surface and underground infrastructure designs.

The operating costs were combined into tasks for inclusion in the TEM, as follows:

•                  120 — Operating Production

•                  Includes ore development in ore sills and ore production in longitudinal, transverse, and drift-and-fill stopes. This includes all ore haulage to the surface stockpile near the mill, and stope backfilling.

•                  160 — Operating Indirects

•                  Operating Indirects include owner’s overhead support, plant maintenance, plant operating, mobile equipment maintenance, and power consumption costs.

21.4.2                                      20 — Process Plant & Infrastructure

Process costs are shown in Table 21-13, estimated at $20.84/t-milled.

Table 21-13: Process Operating Costs

Unit Cost
Description	($/t-milled)
Process Labor	2.30
Reagents & Thickening	4.49
Wear Material	2.04
Grinding Media	3.69
Maintenance Supplies	2.42
Power Consumption	5.90
Process Operating	20.84

21.4.3                                      30 — Tailings Storage Facility

Tailings costs are shown in Table 21-14, estimated at $0.11/t-milled.

Table 21-14: Tailings Operating Costs

Unit Cost
Description	($/t-milled)
Tailings Labor	0.07
Equipment	0.04
Tailings Operating	0.11

21.4.4                                      40 — Waste Rock Facility

The temporary waste rock facility operating costs are included in the mining costs, for transport of the rock.

21.4.5                                      50 — Water Management

Process costs are shown in Table 21-15 estimated at $0.01/t-milled. Dewatering operating costs are included in the mining and process infrastructure estimates. This estimate accounts for maintenance of the channels and ponds.

Table 21-15: Water Management

Unit Cost
Description	($/t-milled)
Equipment	0.01
Water Operating	0.01

21.4.6                                      60 — Environmental

Environmental costs are shown in Table 21-16, estimated at $0.002/t-milled.

Table 21-16: Environmental Operating Costs

Unit Cost
Description	($/t-milled)
Water Sampling	0.00004
Environmental Monitoring	0.001
Environmental Operating	0.002

Environmental compliance costs for the pre-production and production periods were derived from an ASI cost estimate received by Tetra Tech on November 20, 2016 via email from Magdiel Barrera Martínez (ASI). The environmental compliance costs estimated by ASI for the pre-production and production periods include water, air, noise and soil monitoring and agency reporting and permitting, as well as plant nursery operation and maintenance.

21.4.7                                      70 — Reclamation

There are no reclamation operating costs.

21.4.8                                      80 — G&A

G&A costs are shown in Table 21-17, estimated at $10.18/t-milled.

Table 21-17: G&A Operating Costs

Unit Cost
Description	($/t-milled)
Expenses	5.92
Labor	2.36
Equipment	1.90
G&A Operating	10.18

G&A expenses are estimate at $5.92/t-milled and are detailed in Table 21-18.

Table 21-18: G&A Expenses

Unit Cost
Description	$/t-milled
Accounting	$0.03
Human Resources	$0.03
Site Security (Contract)	$0.26
Janitorial Services (Contract)	$0.07
Community Relations	$0.14
Office Supplies	$0.03
Maintenance Supplies	$0.03
Power/Propane	$0.04
Communications	$0.07
Licenses, Fees & Vehicle Taxes	$0.04
Property Taxes	$0.09
Mine Access (Ejido Agreement)	$0.01
Audits (Financial/Environmental)	$0.12
Legal	$0.14
Insurance	$2.15
Subscriptions/Dues/Donations	$0.01
Travel/Lodging/Meals	$0.14
Man-Camp (Contract)	$2.27
Personnel Transportation (Contract)	$0.14
Safety/Training Supplies	$0.06
Office Lease	$0.05

G&A labor is estimated at $2.36/t-milled and the staff is detailed in Table 21-19.

Table 21-19: G&A Labor

Description	No.
General Manager	1
Engineering Project Manager	1
Project Acct	1
Accounts Payable	1
Purchasing Agent	1
Safety/Environ Superintendent	1
HR Coordinator/Community Relations	1
Surveyor (lead)	1
Geologist	2
Maintenance Manager	1
Electrical Supervisor	1
Admin Clerk	1

The following equipment is used for G&A for maintenance around the Project site and to support the process facility, the equipment list is presented in Table 21-20.

Table 21-20: G&A Equipment

Equipment	No.
4X4 Pick-Ups - 1 Ton	4
4X4 Pick-Ups - 1/2 Ton	15
Vans 15 passenger	1
Maintenance Truck w/ Utility Bed	2
966 Front End Loader (Concentrate and stockpile)	2
988 Front End Loader ( primary crusher)	1
Rubber Tire Backhoe, 4 x 4	1
Mobile boom crane - 10 Ton	1
Service truck with jib crane	1
HDPE Fusion Machine - 12” max diameter	2
Mobile Crane - 150 ft Boom, 150 Ton, Telescoping	1
Skid-Steer Loader (Bobcat)	2
Ambulance	1
Rough Terrain Forklift	2
Water Truck - 5,000 Gallon	1
2-Ton Truck with Flat-Rack	2

21.5                                                Taxes and Royalties

21.5.1                                      Royalties

MPR has a royalty agreement with La Cuesta International S.A. de C.V. under the terms of the document, Contrato de Exploración, Explotación y Promesa — La Cuesta International, S.A. de C.V. and Minera Plata Real, S.A. de C.V., dated April 2006. Under the terms, MPR pays a royalty payment of US $40,000 per year during the preproduction period. When production is initiated a net smelter return (NSR) royalty will start at 2% on production from the Los Gatos concession. This is reduced to 0.5% upon all payments reaching $10 million) and 0.5% net smelter return from lands within a one kilometer boundary of the Los Gatos concession. During the preproduction phase, the MPR is obligated to annually complete a minimum of US $100,000 of exploration work on the concession. The agreement has no expiration date; however, the Company may terminate the agreement upon 30 day official termination notification.

The maximum royalty payment for this agreement is set at US $15 million. As of January 2017 (the start of the economic model), MPR estimates that the remaining amount to be paid will be US $14.6 million. These values were used in the economic model.

21.5.2                                      Taxes

21.5.2.1                            Federal Tax

Corporate federal income tax is applied at a rate of 30%. An operating loss is used to offset taxable income, thereby reducing taxes owed. The operating loss applied to the model is $105 million.

21.5.2.2                            Mexican Special Mining Tax (SMT)

The SMT is assessed at 7.5% to pre-tax income (revenue minus operating and depreciation).

21.5.2.3                            Mexican Precious Metals Royalty

The Mexican Precious Metals Royalty of 0.5% is not being applied to the Project. MPR has been advised by their Mexican Tax counsel that this Project will likely not be taxed for the precious metals and there is precedent to support this based on recent cases in court.

22.                                                       ECONOMIC ANALYSIS

Project cost estimates and economics are prepared on a monthly basis for the calendar years 2017 through 2032, including two years of closure. Based upon design criteria presented in this report, the level of accuracy of the estimate is considered ±15%.

22.1                                                Net Smelting Return

The estimate of the net smelting return (NSR) is summarized in Table 22-1. Technical parameters supporting these estimates are shown in Section 2.0.

Table 22-1: NSR

Description	Unit	Value
Zinc Concentrate
Payables
Zinc	$000s	584,203
Silver	$000s	104,542
Gold	$000s	—
Treatment Charge	$000s	688,745
Treatment Charges	$000s	(121,225)
Refining Charges	$000s	—
Penalties	$000s	(8,238)
Freight	$000s	(91,854)
Zinc NSR	$000s	467,428
Lead Concentrate
Payables
Lead	$000s	386,076
Silver	$000s	1,094,842
Gold	$000s	62,142
Treatment Charge	$000s	1,543,061
Treatment Charges	$000s	(69,466)
Refining Charges	$000s	(89,475)
Penalties	$000s	(5,127)
Freight	$000s	(17,346)
Lead NSR	$000s	1,361,646
Net Smelting Return	$000s	1,829,074

22.2                                                Economic Results

Economic results are summarized in Table 22-2. The analysis suggests the following conclusions, assuming no gearing:

•                  Mine Life: 12 years;

•                  Pre-tax net present value (NPV7.5%): $241 million; internal rate of return (IRR): 20.4 percent (%);

•                  Post-tax NPV7.5%: $142 million; IRR: 15.9%;

•                  Payback (Post-Tax): 48 months;

•                  Taxes Paid: $175 million; and

•                  Initial project capital of $316 million, sustaining project capital of $212 million, and total project capital of $528 million.

Table 22-2: TEM Results

	Unit Cost	LOM Value
Description	($/t-milled)	($000s)
Net Smelting Return	$186.48	1,829,074
La Cuesta Royalty	$(1.49)	(14,590)
Net Revenue	$184.99	1,814,484
Operating Costs
10 - Mine & Surface Infrastructure	$(41.54)	(407,438)
20 - Process Plant & Infrastructure	$(20.84)	(204,432)
30 - Tailings Storage Facility	$(0.11)	(1,059)
40 - Waste Rock Facility	—	—
50 - Water Management	$(0.01)	(79)
60 - Environmental	$(0.002)	(15)
80 - Owner’s Cost	$(10.18)	(99,833)
Operating Costs	$(72.68)	(712,831)
Operating Margin	$112.32	1,101,652
Capital Costs
Capitalized Costs	—	(7,773)
10 - Mine & Surface Infrastructure	—	(317,362)
20 - Process Plant & Infrastructure	—	(148,669)
30 - Tailings Storage Facility	—	(26,560)
40 - Waste Rock Facility	—	—
50 - Water Management	—	(3,391)
60 - Environmental	—	—
70 - Reclamation	—	(14,884)
80 - Owner’s Cost	—	(9,400)
Capital Costs	—	(528,039)
Pre-Tax Cash Flow
Cash Flow	—	573,614
NPV7.5%	—	241,099
IRR (5)	—	20.4%
Payback (months)	—	40.0
Payback (years)	—	3.3
Post-Tax Cash Flow
Cash Flow	—	398,552
NPV7.5%	—	141,563
IRR (5)	—	15.9%
Payback (months)	—	47.7
Payback (years)	—	4.0

22.3                Sensitivity

Project sensitivity at a post-tax basis is shown in Figure 22-1. As shown below, the Project is most sensitive to revenue. Sensitivity to operating and capital costs is closely matched, with the project being more sensitive to capital costs.

Figure 22-1: Sensitivity Analysis

Additionally, the following sensitivities have been evaluated for the project:

Figure 22-2: Sensitivity to Discount Rate

Figure 22-3: Sensitivity to Silver Price

Figure 22-4: Sensitivity to Zinc Price

Figure 22-5: Sensitivity to Lead Price

114-910117A_TEM_038JIS Los Gatos Project Minera Plata Real ANNUAL CASH FLOW et Smelting Return oyalties apital Costs >> START PPD >> START MILL PRODEND PROD<< >>CLOSURE DescriptionQtyUnit Cost units Total or Avg. 20172018 -2-1 201920202021202220232024202520262027202820292030 123456789101112 20312032 1314 Market Prices Silver - Gold - Zinc - Lead-1 $/oz $/oz $/lb $/lb 20.16 1,318 1.01 0.92 20.1620.16 1,3181,318 1.011.01 0.920.92 20.1620.1620.1620.1620.1620.1620.1620.1620.1620.1620.1620.16 1,3181,3181,3181,3181,3181,3181,3181,3181,3181,3181,3181,318 1.011.011.011.011.011.011.011.011.011.011.011.01 0.920.920.920.920.920.920.920.920.920.920.920.92 20.1620.16 1,3181,318 1.011.01 0.920.92 1 1 1 Production Mill Ore - - Silver - - Gold - - Zinc - - Lead - - kt koz koz klb klb 9,808 66,233 67 744,898 458,100 00 00 00 00 00 365880877877877880877877875819865738 2,5886,8097,6628,0826,8696,7336,1535,7914,7813,5184,1583,088 378765556654 28,55975,01073,15770,04270,19874,27470,80766,28956,69964,26458,62436,975 13,83838,57942,70740,33341,72043,17640,91040,68740,54439,79342,40133,412 00 00 00 00 00 Cash Flow G N R ross Revenue Silver - - Gold - - Zinc - - Lead - - USD000s USD000s USD000s USD000s 1,335,248 87,806 750,053 420,563 00 00 00 00 52,175137,264154,472162,931138,486135,746124,048116,74296,38070,91883,83062,256 4,0609,52010,0018,9677,7456,8376,8526,7737,5408,1366,3055,069 28,75775,52973,66470,52670,68374,78871,29766,74857,09164,70959,03037,231 12,70435,41839,20837,02838,30239,63837,55837,35337,22136,53338,92730,674 00 00 00 00 Gross Revenue--Lead Concentrate--Zinc Concentrate--USD000s USD000s USD000s 2,593,670 1,361,646 467,428 00 00 00 97,697257,731277,345279,452255,216257,009239,754227,616198,233180,296188,092135,230 51,260135,191151,096155,132136,514134,563124,373118,664103,89084,75494,51271,697 18,01547,33748,13647,52345,25846,85644,15741,39835,07736,09634,75622,818 00 00 00 Net Smelting Return--La Cuesta Royalty--USD000s USD000s 1,829,074 (14,590) 00 (40)(40) 69,275182,528199,232202,655181,773181,419168,531160,062138,967120,850129,26994,515 (1,405)(3,651)(3,985)(1,803)(909)(907)(843)(800)(208)000 00 00 Royalties--USD000s (14,590) (40)(40) (1,405)(3,651)(3,985)(1,803)(909)(907)(843)(800)(208)000 0 0 Net Revenue--USD000s 1,814,484 (40)(40) 67,869178,877195,247200,852180,864180,512167,688159,262138,759120,850129,26994,515 00 O perating Costs USD000s USD000s USD000s USD000s USD000s USD000s USD000s (407,438) (204,432) (1,034) 0 (79) (15) (99,833) 00 00 00 00 00 00 00 (14,964)(37,734)(37,114)(36,861)(37,770)(37,352)(37,066)(37,909)(37,498)(34,471)(30,831)(27,868) (7,745)(18,275)(18,231)(18,231)(18,231)(18,275)(18,231)(18,231)(18,193)(17,141)(18,004)(15,644) (45) (90) (90)(90) (90)(90)(90) (90) (90) (90)(90)(90) 000000000000 00(26)00(26)00(26)000 (0)(1)(1)(1)(1)(1)(1)(1)(1)(1)(1)(1) (3,826)(8,543)(8,528)(8,528)(8,528)(8,543)(8,528)(8,528)(8,516)(8,180)(8,456)(7,702) 00 00 00 00 00 (1)(4) (1,713)(1,713) 10 - Mining-20 - Process-30 - Tailings Storage Facility-40 - Waste Rock Facility-50 - Water Mgt-60 - Environmental-80 - G&A-1.0 1.0 1.0 1.0 1.0 1.0 1.0 Operating Costs 1.0 USD000s (712,831) 00 (26,581)(64,643)(63,990)(63,711)(64,620)(64,287)(63,916)(64,759)(64,324)(59,883)(57,381)(51,306) (1,714)(1,717) Operating Margin--USD000s 1,101,653 (40)(40) 41,288114,235131,257137,141116,244116,225103,77294,50374,43560,96771,88743,209 (1,714)(1,717) C USD000s USD000s USD000s USD000s USD000s USD000s USD000s USD000s USD000s (7,773) (317,362) (148,669) (26,560) 0 (3,391) 0 (14,884) (9,400) (1,342) (1,405) (36,440) (67,469) (14,042) (97,555) 0(5,123) 00 (1,252)(1,352) 00 00 (2,953)(2,956) (5,027)00 00000 00 0 0 (64,708)(23,186)(14,322)(14,173)(14,004)(10,557)(9,086)(12,511)(12,588)(20,391)(10,566)(7,362) (36,214) 0(859)0 0 00 0 0 000 (4,943)(18)(6,444)0(6,266)(12)(3,169)(585)0000 000000000000 00(394)0000(393)0000 000000000000 000 0000000(445)(8,468) (1,491)0 00000(1,000)(1,000)000 00 00 00 00 00 00 00 (4,301)(1,670) 00 Capitalized Costs-10 - Mine & Surface Infrastructu-20 - Process Plant & Infrastruct-30 - Tailings Storage Facility-40 - Waste Rock Facility-50 - Water Management-60 - Environmental-70 - Reclamation-80 - Owner's Cost-1.0 1.0 1.0 1.0 1.0 1.0 1.0 1.0 1.0 Capital Costs 1.0 USD000s (528,039) (56,027)(175,860) (112,383)(23,204)(22,019)(14,173)(20,270)(10,568)(12,255)(14,489)(13,588)(20,391)(11,010)(15,830) (4,301)(1,670) Initial Cap. 315,643 (56,027)(231,887) (344,270)(367,474)(389,493)(403,666)(423,936)(434,504)(446,759)(461,248)(474,837)(495,227)(506,238)(522,068) (526,369)(528,039)

114-910117A_TEM_038JIS Los Gatos Project Minera Plata Real ANNUAL CASH FLOW >> START PPD >> START MILL PRODEND PROD<< >>CLOSURE DescriptionQtyUnit Cost units Total or Avg. 20172018 -2-1 201920202021202220232024202520262027202820292030 123456789101112 20312032 1314 Working Capital Beginning Balance--USD000s USD000s (142,538) (142,538) (4,387)(12,809)(12,792)(12,734)(12,904)(12,864)(12,788)(12,938)(12,881)(12,048)(11,518)(10,362) (5,316)(12,929)(12,798)(12,742)(12,924)(12,857)(12,783)(12,952)(12,865)(11,977)(11,476)(10,261) (1,169)(343) (343)(315) 0 0 Ending Balance-20% 00 Change--USD000s (0) 00 9301206820(7)(5)14(16)(72)(42)(101) (827)(29) Cash Available for Debt Service Operating Margin - 1,090,868 Project Capital (Equity) - - Income Tax - - Working Capital - - USD000s USD000s USD000s USD000s 1,101,653 (528,039) (175,062) (0) (40)(40) (56,027)(175,860) 00 00 41,288114,235131,257137,141 116,244116,225103,772 94,503 74,435 60,96771,887 43,209 (112,383) (23,204) (22,019) (14,173)(20,270) (10,568) (12,255)(14,489)(13,588)(20,391)(11,010) (15,830) (1,583)(5,241)(24,563)(28,653)(20,972)(20,965)(16,552)(16,673)(9,390)(7,973)(14,374)(9,331) 9301206820(7)(5)14(16)(72)(42)(101) (1,714)(1,717) (4,301)(1,670) 604605 (827) (29) Pre-Tax Cash Flow--Cumulative--IRR--USD000s USD000s USD000s 573,614 - 20.4% (56,067)(175,900) (56,067)(231,967) (70,165)91,150109,244122,97695,995105,65091,51280,02760,83040,50560,83527,277 (302,132)(210,982)(101,737)21,239117,234222,884314,396394,423455,253495,758556,593583,871 (6,842)(3,415) 577,029573,614 Present Value 7.5% - USD000s 241,099 Payback---- mo. yr. 40.0 3.3 Post-Tax Cash Flow--Cumulative--IRR--USD000s USD000s USD000s 398,552 - 15.9% (56,067)(175,900) (56,067)(231,967) (71,748)85,90984,68194,32375,02384,68674,96063,35451,44032,53246,46117,947 (303,715)(217,806)(133,125)(38,802)36,221120,906195,866259,221310,660343,192389,653407,600 (6,238)(2,810) 401,362398,552 Present Value 7.5% - USD000s 141,563 Payback---- mo. yr. 47.7 4.0

23.                                                       ADJACENT PROPERTIES

The only exploration program in the immediate area surrounding the Los Gatos project was conducted by VVC Exploration on the Santa Valeria project. The Santa Valeria project is now owned by MPR. The Santa Valeria project located adjacent to the Southeast side of the Los Gatos project concession block and is considered as separate project. Previously published accounts by VVC Exploration indicate that they have conducted mapping, sampling and have completed a 7-hole drill program. The highlight of the drilling was a 1.5 m apparent thickness interval containing 145 grams of silver per tonne. Since the sale of the project to MPR the details of VVC Exploration’s work at the Santa Valeria project are no longer publically available.

As the current owner, MPR is the source of this data.

The author has been unable to verify the information relating to the Santa Valeria project and the information provided is not necessarily indicative of the mineralization on the property that is the subject of this technical report.

24.                                                       OTHER RELEVANT DATA AND INFORMATION

24.1                                                Hydrogeology and Mine Dewatering

Because much of the proposed underground mine would be developed at elevations below the regional water table elevation, a regional numerical groundwater flow model was developed to evaluate mine dewatering scenarios and potential impacts to local water resources. The numerical model was based on a compilation of regional, local and project-specific geologic and hydrologic data. Primary data sources included regional geologic mapping by the Mexican Geological Service (Servicio Geológico Mexicano [SGM] 2000; SGM 2014); exploration borehole lithologic logs and core photographs by MPR; project-specific geologic maps, cross sections, and three-dimensional structural geologic interpretations generated by Tetra Tech (Elson 2016) for resource estimation, by Rowearth (2016) for geologic evaluation of the project area, and by MPR during mineral exploration activities; on-site testing of wells, piezometers and boreholes (Tetra Tech 2015; Tetra Tech 2016); and geologic and hydrologic data and reports prepared for the Los Gatos Project (Hernández Bedolla 2015, Lopez Ortega 2010, Schlumberger Water Services undated).

24.1.1                                      Regional and Site Hydrogeology

Groundwater in the project area is present in three distinct settings: 1) the igneous and volcanoclastic bedrock, 2) alluvial sediments along the arroyo Santo Toribio, and, 3) in some areas, a thin veneer of unconsolidated materials that consist of weathered regolith and colluvium scattered occurrences of alluvial sediments in smaller arroyos tributary to the arroyo Santo Toribio. Groundwater in the bedrock is part of the San Felipe de Jesús aquifer as defined by the Mexican National Water Commission (Comisión Nacional del Agua [CONAGUA]).

The groundwater in all three settings is present under unconfined (water table) conditions and, in localized areas, groundwater in the bedrock is present under semi-confined conditions. The partial confinement is related to structural geologic features rather than lithologic variations. Groundwater in the arroyo Santo Toribio alluvium and in the superficial unconsolidated materials elsewhere is perched above the deeper groundwater in the bedrock, and a relatively thick unsaturated zone occurs between the shallow perched water and the deeper bedrock aquifer. Although some exchange of groundwater between the three settings is likely, the groundwater in the three settings is poorly interconnected and the degree of exchange appears to be limited.

Groundwater in the bedrock is encountered at depths ranging from a few tens of meters to more than 200 meters below the land surface, depending on the topography and geologic structures. Groundwater in the Santo Toribio alluvium and, where found in the unconsolidated materials elsewhere, is encountered at depths of a few meters to a few tens of meters. Based on groundwater monitoring in the project vicinity, groundwater flow appears to be generally from the upland areas toward the arroyo Santo Toribio and toward the Southeast. Recharge to the perched and bedrock groundwater systems originates as rainfall that infiltrates into the subsurface; on average, approximately six percent of the annual precipitation of about 498 mm recharges the groundwater system (Hernández Bedolla 2015). No springs have been identified in the project area. Groundwater discharge is thought to be via evapotranspiration along the arroyos and to the Río Conchos Southeast of the project area.

The igneous and volcanoclastic bedrock typically has low permeability and low porosity, and faults appear to play a key role in the hydrogeology of the area. Some faults act as low-permeability barriers to groundwater flow, some act as higher-permeability conduits, and others act as both barriers and conduits. The result is a groundwater system that is highly compartmentalized.

Water-table elevations in bedrock in the proposed mine area range from about 1420 to about 1460 meters above sea level, and water-table elevations in the alluvium along the arroyo Santo Toribio in the proposed mine area are approximately 1560 to 1575 meters above sea level (Figure 24-1). Two multi-level piezometers, each open in bedrock at three discrete depths, show strong vertical hydraulic gradients and increasing groundwater temperatures with depth. Bedrock groundwater temperatures in the project area range from approximately 32°C to approximately 69°C, and shallow groundwater temperatures measured in the project vicinity typically range from 20°C to 25°C.

Figure 24-1: Groundwater Wells, Piezometers, Water-Level Elevations and Temperatures

The quality of groundwater, based on analysis of samples from boreholes and monitoring wells in the area, does not exceed standards established for potable use of the water, other than coliform bacteria in samples from most wells and total trihalomethanes in samples from three wells. Groundwater from the bedrock also meets water quality standards, except for temperature, established for discharge to surface water bodies.

Mining would take place in bedrock at elevations between approximately 1165 and 1450 meters above sea level and therefore would encounter groundwater in the bedrock. Maintenance of dry working conditions in the mine would require dewatering. Although the natural quality of the groundwater would, after cooling, allow for its discharge to surface water bodies, groundwater flowing into the mine and coming into contact with the mining activities would likely acquire a significant amount of suspended solids and potentially other components that would necessitate treatment of the water prior to reuse or discharge.

24.1.2                                      Groundwater Modeling

A regional, three-dimensional, numerical groundwater flow model was constructed to simulate steady-state pre-mining conditions, progressive development and dewatering of the proposed underground mine, and post-mining conditions. Simulation of mine development under various dewatering scenarios was used to evaluate dewatering alternatives. Additional details are available in Tetra Tech’s Technical Memorandum Los Gatos Feasibility Study Groundwater Flow and Dewatering Model (Tetra Tech 2016).

24.1.2.1         Groundwater Model Setup and Calibration

The model used the finite-difference code MODFLOW-SURFACT (HydroGeoLogic, Inc. 2011). The model domain (Figure 24-2) was approximately 10 kilometers long by six kilometers wide and was centered on the mine area. The model grid of 67 rows and 172 columns was rotated 30 degrees clockwise to make the long axis parallel to the Los Gatos fault and the structural geologic fabric of the area. The grid was divided into 33 layers to facilitate simulation of the various lithologies, geologic structures, and the mine development. Model cell dimensions increased gradually from 20 meters by 20 meters by 20 meters in the mine area to 200 meters by 200 meters by 200 meters at the outer edges of the model domain.

Figure 24-2: Groundwater Model Location

The hydraulic conductivity distribution in the model was based on the three-dimensional geologic models of the mine area and on regional geologic mapping. Initial values for the various lithologies were assigned based on results of on-site hydraulic tests. Various MODFLOW and MODFLOW-SURFACT packages were used to represent boundary conditions and stresses, including general head boundaries to represent groundwater flow into our out of the model on the Northwest and Southeast sides and at the bottom of the model, no-flow boundaries to represent groundwater divides on the Southwest and Northeast sides, recharge to represent precipitation-derived, areally-distributed recharge to the groundwater system, horizontal flow barrier boundaries to represent low-permeability faults, fracture wells to represent pumping or flowing wells, and drains to represent dewatering of the mine during predictive simulations.

The model was calibrated in steady-state mode to water-level elevations in 17 wells and in transient mode to drawdowns observed during a long-term aquifer test in the mine area. During calibration, adjustments were made to horizontal and vertical hydraulic conductivities, specific storage and specific yield, the spatial distribution of recharge, heads and hydraulic conductivities in the general head boundary cells, and the hydraulic conductivities of the horizontal flow barriers.

24.1.2.2         Groundwater Model Predictive Simulations

Predictive simulations were used to evaluate potential mine dewatering scenarios as part of efforts to identify the most effective water management methods for the proposed mine operations. The model simulated transient, step-wise development of the Los Gatos mine over a period of approximately 12 years, including construction of the decline that was in progress when the model was developed. The model was set up with 50 stress periods of 91.31 days representing active mining, one preceding stress period of 150 days representing the ongoing pumping of dewatering well PW15-01, and a final stress period of 1,000 years representing the time following mine closure.

MODFLOW drain boundary conditions were assigned to model cells intersected by the mine tunnels. The drain elevations were set equal to the mine tunnel elevations. The drains in the areas mined during each stress period were activated at the start of the respective stress period and remained active until mining was completed in that area. Drains representing access ramps were activated in segments according to the construction schedule for the ramps and were deactivated in segments as mining was completed at or below the lowest elevation of each ramp segment.

The model first simulated groundwater inflow to the mine under a scenario in which dewatering would be by pumping from strategically-located sumps within the mine. The rate and volume of groundwater inflow to the mine under that scenario indicated that interception of groundwater before it entered the mine, thereby reducing the amount of water that would require treatment or storage, would be preferable to pumping the water directly from the mine.

Twelve additional scenarios simulated the mine and from one to 20 dewatering wells that would intercept groundwater before it reached the mine. The scenario in which 20 dewatering wells drilled to depths slightly deeper than the nearby mine areas were pumped at rates up to 15 liters per second (L/s) was selected as the recommended alternative. Modeled rates of dewatering well pumping and groundwater inflow into the mine under the baseline scenario with no dewatering wells and six other scenarios with dewatering wells (including the recommended alternative) are shown in Figure 24-3. Compared to the scenario with in-mine sumps only and no dewatering wells, the predicted groundwater inflow to the mine was reduced by approximately 40 percent early in the mine life and by 80 to more than 90 percent after the first two years of operation.

Figure 24-3: Modeled Dewatering Well Pumping Rates and Predicted Groundwater Inflows for Representative Scenarios

Pumping of groundwater from the dewatering wells and the mine would result in drawdown of groundwater levels in the area. Maximum drawdown in the mine area would be to approximately the elevation of the mine tunnels, and model-predicted drawdowns of 100 meters or more would be generally limited to the area of the mine and ancillary facilities. Because mining would begin at the lowest elevations and progress upward, the dewatering requirements would decrease with time, and the maximum amount of drawdown would occur about half way through the mine life. By the end of mining, the area with 100 meters or more of model-predicted drawdown would be limited to the immediate vicinity of the underground mine development. Post-mining recovery of water levels to near pre-mining water levels was predicted by the model to occur within 20 to 25 years after cessation of mine dewatering.

24.1.2.3                            Groundwater Model Limitations

The regional scale and equivalent porous media assumptions inherent in the numerical groundwater model, as well as unknowns regarding geologic structures and their hydraulic properties in the vicinity of the Project site, may contribute to over- or under-estimation of the long-term groundwater inflow to the mine and may result in prediction of extents of drawdown propagation different from those that will actually occur. The mine inflows and well pumping rates predicted by this model are therefore averages that do not account for extreme high or low flows due to faults, fractures, other local-scale geologic features, or potential flow pathways such as unsealed or incompletely sealed boreholes. Without observations available from actual mine development, uncertainty remains in quantitative estimation of the mine inflows and resulting drawdown. As in many proposed mine operations, this uncertainty will remain until observations made during mine development are compiled, analyzed and incorporated into the model.

24.1.3                                      Mine Dewatering

Dewatering would be conducted with a system of dewatering wells installed from the land surface within and adjacent to the footprint of the underground mine and an in-mine system of water collection sumps from which water would be pumped to the surface. The locations of the 20 dewatering wells simulated by the groundwater model are shown in Figure 24-4. A design for a typical dewatering well is shown in Figure 24-5. The wells would be installed sequentially, with 13 of the wells installed during the initial two years of mining, three subsequent wells installed during the fourth year, and the final three wells installed during the ninth year. The wells would be equipped with submersible pumps with approximately 100-horsepower electric motors.

Figure 24-4: Dewatering Well Locations

Figure 24-5: Dewatering Well Design

Water pumped from the dewatering wells would be piped to a cooling tower that would discharge into a small surge pond. Water for use in mine and mill operations and for consumption at the man camp would be withdrawn from the surge pond, and excess water from the surge pond would be discharged to the arroyo Santo Toribio. A permit would be required from CONAGUA for the discharge, and monitoring of water quality and temperature would be necessary.

24.1.4                                      Dewatering Costs

Total life-of-mine CAPEX costs for the dewatering wells are estimated to be $2,549,049 (with no contingency, excluding pumps and excluding existing well PW15-01). Details of the mine dewatering infrastructure costs can be found in Section 21.

24.2                                                Geochemistry

24.2.1                                      Waste Rock Characterization

A total of 21 waste rock samples and one ore sample were analyzed by static and kinetic testing methods. Total elemental concentrations exceeded Maximum Permissible Limits (MPLs) for antimony, arsenic, barium, cadmium, and lead. However, these were not leachable. Acid Base Accounting (ABA) indicates that a portion of the waste rock is Potentially Acid Generating (PAG), leading to kinetic testing with the Kinetic Net Acid Generation (NAG) test. This testing indicated a low capacity to generate acid.

The material currently being stockpiled at the site has low capacity to generate an acidic leachate, although some material within this storage facility can potentially generate acid. The proportion of material that can generate acid is low and there is a general lag time before acid is generated. As the material is being stored in a climate with distinct wet and dry rainfall periods, the armoring of pyrite is common in these environments, reducing oxidation potential. There is also some, if limited, acid neutralizing potential, that will reduce the generation of acid leachate.

The potential to generate acid from any given waste unit does appear to have a finite length of acid generation and is not considered to be a long-term closure issue. However, as there is a small percentage of material that can generate acid, it is recommended that a surface water monitoring station be established below the waste rock storage facility. The production of leachate should be monitored and water samples be collected at the beginning and end of the wet season to evaluate leachate generation at the field scale, and to determine whether management is required. Given the location of the waste rock within a drainage, and proximity to the tailings storage facility, collection and disposal of any acidic drainage via pumping to the tailings storage facility, will likely be the most appropriate management strategy, if required.

From a closure perspective, the results indicate that long-term acid generation is unlikely. Collection of surface water samples, as described above, will be used to evaluate this condition. Given the low likelihood of acid generation, a soil and vegetative cover should suffice at closure.

24.2.2                                      Tailings Characterization

Tailings material to be placed within the designated tailings storage facility (TSF) are processed via the INCO process that involves the addition of sulfide dioxide and air, with a copper catalyst, for cyanide destruction. A variety of samples of pre- and post-cyanide destruction material was analyzed by static and kinetic testing methods.

Total elemental concentrations exceeded MPLs for antimony, arsenic, barium, and lead. However, these were not leachable. ABA indicates that a portion of the waste rock is Potentially Acid Generating (PAG), leading to kinetic testing with the Kinetic Net Acid Generation (NAG) test. This testing indicated a low capacity to generate acid.

Kinetic testing supports the low capacity to generate acid, with leachate pH circum-neutral to alkaline. Static and kinetic data indicates that metal leachate generation also appears to be low. Although TCLP testing indicates the potential for some lead leachate generation, the kinetic data indicates that lead leachate above MPL will not occur during operation and closure. Kinetic data does indicate the potential for cadmium discharge at closure once draindown has been completed. However, on balance with all the available data, this is considered to be low probability and risk.

24.3                                                Surface Water Hydrology

The objective of this report is to provide the surface water hydrology and water management basis of design for the Tailings Storage Facility (TSF) at MPR’s Los Gatos Project. This study was developed using site geotechnical investigations and weather data from adjacent meteorological station 80571. Water management will be designed in accordance with NOM-141-SEMARNAT-2003 (Procedure for Characterizing Mine Tailings and Criteria for the Characterization and Preparation of the Site, Project, Construction, Operation, and Post Operation of Mine Tailings Dams), NOM-011-CNA-2000 (Water Resource Conservation-Que) and the dam safety standards set forth by CONAGUA. Additional guidance was provided by Joel Hernandez-Bedolla, who authored Estudio Hidrológico Superficial, Subterráneo e Hidráulico “Los Gatos” Satevó , Chihuahua.

(1) Located 5-kilometers East of Los Gatos, 32-year period of record

24.3.1     Methodology

Design hydrology for the Los Gatos site was evaluated using the SCS curve number method to model losses to soils and specify unit hydrograph transformation. The SCS method relies on basin characteristics, design storm rainfall depths and temporal distribution to calculate volumetric flow rates. The Los Gatos Project site is situated in the Humid Hydrologic Zone, exhibiting sloped to mountainous topography. The Probable Maximum Precipitation (PMP) event will be used as a basis of design for the TSF spillway and diversions and the 1,000-year event will be used as a design basis for the Mill channel(2). The TSF ultimate embankment height would measure up to 39-meters, resulting in a categorization as High (“Mayor” – reference Table 24-1, below) dam size classification(3). As such, the spillway will be designed based on a storm equal to or greater than the 10,000-year storm. For the purposes of this study, the PMP will be used. Hydrology for the site was computed using HEC-HMS software and applying input parameters discussed herein.

Table 24-1: CONAGUA Design Storm Requirements for Impoundments

Source: CONAGUA Manual para el Control de Inundaciones Table 4

24.3.1.1       Basin Characteristics

24.3.1.1.1    Soils

Site soils were categorized using the Soil Conservation Service (SCS) and NOM-011-CNA-2000 methods. The SCS method relies on a curve number, whereas NOM-011-CNA-2000 relies on a runoff coefficient, Ce. Each parameter is indicative of infiltration capability and resulting runoff, but is applied differently.

Geotechnical samples collected within and above TSF indicate exposed, weathered bedrock mixed with higher infiltrative (higher porosity) soil groups. Dominant soil types are shown in Figure 24-6.

(2) Personal communication with Joel Hernandez-Bedolla September 15, 2016.

(3) CONAGUA Manual para el Control de Inundaciones Table 4

The dominant soil type and resulting hydrologic soil group as described for use in the SCS runoff method is shown for each region below.

•                  TSF North Region. Well graded sands with exposed and weathered bedrock. Overall Hydrologic Soil Group D.

•                  TSF Paleo Channels Region. Sand with silt and gravel (Hydrologic Soil Group A/B)

•                  TSF South Region. Silty gravel with sand and bedrock (Hydrologic Soil Group C/D)

The hydrologic soil group describes the runoff potential for a particular soil type and is defined below by the SCS in USDA Technical Release 55.

Table 24-2: TR-55 Hydrologic Soil Groups

Hydrologic Soil Groups

Group A is sand, loamy sand or sandy loam types of soils. It has low runoff potential and high infiltration rates even when thoroughly wetted. They consist chiefly of deep, well to excessively drained sands or gravels and have a high rate of water transmission.

Group B is silt loam or loam. It has a moderate infiltration rate when thoroughly wetted and consists chiefly or moderately deep to deep, moderately well to well drained soils with moderately fine to moderately coarse textures.

Group C soils are sandy clay loam. They have low infiltration rates when thoroughly wetted and consist chiefly of soils with a layer that impedes downward movement of water and soils with moderately fine to fine structure.

Group D soils are clay loam, silty clay loam, sandy clay, silty clay or clay. This HSG has the highest runoff potential. They have very low infiltration rates when thoroughly wetted and consist chiefly of clay soils with a high swelling potential, soils with a permanent high water table, soils with a claypan or clay layer at or near the surface and shallow soils over nearly impervious material.

Source: USDA Technical Release 55

Upland soils of the TSF are assumed to be similar in character to the samples collected within the TSF footprint. Given the dominant C/D and D soils types, and considering the Los Gatos site is a desert landscape, an SCS curve number of 86 was assigned to the TSF uplands. These curve numbers will be used within calculations discussed in Section 24.3.1.3.

NOM-011-CNA-2000 sub-divides soils into one of three hydrologic types, similar to the table presented above. The NOM-011-CNA-2000 table is presented below.

Table 24-3: NOM-011-CNA-2000 Hydrologic Soil Type and K Values as a Function of Soil Use

Soil Type	Characteristics
A	Permeable soils such as sands or loess
B	Moderately permeable soils, more compact than Soil Type A
C	Nearly impermeable soils, such as a thin layer of sand or loess underlain by an impermeable layer or clay

	Soil Type
Soil Use	A	B	C
Fallow, uncultivated or bare	0.26	0.28	0.3
Cultivated
Row crops	0.24	0.27	0.3
Rotated crops	0.24	0.27	0.3
Grains	0.24	0.27	0.3
Pastures
Minor	0.14	0.2	0.28
Regular	0.2	0.24	0.3
Excessive	0.24	0.28	0.3

	Soil Type
Soil Use	A	B	C
Forest
Greater than 75 Percent Cover	0.07	0.16	0.24
50 to 75 Percent Cover	0.12	0.22	0.26
25 to 50 Percent Cover	0.17	0.26	0.28
Less than 25 Percent Cover	0.22	0.28	0.3
Urban	0.26	0.29	0.32
Roads	0.27	0.3	0.33
Permanent Pasture	0.18	0.24	0.3

Source: NOM-011-CNA-2000 Table 1

Overall, the upland areas above the TSF would be classified as soil type C. Given the land use would be categorized as fallow, uncultivated and/or bare, the resulting K value would be 0.30. For K values greater than 0.15, the rainfall-runoff coefficient, Ce, is calculated as follows:

Ce = K*(P-250)/2000 + (K-0.15)/1.5	Equation 1

Where

Ce = runoff coefficient

K = soil coefficient

P = annual precipitation (mm)

Application of the runoff coefficient will be discussed in greater detail in Section 24.3.1.3.2.

24.3.1.1.2      Vegetative Cover

Vegetation is characterized by a semi-desert landscape, with typical low brush vegetation in the slopes including lechuguilla, sotol, ocotillo, yucca, sage, bear grass, and other types of indigenous grasses. Larger brush and trees are common along the main watercourses, with the presence of oak, cypress, poplar, cottonwood, huizache, and mesquite, among others. Vegetative cover is low to moderate, with sparser occurrence in the vicinity of the TSF, as shown in Figure 24-7. The presence of vegetation serves to reduce the curve number by interception of rainfall, either by interception on the canopy (leaf surfaces) or plant litter on the ground.

Figure 24-7: Site Photo Showing Vegetative Cover

24.3.1.1.3      Contributing Areas

Basin areas contributing to the TSF were delineated within AutoCAD Civil 3D and are summarized in Table 24-4.

Table 24-4: Basin Areas

Contributing Area
Basin	(km2)
TSF Diverted Uplands	1.15
TSF Un-diverted Uplands	0.38
TSF	0.65
Mill Diverted Uplands	0.21

24.3.1.1.4      Lag Time

Time of concentration(4) was calculated for the uplands above, and within, TSF. Transformation of excess precipitation to direct runoff using the SCS unit hydrograph method requires calculation of lag time(5). For ungauged basins, lag time (tlag) is computed as a function of the time of concentration (tc), as follows:

tlag = 0.6tC	Equation 2

Lag times are summarized below. Short times of concentration and associated lag times result in more rapid conveyance of storm runoff to diversion channels and spillways. Given steep terrain and short flow paths, lag times associated with and natural areas occurring above the Mill were all set to 3.6 minutes (the minimum recommended value).

Table 24-5: Lag Times

Lag Time
Basin	(minutes)
TSF Diversion	6.1
Mill Diversion	3.6
TSF Un-diverted	9.9

24.3.1.2         Design Storms, Typical Rainfall and General Meteorology

Design storms have been calculated previously within the Hidrológico Botadero report and by statistical evaluation of the 8057 meteorological gauge. The 8057 gauge is maintained by CONAGUA and was selected due to its favorable proximity to the site; it is located 5-kilometers to the East. Additionally, the period of record for the gauge spans 32 years and the data are of good quality. The design storm rainfall depths are summarized in Table 24-6.

Table 24-6: Design Storms

Return Period	Precipitation Duration	Total Precipitation
(year)	(hour)	(mm)
2	24	40
5	24	49
10	24	55
25(6)	24	61
50	24	67
100	24	72
500	24	83
1,000	24	88
PMP(7)	24	216

(4) The time required for rainfall occurrence at the most hydrologically remote point in the basin to report to the outlet

(5) Defined as the delay between peak precipitation and peak discharge

(6) Calculated by Tetra Tech using Gamma, Log Pearson III and Extreme Value I methods

(7) Calculated by Tetra Tech using Hershfield method

Additionally, the Probable Maximum Precipitation (PMP) of 216 mm was calculated using the Hershfield (1965) method.

The minimum, average and maximum monthly total rainfall(8) is presented in Table 24-7, for reference. The greatest observed rainfall occurring over a 24-hour period during the period of record was 61 mm, occurring August 23, 1965.

Table 24-7: Minimum, Average and Maximum Total Monthly Rainfall for Los Gatos Site

	Minimum Monthly	Average Monthly	Maximum Monthly
	Precipitation	Precipitation	Precipitation
Month	(mm)	(mm)	(mm)
Jan	0	9	38
Feb	0	9	38
Mar	0	5	45
Apr	0	5	33
May	0	11	66
Jun	0	42	171
Jul	30	110	230
Aug	20	123	237
Sep	8	94	246
Oct	0	25	106
Nov	0	10	42
Dec	0	12	79
Total	58	454	1331

With the exception of precipitation, meteorological data have been collected on site from January 2012 to present. Throughout the year, the general wind direction is West to Southwest. Wind velocities are highest in April and May, at 2.0 and 2.1 m/s, respectively. Given the nearest populated area is located approximately 6 kilometers to the Southeast; fugitive dust is not expected.

(8) Pivot table on data from Estaciones Climatologicas meteorological station 8057

24.3.1.3                            Design Storm Runoff

The SCS curve number method was used to determine the runoff that would occur from the 1,000-year, 24-hour design storm of 88 mm and from the PMP storm of 216 mm. A curve number of 86 was selected for the TSF uplands, assuming fair coverage of desert scrub overlaying soil hydrologic groups C and D and for consistency with the Hidrológico Botadero report.

A curve number of 86 was selected to model the natural upland areas.

The SCS method uses the curve number to compute the initial soil retention capability when the storm begins, and then calculates direct runoff (Q) as follows:

S = 1000/CN - 10	Equation 3

Where

S = maximum soil retention after runoff begins (in)

CN = curve number (unitless)

Equation 4

Where

Q = direct runoff (in)

P = precipitation (in)

0.2S = the initial abstraction, or amount of initial storage in the soil prior to runoff being initiated.

24.3.1.3.1                  Temporal Distribution

The 1,000-year and PMP storms were modeled using an SCS Type II temporal distribution, wherein the greatest rainfall intensity occurs during the middle of the storm, as shown in Figure 24-8.

Figure 24-8: Type II Temporal Distribution (excerpt from Urban Hydrology of Small Watersheds)

HEC-HMS software was used to account for losses to soil and transform the design storms by applying the appropriate unit hydrographs and temporal distributions described herein. Excess runoff was then applied to basin areas to determine total storm volume and flow rate.

24.3.1.3.2                  Average Annual Runoff Volume

In addition to 24-hour design storm runoff rates and volumes, which were calculated using the SCS curve number method, the average annual runoff volume was calculated using the equation from NOM-011-CNA-2000:

Ve = Ce*Vp	Equation 5

Where

Ve = average annual runoff volume

Ce = runoff coefficient (defined in section 24.3.1.1.1)

Vp = average annual rainfall volume

An annual rainfall depth of 454 mm would result in a runoff coefficient of 0.14, using Equation 1. The rainfall and coefficient were applied to the basin areas summarized in Table 24-8 resulting in the following annual runoff volumes:

Table 24-8: Average Annual Runoff Volume

Average Annual
Runoff Volume
Basin	(1,000 m3)
TSF Diverted Uplands	73
TSF Un-diverted Uplands	23
TSF	41
Mill Diverted Uplands	13

24.3.1.4                            TSF Stage-Storage-Area

Stage-storage relationships for the TSF is presented in Figure 24-9 graphically; all surface area within each dam is assumed to be water. The PMP was modeled as a storm event occurring onto diverted and un-diverted uplands, and onto the TSF pond surface(9). At the time of the storm, a freeboard of 2-meters was assumed between the TSF embankment crest and the pool water surface elevation. An emergency spillway for the TSF was modeled with a sill elevation equal to the pool water surface. The majority of the PMP was accommodated by the 2-meter freeboard, prior to activation of the emergency spillway. Given the large pond surface areas, depth of flow within the emergency spillway was noted to be minor. Results of the hydrologic analysis are presented in greater detail within the following section.

Figure 24-9: TSF Stage Storage

(9) Conservatively, the ultimate condition was modeled

24.3.1.5                            Stormwater Conveyance Structures Basis of Design

HEC-HMS results are summarized in Table 24-9.

Table 24-9: Source of Basis of Design

Water Management	Design	Storm Volume	Storm Discharge	Guidance for
Structure	Storm	(1,000 m3)	(m3/s)	Design Storm Selection
TSF South Diversion	PMP	199.2	76	Personal communication with Asesores en Impacto Ambiental y Seguridad (ASI); NOM-141-SEMARNAT-2003
Mill Diversion	1000-year	11.1	4.9	Personal communication with ASI
TSF Emergency Spillway	PMP	28.6	0.5	NOM-141-SEMARNAT-2003, (Comisión
				Nacional del Agua (CONAGUA)
TSF East Diversion	PMP	210.3	80.9	Personal communication with ASI;
				NOM-141-SEMARNAT-2003

Additionally, 2 meters of freeboard must be maintained from the TSF embankment crest over water(10).

24.3.1.6                            Results

The peak flow rates were input into FlowMaster, a hydraulic calculation package, to estimate channel dimensions (refer to Table 24-10) and evaluate channel stability (refer to Table 24-11). Diversion channels and spillways are assumed to be earthen lined and armored as needed using riprap or similar lining, with the addition of energy dissipaters or other erosion controls in steeper segments exhibiting velocities greater than 1 m/s. For the capacity and stability calculations, a robust 12-inch D50 riprap lining (roughness equal to 0.078) was assumed throughout.

Table 24-10: Estimated Stormwater Conveyance Structure Dimensions, Capacity Analysis

		Bottom			Excavation
Water Management		Width	Depth(11)	Length	Volume
Structure	Description	(m)	(m)	(m)	(1,000 m3)
TSF South Diversion	trapezoidal channel	4	3.5	2,206	135.4
Mill	trapezoidal channel	2	1.4	678	9.8
TSF Emergency Spillway	trapezoidal channel	2	0.4	176	0.8
TSF East Diversion	trapezoidal channel	4	2.6	646	28.2

(10) Per table 5.6.13 of NOM-141-SEMARNAT-2003

(11) Does not include 30-centimeters of freeboard

Table 24-11: Channel Slopes and Velocities, Stability Analysis

	Minimum	Minimum	Maximum	Maximum
Water Management	Slope	Velocity	Slope	Velocity
Structure	(%)	(m/s)	(%)	(m/s)
TSF South Diversion	1	2.0	1	2.0
Mill Diversion	2	1.68	17	2.9
TSF Emergency Spillway	2	0.83	18.5	1.8
TSF East Canal de Desvío	4	3.42	22	6.4

The freeboard assigned to each channel is a function of the discharge it conveys; freeboard criteria are shown below.

Table 24-12: Freeboard Criteria

Discharge	Freeboard
(m3/s)	(cm)
0 - 0.5	15
0.5 - 1	20
1 - 3	25
3 - 10	30
10 - 20	35
20 - 40	40
40 - 60	50
60 - 100	60

The diversion channels will be constructed for the ultimate TSF footprint. Preliminary modeling shows the TSF emergency spillway conveys minimal flows during the PMP event for a starting water surface elevation of 1638, or 2-meters below the crest of the dam. This elevation was also assigned to the spillway sill. However, a 2-meter wide emergency spillway is assumed for conservatism. Channels will be constructed by excavation and windrowing, to and will include energy dissipaters as needed to mitigate erosion and discourage high velocities.

The longitudinal profiles for each channel were evaluated for stability. For channels constructed in sandy regions, segments exhibiting a maximum velocity greater than 1 m/s will be designed to include drop structures, riprap lining or other energy dissipation to reduce erosion potential. Channels constructed in weathered bedrock dominated zones will be evaluated on a case-by-case basis.

Refer to Figure 24-10 for typical channel section views. The freeboard shown for each channel is consistent with freeboard criteria presented in Table 24-12; dimensions are based on the capacity and stability evaluation.

24.4                                                Site-Wide Water Balance

24.4.1                                      Introduction and Discussion

Tetra Tech prepared a site wide water balance model for the Minera Plata Real (MPR) Los Gatos project for a life of mine (LOM) of 11 years.

Model parameters included data from the mine planners, process engineers, geotechnical engineers, hydrologists and hydrogeologists. Model parameters and their sources are summarized below in Table 24-13. Refer to the Attachments for the schematics showing water management on site.

Table 24-13: Model Parameters and Source

Parameter	Value	Source
Production (tonne/day)	2,500	Stantec
Tailings to TSF/paste	60/40	Minera Plata Real
Specific gravity of tailings solids	2.69	SGS: process mass balance dated 19Sept2016
Percent slurry solids by weight	54.7%	SGS: Design Criteria
Deposited tailings specific weight (kN/m3)	15.4	rheology test results
Deposited tailings dry density (tonne/m3)	1.5	rheology test results
Pan evaporation coefficient	0.7	typical value for region
Probable Maximum Precipitation (mm)	216	Tetra Tech; Hershfield method applied to
CONAGUA 8057 gauge
Ultimate Embankment crest elevation	1637	Tetra Tech
(m, MSL)
Embankment Freeboard Over Water (m)	2	NOM-141-SEMARNAT-2003
(humid hydrologic zone)
TSF Ultimate Footprint (m2)	651,360	Tetra Tech
Plant Availability	92%	SGS: Design Criteria
Target Mill Feed (tonne/hr)	113.2	SGS: process mass balance dated 19Sept2016
Target Reclaim from TSF (m3/hr)	27.8	SGS: process mass balance dated 19Sept2016
Target Raw Water Demand (m3/hr)	50.4	SGS: process mass balance dated 19Sept2016
Mine Water and Well Water (L/s)	Time series	Tetra Tech groundwater model with amplified
stress periods
Potable/domestic demand (L/person/day)	80	International Finance Corporation paper on
Mine Worker Accommodation
Personnel Construction Phase; Personnel	600; 400	Estimate provided by SGS
Mining Operations Phase
Precipitation and Evaporation Data	Time series	CONAGUA Gauge 8057
Runoff Coefficient	0.138	Calculated per NOM-011-CNA-2000

To model mining and processing operations, the water balance was set for an assumed start date July 1, 2019 and an assumed end date of August 15, 2029, with one additional year for dewatering operations at closure, for a total duration of 11.6 years. The model was run in a stochastic manner on a daily time step for 100 realizations, or equally likely scenarios.

Prior to July 1, 2019, site water demand would be comprised entirely of domestic usage by construction contractors. It is assumed that up to 600 personnel would occupy the site during pre-mining construction phase.

Post-mining would occur from August 15, 2029 onwards. During this time, water demand would be approximately zero. Interceptor wells and mine dewatering would still occur, such that underground workings could be dismantled and removed, and portions of the surface infrastructure could be moved into the decline for final storage. Refer to the Closure Plan for additional discussion of closure and reclamation.

This section serves to discuss the approximately 11-year mining and operations time period, including model components, results, conclusions and recommendations.

24.4.2                                      Model Components

The water balance tracks inputs and outputs from reservoirs, to calculate change in storage. The reservoir elements within the Los Gatos model is the TSF pond. The interceptor well field was not modeled as a reservoir; however, inflows and outflows were tracked over time. Last, slurry delivery as paste backfill was not tracked for this study.

Water and solids were tracked separately within the TSF. Solids associated with the slurry accumulated over time and were assigned no pathway for removal during operations. Water was allowed to enter and exit the TSF, such that the following simple water balance equation would be satisfied:

Inflows – Outflows = ΔStorage	Equation 1.

Inflows, outflows and storage will be presented in greater detail below.

24.4.2.1                            Meteorology

CONAGUA gauge 8057 was used as a basis for model rainfall and evaporation. Daily rainfall was determined by a random, month-based lookup from the 8057 gauge time series. Given that the 8057 gauge only collected evaporation data for one year, daily evaporation rates were identical for every year modeled. Pan evaporation data were converted for use by applying a factor of 0.7. Net positive rainfall was calculated prior to runoff calculations as follows:

Net rainfall = precipitation – converted pan evaporation	Equation 2.

Net rainfall (and resulting runoff) was set to zero for days where evaporation exceeded rainfall.

24.4.2.2                            TSF Inflows

Water inflows to the TSF include precipitation directly onto pond surfaces, minor un-diverted runoff from upland basins, slurry water and mine water that is pumped from the underground workings for storage. Mine water is comprised of water that is not intercepted by wells in addition to water used for drill cooling, dust suppression and other underground activities. Water would be used underground at a rate of 15 L/s(12). The mine water time series from the adjusted groundwater model is presented in Figure 24-11, as is the constant rate of underground use.

Figure 24-11: Mine Water and Underground Use Water Time Series

The percentage of rainfall that becomes runoff was calculated using NOM-011-CNA-2000 by applying a runoff coefficient of 0.13. Development of the runoff coefficient for the Los Gatos site is discussed in greater detail within the Hydrology Report. Runoff from un-diverted upland basins and precipitation occurring directly onto the TSF pond surface contribute to inflows.

Sixty percent of the total slurry is delivered to the tailings dam, and the remaining 40 percent is placed underground; slurry water enters the tailings dam at a rate of 14 L/s, and slurry solids enter at a volumetric rate of 11 L/s.

(12) Stantec, personal communication

24.4.2.3         Well Field Inflows

The Los Gatos wells intercept water at a rate shown in Figure 24-12, which was prepared by lengthening the stress periods for the original Los Gatos groundwater model to attain a LOM of 11 years. The extracted water typically exhibits a temperature between 50 and 65 degrees Celsius and must be cooled to 40 degrees Celsius prior to use or discharging to the Santo Toribio River. Cooling of the well water is discussed in greater detail within Groundwater Cooling Assessment (Tetra Tech, 2016).

Figure 24-12: Well Water Time Series

24.4.2.4                            TSF Outflows

Water exits the TSF as evaporation and reclaim. Water is reclaimed to the mill at an approximate rate of 7 L/s and is delivered to the zinc circuit only.

The TSF was modeled as a lined facility. Seepage loss from the TSF into the overdrains was not modeled as part of this study.

24.4.2.5                            Well and Domestic Water

Well water has exhibited acceptable water quality(13) and would only require cooling prior to use. It would therefore serve as a good source for process makeup water (19 L/s, typical), underground usage (15 L/s, typical) and domestic water demand (0.4 L/s, typical). Any water in excess of these demands would be released once it has cooled to within discharge limits.

Domestic wastewater is assumed to be treated by a package plant prior to release. Ninety percent of the domestic water demand is assumed to be converted to wastewater that must be treated prior to discharge to the environment.

24.4.2.6                            TSF Stage-Storage-Area Relationships

A series of stage-storage-area tables were developed within AutoCAD Civil 3D to reflect the evolution of the TSF pond over time, as accumulation occurred. The following single-variable lookup tables were developed for use within the model: tailings elevation as a function of accumulated volume and pond area as a function of water elevation against the dam. The tables provided the basis for freeboard evaluation and evaporation loss calculations.

24.4.3                                      Results

24.4.3.1                            TSF Results

Model results indicated that by the end of the LOM, TSF would store a total volume of 7.78 Mm(3).

Accumulation of solids and water within the TSF is presented in Figure 24-13. The embankment raise schedule is presented in Figure 24-14, assuming a starter phase 1 dam crest of 1,622 masl. The schedule is also shown below. The TSF supernatant pond reaches an elevation of 1636 masl at the end of the LOM.

Table 24-14: TSF Embankment Raise Schedule

Height
Date	(m, MASL)
Starter Phase 1	1622
8/1/2020	1627
12/31/2021	1632
06/21/2024	1635
08/06/2026	1640

(13) Compiled lab reports provided by Tetra Tech Groundwater Team on September 27, 2016.

Figure 24-13: TSF Solids and Water Accumulation

Figure 24-14: TSF Embankment Raise Schedule

24.4.3.2         Well Results

Over the life of the mine 18.4 Mm(3) of cooled well water would be used on site and 32.2 Mm(3) would be discharged. Refer to Figure 24-15 for well extraction, use (includes process freshwater makeup, underground use and domestic) and discharge rates over the life of the mine. From years 2027 to 2028, water demand appears to exceed well delivery rates. However, the dewatering well pumping rates in the groundwater model were selected on the basis of dewatering needs, and did not specifically take into account the on-site water demand. The periods of higher demand coupled with lower well productivity would therefore be optimized in future modeling iterations. No freshwater deficiency is expected for the site.

Figure 24-15: Well Water, Use and Discharge

24.5                                                Tailings Management

This report utilizes the conventional slurry tailings storage facility (TSF) method which involves the deposition of slurry tailings from the process plant by using a pump and tailings distribution pipeline along the crest of the TSF through pressure rated high-density polyethylene (HDPE) pipelines. The TSF facility is considered to be feasible for the Project due to the following:

•                  The TSF facility site provides the best location to hold the required storage capacity.

•                  Allows the use of waste rock during the construction of the facility minimizing or removing the need of a waste rock storage facility.

•                  Allows for the storage of additional water from the underground mine operations.

The feasibility level design of the TSF allows for a life of mine (LOM) of 11 years, and the storage of approximately 4.9 million tonnes (Mt) or 3.3 million cubic meters (Mm(3)) plus the 4.5 Mm(3) additional water produced during the mine operations for a total capacity of 7.8 Mm(3) taking into account a 2-meter freeboard.

The ultimate TSF would be constructed in four stages using downstream construction methods as shown in Figure 24-16 and Figure 24-17. These stages will be constructed with upstream slopes of 2H:1V and downstream of 2.5H:1V (horizontal:vertical). A 15-m wide bench shall be constructed on the crest of each preceding construction stage with a maximum crest elevation of 1,638 masl.

Tailings containment will be achieved using a combination of factors and engineering controls such as the incorporation of a 1.5 mm (60mil) high-density polyethylene (HDPE) geomembrane liner over the impoundment area. This liner will be combined with a series of underdrains and overliner drains to help manage water under and above the liner system. The water collected form these systems will be collected in a series of collection ponds located downstream of the TSF. Additional to the drain systems, water will be managed with the incorporation of surface water diversion channels and a spillway, which are discussed in Sections 24.3 and 24.4 of this report.

In general, the liner shall extend along the base of the impoundment as well as the upstream slope of the embankment and shall be anchored along the edges of the current construction stage. The impoundment configuration of the TSF will consist of (from top to bottom):

•                  tailings and water;

•                  overliner drainage;

•                  1.5 mm HDPE geomembrane liner;

•                  geotextile;

•                  liner bedding material (0.5 m thick along the embankment and 0.15 m along the basin floor); and

•                  underdrain system.

24.5.1                                      Topography

Per NOM-141-SERMANAT-2003, “Table 2” any slope grade steeper than approximately 18% is considered Mountainous Land. The topography of the site can be classified as “Mountainous Land” as some of the steepest slopes for the TSF were 18 % and 23%.

24.5.2                                      Site Seismicity

The Mexican Servicio Sismológico Nacional has divided the republic into four seismic zones (http://www.ssn.unam.mx/website/jsp/region_sismica_mx.jsp) based on the catalog of earthquakes that occurred during the last century, great earthquakes mentioned in historical records, and ground motion records of some of the larger events of this century. The resulting seismic hazard map for Mexico places the Project site within Zone B, an intermediate zone where infrequent earthquakes have been recorded but peak ground accelerations do not exceed 70% of the acceleration of the soil. Zone B is called the “Penesísmica” region, with a peak ground acceleration (PGA) range of 0.8 to 1.6 m/s(2) (approximately 0.08g to 0.16g) for 10 percent probability of exceedance in 50 years. The site is located on the border of Seismic Zones A and B; in order to be conservative for the purposes of this design, it is assumed that the site is located in Seismic Zone B (Figure 24-18).

For structures, such as the TSF, which present a significant hazard for damage to the environment, the structure should be capable of tolerating displacements from a maximum credible earthquake (MCE) without catastrophic loss of tailings or supernatant, although limited damage to the structure may take place. This approach is consistent with current International Commission of Large Dams (ICOLD) (Wieland, 2005) and Federal Emergency Management Agency (FEMA) (2005) guidelines for seismic stability, which indicates that “significant structural damage is accepted” for maximum earthquake ground motions although no uncontrolled release from the reservoir shall occur. The deterministic seismic hazard evaluation for the project indicates a maximum site PGA of 0.18 acceleration due to the earth’s gravity (g) for stiff soil/soft rock conditions at the site for the assumed background event MCE of moment magnitude

(Mw) of 6.5 at a source-to-site distance of 12 km. Relative to published results of probabilistic ground motion estimates, this represents a conservative level of ground motion with a recurrence interval much greater than 10,000 years.

Figure 24-18: Seismic Regions of Mexico

24.5.3              Surface Water Hydrology

Based on Per NOM-141-SERMANAT-2003, the Project site is situated in the Humid Hydrologic Zone (Figure 24-19) and exhibits mountainous topography. For the design, the hydrology of the TSF area was evaluated using the (Soil Conservation Service) SCS curve number method to model losses to soils and specify unit hydrograph transformation. The SCS method relies on basin characteristics, design storm rainfall depths and temporal distribution to calculate volumetric flow rates. Additional information on surface water hydrology calculations can be found in Sections 24.3 and 24.4.

Figure 24-19: Hydrologic Zones of Mexico

24.5.4                                      Site Investigation & Site Conditions

The geotechnical investigation for the TSF location was based on a siting study performed between June 24 and 26, 2016. Upon completion of the siting study, the investigation was geared towards two main sites and the identification of potential borrow areas.

24.5.4.1                            Surface and Subsurface Conditions

In general the TSF soil profile can be described as shallow. In areas where soil is present, it typically consisted of 0.5 to 2.0 meters of silty sand (SM) and clayey sand with gravel (SC). Upstream of the TSF, silty gravel with sand (GM) and sand with clayey sand (SP-SC & SW-SP) was encountered. At the North end of the TSF, approximately 100 meters from the embankment toe, silty sand (SM) with gravel was encountered up to 19 meters in depth. This deeper soil deposit may be attributed to the close proximity of the Los Gatos fault line. In areas along the foundation of the TSF, areas of exposed slightly weathered bedrock were visible with little or no topsoil. Below the soil horizon, slightly weathered and highly fractured rock was encountered. Typically this layer is approximately one meter to 10 meters thick, depending on the location area. Below this layer, fresh bedrock was encountered. This rock is generally described as Andesite and Rhyolite. In addition, some boreholes Northwest and Southeast of the TSF encountered a potential shear zone consisting of moderately weathered rock with clay infilling.

24.5.5                                      Borrow Material

The potential borrow areas for investigation were identified by MPR. They are located North of the proposed TSF embankment across the Santo Toribio River in areas of epiclastic sedimentary deposits. Test pits in the potential borrow areas encountered silty gravel to clayey gravel to clayey sand with gravel (GC-GM & SC-GM). The typical depth of soils in the test pits were approximately two meters. Weathered bedrock was encountered below the soils. The material is suitable for the purposes of construction, but additional investigation to confirm is required. The location of the investigated areas can be found in Los Gatos Project Tailings Storage Facility & Waste Rock Facility Feasibility Design Report.

24.5.6                                      Tailings Dam Design

The TSF is designed to accommodate tailings, tailings slurry water and mine water. The capacities of the TSF are presented in Table 24-15. The average dry density of the tailings is 1.5 tonnes/cubic meter (t/m3) as stated by laboratory testing performed by SGS Vancouver. Based on this design, the TSF is estimated to hold approximately 4.9 Mt (3.3 Mm3) of dry tailings. The facility is also designed to accommodate 4.5 Mm3 of additional mine water. Figure 24-20 shows the TSF storage curves over time. The water capacity changes over time due to evaporation and reclaim of water from the TSF (see the Water Balance report).

Table 24-15: TSF Capacities of Water & Tailings

	Crest	Total
Description	Elevation (masl)	Capacity (Mm3)
TSF	1,638	7.78

Figure 24-20: TSF Tailings & Water Storage Curve

24.5.7                                      Staged Construction

The footprint of the proposed TSF will be stripped, grubbed and compacted (if soil) to establish a competent foundation for the facility. The ultimate TSF will be built in four stages using downstream construction methods. These stages will be constructed with upstream slopes of 2H:1V and downstream of 2.5H:1V (horizontal:vertical). A 15-m wide bench shall be constructed on the crest of each preceding construction stage with a maximum crest elevation of 1,638 m, and a maximum capacity of 7.8 Mm(3), taking into account a 2-meter freeboard. Stage 1 (starter) will be constructed in two phases, phase 1 will be constructed to an elevation of 1622 m primarily from available waste rock and then finished with embankment fill. The embankment crest was reduced only for the starter phase 1 to 9.2 meters wide to maximize use of waste rock. The construction cost of the embankment with waste rock is considerably less and allows increased stability. The starter phase 2 will be the constructed to the crest elevation of 1,627 m from embankment fill. The embankment fill consists of material from on-site borrow sources with a Unified Soil Classification System (USCS) classification of silty sand to silty gravel (SM to GM), with some clayey sand with gravel (SC). After completion of the starter phase 1, construction on the starter phase2 will start immediately, as phase 1approximately allows for one year of storage. The other three stages are planned to be constructed in a single phase.

24.5.8                                      Liner Design

As presented in Section 24.5.7, the TSF impoundment has been designed with a 1.5 mm (60mil) high-density polyethylene (HDPE) geomembrane liner. The liner shall extend along the base of the impoundment as well as the upstream slope of the embankment and shall be anchored along the edges of the current construction stage. The liner will be underlined by liner bedding soil and geotextile. The impoundment of the TSF will consist of (from top to bottom):

•                  HDPE geomembrane liner;

•                  Geotextile; and

•                  liner bedding material (0.5 m thick along the embankment and 0.15 m along the basin floor).

24.5.9                                      Tailings Delivery System

Tailings from the process plant will be pumped to a tailings distribution pipeline along the crest of the TSF through pressure rated high-density polyethylene (HDPE) pipelines ranging from 15 to 20 cm , at a nominal solids content of 54.7% by weight. The tailings distribution systems will consist of a header and manifold system with controlled discharge of tailings through multiple spigots connected to a peripheral tailings distribution header pipeline. The extent and location of the supernatant pond within the impoundment shall be controlled by selective operation of the spigots such that the pond location is constrained to the South central area of the impoundment away from the embankment faces at all times during operation. The tailings deposition system memorandum can be found in Los Gatos Project Tailings Storage Facility & Waste Rock Facility Feasibility Design Report.

24.5.10                               TSF Water Collection System

The collection system for the TSF impoundment consists of a network of underdrains and overliner drains for collecting subsurface water within the TSF footprint and tailings pore water drain down, respectively. The various drainage features comprising the collection system are discussed further in the following sections.

24.5.11                               Underdrain System

A network of drains will be installed underneath the geomembrane liner to collect and convey subsurface water emanating from seeps and springs within the TSF footprint. The underdrains will be installed along the natural drainage channels within the TSF footprint. The drainage network will consist of 4-inch (10 cm) nominal diameter perforated pipe with 5 cm nominal drain gravel placed 40 cm above pipe. A primary underdrain will collect flows from a series of secondary underdrains consisting of 4-inch (10 cm) nominal diameter perforated pipe and gravel wrapped in geotextile. Flows will be collected in the underdrain seepage collection pond located on the East side of TSF details are provided. The water quality of the flow collected in the underdrain collection pond will be monitored regularly and the water will be discharged directly to natural drainages if the measured quality meets discharge standards. If the water quality is not acceptable for discharge it will be gravity fed to the overliner drain system collection pond.

24.5.12                               Overliner Drain System

The overliner drain system will consist of a network of 4-inch (10 cm) nominal diameter perforated HDPE pipes enclosed within a drainage layer wrapped in a non-woven geotextile installed over the geomembrane liner.

The drainage from the system will report to collection sump located on the East side of the upstream slope of the TSF embankment. The water will be transferred from the overliner drain pond located downstream of the TSF using a 2.3 m3/hr (10 gpm) submersible pump. Water collected will be used at the process plant. In the case of upset conditions such as a mechanical failure of the pumps, pumping will cease and water will remain in the TSF until the system is repaired.

24.5.13                               Chimney Drain and Blanket Drain System

The Chimney drain was added to the design as a result of the of the large amount of mine water to be stored within the TSF. The incorporation of these drains helped improve the stability of the embankment in the event of liner failure. The chimney drain consists of a 1.5 m thick layer of drain material with a 0.5 m thick outer filter compatible material. The blanket drain consists of the same material as the chimney drain, but will only contain an upper layer of filter compatible layer.

24.5.14                               Monitoring

A tailings facility operating manual and a monitoring and surveillance plan should be developed. The monitoring plan should include measurements to confirm the condition of the embankment and foundation and the performance of the containment system. Standpipe piezometers and survey monuments will be installed at each stage for ongoing monitoring of the stability and hydraulic conditions of the TSF. Inclinometers and/or other monitoring instrumentation can be installed if severe movement occurs, as visually observed or by survey monument detection.

24.5.14.1                                             Engineering Analyses

For this Feasibility Level Design, the following calculations were performed:

•                  Underdrain sizing

•                  Overliner drain sizing

•                  Collection Pond Sizing

•                  Seepage Analyses

•                  Slope Stability Analyses

Calculations and results are presented in the Los Gatos Project Tailings Storage Facility Feasibility Design Report.

25.                                                       INTERPRETATION AND CONCLUSIONS

25.1                                                Geology and Resources

Project geologic and drill hole data has been collected and analyzed by MPR using industry standard methods and practices and is sufficient to characterize grade and thicknesses of the deposit and to support the estimation of measured, indicated and inferred mineral resources. Although the deposit has been densely drilled, resource expansion potential and project upside exists in the immediate deposit area as well as at identified prospects throughout the land package.

25.1.1                                      Data Verification

The current QA/QC program is adequate and supports the conclusion that data collected and the monitoring of QC data is reliable for the purposes of estimating resources however, additional improvements are required for the QA/QC program to align with industry best practice and facilitate more meaningful QC.

Clerical corrections and optimization of standard reference material is necessary to assess laboratory analytical performance. Standard performance for Ag, Pb, Zn, Au, and Cu are good with few results outside of +/-2 standard deviations of the certified value. To leverage the use of standards, material should be sourced closer to the range of the deposits average grade for Ag, Pb and Zn. Most of the standards used are too low grade Ag, Pb, and Zn.

Field duplicate testing has shown good reproducibility however, current protocols do not adequately test the variability of the deposit within the likely mining areas. Fields duplicates contain too few ore-grade samples chosen from within the vein. The field duplicates that have been analyzed that are above 100 g/t Ag show a similar range of variability as the samples pairs below 100 g/t Ag. Collecting more field duplicates from within the expected mining area will help to evaluate the variability that could be encountered.

In stream blank material analysis for Ag has demonstrated acceptable sample preparation and laboratory performance for Ag, the performance for Pb, Zn, and Cu show many samples with values several times the detection limit, exceedances are not significant in relation to the average deposit grade.

Exceedances could be a result of background levels of Pb, Zn, and Cu in the blank material or a result of contamination from sample preparation or analysis. Because the Ag blank testing has shown few failures, it is possible that the blank material contains base amounts of Pb, Zn, and Cu, however the blank failures often visually correlate with preceding samples of higher-grade.

Umpire (third party) sampling should be conducted to meet industry standard practices to confirm the analyses performed at ALS Chemex.

25.2                                                Mineral Reserve and Mine Plan

25.2.1                                      Mineral Reserve

The mineral reserve for Los Gatos is the economically mineable portion of the Measured and Indicated mineral resource (based on the Tetra Tech block model from April 2016) that can justify economic extraction. The mineral reserve defined herein includes the application of mining factors defined in this report for stope design criteria and dilution and recovery factors. The mineral reserve is then supported by a definitive mine plan that is based on detailed stope layouts.

25.2.2                                      Geomechanical Conclusion

The footwall rock and the ore being of fair to good qualities indicate little issue from a geomechanical point of view. Proper planning and tactical measure such as perimeter blasting, respecting recommended stope size, minimizing capital development excavation size, and installing proposed ground support will mitigate any issued encountered during the development and extraction of the ore. The higher geomechanical risk come from the presence of the Los Gatos fault in the hanging wall, creating a weak rock mass. The weak hanging wall implies potential for dilution or uncontrolled failure of the stopes. This can be mitigated with proper planning, control of the opening size, timely backfilling, and leaving protective pillars between the fault zone and the open stope (as required).

Therefore, based on the available information, there is no geomechanical issue that would impede the extraction of the ore at the Los Gatos deposit.

25.2.3                                      Mine Plan

Based on the deposit geometry and anticipated geomechanical conditions, economic extraction of the Los Gatos resource will incorporate both longhole mining and drift-and-fill mining methods. Modern trackless mobile equipment will be used for all development and mining activities. The existing exploration decline from surface will be extended to provide primary access and delivery of services. The ramp will also be used for haulage of ore and waste from the underground operations.

Preproduction waste development (including the bridge period) is scheduled at 8,044 m (approximately 250 m/month). This is required to establish the mine infrastructure and provide access to the initial stoping areas in the CZ and NWZ. Ongoing waste development to sustain the 2,500 tpd production rate averages approximately 185 m/month during the production period.

The life of mine is scheduled at approximately 2,500 tpd for a total of 10.5 years, with steady-state ore production reached in the first year following the end of the preproduction period (mill startup). Along with the Inferred resources, there are indications of additional resources along strike that, with additional drilling, may increase the mining resource.

25.3                                                Mineral Processing and Metallurgy

The Cerro Los Gatos deposit is a silver, lead, and zinc resource. Lead and zinc occur primarily as galena and sphalerite, respectively. Significant amount of willemite is identified in all tested samples. Lead oxide minerals are also identified in some of the samples, especially from South East zone samples. The existence of lead and zinc oxide minerals impacted their flotation performance.

JK-drop weight and SMC test results show the samples are softer when compared to JKTech database while the SPI test results categorize the samples from moderately soft to moderately hard per SGS database. The Ai and BWI tests results describe the samples as from abrasive to very abrasive and from moderately hard to hard.

Very good lead and silver flotation results have been achieved. The final lead cleaner concentrates of the LCTs averaged 60.9% Pb at 5,404 g/t Ag at average recoveries of 89% lead and 68.7% silver. The zinc cleaner concentrates averaged 54.2% Zn at an average recovery of 66% due to the high willemite content.

The expected grades and recoveries for lead, zinc, and silver to individual flotation concentrates utilized in this report were further investigated by a pilot plant program using material composed of a bulk sample accessed by an underground decline into the orebody. The results of that program are being finalized but preliminary indications generally support the study grade and recovery estimates provided herein. The pilot plant final results will be provided in due course.

25.4                                                Infrastructure

It will be beneficial to the project to expedite the access roads and associated fords over the river early in the project. In addition it is suggested to begin formal meetings with the electrical power company (CFE) and their approved engineering design company (TEPSA) to review the equipment list and horsepower requirements and confirm the final design, cost and routing of the electrical substation upgrade and overland power line.

The Owners camp construction schedule should be coordinated with the employee hiring ramp up schedule to assure adequate space is available on site for employees and consultants.

25.5                                                Environmental and Social Impacts

The impact assessment conducted for the Project is compliant with the approach requested by the LGEEPA and the REIA as detailed below:

•                  Qualify the effect of impacts on the ecosystems, with regards to the relevance of possible effects on their functionality (Article 44, section II of the REIA).

•                  Develop this qualification in context of an ES and an area of influence of the project (Article 12, section IV of the REIA), so that the evaluation refers to both the ES and the PA where the project is intended to be located.

It was found, by the regulations established by the REIA, the ES integrated by the micro basin of the San José River will generate a non-relevant impact for the removal of 390.37 hectares of vegetation. In comparison to the surface area of the ES, these areas represent only 1.93% of the total area, showing the impact is not significant. This ensures the function or continuity of ecosystem processes in the environmental system is not affected.

The conclusions of the environmental impact assessment indicate that the functional integrity of the ecosystems is respected, since the relevant environmental components will not be significantly affected. In the case of species under some category of risk, their areas of distribution are greater than the ES. For water pollution, considered as a relevant impact, it is not planned to discharge process or mining water to natural effluents, even though it is considered to implement water treatment practices to be discharged to the tailings dam, which is built with liner and geo membranes; plus, the recirculation of process water.

The level of conservation of regional biodiversity demonstrates that the project will not cause any species to be declared as threatened or endangered, and the habitat of individuals of flora and fauna will not affect the species, according to Article 35-III, subsection b) of the LGEEPA.

Finally, as a result of the above conclusions the project will not generate significant and/or relevant effects to the ES, such as:

•                  Ecological imbalances;

•                  Damage to public health;

•                  Irreversible effects to the ecosystems of the ES.

In addition, a set of measures designed for the prevention and mitigation of environmental impacts is included within the Environmental Management System (EMS) as part of the company’s commitments to prevent and mitigate the environmental impacts of the Project.

25.6                                                Mine Reclamation

A Closure and Reclamation Plan (CRP) for the Project was develop in support of the Feasibility Study NI 43-101 Technical Report (FS) for mining operations. The CRP includes approaches and plans to address the closure and reclamation of Project-related disturbance in accordance with regulatory requirements discussed in Section 20, with sound scientific and engineering practices, and industry-standard practices for mine closure and reclamation. The CRP also serves as the basis for estimating the cost of closing and reclaiming Project facilities and disturbed areas.

25.7                                                Economic Analysis

The results of the economic analysis indicate positive results on a pre- and post-tax basis for the technical and economic inputs into the pro forma cash model. The pro forma cash flow was done in constant 2016 U.S. dollars and 100% equity (no financing) using end-of-year discounting. The economic results are summarized below:

•                  Mine Life: 12 years;

•                  Pre-tax net present value (NPV7.5%): $241 million; internal rate of return (IRR): 20.4 percent (%);

•                  Post-tax NPV7.5%: $141 million; IRR: 15.9%;

•                  Payback (Post-Tax): 48 months;

•                  Taxes Paid: $176 million; and

•                  Initial project capital of $316 million, sustaining project capital of $212 million, and total project capital of $528 million.

The Project is most sensitive to revenue. Sensitivities to operating and capital costs are closely matched with the project being more sensitive to capital costs.

25.8                                                Groundwater Hydrology/Dewatering

Dewatering of the proposed mine will be necessary because the majority of the mine workings will be below the water table. A system of 20 dewatering wells drilled around the underground mine workings and with well-bottom elevations slightly lower than the mine workings would intercept up to about 90 percent of the potential groundwater inflow to the mine. The estimated maximum pumping rate from the dewatering well system is approximately 200 liters per second. The dewatering wells would also meet the anticipated demand for water supply. The groundwater quality is acceptable for use as domestic water supply and feed for the mill and other mine operations. Groundwater temperatures measured in wells and piezometers in the mine area increase with depth and range from approximately 34°C to approximately 67°C. The surplus water pumped from the dewatering wells can be discharged to the arroyo Santo Toribio without treatment but after cooling to 40°C or below. A discharge permit will be required. An in-mine dewatering system would remove groundwater and any surplus water used within the mine and pump it to the TSF for storage and evaporation. The estimated maximum pumping rate for mine water removal is approximately 27 liters per second.

25.9                                                Surface Hydrology

Average annual runoff volumes were estimated for the TSF by applying a runoff coefficient of 0.14 to the average annual rainfall for each basin. Given the level of uncertainty associated with the runoff coefficients, it is recommended that the runoff volumes presented in Table 24-9 be verified by installation and evaluation of a site streamflow gauge. A greater emphasis should be placed on the design storm criteria, presented below.

25.10                                         Tailings Management

The TSF design was prepared following the guidelines of the host country Mexico and other guidelines widely accepted by the mining industry such as the Canadian Dam Association and the International Large Dam Committee. The performance of the TSF facility should be closely monitored during the initial production years. The monitoring plan will include measurement of the quantity and quality of seepage emanating from the TSF facility. If the results of the monitoring program are evaluated and the design requirements are met, no further modifications shall be taken. However, if the monitoring produces information that may affect the intent of the design, the design shall be evaluated and modified accordingly.

26.                                                       RECOMMENDATIONS

26.1                                                Engineering, Procurement and Construction Management

To advance the project, it is recommended that MPR begins detailed engineering. Detailed engineering will help further fine tune the capital and operating cost estimates.

26.2                                                Geology and Resources

The following work items and budget, Table 26-1, are recommended to continue to expand the Los Gatos project resource base in the immediate area as well as in satellite deposits.

It is recommended that:

•                  Additional drilling is conducted to further convert inferred resources and expand resources at the Cerro Los Gatos deposit. The drilling at Cerro Los Gatos was constrained by the Feasibility study budget and completion timeline. The current resources are significant but additional resource potential remains in the immediate area. Drilling is specifically recommended:

•                  Down-dip and along strike to the Northeast in the NW block;

•                  Up-dip in the Central block extending the high-grade limits of the vein along strike of the bulk sample area;

•                  In the detached blocks in the hangingwall of the NW block that are currently classified as inferred;

•                  Additional definition of the plunging shoot in the SE3 block and potential down-dip extent of mineralization of the SE3 block; and

•                  Down-dip in the Central block following up on high-grade encountered in GA-55, GA-66, and GA-243 to determine if the system continues in some other form;

•                  Additional infill drilling is conducted at Amapola and Esther to delineate mineralized shoots and assess full resource potential; Following potentially positive results from infill drilling at Amapola and Esther, the resources should be updated and a scoping study conducted to determine if the two deposit areas could contribute to the economics of the Cerro Los Gatos project;

•                  Surface mapping and sampling is conducted in greater detail to refine and prioritize prospects in the project area;

•                  Geophysical surveys are conducted following prospect prioritization, but before exploration drilling.

Table 26-1: Work Recommendations and Budget

Activity	Comment	Cost (USD)
Resource Expansion and Conversion Drilling at Los Gatos	5,000 m of drilling at $100/m	500,000
Resource Expansion and Infill Drilling at Esther and Amapola	5,000 m of drilling at $100/m	500,000
Resource Update and Scoping Study for Esther and Amapola	Provided drilling is positive and resource grade and tonnage is improved	250,000
Surface Mapping and Sampling	Additional detailed prospect mapping and sampling and target prioritization for exploration drilling	50,000
Geophysical Surveys	Geophysical surveys to inform drillhole targeting for	250,000
Exploration Drilling Project Wide	5,000 m of drilling at $100/m	500,000
	Total	2,050,000

The following recommendations are made to improve the usefulness of the current QAQC protocols to assure lab quality and align with industry best practices.

26.2.1                                      Standards

To improve standard performance and utility the following actions are recommended:

•                  Check each standard relative to Ag, Pb, Zn, Cu, and Au. Immediately correct any paper records and the database when errors are recognized;

•                  Clerical errors rather than actual analysis failure are the most frequent issue. This can be corrected by comparing all five payable elements. Spikes are visually observed when standard naming issues are encountered; and

•                  Keeping records of sample weight in the database is a quick way to confirm clerical errors.

•                  Source an ore-grade standard and frequently submit it within the mineralized zone; and

•                  Identify on the sample submittal sheet that the ore-grade standard is to be tested directly using OG62 or GRA21 which ever applies. Doing so will avoid falling short of the 30 grams required for the ME-ICP61 and then 50 grams for the re-run; and

•                  Source additional sulfide standards that are as close as possible to 250 g/t Ag, 2.5% Pb and 6% Zn, Au and Cu are of secondary importance and should be evaluated after Ag, Pb, and Zn when selecting ideal standards.

•                  Generate several custom standards from material collected in the bulk sample, 500, 50 gram standards could be made from 25 kilograms of material. Internationally certified laboratories offer custom standard services.

26.2.2                                      Blanks

To improve blank performance and utility the following are recommended:

•                  Insert blanks more frequently following samples that visually appear to be high-grade to ensure machinery has been cleaned properly, because QC data suggests cleaning of preparatory equipment could be improved;

•                  Use the deposit cross-section to optimize the insertion of blanks more frequently within the vein. Control sampling outside the expected mining area is not critical;

•                  At present, the expected mining areas have been intersected by approximately 1,400 2 m intervals. Insertion of 20% blanks would 280 samples.

•                  Investigate the use of a coarser certified blank so that crushing, splitting, and pulverizing equipment at the preparation facility are operating in a similar conditions to a normal interval core sample;

•                  Submit blanks directly for re-run testing to test OG62 or GRA21 equipment. Present protocols do not test potential contamination of OG62 or GRA21 equipment because the first test never triggers re-runs;

•                  Record the sample ID of the sample tested before each of the blanks. This will enable assessment of blanks in the context of possible contamination from the sample preparation and the sample analyzed before the blank. Any poor blank performance following high-grade samples should trigger re-runs of several sample following the high-grade sample;

•                  Source certified or self-certify blank material;

•                  Blanks obtained from core are best because the lab is blind to the control sample and both the laboratory preparation and analysis are checked. Blanks could be sourced from splits of andesite that have been tested and returned detection limit results for Ag, Pb, Zn, Au, and Cu. If blank core cannot be sourced andesite outcroppings should be considered;

•                  Untested “barren” full core should not be used as blank material because of the risk that it contains low background levels of Pb, Zn, and Cu as seen in the current blanks; and

•                  If certifiable blank core is limited, blanks can be submitted as reduced weight (not the equivalent of a 2m core split). Only enough material to produce a coarse reject and pulp.

•                  Ensure the blank material is stored away from the core preparation area and that blank material sample bagging is completed in a clean environment; and

•                  Request the laboratory’s internal blank control sample to potentially evaluate or rule out contamination.

26.2.3                                      Duplicates

To improve duplicate utility the following are recommended:

•                  Insert instream field duplicates in areas that visually appear to be high-grade. Doing so will test the prep lab’s ability to homogenize and provide data to evaluate the nugget effect; and

•                  Insert an empty bag with a sample ID tag and instruct the lab to generate a pulp split (pulp duplicate). Analyzing pulp duplicates will provide data to evaluate the reproducibility of the sample analysis and suggest and error range of analysis.

26.2.4                                      Umpire Sampling

It is industry best practice to have 5% of sample pulps tested at a third party lab. Aside from limited re-sampling completed as part of past NI 43-101 reports, it is not apparent that umpire sampling has been performed.

As discussed, a small percentage of the total drill hole database encounters the area of interest, because of this umpire sampling should be focused on resampling a majority of the pulps within the expected mining areas. Re-analyzing half of the pulps from all vein samples would account for approximately 750 samples and provide additional confidence in the database.

26.3                                                Mineral Reserve and Mine Planning

26.3.1                                      Mineral Reserve Estimate

The Los Gatos deposit, particularly in the CZ, consists of multiple sub-parallel veins, sometimes quite close to each other, resulting in both mine scheduling and geomechanical complexity. Definition diamond drilling and close attention to extraction scheduling will help minimize dilution and the loss of resources.

Dilution modelling in the NWZ was conservative. There is potential to increase mined grades through careful attention to scheduling, blasting, and backfilling practices to reduce dilution.

Increases to the reserve, with resulting increases to the life of mine, may be achieved by the following.

•                  The conversion of Inferred resources into reserves through definition diamond drilling.

•                  The addition of new resources through exploration diamond drilling.

•                  Mine production from areas not included in reserves.

The mineral reserve estimate is based on assumptions concerning ground conditions, mining methods and recoveries, and economic parameters, (e.g. capital costs, operating costs, and metal prices). Changes in any of these assumptions will have an impact on the mineral reserve.

26.3.2                                      Mining

The following key mining risks and mining opportunities have been noted.

•                  NSR values were assigned only to Measured and Indicated resource blocks. All other blocks in the model were assigned a zero-dollar value. Stopes that include mining of Inferred resources may see an increase in grade.

•                  Achieving and maintaining full production is dependent on the development of infrastructure and access to the “bottom” stopes in both the CZ and NWZ. Detailed planning and management of the mining contractor is critical to ensure the development targets are met during the preproduction period.

•                  Proximity to the Los Gatos fault, particularly in the CZ, may negatively impact ore recoveries or dilution. A conservative approach has been taken, with no mining occurring within a 5 m offset from the fault zone. Definition diamond drilling during level development will demonstrate if this approach is valid. Additional geomechanical studies are recommended to better define ground control requirements.

•                  The planned underground dewatering system was designed to handle up to 90 L/s of water, based on 75 L/s of ground water inflow and 15 L/s of process water. Based on ground water inflow in the existing mine workings, this design should be reviewed to ensure adequate expansion capability. Additional hydrogeological studies are recommended to better define dewatering requirements.

•                  When more than two drifts are planned, consideration must be given to installing additional ground support, such as shotcrete posts in the first drift, to support the effective span created by driving the adjacent drifts.

•                  The recommended stope size is 20 m high (floor to floor) × 12 m wide (along strike) and 21 m long (hanging wall to footwall). Hanging wall equivalent linear slough dilution is expected to be 2 m. Additional measures could be used to minimize dilution, such as cable bolting the hanging wall, using pre-splitting blasting techniques along the hanging wall, backfilling stopes within 3 weeks from the first blast, and reducing the stope width (along strike). If additional information from bulk sampling and exploration drilling proves positive, consideration may be given to increasing stope height to 25 m.

•                  Detail engineering is scheduled to start in April 2016. The schedule includes just-in-time engineering activities for early construction tasks, so these schedule components are at risk of delay if engineering work is delayed. MPR may consider an advanced engineering package to be started prior to final project approval to mitigate this risk.

•                  It is expected that a portion of raises near surface will require support such as 5-7 cm of fiber-reinforced shotcrete. Therefore, it is recommended to drill a pilot hole at selected raise locations to evaluate the rock mass quality as a function of depth to better plan requirements for support (if any).

•                  The owner should consider developing a site-wide training program. Initial training is not included in the cost estimates and assumes a trained workforce that requires only periodic refresher courses.

26.3.3                                      Mine Planning

Stantec makes the following mine planning recommendations:

•                  Complete a detailed mine design and schedule for the first 5 years of the project. Look for opportunities to improve the average grade by selectively targeting higher-grade areas.

•                  Review the exploration development necessary to increase the mineral inventory and incorporate it into the mine plan.

•                  Complete additional hydrological studies to predict ground water inflows more accurately. Hot water inflows will not only impact the dewatering system detail design, but they also increase ventilation and cooling requirements.

•                  An operational solution to manage/stop hot water inflows through ungrouted diamond drill holes is required. Suppliers of underground support equipment should be contacted.

•                  Consider completing a trade-off study to evaluate whether mine labor should be contractor-supplied or owner-employed.

•                  Consider using a cheaper binder for paste backfill to reduce costs. Additional test work is required using alternative binders and to determine the appropriate cement (or alternative binder) content for paste backfill. The production mining sequence will be based, in part, on the curing time for the paste and CRF. Further tests should be completed to determine appropriate cure times for the amounts of various binders.

26.4                                                Metallurgy and Recovery Methods

The expected grades and recoveries for lead, zinc, and silver to individual flotation concentrates utilized in this report were further investigated by a pilot plant program using a sample composed of a bulk sample accessed by an underground decline into the orebody. The results of that program are being finalized but preliminary indications generally support the study grade and recovery estimates provided herein. The pilot plant final results will be provided in due course.

26.5                                                Market Studies and Contracts

Recommends that MPR hold discussions with vendors and suppliers for the Los Gatos project to secure contracts:

•                  Power availability and unit costs (demand and unit pricing)

•                  Transportation costs for the zinc and lead concentrates

•                  Smelting and Refining Terms (TC/RCs) to include the timing of payment terms

26.6                                                Environmental, Permitting and Reclamation

It is not anticipated that the implementation of the project will cause an impact to the environment delimited by the San José river basin, which could generate a negative effect in one or more of its components in a critical way and. A positive impact is the project will support the development of mining in the state of Chihuahua.

Recommendations for the environment and reclamation are listed in Section 26.12.

26.7                                                Geochemistry

A surface water monitoring station is recommended to be established below the waste rock storage facility. The production of leachate should be monitored and water samples be collected at the beginning and end of the wet season to evaluate leachate generation at the field scale, and to determine whether management is required. The samples should be analyzed for pH, electrical conductivity, dissolved metals (antimony, arsenic, barium, beryllium, cadmium, chrome, copper, lead, mercury, nickel, selenium, silver). Results should be compared to Maximum Permissible Limits for Contaminants in the Discharge of Wastewaters into National Waters and Resources, NOM-001-SEMARNAT-1996.

During operations, regular sampling of the tailings are recommended to be at a rate of 1 sample for every 1,000,000 tonnes. Samples are to be analyzed for total and extractable metals (antimony, arsenic, barium, beryllium, cadmium, chrome, mercury, silver, lead, selenium) and for acid base accounting and results compared to Maximum Permissible Limits for Toxic Constituents as Total Elemental and Extractable Elemental Concentration, §5.4.2.3 and §5.4.2.4, NOM-157-SEMARNAT-2009, and Limits for Determining the Hazard Potential for Generating Acid, §5.4.2.6, NOM-157-SEMARNAT-2009.

Additionally, samples from the underdrains are recommended to be sampled quarterly for pH, electrical conductivity, dissolved metals (antimony, arsenic, barium, beryllium, cadmium, chrome, copper, lead, mercury, nickel, selenium, silver), with results to be compared to Maximum Permissible Limits for Contaminants in the Discharge of Wastewaters into National Waters and Resources, NOM-001-SEMARNAT-1996.

26.8                                                Tailings Management

The following items are recommended to advance the feasibility level design of the TSF to the detailed design stage:

•                  A trade-off study of alternate tailings storage methods should be undertaken that includes consideration of thickened and dry stack approaches.

•                  A more detailed subsurface geotechnical investigation including materials characterization via field and laboratory testing should be performed at the proposed footprint to assess foundation conditions and the potential identification of construction materials. The assessment of the fracturing or faulting system in the area should be undertaken. Geotechnical characterization of tailings samples should be undertaken. This can be achieved by:

•                  A more detailed borrow investigation for the purposes of construction should be completed;

•                  Additional investigation of the potential shallow water found in boreholes near the seasonal water channels along the footprint of the TSF.

•                  A Seismic refraction investigation on the footprint of the TSF.

•                  Ongoing monitoring of wells for groundwater contamination;

•                  Development of a TSF operating manual and a monitoring and surveillance plan;

•                  The consideration for additional monitoring evaluation such as vibrating wire piezometers and inclinometers.

•                  The chimney drain and blanket drain are a concept in this report. This concept should be further analyzed including the appropriate grain size and filter compatibility with the embankment fill.

•                  Geotechnical stability and seepage assessment should be re-evaluated based on the geotechnical investigation findings.

It is estimated that $250,000 would be required for the detailed design of the TSF.

26.9                                           Surface Water Hydrology

MPR maintains a meteorological station at the Los Gatos site. However, precipitation was not a measured parameter. Precipitation monitoring should occur on site by placement of a tipping bucket or similar rain gauge. Installation of a totalizer coupled with a temperature probe is recommended at the cooling tower outfall to ensure compliance throughout the through the operational and closure phases of the project. Placing a staff gauge fitted with a high-water indicator within the Rio Santo Toribio is also recommended.

Minera Plata Real should maintain a database of the meteorological, stream flow and groundwater data collected on site. Project models should be periodically updated as measured data accrue.

The estimated budget for database maintenance and model updating is $1,120,000 MXN. The estimated budget for instrumentation procurement, installation and upkeep is $51,000 MXN.

26.10                                    Groundwater Hydrology/Dewatering

Groundwater inflows to and pumping rates from the mine should be measured and recorded continuously or on a daily basis. Records should include water inflow locations, rates and temperatures for the various mine sections and for any individual discrete points of inflow, the mine dewatering pumping rate and cumulative volume pumped.

Pumping rates and operating times for dewatering wells and water supply wells should be measured and recorded on at least a weekly basis. Totalizing flow meters should be installed at each wellhead to facilitate data collection and reconciliation.

Monitoring of water levels in groundwater monitoring wells and piezometers should continue. Monitoring locations should include representative points for shallow and deep groundwater upgradient, cross-gradient and downgradient of the mine facilities. Water levels should be monitored using continuously-recording downhole pressure transducers or vibrating-wire piezometers and periodic (monthly) manual measurements. Monitoring should include, at a minimum, all compliance-related locations at permit-specified frequencies.

A program for monitoring groundwater quality should be established. The locations should include representative points for shallow and deep groundwater upgradient, cross-gradient and downgradient of the mine facilities, and any compliance-related locations. Analytical parameters should include, at a minimum, any parameters required for compliance with regulatory permits.

26.11                                         Water Balance

It is recommended that the site-wide water balance be periodically updated as hydrologic data becomes available during mine development and initial production. Actual mine inflows and pumping rates from the mine should be measured, as well as water consumption components. Water quality data should be collected from water pumped from the mine for dewatering purposes.

26.12                                         Reclamation and Closure

Recommendations to address information gaps and advance closure and reclamation planning, design, budgeting and implementation are as follows:

•                  Regularly collect mine rock samples (i.e., mine rock gobbed underground and brought to the surface) that are representative of the lithologic unit mined during advanced Project design and the production period and subject the samples to static and kinetic geochemical testing to assess the potential to degrade the quality of water in contact with waste rock (contact water) and potential mitigation measures (if needed).

•                  Regularly monitor TSF seepage and mine water discharge rates during advanced Project design and the production period.

•                  Regularly collect samples of TSF seepage and supernatant pond water and mine water during advanced Project design and the production period, and analyze the samples for and compare the analytical results to the regulated contaminants in Tables 2 and 3 of NOM-001 to assess compliance the wastewater discharge standards.

•                  Predict TSF draindown quantity and quality following termination of tailings and mine water deposition.

•                  Identify, characterize and quantify of PGM borrow areas or substitute PGM sources to address the anticipated PGM deficit of approximately 27,000 BCM.

•                  Investigate the feasibility, efficacy and cost of installing an enhance evaporation system on or adjacent to the impounded surface of the TSF to hasten supernatant pond water elimination, tailings consolidation, and equipment access to the impounded surface of the TSF at closure.

•                  Investigate the type and quality of salt accumulation on the impounded surface of the TSF tailings surface following evaporation of the supernatant pond and the cover type and thickness that will be needed to successfully reclaim the impounded surface of the TSF given the potential for the capillary rise of soluble salt into the PGM.

•                  Revegetation test plots should be installed on cut or fill slopes where practical. The test plots and concurrently reclaimed areas (if any) of the Project should be monitored to evaluate and confirm the performance of grading, stormwater drainage and erosion controls, and revegetation treatments.

•                  Conduct stability analyses of the TSF for the purposes of closure.

•                  The soil unit identified as Unit 22 in the soil survey may also be potential borrow material. Two areas have already been identified, although more may be present. A more detailed mapping of the upper portion of the Southern portion of the site may identify more such areas.

Results from the bulleted items immediately above should be used to update and calibrate the Feasibility Study GoldSim water balance model, estimates of waste rock and tailings contact, seepage and mine water quantity and quality, and the closure and reclamation strategies, plans and cost estimated provided in the CRP.

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28.                                                       DATE AND SIGNATURE PAGE

28.1                                                Qualifications of Consultants

The Consultants preparing this Technical Report are specialists in the fields of geology, exploration, mineral resource and mineral reserve estimation and classification, underground mining, geotechnical, environmental, permitting, metallurgical testing, mineral processing, processing design, capital and operating cost estimation, and mineral economics.

None of the Consultants or any associates employed in the preparation of this report has any beneficial interest in Minera Plata Real, S. de R.L. de C.V. The Consultants are not insiders, associates, or affiliates of Minera Plata Real, S. de R.L. de C.V. The results of this Technical Report are not dependent upon any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings between Minera Plata Real, S. de R.L. de C.V and the Consultants. The Consultants are being paid a fee for their work in accordance with normal professional consulting practice.

The following individuals, by virtue of their education, experience and professional association, are considered Qualified Persons (QP) as defined in the NI 43-101 standard, for this report, and are members in good standing of appropriate professional institutions.

This Technical Report was prepared by the following QPs, Certificates and consents of which are contained herein:

Name	Title / Company	Responsible for Sections
Jackie Blumberg, P.E.	Water Resource Engineer	Portions of Sections 24, 25, and 26
Tetra Tech Inc.
Geoffrey Elson, P.G.	Senior Geologist	Sections 7,8,9,10,11, and 14, and
	Tetra Tech Inc.	portions of 1,12, 25, 26 and 27
Mark Hatton, P.E.	Senior Project Manager	Section 16 and portions of 1, 18, 21,
	Stantec.	25, and 26
Joseph Keane, P.E.	Independent Mineral Processing Engineer	Sections 13, 17, portions of 1, 18,
	SGS North America Inc.	21, 25, 26
Amanda Landriault, P. G.	Geologist	Portions of Section 12
SGS Canada Inc.
Alva Kuestermeyer, SME-QP	SME-Registered Member	Sections 1.11, 1.14, 19, 22, and
	Golder Associates, Inc.	portions of 1.15, 25, and 26
Luis Quirindongo	Geological Engineer	Portions of Section 1, 21, 24, 25,
	Global Resource Engineering.	and 25
Guillermo Dante Ramirez-Rodriguez, PhD, MMSAQP	Principal Mining Engineer Tetra Tech Inc.	Section 2,3,4,5,6, 20, 23 , and portions of 1, 21, 25, and 26
Allan Schappert, C.P.G.	Project Manager	Section 15 and portions of 1, 16, 25,
	Stantec	and 26
Keith Thompson, C.P.G.	Senior Hydrogeologist	Portions of 1, 24, 25, 26, 27
Independent Consultant with Tetra Tech Inc.

CERTIFIC ATE OF QUALIFIED PERSON

I, Jackie Blumberg, P.E., of Golden, Colorado do hereby certify:

a)             I am a Water Resource Engineer with Tetra Tech, Inc. with a business address of 350 Indiana St., Suite 500, Golden, CO 80401.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I graduated with a Master of Science degree in Civil Engineering (Natural Systems emphasis) in 2000 and a Bachelor of Science degree in Environmental Engineering in 1998 from Utah State University, located in Logan, Utah. I have worked as a water resource engineer for a total of fifteen years since my graduation from university; as an employee of a university research group (Institute for Natural Systems Engineering), with mid-level engineering companies (Waterstone Environmental Hydrology and Engineering; Walsh Environmental Scientists and Engineers) and large engineering companies such as Tetra Tech. I am a Professionally Licensed Engineer within the State of Colorado (#413184) and a member of the professional society Association of State Dam Safety Officials. I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

d)             I have never visited the subject property.

e)              I share responsibility with others for Sections 24.3 (Surface Water Hydrology) and 24.4 (Water Balance), as well as portions of Section 25 and 26 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              I have no prior involvement with MPR on the property.

h)             I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6, 2017 Golden, Colorado.

Jackie Blumberg, P.E.

Water Resource Engineer

Tetra Tech, Inc.

CERTIFICATE OF QUALIFIED PERSON

I, Geoffrey Elson, P.G., of Golden, Colorado, do hereby certify:

a)             I am a Senior Geologist with Tetra Tech, Inc. with a business address of 350 Indiana St., Suite 500, Golden, CO 80401.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I graduated with a bachelor’s of science degree in geology from Michigan State University in 2006. I have worked as an exploration geologist and modeler continuously for nine years. I am a professional geologist in the State of Wyoming (#PG-3808) and a Registered Member of the Society for Mining, Metallurgy, and Exploration (SME) (#4168238). I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association and relevant work experience, I fulfill the requirements of a “Qualified Person” for the purposes of NI 43-101.

d)             I inspected the property from August 18th to 19th, 2015 and from December 7th to 8th, 2011.

e)              I am responsible for Sections 7, 8, 9, 10, 11, 12, and 14, and share responsibility with others for portions of 1, 25, 26 and 27 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              I have had prior involvement with Sunshine Silver Mines on the property that is the subject of the Technical Report by way of technical contributions to previous Technical Reports where I was not the author.

h)             I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6, 2017 at Golden, Colorado.

Geoffrey Elson, P.G.

Senior Geologist

Tetra Tech, Inc.

CERTIFICATE OF QUALIFIED PERSON

Certificate of Qualified Person

I, Mark Hatton, P.Eng, of Sudbury, Ontario, do hereby certify:

a)             I am a Senior Project Manager with Stantec with a business address of 1-1760 Regent Street, Sudbury ON P3E 3Z8.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” January 6, 2017 (the “Technical Report”).

c)              I graduated from Applied Science from Queen’s University in 1992 and I am a member in good standing of the Association of Professional Engineers of Ontario, Registration 90433939. I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

d)             I have not visited the Property.

e)              I am responsible for Sections 16 and portions of 1, 18, 21, 25, and 26 of the Technical Report.

f)               I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past work experience, I fulfil the requirements to be a “qualified person” for the purpose of NI 43-101. I satisfy all the requirements of independence according to NI 43-101, Section 1.5.

g)              Prior to this study, I have no past experience with the property.

h)             I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6, 2017 at Sudbury, Ontario.

Mark Hatton, P.E.

Senior Project Manager

Stantec

CERTIFICATE OF QUALIFIED PERSON

I, Joseph Keane, P.E., of Tucson, Arizona, do hereby certify:

a)             I am an Independent Mineral Processing Engineer consultant with SGS North America Inc. with a business address of 3845 N. Business Center Drive, Suite 111, Tucson, Arizona, 85705.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I graduated with a degree of Bachelor of Science in Metallurgical Engineering from the Montana School of Mines in 1962. I obtained a Master of Science degree in Mineral Processing Engineering in 1966 from the Montana College of Mineral Science and Technology. In 1989, I received a Distinguished Alumni Award from that institution. I have worked as a metallurgical engineer for a total of 55 years since my graduation.

d)             I am a member of the Society of Mining, Metallurgy, and Exploration, Inc. (SME #1682600) and am a registered professional metallurgical engineer in Arizona (#12979) and Nevada (#5462)

e)              I visited the property on 14 to 16 November 2012.

f)               I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

g)              I am responsible for Sections 1.8, 1.9, 13, 17, 18.1, 18.2, 21.3, 21.4.2, 21.5.2, 25.3, 25.4 and 26.4 of the Technical Report and I am the Qualified Person for matters relating to ore crushing, process plant design, infrastructure requirements and the capital and operating costs associated with these project components.

h)             I am independent of the issuer applying all of the tests in Section 1.5 of NI-43-101.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

j)                I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites assessable by the public.

Joseph Keane, P. E.

SGS North America, Inc.

CERTIFICATE OF QUALIFIED PERSON

I, Alva L. Kuestermeyer of Lakewood, Colorado, do hereby certify:

a)             I am a Project Mining Engineer — Metallurgy at Golder Associates, Inc. with a business address of 44 Union Blvd #300, Lakewood, Colorado, 80228.

b)             This certificate applies to the technical report entitled ““TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I am a graduate of South Dakota School of Mines and Technology with a Bachelor of Science degree in Metallurgical Engineering (1973) and Colorado School of Mines with a Master of Science degree in Mineral Economics (1982). My relevant experience includes 43 years of metallurgical engineering and mineral economics experience on mining projects.

d)             I am a member of the Society of Mining Engineers (SME) (Registered Member No. 1802010) and Australian Institute of Mining & Metallurgy (AusIMM) (Fellow Member No. 305602).

e)              I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

f)               I have not visited or inspected the Los Gatos project site.

g)              I am responsible for the preparation of Items for 1.11 Marketing Studies and Contracts, 1.14 Economic Analysis, Section 17 Marketing Studies and Contracts, Section 21.3.7 Owner’s Costs, Section 21.4.5 G&A Operating Costs, Section 22 Economic Analysis of the technical report titled ““TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua”. I share responsibility with others for 1.13 Capital and Operating Costs, Section 1.15 Conclusions and Recommendations, Section 25 Interpretation and Conclusions, Section 26 Recommendations, and Section 27 References of the Technical Report.

h)             I satisfy all the requirements of independence according to NI 43-101.

i)                 I have not had prior involvement with the property that is the subject of the Technical Report.

j)                I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

k)             As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6, 2017 at Lakewood, Colorado.

Alva L. Kuestermeyer

SME (Registered Member No. 1802010)

Project Mining Engineer - Metallurgy

Golder Associates Inc.

CERTIFICATE OF QUALIFIED PERSON

I, Amanda Landriault, P.Geo, of Grenville, Quebec do hereby certify:

a)             I am a Geologist with SGS Canada Inc. with a business address of 10 boul de la Seigneurie Est Suite 203, Blainville, Quebec J7C3V5.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6th, 2017 (the “Technical Report”).

c)              I have a B.Sc. honors degree from the department of earth sciences of Carleton University in Ottawa, Ontario. I have worked on several sample selection and verification mandates. I am a registered member of the Ordre des Géologues du Québec (#1911) and the Association of Professional Geoscientists of Ontario (#2343). I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

d)             I have not inspected the property.

e)              I am responsible for Section 12.3 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              I have had no prior involvement with the property that is the subject of this report.

h)             I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 3, 2017 at Blainville, Quebec.

Amanda Landriault, P.Geo

Geologist

SGS Canada, Inc.

CERTIFICATE OF QUALIFIED PERSON

Certificate of Qualified Person

I, Luis Quirindongo of Denver Colorado, do hereby certify:

a)             I am a Geological Engineer with Global Resource Engineering, with a business address of 600 Grant St., Suite 975, Denver, Colorado, 80203.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6th, 2017 (the “Technical Report”).

c)              I graduated with from the University of Puerto Rico — Mayagüez, PR with a Bachelors in Geological Science (1999) and from the Missouri University of Science and Technology — Rolla, MO with a Master of Science in Geological Engineering (2004). I have been working as a Geological Engineer in the area of geotechnical evaluations for the last 16 years. I am a Registered Member of the Society for Mining, Metallurgy, and Exploration (SME) (#4208172RM). Based on the above, I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

d)             I inspected the property on June 25 and 26, 2015.

e)              I am responsible for Section 24.5, and share responsibility for portions of Section 21, 25, and 26 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              List any prior involvement or no involvement with the project.

h)             I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6 at Denver, Colorado

Luis Quirindongo

Geological Engineer

Global Resource Engineering

CERTIFICATE OF QUALIFIED PERSON

I, Guillermo Dante Ramirez-Rodriguez, PhD, MMSAQP, of Golden, Colorado do hereby certify:

a)             I am a Principle Mining Engineer with Tetra Tech, Inc. with a business address of 350 Indiana St., Suite 500, Golden, CO 80401.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I have a Bachelor’s degree in Mining and Metallurgical Engineering from the University of Zacatecas School of Mines in Mexico, and a Master and Doctorate degrees in Mining and Earth Systems Engineering from the Colorado School of Mines, in the United States of America. I am a QP member for the Mining and Metallurgical Society of America (Member No. 01372QP). I have over 29 years of professional experience since my graduation in 1987. I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

d)             I inspected the property on September 30-October 1, 2015.

e)              I am responsible for Section 2, 3, 4, 5, 6, 20, 23, and portions of 1, 21, 24, 25, 26 and 27 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

h)             As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6, 2017 at Golden, Colorado.

Guillermo Dante Ramirez-Rodriguez PhD, MMSAQP

Principle Mining Engineer

Tetra Tech, Inc.

CERTIFICATE OF QUALIFIED PERSON

Certificate of Qualified Person

I, Allan Schappert, CPG, of Tempe, Arizona, do hereby certify:

a)             I am a Professional Geologist CPG-11758 working with the title of Project Manager at Stantec with a business address of 1438 W Broadway Rd # 101, Tempe, AZ 85282.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I graduated with a Bachelor of Science, Geology, from the Lakehead University in Thunder Bay, Ontario, Canada, in 1979. I have practiced my profession since 1979. I have read the definition of “qualified person” set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and engineering design, I fulfil the requirements to be a “qualified person” for the purposes of NI 43-101.

d)             I have not visited the Los Gatos property.

e)              I share responsibility with others for Sections 15, 16, and portions of Section 1 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              I have had no prior involvement with this project.

h)             I have read the Instrument, and the parts of the Technical Report that I share responsibility for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I share responsibility for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 3, 2017 at Tempe, Arizona.

Allan Schappert, CPG

Project Manager

Stantec

CERTIFICATE OF QUALIFIED PERSON

I, Keith Thompson, C.P.G., of Greeley, Colorado, do hereby certify:

a)             I am an Independent Consultant with Tetra Tech, Inc. with a business address of 3801 Automation Way, Suite 100, Fort Collins, Colorado 80525, USA.

b)             This certificate applies to the technical report entitled “TECHNICAL REPORT — Feasibility Study of the Cerro Los Gatos Silver-Zinc-Lead Deposit, Los Gatos Project, Chihuahua” dated January 6, 2017 (the “Technical Report”).

c)              I am a graduate of Youngstown State University (Bachelor of Science degree in Geology, 1975). I am also a graduate of the University of Wyoming (Master of Science degree in Geology, specialization in Hydrogeology, 1979). I am an active member of the American Institute of Professional Geologists (C.P.G. #6005). I am a “Qualified Person” for purposes of National Instrument 43-101 (the “Instrument”).

d)             I inspected the property on February 23-28, 2015; July 10-14, 2015, December 12-15, 2015; and January 29 — February 2, 2016.

e)              I share responsibility with others for Sections 1, 25, 26, and 27 of the Technical Report.

f)               I satisfy all the requirements of independence according to NI 43-101.

g)              I have no prior involvement with MPR on the property.

h)             I have read the Instrument, and the parts of the Technical Report that I am responsible for have been prepared in compliance with the Instrument.

i)                 As of the date of this certificate, to the best of my knowledge, information and belief, the parts of the Technical Report that I am responsible for contain all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Signed and dated January 6, 2017 at Fort Collins, Colorado.

Keith Thompson, C.P.G.

Senior Hydrogeologist

Tetra Tech, Inc.